Filed Pursuant to Rule 424(b)(3) Registration No. 333-268574

PROSPECTUS

TRXADE HEALTH, INC.

2,663,045 Shares of Common Stock

This prospectus relates to the resale by the selling stockholder (which term includes its respective donees, pledgees, transferees, or other successors-in-interest) named herein of 2,663,045 shares of common stock, par value $0.00001 per share, which we refer to as common stock, of TRxADE HEALTH, INC., which we refer to as us, we, the Company, the Registrant or Trxade, representing 2,663,045 shares of common stock issuable upon the exercise of warrants to purchase up to 2,663,045 shares of common stock of the Company (the “Private Placement Warrants”). The Private Placement Warrants were granted to the selling stockholder in a private placement, exempt from registration pursuant to Section 4(a)(2) and/or Rule 506 of the Securities Act of 1933, as amended (the “Securities Act”), which completed concurrent with a public offering of 920,000 shares of common stock of the Company and pre-funded warrants to purchase up to 601,740 shares of common stock under the Securities Act, which are described in greater detail under “October 2022 Offering”, below. The selling stockholder is described in greater detail under “Selling Stockholder”, below.

The shares of common stock described in this prospectus may be offered for sale from time to time by the selling stockholder named herein. The selling stockholder may offer and sell the shares in a variety of transactions as described under the heading “Plan of Distribution” beginning on page 56, including transactions on any stock exchange, market or facility on which our common stock may be traded, in privately negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. We have no basis for estimating either the number of shares of our common stock that will ultimately be sold by the selling stockholder or the prices at which such shares will be sold.

We are not selling any securities covered by this prospectus and will not receive any of the proceeds from the sale of such shares by the selling stockholder. We are bearing all of the expenses in connection with the registration of the shares of common stock, but all selling and other expenses incurred by the selling stockholder, including commissions and discounts, if any, attributable to the sale or disposition of the shares will be borne by such selling stockholder.

The selling stockholder and intermediaries through whom such securities are sold may be deemed “underwriters” within the meaning of the Securities Act, with respect to the securities offered hereby, and any profits realized or commissions received may be deemed underwriting compensation.

A current prospectus must be in effect at the time of the sale of the shares of common stock discussed above and the selling stockholder or dealer selling the common stock is required to deliver a current prospectus upon the sale.

In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

Our common stock is listed on the Nasdaq Capital Market under the symbol “MEDS.” On December 2, 2022, the last reported sales price of our common stock was $0.53 per share.

Investing in our securities involves risks. You should carefully consider the risk factors beginning on page 12 of this prospectus and set forth in the documents incorporated by reference herein before making any decision to invest in our securities.

We are an “emerging growth company” under applicable federal securities laws and are subject to reduced public company reporting requirements.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 2, 2022

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About This Prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC” or the “Commission”). This prospectus relates to the resale by the selling stockholder listed in this prospectus of up to 2,663,045 shares of our common stock. We will not receive any proceeds from the resale of any of the shares by the selling stockholder. We have agreed to pay for the expenses related to the registration of the shares being offered by the selling stockholder.

You should read this prospectus, together with additional information described under “Where You Can Find More Information”, beginning on page 120.

This prospectus does not contain all the information provided in the registration statement we filed with the SEC. For further information about us or our securities offered hereby, you should refer to that registration statement, which you can obtain from the SEC as described below under “Where You Can Find More Information”, beginning on page 120.

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates and is not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction.

We will disclose any material changes in our affairs in a post-effective amendment to the registration statement of which this prospectus is a part, or a prospectus supplement. We do not imply or represent by delivering this prospectus that TRxADE HEALTH, INC., or its business, financial condition or results of operations, are unchanged after the date on the front of this prospectus is correct at any time after such date, provided that we will amend or supplement this prospectus to disclose any material events which occur after the date of such prospectus to the extent required by applicable law.

Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside of the United States.

Our logo and some of our trademarks and tradenames are used in this prospectus. This prospectus also includes trademarks, tradenames and service marks that are the property of others. Solely for convenience, trademarks, tradenames and service marks referred to in this prospectus may appear without the ®, ™ and SM symbols. References to our trademarks, tradenames and service marks are not intended to indicate in any way that we will not assert to the fullest extent under applicable law our rights or the rights of the applicable licensors if any, nor that respective owners to other intellectual property rights will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend the use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

The market data and certain other statistical information used throughout this prospectus are based on independent industry publications, reports by market research firms or other independent sources that we believe to be reliable sources; however, we have not commissioned any of the market or survey data that is presented in this prospectus. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. We are responsible for all of the disclosure contained in this prospectus, and we believe these industry publications and third-party research, surveys and studies are reliable. While we are not aware of any misstatements regarding any third-party information presented in this prospectus, their estimates, in particular, as they relate to projections, involve numerous assumptions, are subject to risks and uncertainties, and are subject to change based on various factors, including those discussed under the section entitled “Risk Factors” beginning on page 12 of this prospectus. These and other factors could cause our future performance to differ materially from our assumptions and estimates. Some market and other data included herein, as well as the data of competitors as they relate to TRxADE HEALTH, INC., is also based on our good faith estimates.

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Unless the context otherwise requires, references in this prospectus to “we,” “us,” “our,” the “Registrant”, the “Company,” “Trxade” and “Trxade Health” refer to TRxADE HEALTH, INC. and its subsidiaries. In addition, unless the context otherwise requires, “Exchange Act” refers to the Securities Exchange Act of 1934, as amended; “SEC” or the “Commission” refers to the United States Securities and Exchange Commission; and “Securities Act” refers to the Securities Act of 1933, as amended. All dollar amounts in this prospectus are in U.S. dollars unless otherwise stated. You should read the entire prospectus before making an investment decision to purchase our securities.

Please also see the “Glossary” below for a list of abbreviations and definitions used throughout this prospectus.

Cautionary Statement Regarding Forward-Looking Statements

This prospectus, each prospectus supplement and the information incorporated by reference in this prospectus and each prospectus supplement contain certain statements that constitute “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. The words “believe,” “may,” “will,” “potentially,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “project,” “plan,” “expect” and the negative and plural forms of these words and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Those statements appear in this prospectus, any accompanying prospectus supplement and the documents incorporated herein and therein by reference, particularly in the sections titled “Prospectus Summary” and “Risk Factors,” and include statements regarding the intent, belief or current expectations of the Company and management that are subject to known and unknown risks, uncertainties and assumptions.

This prospectus, any prospectus supplement and the information incorporated by reference in this prospectus and any prospectus supplement also contain statements that are based on the current expectations of our Company and management. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we do not plan to publicly update or revise any forward-looking statements contained herein after we distribute this prospectus, whether as a result of any new information, future events or otherwise.

You should also consider carefully the statements under “Risk Factors” and other sections of this prospectus, which address additional facts that could cause our actual results to differ from those set forth in the forward-looking statements. We caution investors not to place significant reliance on the forward-looking statements contained in this prospectus.

Glossary

The following are abbreviations and definitions of certain terms used in prospectus, which are commonly used in the pharmaceutical industry:

“ACA” means the Patient Protection and Affordable Care Act, often shortened to the Affordable Care Act, nicknamed Obamacare, which is a U.S. federal statute which provides numerous rights and protections that make health coverage fairer and easier to understand, along with subsidies (through “premium tax credits” and “cost-sharing reductions”) to make it more affordable. The law also expands the Medicaid program to cover more people with low incomes.

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“ADR” means Authorized Distributor of Record. Under current federal law, an ADR means a distributor with whom a manufacturer has established an ongoing relationship to distribute such manufacturer’s products.

“ANDA” means an abbreviated new drug application which contains data which is submitted to the FDA for the review and potential approval of a generic drug product.

“CMS” means the Centers for Medicare & Medicaid Services, which is a federal agency within the HHS that administers the Medicare program and works in partnership with state governments to administer Medicaid.

“CSA” means the Controlled Substances Act, the statute establishing federal U.S. drug policy under which the manufacture, importation, possession, use, and distribution of certain substances is regulated.

“DEA” means the Drug Enforcement Administration, a United States federal law enforcement agency under the United States Department of Justice, tasked with combating drug trafficking and distribution within the United States.

“DQSA” means the Drug Quality and Security Act which is a law that amended the FFDCA to grant the FDA more authority to regulate and monitor the manufacturing of compounded drugs.

“EUA” means an Emergency Use Authorization filed with the FDA. Under section 564 of the FFDCA, the FDA Commissioner may allow unapproved medical products or unapproved uses of approved medical products to be used in an emergency to diagnose, treat, or prevent serious or life-threatening diseases or when there are no adequate, approved, and available alternatives.

“FDA” means U.S. The Food and Drug Administration, which is a federal agency of the United States Department of Health and Human Services. The FDA is responsible for protecting the public health by ensuring the safety, efficacy, and security of human and veterinary drugs, biological products, and medical devices; and by ensuring the safety of U.S. food supply, cosmetics, and products that emit radiation.

“FDAAA” means the Food and Drug Administration Amendments Act of 2007 which reviewed, expanded, and reaffirmed several existing pieces of legislation regulating the FDA.

“FFDCA” means the Federal Food, Drug and Cosmetic Act, which is a set of U.S. laws passed by Congress in 1938 giving authority to the FDA to oversee the safety of food, drugs, medical devices, and cosmetics.

“Generic drugs” are copies of brand-name drugs that have exactly the same dosage, intended use, effects, side effects, route of administration, risks, safety, and strength as the original drug.

“Health plan” means health insurance coverage provided by an individual or group that provides or pays the cost of medical care. Health plans can be provided by public (Medicaid) or private (an employer) entities.

“HHS”, the U.S. Department of Health and Human Services also known as the Health Department, is a cabinet-level department of the U.S. federal government with the goal of protecting the health of all Americans and providing essential human services.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, which has the goal of making it easier for people to keep health insurance, protect the confidentiality and security of healthcare information and help the healthcare industry control administrative costs.

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“Individually identifiable health information” is defined by HIPPA to mean information that is a subset of health information, including demographic information collected from an individual, and: (1) is created or received by a health care provider, health plan, employer, or health care clearinghouse; and (2) relates to the past, present, or future physical or mental health or condition of an individual; the provision of health care to an individual; or the past, present, or future payment for the provision of health care to an individual; and (a) that identifies the individual; or (b) with respect to which there is reasonable basis to believe the information can be used to identify the individual.

“Medicaid” is a federal and state health insurance program in the U.S. that helps with medical costs for some people with limited income and resources. Medicaid also offers benefits not normally covered by Medicare, including nursing home care and personal care services.

“Medicare” is a national health insurance program in the U.S. It primarily provides health insurance for Americans aged 65 and older, but also for some younger people with disability status as determined by the Social Security Administration, as well as people with end stage renal disease and amyotrophic lateral sclerosis (ALS or Lou Gehrig’s disease).

“NDC” means a National Drug Code, a unique 10-digit, 3-segment number. It is a universal product identifier for human drugs in the United States. The code is present on all non-prescription (OTC) and prescription medication packages and inserts in the U.S. The 3 segments of the NDC identify the labeler, the product, and the commercial package size.

“PBM” means a Pharmacy Benefits Manager. In the United States, a PBM is a third-party administrator of prescription drug programs for commercial health plans, self-insured employer plans, Medicare Part D plans (prescription drug plans), the Federal Employees Health Benefits Program, and state government employee plans.

“PDMA” means the Prescription Drug Marketing Act of 1987. The PDMA establishes legal safeguards for prescription drug distribution to ensure safe and effective pharmaceuticals and is designed to discourage the sale of counterfeit, adulterated, misbranded, subpotent, and expired prescription drugs.

“Pedigree tracking laws” mean laws which help ensure the integrity of the U.S. drug supply chain through the use of drug pedigrees, verifiable written or electronic documents that track each move in a drug’s journey from manufacturer to patient.

“PPE” means personal protective equipment, which is worn to minimize exposure to hazards that cause serious workplace injuries and illnesses. When used below, PPE typically refers to protective equipment used by medical personnel, including masks, sanitizers and gloves.

“Rebates” these are provided by manufacturers and are typically based on the ability of a payer to move market share for the manufacturer’s product. Rebates are confidential.

“SNI” means Serialized Numerical Identifier. Pursuant to FDA requirements, a product’s SNI has to include the item’s NDC and unique Serial Number (SN).

“Wholesaler” typically, the wholesaler is the first purchaser of a drug product – direct from the manufacturer. Wholesalers buy large quantities and then resell either direct to provider-purchasers (like a large health system, pharmacy or pharmacy chain), or resell to smaller, regional distributors for regional or local distribution to retail pharmacies and hospitals.

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Prospectus Summary

The following summary highlights material information found in more detail elsewhere in the prospectus. It does not contain all of the information you should consider. As such, before you decide to buy our common stock, in addition to the following summary, we urge you to carefully read the entire prospectus, especially the risks of investing in our common stock as discussed under “Risk Factors.”

About TRxADE HEALTH, INC.

Company Overview

TRxADE HEALTH, INC. owns 100 percent of Trxade, Inc., and Integra Pharma Solutions, LLC (formerly Pinnacle Tek, Inc.), Alliance Pharma Solutions, LLC, Community Specialty Pharmacy, LLC, and Bonum Health, LLC. Integra was acquired in July 2013. We acquired 100 percent of Community Specialty Pharmacy, LLC, in October 2018. Alliance Pharma Solutions, LLC was formed in January 2018. On January 8, 2014, Trxade Group, Inc., a privately held Nevada corporation, which began operations in August 2020, merged with and into “Xcellink International, Inc.” (“XCEL”), and XCEL changed its name to “Trxade Group, Inc.” We acquired our Bonum Health operations in October 2019. Trxade, Inc. is a web-based market platform that enables commerce among healthcare buyers and sellers of pharmaceuticals, accessories and services. On February 15, 2022, the Company entered into a relationship with Exchange Health, LLC, a technology company providing an online platform for manufacturers and suppliers to sell and purchase pharmaceuticals (“Exchange Health”). SOSRx LLC, the created entity relating to the relationship, a Delaware limited liability company, was formed in February 2022, and is owned 51% by the Company and 49% by Exchange Health (“SOSRx”).

The Company changed its name on June 1, 2021, from “Trxade Group, Inc” to “TRxADE HEALTH, INC.” Our services provide pricing transparency, purchasing capabilities and other value-added services on a single platform focused on serving the nation’s approximately 19,397 independent pharmacies with annual purchasing power of $67.1 billion (according to the National Community of Pharmacists Association’s 2021 Digest). Our national wholesale supply partners are able to fulfill orders on our platform in real-time and provide pharmacies with cost-saving payment terms and next-day delivery capabilities in unrestrictive states under the Model State Pharmacy Act and Model Rules of the National Association of Boards of Pharmacy (Model Act). We have expanded significantly since 2015 and now have around 14,100+ registered members on our sales platform.

TRxADE HEALTH is a technology-enabled health services platform. Through our subsidiary companies we focus on digitalizing the retail pharmacy and health services experience by optimizing drug procurement, the prescription journey, access to physicians in the patient’s home and patient engagement in the U.S.

Our Principal Products and Services and their Markets.

Trxade.com is a web-based pharmaceutical marketplace engaged in promoting and enabling commerce among independent pharmacies, small chains, hospitals, clinics and alternate dispensing sites with large pharmaceutical suppliers nationally. Our marketplace has over 72 national and regional pharmaceutical suppliers providing over 120,000 branded and generic drugs, including over the counter drugs and drugs available for purchase by pharmacists. We generate revenue from these services by charging a transaction fee to the seller of the products for sales conducted on the Trxade platform. The buyers do not bear the cost of transaction fees for the purchases that they make, nor do they pay a fee to join or register with our platform. Our core service has the goal of bringing the nation’s independent pharmacies and accredited national suppliers of pharmaceuticals together to provide efficient and transparent buying and selling opportunities.

Status of current products and services.

We have a number of products and services still in development, which are described below.

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Integra Pharma Solutions, LLC. Integra is intended to serve as our logistics company for pharmaceutical distribution.

Community Specialty Pharmacy, LLC. Community Specialty Pharmacy, LLC (“CSP”) is a licensed retail pharmacy. CSP was founded in 2010 with a goal of providing customer care at a level above and beyond anything the market had experienced before. CSP has carved a niche in the competitive independent pharmacy industry with its patient-driven approach. As discussed below, we have started a process to explore strategic alternatives for CSP, as well as our other business-to-consumer (B2C) subsidiaries.

Alliance Pharma Solutions, LLC. Alliance Pharma Solutions, LLC, a.k.a. DelivMeds, (“DelivMeds”) was established in 2018 as a digital option to traditional prescription delivery. DelivMeds is currently being rebranded and the digital technology continues to be developed. DelivMeds has generated no revenue and we continue to incur significant technology expenses. We incurred approximately $285,000 of research and development expense for the 12 months ended December 31, 2021. For the nine-month period ended September 30, 2022, we incurred approximately $335,902 of research and development expense which was capitalized beginning January 2022 in line with Generally accepted accounting principles, or GAAP guidance. As discussed below, we have started a process to explore strategic alternatives for DelivMEds, as well as our other business-to-consumer (B2C) subsidiaries.

Trxade Prime. Trxade Prime allows pharmacy members on the Trxade platform to process, consolidate and ship purchase orders that are placed directly with Trxade suppliers via the Trxade Prime service. This is at no cost, with the goal of offering a single tool with one low order minimum, one invoice, one package and one delivery from multiple quality wholesalers and distributors. Revenue has been generated from this service through our Integra subsidiary, which provides the consolidation of the orders.

Bonum Health. Our Bonum Health, LLC (“Bonum”) operations were acquired in October of 2019. Bonum is a digital healthcare technology platform focused on making healthcare affordable, accessible and convenient through Telehealth services. Patients can use the Bonum Health mobile app or website to access board-certified medical providers, for non-emergent services. As of May 2022, Bonum also announced agreements to offer telehealth veterinary services. Additional services also available include Men’s and Women’s Health, Dermatology, Pediatrics and Ophthalmology in the comfort of their home or from anywhere. These services can be affordably accessed by the under-insured, non-insured and under-served communities seeking access to essential healthcare services. For employers, Bonum provides Telehealth solutions allowing employers to provide convenient and affordable health coverage to their employees without requiring health insurance. Our Bonum health subsidiary provides affordable access to medical professionals in the patient’s home. As discussed below, we have started a process to explore strategic alternatives for Bonum, as well as our other business-to-consumer (B2C) subsidiaries.

MedCheks Health Passport. The Health Passport is a patient-centered, digital, precision healthcare platform that lets patients consolidate and control their health data via a digital Health Passport and allows them to share their health profile, tests and vaccinations simply and safely. Secured in a blockchain, the Health Passport includes health and vaccination status verification via a QR code, which is available for travel, entry into stadiums, concert venues, events, offices, industrial plants, warehouses, and other physical access points. The Passport stores all of a user’s health records securely in one place. We have not generated any revenue from this product to date and the product was discontinued at the end of December 2021.

SOSRx, LLC. On February 15, 2022, the Company entered into a relationship with Exchange Health, LLC, a technology company (“Exchange Health”) providing an online platform for manufacturers and suppliers to sell and purchase pharmaceuticals. SOSRx, LLC (“SOSRx”) provides pharmaceutical manufacturers with an efficient platform in which to divest short-dated, overstock, and slow-moving products to direct purchasers. SOSRx’s proprietary method researches the current market, allowing the manufacturer to list the optimal selling price for their products. Manufacturers list their short-dated overstock and slow-moving products by lot with pictures and descriptions. The manufacturer then determines which vetted and registered customers can bid on or outright purchase their products. SOSRx charges purchasers (suppliers) a transaction fee, a percentage of the purchase price of the products sold through its website service. Fulfillment of confirmed orders, including delivery and shipment of products, is the responsibility of the supplier, not SOSRx. SOSRx holds no inventory and assumes no responsibility for the shipment or delivery of any products or services from our website. SOSRx, the created entity relating to the relationship, a Delaware limited liability company, was formed in February 2022, and is owned 51% by the Company and 49% by Exchange Health.

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All of our product offerings are focused on the United States markets. Some products are restricted just to certain states, depending upon the various applicable state regulations and guidelines pertaining to pharmaceuticals, particularly, and drug businesses, generally. Our services are distributed through our online platform.

Plans For B2C Subsidiaries Moving Forward and potential other material transactions

In April of 2022, the Board of Directors and the Chief Executive Officer of the Company authorized the exploration of strategic alternatives for the Company’s Bonum Health, LLC subsidiary. Additionally, during the three months ended September 2022 the Board of Directors and the Chief Executive Officer started evaluating strategic alternatives for the Company’s additional B2C subsidiaries of Community Specialty Pharmacy and Alliance Pharma Solutions. The Board will consider a wide range of options for these B2C subsidiaries including, among other things, a potential sale, spin-off, fund raising, combination or other strategic transaction which may also include the winding down of such entities. No final determinations regarding potential strategic alternatives for these B2C subsidiaries have been made to date.

Separately, we have had discussions with various parties seeking to merge and/or acquire us and/or certain of our operations (including, but not limited to our B2C subsidiaries). While we have not entered into any definitive agreements or understandings with any such parties to date, in the event that we do enter into a business combination or sale transaction in the future, our majority stockholders will likely change, and new shares of common stock or preferred stock could be issued resulting in substantial dilution to our then current stockholders. As a result, our new majority stockholders will likely change the composition of our Board of Directors and replace our current management. Any combination or sale transaction may also result in a change in our business focus, which may among other things, require us to re-meet the initial listing standards of the Nasdaq Capital Market. We have not entered into any combination, acquisition or sale agreements as of the date of this prospectus and may not enter into such agreements in the future. Any future material combination, acquisition or sale agreements may have a material effect on our operations, cash flows, results of operations, prospects, plan of operations, the listing of our common stock on the Nasdaq Capital Market, our officers, directors and majority stockholders, and the value of our securities. We may also be subject to material payments or penalties under outstanding agreements in the event of the consummation of a transaction similar to the above.

October 2022 Offering

On October 4, 2022, we entered into a securities purchase agreement (the “Purchase Agreement”) with a certain institutional investor (the “Purchaser”). The Purchase Agreement provided for the sale and issuance by the Company of an aggregate of: (i) 920,000 shares (the “Shares”) of the Company’s common stock, (ii) pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 601,740 shares of common stock and (iii) the Private Placement Warrants (the Private Placement Warrants, together with the Shares and the Pre-Funded Warrants, the “October 2022 Securities”) to purchase up to 2,663,045 shares of common stock. The offering price per Share was $1.15 and the offering price per Pre-Funded Warrant was $1.14999. The Private Placement Warrants were sold in a concurrent private placement (the “Private Placement”), exempt from registration pursuant to Section 4(a)(2) and/or Rule 506 of the Securities Act.

The Pre-Funded Warrants were immediately exercisable, have an exercise price of $0.00001 per share, and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full.

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Each Private Warrant has an exercise price of $1.50 per share, will be exercisable following Stockholder Approval (as defined below) and will expire on the fifth anniversary of the date on which the Private Placement Warrants become exercisable. The Private Placement Warrants contain standard adjustments to the exercise price including for stock splits, stock dividend, rights offerings and pro rata distributions, and include full ratchet anti-dilutive rights in the event the Company issues shares of common stock or common stock equivalents within fifteen months of the initial exercise date, with a value less than the then exercise price of such Private Placement Warrants, subject to certain customary exceptions, and further subject to a minimum exercise price of $0.232 per share. The Private Placement Warrants also include certain rights upon ‘fundamental transactions’ as described in the Private Placement Warrants, including allowing the holders thereof to require that the Company re-purchase such Private Placement Warrants at the Black Scholes Value of such securities.

The Pre-Funded Warrants have cashless exercise rights and to the extent the shares of common stock underlying the Private Placement Warrants are not registered under the Securities Act, the Private Placement Warrants include cashless exercise rights.

Under the terms of the Pre-Funded Warrants and Private Placement Warrants, a holder will not be entitled to exercise any portion of any such warrant, if, upon giving effect to such exercise, the aggregate number of shares of common stock beneficially owned by the holder (together with its affiliates, any other persons acting as a group together with the holder or any of the holder’s affiliates, and any other persons whose beneficial ownership of common stock would or could be aggregated with the holder’s for purposes of Section 13(d) or Section 16 of the Exchange Act) would exceed 4.99% of the number of shares of common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of such warrant, which percentage may be increased at the holder’s election upon 61 days’ notice to the Company subject to the terms of such warrants, provided that such percentage may in no event exceed 9.99%, and provided further that the Purchaser has elected to increase the ownership limitation to 9.99% in connection with the initial issuance of the Pre-Funded Warrants.

The Private Placement Warrants may not be exercised by the holder thereof until or unless the Company’s stockholders have approved the issuance of shares of common stock upon the exercise of such Private Placement Warrants pursuant to the applicable rules and regulations of the Nasdaq Stock Market, including the issuance of the shares of common stock issuable upon exercise of the Private Placement Warrants in excess of 19.99% of the issued and outstanding common stock on the closing date of the offering (“Stockholder Approval”), which Stockholder Approval we are seeking at a special meeting of stockholders called for December 20, 2022.

The offering of the Shares, Pre-Funded Warrants and Private Placement Warrants resulted in gross proceeds to the Company of approximately $1.75 million. The net proceeds to the Company from the offering were approximately $1.5 million, after deducting placement agent fees and expenses and estimated offering expenses payable by the Company. The Company intends to use the net proceeds from the offering for general corporate purposes.

The transactions contemplated by the Purchase Agreement closed on October 7, 2022.

On October 4, 2022, the Company also entered into a placement agent agreement (the “Placement Agent Agreement”) with Maxim Group LLC (the “Placement Agent”). Pursuant to the terms of the Placement Agent Agreement, the Placement Agent agreed to use its reasonable best efforts to arrange for the sale of the October 2022 Securities. The Company paid the Placement Agent a cash fee equal to 7.0% of the gross proceeds generated from the sale of the Shares and Pre-Funded Warrants and reimbursed the Placement Agent for certain of its expenses in an aggregate amount of $35,000.

We agreed pursuant to the Purchase Agreement that as soon as practicable (and in any event within 60 calendar days of the date of Purchase Agreement), that we would file a registration statement on Form S-1 providing for the resale by the Purchaser of the shares of common stock issuable upon exercise of the Private Placement Warrants, use commercially reasonable efforts to cause such registration statement to become effective within 181 days following the closing date of the offerings and to keep such registration statement effective at all times until no Purchaser owns any Private Placement Warrants or shares of common stock issuable upon exercise thereof. The date such required registration statement is declared effective is defined herein as the “Effective Date”. The registration statement of which this prospectus forms a part is the registration statement required by the Purchase Agreement.

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We also agreed to hold a special meeting of stockholders (which may also be at the annual meeting of stockholders) or take action via written consent of stockholders, at the earliest practical date, but no later than December 20, 2022, for the purpose of obtaining Stockholder Approval, with the recommendation of the Company’s Board of Directors that such proposal be approved, and to solicit proxies from our stockholders in connection therewith. We are required to use our reasonable best efforts to obtain such Stockholder Approval. If we do not obtain Stockholder Approval at the first meeting, we are required to call a meeting every six months thereafter to seek Stockholder Approval until the earlier of the date Stockholder Approval is obtained or the Private Placement Warrants are no longer outstanding. As discussed above, we have called a special meeting of stockholders on December 20, 2022 to seek Stockholder Approval.

See also “October 2022 Offering”, below.

Risks That We Face

An investment in our securities involves a high degree of risk. You should carefully consider the risks summarized below. The risks are discussed more fully in the “Risk Factors” section of this prospectus. These risks include, but are not limited to, the following:

●	We have in the past been adversely affected by COVID-19 and may continue to be adversely affected by COVID-19 and/or governmental responses thereto, as well as supply chain issues relating thereto;
●	We are currently unprofitable, have generated net losses, and we may incur losses in the future;
●	We may need additional financing in the future, which may not be available on favorable terms, if at all;
●	We may not be able to manage our future growth;
●	Many of our competitors are better established and have resources significantly greater than ours;
●	We face risks associated with our operations within the pharmaceutical distribution market;
We are dependent on our current management;
●	We rely on third party contracts, which may not be renewed or may be terminated;
●	We are currently facing and may in the future face difficulties in sourcing products and inventory due to a variety of causes;
●	We have in the past, and may in the future, not be able to sell our inventory, at or above the price we acquired such inventory for, have in the past, and may in the future, be forced to write-down inventory and certain of our other assets which may have a material adverse effect on our balance sheet;
●	We have in the past, and may in the future, not receive products or receive refunds for deposited amounts and have experienced losses in connection with such deposits;
●	We may be subject to claims that we violated intellectual property rights of others, which are extremely costly to defend and could require us to pay significant damages and limit our ability to operate;
●	Our business and operations depend on the proper functioning of information systems, critical facilities and distribution networks and a disruption, cyber-attack, failure or destruction of such networks, systems, or technologies may disrupt our business or result in liability;
●	There may be losses or unauthorized access to or releases of confidential information, including personally identifiable information, that could subject the Company to significant reputational, financial, legal and operational consequences;
●	We face risks associated with our business in the telehealth market, including risks associated with legal challenges, relationships with third parties and affiliated professionals, our network of qualified providers, competition for services; new technologies, failure to develop widespread brand awareness and regulatory risks from the Office of Inspector General, U.S. Department of Health and Human Services (OIG) and the United States Department of Justice (DOJ) around the practice of telehealth and expiring COVID-19 waivers;
●	Our certificate of incorporation limits the liability of our officers and directors and provides for indemnification rights, mandatory forum selection provisions and limits the ability of stockholders to call special meetings of stockholders;

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●	We incur significant costs to ensure compliance with U.S. and Nasdaq Capital Market reporting and corporate governance requirements;
●	We are not currently in compliance with Nasdaq’s continued listing requirements and may not be able to maintain the listing of our common stock on the Nasdaq Capital Market;
●	Regulatory changes that affect our distribution channels could harm our business;
●	Healthcare fraud laws are often vague and uncertain, exposing us to potential liability;
●	New and expanded laws or regulations could have a material adverse effect on our business operations, cash flows or future prospects;
●	The public health crisis involving the abuse of prescription opioid pain medication could have a material negative effect on our business;
●	Consolidation in the U.S. healthcare industry may negatively impact our results of operations;
●	We have identified material weaknesses in our internal control over financial reporting and controls and procedures;
●	There may not be sufficient liquidity in the market for our securities in order for investors to sell their shares. The market price of our comment stock may continue to be volatile;
●	Stockholders may experience dilution to future equity sales, the exercise or conversion of outstanding convertible securities or future transactions;
●	Our results of operations are subject to rising inflation, rising interest rates, governmental responses thereto and possible recessions caused thereby;
●	Our Chief Executive Officer and President are our two largest stockholders and, as a result, they can exert significant control over us and have actual or potential interests that may differ from yours;
●	Risks associated with future acquisitions, including unknown liabilities and difficulty integrating such acquisitions;
●	Cyber security attacks and website problems;
●	There is a substantial doubt regarding our ability to continue as a going concern;
●	We may see a plateau in our Tele-Vet services offering due to a lack of providers as we are not marketing the service;
●	There may be changes in state law concerning the definition of “Tele-Vet” services which may hinder our ability to provide services without an in-person visit to establish care. This is known as establishing a veterinarian-client-patient relationship (VCPR);
●	Claims, litigation, government investigations, and other proceedings that may adversely affect our business and results of operations; and
●	Other risk factors included under, and incorporated by reference into “Risk Factors”, below.

Corporate Information

Our executive offices are located at 2420 Brunello Trace, Lutz, Florida 33558, and our telephone number is (800) 261-0281. Our corporate website addresses are www.rx.trxade.com, www.trxadegroup.com, www.rx.trxade.com, www.bonumhealth.com, www.comsprx.com, and www.rxintegra.com. We do not incorporate the information on or accessible through our websites into this prospectus or the accompanying prospectus, and you should not consider any information on, or that can be accessed through, our websites as part of this prospectus.

Additional Information

Additional information about us can be obtained from the documents we filed with the SEC and the documents incorporated by reference herein. See Where You Can Find More Information”, beginning on page 120.

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This Offering

The selling stockholder named in this prospectus may offer and sell up to 2,663,045 shares of our common stock, par value $0.00001 per share. We will not receive any of the proceeds of sales by our selling stockholder of any of the common stock covered by this prospectus.

Shares of Common Stock Offered by the Selling Stockholder:	2,663,045 shares of common stock.

Shares of Common Stock Outstanding Prior to this Offering:	9,318,708 shares of common stock.

Shares of Common Stock Outstanding After this Offering:	11,980,753 shares of common stock.[1]

Use of Proceeds:	We will not receive any of the proceeds from the sale or other disposition by the selling stockholder or their transferees of the shares of common stock covered hereby.

Nasdaq Capital Market Symbol for our common stock:	“MEDS”

Risk factors:	The purchase of our common stock involves a high degree of risk. The common stock offered in this prospectus is for investment purposes only and currently only a limited market exists for our common stock. Please refer to the section entitled “Risk Factors” before making an investment in our common stock.

Trading symbol:	Our common stock is quoted on the Nasdaq under the trading symbol “MEDS”.

In this prospectus, unless otherwise indicated, the number of shares of our common stock and other capital stock, and the other information based thereon, is as of December 2, 2022, and excludes:

●	601,740 shares of common stock issuable upon the exercise of the Pre-Funded Warrants, exercisable at an exercise price of $0.00001 per share and 2,663,045 shares of common stock issuable upon exercise of the Private Warrants, which have an initial exercise price of $1.50 per share;

●	26,924 shares of common stock issuable upon the exercise of outstanding warrants to purchase shares of common stock at a weighted-average exercise price of $0.06 per share; and

●	286,841 shares of common stock issuable upon the exercise of outstanding options to purchase shares of common stock at a weighted-average exercise price of $4.64 per share.

1 Assumes the exercise of all Private Placement Warrants, the shares of common stock issuable upon exercise of which are being registered in the registration statement of which this prospectus forms a part.

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Risk Factors

You should be aware that there are substantial risks for an investment in our common stock. You should carefully consider these risk factors before you decide to invest in our common stock.

If any of the following risks were to occur, such as our business, financial condition, results of operations or other prospects, any of these could materially affect our likelihood of success. If that happens, the market price of our common stock, if any, could decline, and prospective investors would lose all or part of their investment in our common stock.

Risks Related to Our Business Operations

Our business, financial condition and results of operations are subject to various risks and uncertainties, including those described below. This section discusses factors that, individually or in the aggregate, could cause our actual results to differ materially from expected and historical results. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. It is not possible to predict or identify all such factors. Consequently, the following description of Risk Factors is not a complete discussion of all potential risks or uncertainties applicable to our business.

We need additional capital which may not be available on commercially acceptable terms, if at all, which creates substantial doubt about our ability to continue as a going concern.

Our historical financial statements have been prepared under the assumption that we will continue as a going concern. As of September 30, 2022, the Company had an accumulated deficit of $18.8 million. We have limited financial resources, as of September 30, 2022, we had working capital of $0.3 million and a cash balance of $0.3 million. We will need to raise additional capital or secure debt funding to support on-going operations. The sources of this capital are expected to be the sale of equity and debt, which may not be available on favorable terms, if at all, and may, if sold, cause significant dilution to existing stockholders. If we are unable to access additional capital moving forward, it may hurt our ability to grow and to generate future revenues, our financial position, and liquidity. These matters, when considered in the aggregate, raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time, which is defined as within one year after the date that our condensed financial statements are issued. The financial statements herein do not contain any adjustments to reflect the possible future effects on the classification of assets or the amounts and classification of liabilities that might result from the outcome of this uncertainty. The doubt regarding our potential ability to continue as a going concern may adversely affect our ability to obtain new financing on reasonable terms or at all. Additionally, if we are unable to continue as a going concern, our stockholders may lose some or all of their investment in the Company.

Additional financing may not be available to us when needed or, if available, it may not be obtained on commercially reasonable terms. If we are not able to obtain the necessary additional financing on a timely or commercially reasonable basis, we will be forced to delay or scale down some or all of our development activities (or perhaps even cease the operation of our business). Our access to additional capital may be negatively affected by future recessions, downturns in the economy or the markets as a whole, or inflation.

We have no commitments for any additional financing (other than under the Common Stock Purchase Agreement with White Lion Capital, LLC, a Nevada limited liability company (“White Lion”) in September 2022 (the “White Lion Purchase Agreement”), which we will be prohibited from drawing down until at least nine months from the effective date of the registration statement of which this prospectus forms a part (the “Effective Date”)) and such commitments may not be obtained on favorable terms, if at all. Any additional equity financing will be dilutive to our stockholders, and debt financing, if available, may involve restrictive covenants with respect to dividends, raising future capital, and other financial and operational matters. If we are unable to obtain additional financing as needed, we may be required to reduce the scope of our operations or our anticipated expansion, which could have a material adverse effect on us.

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We have been, and may in the future be, adversely affected by the global COVID-19 pandemic, the duration and economic, governmental and social impact of which is difficult to predict, which may significantly harm our business, prospects, financial condition and operating results.

During 2020 and continuing into 2022, there has been a widespread worldwide impact from the COVID-19 pandemic, and we have been, and may in the future be, adversely affected as a result. The outbreak of the COVID-19 coronavirus, the global response to such coronavirus, including travel restrictions and quarantines that governments instituted during 2020 and 2021, adversely affected our operations, and future restrictions or governmental requirements may have an adverse effect on our operations in the future, and/or may have a significant negative impact on our results of operations, the production of pharmaceuticals and our ability to timely obtain pharmaceuticals for resale. Currently, we are experiencing reductions to, and interruptions in, the delivery of supply chain pharmaceuticals that are having a negative impact on our wholesalers and certain technology outsourcing in India and the Philippines and we also had a hard time finding qualified staff, due to the pandemic, which has since continued due to a fully employed work force. Notwithstanding the above disruptions, our results of operations have not, to date, been materially adversely affected by the pandemic. However, if we continue to experience production difficulties, quality control problems or further shortages in supply of pharmaceuticals or personnel in the future, this could harm our business and results of operations, any of which could have a material adverse effect on our operations and the value of our securities. In addition, employee sicknesses and remote working environments, and the potential negative effect thereof on productivity and internal controls, related to the coronavirus and the federal, state and local responses to such virus, could materially impact our consolidated results for the full year 2022 and beyond. The COVID-19 outbreak could also restrict our access to capital such as credit facilities and lead to material nonrecurring charges, write-downs, impairments and expenses. The Company is actively and continually monitoring the pandemic’s effect on our businesses and endeavoring to adapt quickly in real time to meet the rapidly-changing demands of our Customers and Suppliers.

Additionally, as a result of the coronavirus outbreak, various states have adopted price gouging laws. Our failure to comply with such laws and regulations could subject us to claims, penalties, fines or lawsuits.

We have been impacted and may be further impacted by COVID-19 as follows:

●	As a result of COVID-19, various states have adopted price gouging laws. Our failure to comply with such laws and regulations could subject us to claims, penalties, fines or lawsuits;

●	Inventory price fluctuations as a result of supply and demand issues caused by COVID-19 have caused values of inventory to decrease, which has had a direct impact on gross profit and has resulted in a direct write-off of certain inventory value;

●	Payment Terms with customers may be altered or extended, which would have an impact on current ratios and cash flow; and

●

There have previously been material impairments with respect to goodwill and may be future material impairments and/or effects on right-of-use assets as the evaluation of the long-term impact to delivery of service or physical space assessments changes.

●

There have been shortages in the supply of generic pharmaceuticals which impact our revenues as our transaction fees revenue rely on the sale of generic pharmaceuticals through our marketplace platform.

●	There have been labor market challenges in hiring staff.

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COVID-19 may cause further disruptions to our business, including, but not limited to:

●	causing one or more of our customers to file for bankruptcy protection or shut down, including as a result of broader economic disruption;

●	reducing health system or health plan subscription agreement fees generated, as well as visit fees, by customers or providers, as a result of funding constraints related to loss of revenue or employment;

●	negatively impacting collections of accounts receivable;

●	negatively impacting our ability to facilitate the provision of our telehealth services due to unpredictable demand;

●	negatively impacting our ability to forecast our business’s financial outlook;

●	creating regulatory uncertainty on our telehealth services, if certain restrictions on reimbursement or the practice of medicine across state lines are reintroduced at some point in the future; and

●	harming our business, results of operations and financial condition.

The ongoing impacts of the pandemic may cause, or make more likely, a general economic slowdown or recession in one or more markets, disruptions and volatility in global capital markets and other broad and adverse effects on the economy, business conditions, commercial activity and the healthcare industry. The pandemic might impact our business operations, financial position and results of operation in unpredictable ways that depend on highly-uncertain future developments, such as determining the effectiveness of current or future government actions to address the public health or economic impacts of the pandemic. Any of these risks might have a materially adverse impact on our business operations and our financial position or results of operations.

Our industry and the broader US economy have experienced higher than expected inflationary pressures in the first three quarters of 2022, related to continued supply chain disruptions, labor shortages and geopolitical instability. Should these conditions persist our business, results of operations and cash flows could be materially and adversely affected.

The first three quarters of 2022 have seen significant increases in the costs of certain materials, products and shipping costs, as a result of availability constraints, supply chain disruption, increased demand, labor shortages associated with a fully employed US labor force, high inflation and other factors. Supply and demand fundamentals have been further aggravated by disruptions in global energy supply caused by multiple geopolitical events, including the ongoing conflict between Russia and Ukraine. Service, materials and shipping costs have also increased accordingly with general supply chain and inflation issues seen throughout the United States leading to increased operating costs. Recent supply chain constraints and inflationary pressures may continue to adversely impact our operating costs and may negatively impact our ability to procure and ship products in a timely and cost-effective manner, if at all, which could result in reduced margins and lack of products and, as a result, our business, financial condition, results of operations and cash flows could be materially and adversely affected.

Economic uncertainty may affect our access to capital and/or increase the costs of such capital.

Global economic conditions continue to be volatile and uncertain due to, among other things, consumer confidence in future economic conditions, fears of recession and trade wars, the price of energy, fluctuating interest rates, the availability and cost of consumer credit, the availability and timing of government stimulus programs, levels of unemployment, increased inflation, tax rates, and the war between Ukraine and Russia which began in February 2022. These conditions remain unpredictable and create uncertainties about our ability to raise capital in the future. In the event required capital becomes unavailable in the future, or more costly, it could have a material adverse effect on our business, results of operations, and financial condition.

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Our business has in the past been, and may in the future be, subject to data security risks, including security breaches.

We, or our third-party vendors on our behalf, collect, process, store and transmit substantial amounts of information, including information about our members and customers. We take steps to protect the security and integrity of the information we collect, process, store or transmit, but there is no guarantee that inadvertent or unauthorized use or disclosure will not occur or that third parties will not gain unauthorized access to this information despite such efforts. Security breaches, computer malware, computer hacking attacks and other compromises of information security measures have become more prevalent in the business world and may occur on our systems or those of our vendors in the future. In April of 2022 we had an incident with an email account being compromised and an attempt was made to get us to send outgoing money via ACH. We did fall victim to the attempt and realized in May of 2022 what had happened. Approximately $123,000 in funds were sent to the fraudulent party, a claim was made with our insurance carrier and we were able to recover the lost funds. We conducted a thorough investigation, performed clean up procedures, and instituted additional security measures to mitigate the risk of this incident from occurring in the future. We and our third-party vendors are at risk of suffering from similar attacks and breaches. Although we take steps to maintain confidential and proprietary information on our information systems, these measures and technology may not adequately prevent security breaches and we rely on our third-party vendors to take appropriate measures to protect the security and integrity of the information on those information systems. Because techniques used to obtain unauthorized access to or to sabotage information systems change frequently and may not be known until launched against us, we may be unable to anticipate or prevent these attacks. In addition, a party who is able to illicitly obtain a customer’s identification and password credentials may be able to access the customer’s account and certain account data.

Any actual or suspected security breach or other compromise of our security measures or those of our third-party vendors, whether as a result of hacking efforts, denial-of-service attacks, viruses, malicious software, break-ins, phishing attacks, social engineering or otherwise, could harm our reputation and business, damage our brand and make it harder to retain existing members and customers or acquire new ones, require us to expend significant capital and other resources to address the breach, and result in a violation of applicable laws, regulations or other legal obligations. Our insurance policies may not cover, or may not be adequate to reimburse us for, losses caused by any such security breach.

We rely on email and other messaging services to connect with our existing and potential members and customers. Our members and customers may be targeted by parties using fraudulent spoofing and phishing emails to misappropriate passwords, payment information or other personal information or to introduce viruses through Trojan horse programs or otherwise through our members’ and customers’ computers, smartphones, tablets or other devices. Despite our efforts to mitigate the effectiveness of such malicious email campaigns through product improvements, spoofing and phishing may damage our brand and increase our costs. Any of these events or circumstances could materially adversely affect our business, financial condition and operating results.

If we do not obtain additional financing, our business, prospects, financial condition and results of operations will be adversely affected.

Management anticipates that we will require additional working capital in the future to pursue continued development of products, services, and marketing operations. We cannot accurately predict the timing and amount of such capital requirements. Additional financing may not be available to us when needed or, if available, it may not be obtained on commercially reasonable terms. If we are not able to obtain the necessary additional financing on a timely or commercially reasonable basis, we will be forced to delay or scale down some or all of our development activities (or perhaps even cease the operation of our business). Our access to additional capital may be negatively affected by future recessions, downturns in the economy or the markets as a whole, or inflation.

We have no commitments for any additional financing, and such commitments may not be obtained on favorable terms, if at all. Any additional equity financing will be dilutive to our stockholders, and debt financing, if available, may involve restrictive covenants with respect to dividends, raising future capital, and other financial and operational matters. If we are unable to obtain additional financing as needed, we may be required to reduce the scope of our operations or our anticipated expansion, which could have a material adverse effect on us.

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U.S. and global economic conditions could materially adversely affect the Company’s business, results of operations, financial condition and growth.

Adverse macroeconomic conditions, including inflation, slower growth or recession, new or increased tariffs, changes to fiscal and monetary policy, tighter credit, higher interest rates, high unemployment and currency fluctuations could have a material adverse impact on demand for the Company’s products and services. In addition, consumer confidence and spending could be adversely affected in response to financial market volatility, negative financial news, conditions in the real estate and mortgage markets, declines in income or asset values, changes to fuel and other energy costs, labor and healthcare costs and other economic factors.

In addition to an adverse impact on demand for the Company’s products, uncertainty about, or a decline in, U.S. or global economic conditions could have a significant impact on the Company’s suppliers, the pharmacy industry as a whole, the Company’s network of independent pharmacies and other partners. Potential effects include financial instability; inability to obtain credit to finance operations and purchases of the Company’s products, payment defaults and insolvency.

A downturn in the economic environment could also lead to increased credit and collectability risk on the Company’s receivables; limitations on the Company’s ability to raise new funding through the sale of debt or equity; reduced liquidity; and declines in the value of the Company’s securities. These and other economic factors could materially adversely affect the Company’s business, results of operations, financial condition and growth.

Our business is subject to rigorous regulatory and licensing requirements.

As described in greater detail in “Description of Business” below, our business is highly regulated in the United States, at both the federal and state level, and in foreign countries. If we fail to comply with regulatory requirements, or if allegations are made that we fail to comply, our results of operations and financial condition could be adversely affected.

To lawfully operate our businesses, we are required to obtain, and hold permits, product registrations, licenses and other regulatory approvals from, and to comply with operating and security standards of, numerous governmental bodies. For example, as a wholesale distributor of controlled substances, we must hold valid U.S. Drug Enforcement Administration (DEA) registrations and state-level licenses, meet various security and operating standards, and comply with the Controlled Substances Act (CSA). Failure to maintain or renew necessary permits, product registrations, licenses or approvals, or to comply with required standards, could have an adverse effect on our results of operations and financial condition. We are also required to comply with various state pricing gouging laws. Products that we source and distribute must also comply with regulatory requirements.

Noncompliance or concerns over noncompliance may result in suspension of our ability to distribute or import products, product bans, recalls or seizures, or criminal or civil sanctions, which, in turn, could result in product liability claims and lawsuits, including class actions.

Many of our competitors are better established and have resources significantly greater than we have, which may make it difficult to fend off competition.

We expect to compete with the three largest Authorized Distributor of Record (ADR) distributors (McKesson, Cardinal Health and AmerisourceBergen), in addition to other pharmaceutical distributors, buying groups, software products, and various start-up drug companies. Many of these companies have substantially greater financial and manufacturer-backed resources, longer operating histories, greater name recognition and more established relationships in the industry than us. In addition, a number of these competitors may combine or form strategic partnerships. As a result, our competitors may establish a more favorable footing in the pharmaceutical industry with respect to pricing or other factors. Our failure to compete successfully with any of these companies would have a material adverse effect on our business and the trading price of our common stock.

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The three distributors listed above have a strong control over our industry, as they have contracts with approximately 24,000 independent, retail pharmacies that limit the participants’ ability to purchase pharmaceuticals outside of those primary distributors. Additional restrictive elements exist within the pharmaceutical channels of distribution. For example, a number of the inventory management systems, either developed by the distributors or third-party vendors, have been developed to require compliance to these restrictive purchasing agreements. Management anticipates that other existing and prospective competitors will adopt technologies or business plans similar to ours or seek other means to develop operations competitive with ours, particularly if our development of large-scale production progresses as scheduled.

We will need to expand our member base or our profit margins to attain profitability.

Currently, we are paid an administrative fee of up to 6 percent of the buying price on the generic pharmaceuticals sold to pharmacies and up to 1 percent on brand pharmaceuticals that pass through our pharmaceutical exchanges. Our management is aware that the competitiveness of the group of suppliers that participate in our system and price products on our exchange is a key factor in determining how many purchasing pharmacies and wholesalers will purchase products through our platforms. However, price is not the only factor that influences where retail pharmacies will obtain their product. Quality fulfillment services are also important, and retail pharmacies have historically received quality fulfillment services from the three major ADR distributors. In order to be more competitive, we must improve our customer service and wholesaler fulfillment efforts, because the independent, retail pharmacy has for years considered this element of the fulfillment process as important as price. Other factors influencing the pharmacies purchasing behavior in the future will be changes brought upon by the Patient Protection and Affordable Care Act (ACA), which regulates some aspects of pharmaceutical spending and pricing. Management believes that we should benefit substantially from our pricing and product knowledge that is offered by our platform.

Profitability may be further increased as a result of lower cost of goods, should the Company build stronger relationships with manufacturers and other larger buying groups that serve wholesalers and distributors. On a larger scale, those margins are expected to drop depending upon the breadth of products provided in the market and the sale turn rates required. We are currently undertaking a significant effort to increase our membership base through attendance at annual conferences and other strategies. Trxade has an expanded e-mail marketing strategy based on our competitive price advantages and price trend analysis tools.

There are inherent risks associated with our operations within the Pharmaceutical Distribution Market.

There are inherent risks involved with doing business within the pharmaceutical distribution market, including:

●	Improperly manufactured products may prove dangerous to the end consumer.
●	Products may become adulterated by improper warehousing methods or modes of shipment.
●	Counterfeit products or products with fake pedigree papers.
●	Unlicensed or unlawful participants in the distribution channel.
●	Risk with default and the assumption of credit loss.
●	Regulatory risks.
●	Risk related to the loss of supply, or the loss of a number of suppliers, or in the delay of obtaining the supply of drugs.

Although all of our end-user agreements require our customers to indemnify us and for any and all liabilities resulting from our participation in the pharmaceutical distribution industry, we cannot assure you that the parties required to provide such indemnification will have the financial resources to do so. Additionally, although we have evaluated appropriate state statutes and federal laws pertaining to pharmaceutical distribution in an effort to diminish our risks, the Board of Pharmacy for each state is responsible for interpreting their state laws, and their interpretations may not comport with our analysis. It is also possible that any third-party logistics arrangements may disrupt service, create a loss of income, or other unforeseen disruptions should the service provider experience any legal, financial or other difficulties of their own.

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We do not have a traditional credit facility with a financial institution, which may adversely impact our operations.

We do not have a traditional credit facility with a financial institution, such as a working line of credit. The absence of such a facility could adversely impact our operations, as it may constrain our ability to have available the working capital for equipment purchases or other operational requirements. If adequate funds are not otherwise available, we may be required to delay, scale back or eliminate portions of our business development efforts. Without credit facilities, we could be forced to cease operations and investors in our securities could lose their entire investment.

We offer limited credit to the pharmacies which limits the amount of the orders that they place and may result in us losing business and a reduction in our revenues.

We currently offer a limited amount of credit to our members. Such limited credit reduces the risk that such members do not pay for products; however, it also limits the amount of revenue we generate per member. We believe that if we were to increase the amount of credit we provide to members we would generate more revenues, but bear more risk of non-payment. We are currently exploring increasing the amount of credit we provide to pharmacies that purchase from TRxade Prime, which may in turn result in an increase in receivables and write-offs.

We are dependent upon our current management, who may have conflicts of interest.

We are dependent upon the efforts of our current management. All of our officers and directors have duties and affiliations with other companies. Even though these companies are not competitors or involved in pharmaceutical distribution, involvement of our officers and directors in other businesses may still present a conflict of interest regarding decisions they make for Trxade or with respect to the amount of time available for Trxade. The loss of any of our officers or directors and, in particular, Mr. Prashant Patel, our President or Mr. Suren Ajjarapu, our Chief Executive Officer and Chairman of the Company, could have a materially adverse effect upon our business and future prospects.

The Company holds, on behalf of and for the benefit of Mr. Suren Ajjarapu, a personal disability insurance policy providing for a $1,500,000 lump sum benefit, payable to Mr. Ajjarapu, in the event of Mr. Ajjarapu’s disability. The premiums on such policy will be paid by the Company for so long as Mr. Ajjarapu is employed by the Company.

The Company also holds a $4,000,000 key-man life insurance policy on the life of Mr. Suren Ajjarapu, and a $1,500,000 lump sum disability insurance policy on Mr. Ajjarapu, providing for the Company as beneficiary of such policies.

While our management team has considerable information technology and entrepreneurial experience, none of our management was involved in pharmaceutical distribution prior to joining the Company and, as such, did not have any technical experience in pharmaceutical distribution prior to joining us. In the event of the loss of Mr. Ajjarapu’s or Mr. Patel’s services, we will seek to hire and retain a qualified professional. In the event of the loss of his services in connection with his death, upon obtaining funding from the key-man life insurance, management intends to hire qualified and experienced personnel. We may be unable to find a suitable or qualified replacement for Mr. Ajjarapu or Mr. Patel, and as such our operations and/or prospects may suffer.

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We rely on third party contracts.

We depend on others to provide products and services to us. We do not manufacture pharmaceuticals and we do not sell pharmaceuticals to the end consumer. We do not control these wholesalers, suppliers and purchasers, and although our arrangements with them will be terminable or of limited length, a change may be difficult to implement. At this time, we have a working relationship with over 50 wholesalers and the nation’s largest buying group. Although we believe that those entities are satisfied with their business relationship with Trxade, if our buying group and two or three of the wholesalers decided no longer to do business with us, that supplier void would materially and adversely affect our competitiveness in the marketplace.

We depend on suppliers to make their drugs and other medical products available to us for resale and are subject to risks associated with the availability of these drugs and other medical products.

We do not directly manufacture any of the products we sell and instead we rely on third parties to manufacture and/or procure such drugs and other medical products for us to resell. Supply chain constraints have, and may in the future have, a negative impact on the availability of drugs and medical products that we sell. Our supplier relationships could be interrupted, become less favorable to us or be terminated and the supply of these drugs or products could be interrupted or become insufficient. Supply interruptions or other disruptions in manufacturing processes could be caused by events beyond our control, including natural disasters, supplier facility shut-downs, materials pricing, including inflation of raw material costs, labor issues, wars, trade policies, natural disasters, including hurricanes and health epidemics, trade and shipping disruptions, port congestions, actions by U.S. or international governments, including export restrictions or tariffs and other factors beyond our or our suppliers’ control. Additionally, if our suppliers do not accurately forecast and effectively allocate production or if they are not willing to allocate sufficient production to us, it may reduce our access to products and require us to search for new suppliers. A sustained supply reduction or interruption, and an inability to develop alternative and additional sources for such supply, could result in lost sales, increased cost, damage to our reputation, and may have an adverse effect on our business.

We may have difficulties in sourcing or selling products due to a variety of causes.

We might experience difficulties and delays in sourcing and selling products due to a variety of causes, such as: difficulties in complying with the legal requirements for export or import of pharmaceuticals or supplies; suppliers’ failure to satisfy production demand; manufacturing or supply problems such as inadequate resources; and real or perceived quality issues. Difficulties in product manufacturing or access to raw materials could result in supplier production shutdowns, product shortages and other supply disruptions. Recent global supply chain issues have adversely affected the availability of some products, resulting in product allocation and delivery delays. Any of these risks might have a materially adverse impact on our business operations and our financial position or results of operations.

Rapid technological change in our industry presents us with significant risks and challenges.

Our industry is characterized by rapid technological change, changing consumer requirements, short product lifecycles and evolving industry standards. Our success will depend on our ability to develop or to acquire and market new services. There is no guarantee that we will possess the resources, either financial or personnel, for the research, design and development of new applications or services, or that we will be able to utilize these resources successfully and avoid technological or market obsolescence. Further, there can be no assurance that technological advances by one or more of our competitors or future competitors will not result in our present or future applications and services becoming uncompetitive or obsolete.

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We may in the future face difficulties in sourcing products and inventory due to a variety of causes.

Due to the continued effects of the COVID-19 pandemic, the governmental responses to contain the spread of such virus, we have to date experienced issues with the availability of certain products, resulting in product allocation and delivery delays, which has not to date, had a material adverse effect on our results of operations. We might also experience difficulties and delays in sourcing products and inventory due to a variety of causes in the future, such as: difficulties in complying with the legal requirements for export or import of pharmaceuticals or components; suppliers’ failures to satisfy production demand; manufacturing or supply problems such as inadequate resources; real or perceived quality issues; and advanced deposits which are at risk of return if product is not delivered. Difficulties in product manufacturing or access to raw materials could result in supplier production shutdowns, product shortages and other supply disruptions. Any of these risks might have a materially adverse impact on our business operations and our financial position or results of operations.

We have in the past, and may in the future, not be able to sell our inventory, at or above the price we acquired such inventory for, and have in the past, and may in the future, be forced to write-down inventory and certain of our other assets which may have a material adverse effect on our balance sheet.

Due to the supply and demand nature of our pharmaceutical business and the personal protective equipment (PPE) business, especially in connection with the rapidly changing regulations, recommendations and guidance surrounding COVID-19, the inventory of products we have acquired, or may acquire in the future, has been/may be, acquired at a cost higher than the price at which we may be able to resell such products. As a result, in the past we have, and in the future we may not be able to, make a profit on such sales and have in the past and may in the future, have to write-down a significant portion of our inventory. During the years ended December 31, 2021 and 2020, write-down to market value was $376,348 and $1,220,269, respectively. A significant write-down of assets may have a material adverse effect on our balance sheet and results of operations.

We may not receive products or receive refunds for deposited amounts and may experience losses in connection with such deposits.

We might not receive products or the return of funds on deposits that have been provided. We have two deposits outstanding as of the date of this prospectus in an aggregate amount of approximately $1,081,250. In the event we do not receive the return of our deposits (through litigation or otherwise), this will cause us financial harm and as a result the Company has taken a significant charge on our financial statements by taking a loss in the amount of such deposit amount. Additionally, in the future we may provide additional deposits for products which may be material, which deposits may not be refunded timely, if at all, and which products may not be delivered, or may be defective or unusable. Any significant losses of deposited funds could have a material adverse effect on our financial condition, results of operations and the value of our securities.

In July 2020, the Company’s wholly-owned subsidiary, Integra Pharma Solutions, LLC, entered into an agreement with Studebaker Defense Group, LLC (“Studebaker”) wherein Integra would pay Studebaker a down payment of $500,000 and Studebaker would deliver 180,000 boxes of nitrile gloves by August 14, 2020. Integra wired the $500,000 to Studebaker, but to date, Studebaker has not delivered the gloves or provided a refund of the deposit. In December 2020, we filed a complaint against Studebaker in Florida state court, Case No. 20-CA-010118 in the Circuit Court for the Thirteenth Judicial Circuit in Hillsborough County, for among other things, breach of contract. Studebaker did not answer the complaint, nor did counsel for Studebaker file an appearance. Accordingly, in February 2021, the Company filed for a default judgment; however, on March 22, 2021, counsel for Studebaker filed an appearance and shortly thereafter filed a motion to vacate the default judgment and dismiss the complaint on jurisdictional grounds. The court granted Studebaker’s motion to set aside the default judgment but denied the motion to dismiss. The Company has filed several pretrial motions; the next step in the litigation after the pre-trial motions are resolved will be a motion for summary judgment. The Company believes it will prevail on the merits but cannot determine the timing of the judgment or the amount ultimately collected. At June 30, 2021, the $500,000 was recorded as Loss on Inventory Investment.

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In August 2020, Integra, entered into an agreement with Sandwave Group Dsn Bhd (“Sandwave”), wherein Integra would pay Sandwave a down payment of $581,250 and Sandwave’s supplier, Crecom Burj Group SDN BHD (“Crecom”), would deliver 150,000 boxes of nitrile gloves within 45 days. Integra wired the $581,250 to Sandwave, which in turn wired the purchase price to Crecom, which Crecom accepted; however, to date, Crecom has not delivered the nitrile gloves. Integra demanded return of its $581,250 and Crecom acknowledged that Integra was entitled to a refund. As of February 2021, Crecom had not returned any funds and Integra filed a complaint against Crecom in Malaysia: Case No. WA-22NCC-55-02/2021 in the High Court of Malaysia at Kuala Lumpur in the Federal Territory, Malaysia for the Malaysian equivalent of breach of contract. On September 1, 2022 counsel for Crecom informed the court that Crecom had been wound up on August 23, 2022; under Section 471 of the Malaysian Companies Act 2016, the suit filed by Integra was stayed until leave of the court is obtained to proceed. Given this new information regarding Crecom the Company has decided at this time to stop its pursuit of this lawsuit until or unless additional information is obtained by counsel for Integra. At June 30, 2021, the $581,250 was recorded as Loss on Inventory Investment.

Our quarterly results have in the past, and may in the future, fluctuate significantly due to certain non-recurring sales of products.

Our quarterly revenues have in the past and may in the future fluctuate significantly due to certain non-recurring sales of personal protective equipment (PPE) and other products and associated costs of revenues therewith, which may be compounded in our year over year financial results. As such, we believe that quarter-to-quarter comparisons of our revenues, operating results and cash flows may not be meaningful and should not be relied upon as an indication of future performance.

Our investments in new businesses and new products, services, and technologies is inherently risky, and could disrupt our ongoing businesses.

We have invested and expect to continue to invest in new businesses, products, services, and technologies. Such endeavors may involve significant risks and uncertainties, including insufficient revenues from such investments to offset any new liabilities assumed and expenses associated with these new investments, inadequate return of capital on our investments, distraction of management from current operations, and unidentified issues not discovered in our due diligence of such strategies and offerings that could cause us to fail to realize the anticipated benefits of such investments and incur unanticipated liabilities. Because these new ventures are inherently risky, no assurance can be given that such strategies and offerings will be successful and will not adversely affect our reputation, financial condition, and operating results. To date we have taken losses and/or write-downs on several businesses, products, services, and technologies. For example, (a) we had $725,973 of loss on impairment of goodwill for the year ended December 31, 2020, in connection with the acquisition of Community Specialty Pharmacy, LLC; (b) we designed and invested resources into the “Bonum Health Hub”, a self-enclosed, free standing virtual examination room, which was launched by the Company’s wholly-owned Bonum Health, LLC, in November 2019 and was expected to be operational in April 2020; however, due to the COVID-19 pandemic, the Company did not anticipate installations moving forward, and has taken a write off of the hubs purchased of $143,891, which is included under loss on inventory investments in the statement of operations for the year ended December 31, 2021; and (c) we also used resources and funding to create a Health Passport application during 2020 and 2021, which was planned to store a user’s health and vaccination status and allow confirmation thereof via a QR code; however, we did not generate any revenue from this product and the product was discontinued at the end of December 2021. The use of resources for new businesses and new products, services, and technologies, to the extent such new businesses and new products, services, and technologies do not generate revenues or profits may take management’s focus and time away from more profitable endeavors, may require the Company to take significant write-downs or write-offs, may take funding away from the Company’s other operations or growth opportunities, which may ultimately be more profitable, and may have a material adverse effect on the Company’s cash flows, liquidity and revenues, any or all of which may cause the value of the Company’s securities to decline in value or become worthless.

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We owe significant amounts to Exchange Health and may owe additional amounts in the event certain earn out payments are due.

In February 2022, we entered into various agreements with Exchange Health, whereby we agreed to capitalize and fund SOSRx. In connection therewith, on February 15, 2022, we issued a promissory note to SOSRx in the amount of $500,000, which was immediately assigned to Exchange Health, and agreed to make an earn out payment of up to $400,000, payable, at the Company’s discretion, in cash or common stock of the Company, based on SOSRx achieving certain revenue targets of SOSRx. Specifically, the Earn Out Payments require the Company to pay (a) $25,000 to Exchange Health if total revenue for SOSRx is over $0.7 million, and $25,000 to Exchange Health if total EBITDA is over $0.5 million, for the fiscal year ending 2022; (b) $87,500 to Exchange Health if total revenue for SOSRx is over $3.3 million, and $87,500 to Exchange Health if total EBITDA is over $2.95 million, for the fiscal year ending 2023; and (c) $87,500 to Exchange Health if total revenue for SOSRx is over $5.7 million, and $87,500 to Exchange Health if total EBITDA is over $4.9 million, for the fiscal year ending 2024, provided that certain amounts will be payable in the event at least 95% of such milestones are met, and such payments will be grossed up or down by up to 5% of such amounts, if such milestone amounts are between 95% and 105% of the required thresholds. At the Company’s option, the earn out payments payable to Exchange Health may be paid in cash or shares of common stock, valued at the then current trading price of the Company’s common stock. If one year’s milestones are not achieved, no earnout will be payable for that year and those earn out payments will not be eligible to be earned in any other year. Management has reviewed the financial statements of SOSRx and has determined that as of September 30, 2022, the earn out payments are unlikely and have not been accrued.

We may not be able to pay amounts due under the promissory note on a timely basis and may default under our obligations thereunder, which could have a material adverse effect on our relationship with Exchange Health, our operations, financial condition, or the value of our securities. Additionally, in the event the earn out payments are due, it could have a material adverse effect on our liquidity, the funds we have available for future expansion, and our results of operations.

Our obligations under our informal monthly credit arrangement with one of our suppliers are secured by a first priority security interest in substantially all of our assets.

On March 1, 2022, we entered into an informal understanding with Masters Drug Company, Inc. and its affiliated companies (“Masters”), which is owned by McKesson Pharmaceutical (“McKesson”), under which Masters agreed to extend up to $500,000 of monthly credit to the Company in connection with monthly pharmaceutical purchases from Masters (the “Monthly Credit”). The Company also entered into a Guaranty in favor of McKesson to guaranty the payment of the Monthly Credit, which includes customary terms, rights of McKesson and requirements for the guarantors to pay the costs and expenses of McKesson in enforcing the Guaranty. The Monthly Credit is paid to McKesson each month automatically, via an ACH debit from the Company’s bank account. Pursuant to Masters’ terms and conditions, and in order to secure the payment of the Monthly Credit, we provided Masters a security interest in all of our right, title and interest in and to our personal property, whether now owned or after acquired, including, without limitation, all accounts, cash, chattel paper, deposit accounts, documents, equipment, general intangibles, goods, health care insurance receivables, instruments, inventory, investment property, letter-of-credit rights and promissory notes, together with all attachments, replacements, substitutions, additions and accessions, and all proceeds and products thereof and all books and records relating to any of the foregoing (collectively, the “Collateral”) and authorized Masters to file security interests securing the same. Past due amounts will accrue interest at the highest rate permitted by law. Masters has the right to change a payment term (including imposing cash payment upon delivery), to limit total credit and/or to suspend the provision of products or services to the Company if Masters concludes that there has been a material change to the Company’s financial condition or payment performance or the Company has ceased or is likely to cease to meet Masters’ credit requirements.

As such, Masters may enforce its security interests over our assets which secure the payment of such Monthly Credit, take control of our assets, force us to seek bankruptcy protection, or force us to curtail or abandon our current business plans and operations. If that were to happen, any investment in the Company could become worthless.

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We have started a process to explore strategic alternatives for the Company’s B2C subsidiaries and may undertake other transactions in the future which may result in a material change in our operations and/or a change of control.

In April 2022, the Board of Directors authorized the Company’s Chief Executive Officer to explore strategic alternatives for the Company’s Bonum Health, LLC subsidiary. In the three months ended September 30, 2022, the Board of Directors and the Chief Executive Officer started evaluating the additional B2C subsidiaries of Community Specialty Pharmacy and Alliance Pharma Solutions, and agreed to explore strategic alternative for these subsidiaries as well. As part of this process, the Board will consider a wide range of options including, among other things, a potential sale, spin-off, fund raising, combination or other strategic transaction, which may also include the winding down of such entity. The outcome of this process may result in the liquidation of the subsidiary assets for significantly less than we paid for them, the write-off of prior expenses incurred in connection with the development of such assets and may have a material adverse effect on our results of operations and liquidity. Notwithstanding the above, the Board of Directors will seek to maximize the value of such assets and operations to the extent possible.

Separately, we have had discussions with various parties seeking to merge and/or acquire us and/or our operations (including, but not limited to our B2C subsidiaries). While we have not entered into any definitive agreements or understandings with any such parties to date, in the event that we do enter into a business combination or sale transaction in the future, our majority stockholders will likely change and new shares of common stock or preferred stock could be issued resulting in substantial dilution to our then current stockholders. As a result, our new majority stockholders will likely change the composition of our Board of Directors and replace our current management. Any combination or sale transaction may also result in a change in our business focus, which may among other things, require us to re-meet the initial listing standards of the Nasdaq Capital Market. We have not entered into any combination, acquisition or sale agreements as of the date of this prospectus and may not enter into such agreements in the future. Any future material combination, acquisition or sale agreements may have a material effect on our operations, cash flows, results of operations, prospects, plan of operations, the listing of our common stock on the Nasdaq Capital Market, our officers, directors and majority stockholders, and the value of our securities. We may also be subject to material payments or penalties under outstanding agreements in the event of the consummation of a transaction similar to the above.

Upon the occurrence of an event of default under our Receivables Agreements, our cash flows may be adversely affected.

On June 27, 2022 and September 14, 2022, the Company entered into non-recourse funding agreements with the same third-party funder for the purchase and sale of future receivables (the “Receivables Agreements”), Pursuant to the Receivables Agreements, the third-party agreed to fund the Company on June 27, 2022 $550,000 to purchase $792,000 of future receivables; and fund the Company again on September 14, 2022 $275,000 to purchase $396,000 of future receivables. Under the Receivables Agreements, the third-party receives a priority interest in the receivables of Trxade Inc. The Company also paid $27,500 and $15,000 as origination fees in connection with the Receivables Agreements. The Receivables Agreements also allows for the third-party funder to file UCCs securing their interest in the receivables and includes customary events of default. Upon the occurrence of an event of default under the Receivables Agreement, we are required to pay the third-party funder 100% of future receivables equal to the entire purchased amount. While the Receivables Agreement is in place, we are prohibited from selling any other receivables. As a result, if an event of default occurs under the Receivables Agreement, 100% of our sales revenue would be required to be paid until such time as the amount owed under the Receivables Agreement is paid in full. If this were to occur, our cash flows would be adversely affected and we may not have sufficient liquidity to pay our debt obligations and expenses, may be forced to raise additional funds which may not be available on favorable terms, if at all, and may be forced to curtail certain of our business activities, any of which may cause the value of our securities to decline in value.

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Risks Relating to Our Information Systems; Technology and Intellectual Property

We may be subject to claims that we violated intellectual property rights of others, which are extremely costly to defend and could require us to pay significant damages and limit our ability to operate.

Companies on the Internet and technology industries, and other patent and trademark holders seeking to profit from royalties in connection with grants of licenses, own large numbers of patents, copyrights, trademarks and trade secrets and frequently enter into litigation based on allegations of infringement or other violations of intellectual property rights. There may be intellectual property rights held by others, including issued or pending patents and trademarks, that cover significant aspects of our technologies, content, branding or business methods. Any intellectual property claims against us, regardless of merit, could be time-consuming and expensive to settle or litigate and could divert our management’s attention and other resources. These claims also could subject us to significant liability for damages and could result in our having to stop using technology, content, branding or business methods found to be in violation of another party’s rights. We might be required or may opt to seek a license for rights to intellectual property held by others, which may not be available on commercially reasonable terms, or at all. If we cannot license or develop technology, content, branding or business methods for any allegedly infringing aspect of our business, we may be unable to compete effectively. Even if a license is available, we could be required to pay significant royalties, which could increase our operating expenses. We may also be required to develop alternative non-infringing technology, content, branding or business methods, which could require significant effort and expense and be inferior. Any of these results could harm our operating results.

Our business and operations depend on the proper functioning of information systems, critical facilities and distribution networks.

We rely on our and third-party service providers’ information systems for a wide variety of critical operations, including to obtain, rapidly process, analyze and manage data to:

●	facilitate the purchase and distribution of inventory items from distribution centers;

●	receive, process and ship orders on a timely basis;

●	manage accurate billing and collections for thousands of customers;

●	process payments to suppliers; and

●	generate financial information.

Our business also depends on the proper functioning of our critical facilities and our distribution networks. Our results of operations could be adversely affected if our or a service provider’s information systems, critical facilities or distribution networks are disrupted (including disruption of access), are damaged or fail, whether due to physical disruptions, such as fire, natural disaster, pandemic or power outage, or due to cyber-security incidents, ransomware or other actions of third parties, including labor strikes, political unrest and terrorist attacks. Manufacturing disruptions also can occur due to regulatory action, production quality deviations, safety issues or raw material shortages or defects, or because a key product or component is manufactured at a single manufacturing facility with limited alternate facilities.

We rely on network and information systems and other technologies and a disruption, cyber-attack, failure or destruction of such networks, systems, or technologies may disrupt our business or result in liability.

Network and information systems and other technologies, including those related to our computer, data back-up and processing systems, network management, customer service operations and programming delivery, are critical to our business activities. Network and information systems-related events, such as computer hackings, cyber-attacks, computer viruses, worms or other destructive or disruptive software, process breakdowns, denial of service attacks, malicious social engineering or other malicious activities, or any combination of the foregoing, or power outages, natural disasters, terrorist attacks or other similar events, could result in a degradation or disruption of our services or damage to our properties, equipment and data. These events also could result in large expenditures to repair or replace the damaged properties, networks or information systems or to protect them from similar events in the future.

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The risk of these systems-related events and security breaches occurring has intensified, in part because we maintain certain information necessary to conduct our businesses in digital form stored on cloud servers. While we develop and maintain systems seeking to prevent systems-related events and security breaches from occurring, the development and maintenance of these systems is costly and requires ongoing monitoring and updating as technologies change and efforts to overcome security measures become more sophisticated. Despite these efforts, there can be no assurance that these events and security breaches will not occur in the future. Moreover, we may provide certain confidential, proprietary and personal information to third parties in connection with our businesses, and while we obtain assurances that these third parties will protect this information, there is a risk that this information could be compromised.

If any of our systems are damaged, fail to function properly or otherwise become unavailable, we may incur substantial costs to repair or replace them, and may experience loss or corruption of critical data and interruptions or delays in our ability to perform critical functions, which could adversely affect our business and results of operations. In addition, we are currently making, and expect to continue to make, substantial investments in our information technology systems and infrastructure, some of which are significant. Upgrades involve replacing existing systems with successor systems, making changes to existing systems, or cost-effectively acquiring new systems with new functionality. Implementing new systems carries significant potential risks, including failure to operate as designed, potential loss or corruption of data or information, cost overruns, implementation delays, disruption of operations, and the potential inability to meet business and reporting requirements. While we are aware of inherent risks associated with replacing these systems and believe we are taking reasonable action to mitigate known risks, these technology initiatives may not be deployed as planned or may not be timely implemented without disruption to our operations.

In April of 2022, we had an incident with an email account being compromised and an attempt was made to get us to send outgoing money via ACH. We did fall victim to the attempt and realized in May of 2022 what had happened. Approximately $123,000 in funds were sent to the fraudulent party, a claim was made with our insurance carrier and we were able to recover the lost funds. We conducted a thorough investigation, performed clean up procedures, and instituted additional security measures to mitigate the risk of this incident from occurring in the future.

There may be losses or unauthorized access to or releases of confidential information, including personally identifiable information, that could subject the Company to significant reputational, financial, legal and operational consequences.

The Company’s business requires it to use, transmit and store confidential information including, among other things, personally identifiable information (“PII”) with respect to the Company’s customers and employees. The Company devotes significant resources to network and data security, including through the use of encryption and other security measures intended to protect its systems and data. But these measures cannot provide absolute security, and losses or unauthorized access to or releases of confidential information occur and could materially adversely affect the Company’s reputation, financial condition and operating results. The Company’s business also requires it to share confidential information with third parties. Although the Company takes steps to secure confidential information that is provided to third parties, such measures are not always effective and losses or unauthorized access to or releases of confidential information occur and could materially adversely affect the Company’s reputation, financial condition and operating results.

For example, the Company may experience a security breach impacting the Company’s information technology systems that compromises the confidentiality, integrity or availability of confidential information. Such an incident could, among other things, impair the Company’s ability to attract and retain customers for its products and services, impact the Company’s stock price, materially damage supplier relationships, and expose the Company to litigation or government investigations, which could result in penalties, fines or judgments against the Company.

The Company has implemented systems and processes intended to secure its information technology systems and prevent unauthorized access to or loss of sensitive data. As with all companies, these security measures may not be sufficient for all eventualities and may be vulnerable to hacking, employee error, malfeasance, system error, faulty password management or other irregularities. In addition to the risks relating to general confidential information described above, the Company is also subject to specific obligations relating to health data and payment card data. Health data is subject to additional privacy, security and breach notification requirements, and the Company can be subject to audit by governmental authorities regarding the Company’s compliance with these obligations. If the Company fails to adequately comply with these rules and requirements, or if health data is handled in a manner not permitted by law or under the Company’s agreements with healthcare institutions, the Company could be subject to litigation or government investigations, may be liable for associated investigatory expenses, and could also incur significant fees or fines.

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Under payment card rules and obligations, if cardholder information is potentially compromised, the Company could be liable for associated investigatory expenses and could also incur significant fees or fines if the Company fails to follow payment card industry data security standards. The Company could also experience a significant increase in payment card transaction costs or lose the ability to process payment cards if it fails to follow payment card industry data security standards, which would materially adversely affect the Company’s reputation, financial condition and operating results.

System errors or failures of our platform or services to conform to specifications could cause unforeseen liabilities or injury, harm our reputation and have a material adverse impact on our results of operations.

The software and technology services that we operate are complex. As with complex systems offered by others, our software and technology services may contain errors, especially when first introduced. Failure of a customer’s system to perform in accordance with our documentation could constitute a breach of warranty and could require us to incur additional expense in order to make the system comply with the documentation. If such failure is not remedied in a timely manner, it could constitute a material breach under a contract, allowing the client to cancel the contract, obtain refunds of amounts previously paid, or assert claims for significant damages.

Risks Associated with Bonum Health Telemedicine Services

The telehealth market is immature and volatile.

The telehealth market is relatively new and unproven, and it is uncertain whether it will achieve and sustain high levels of demand, consumer acceptance and market adoption. Our success will depend to a substantial extent on the willingness of our clients’ members or patients to use, and to increase the frequency and extent of their utilization of, our services, as well as on our ability to demonstrate the value of telehealth to employers, health plans, government agencies and other purchasers of healthcare for beneficiaries. Negative publicity concerning our services or the telehealth market as a whole could limit market acceptance of our services. If our clients, or their members or patients, do not perceive the benefits of our services, or if our services are not competitive, then our market may not develop at all, or it may develop more slowly than we expect. Similarly, individual and healthcare industry concerns or negative publicity regarding patient confidentiality and privacy in the context of telehealth could limit market acceptance of our healthcare services. If any of these events occurs, it could have a material adverse effect on our business, financial condition or results of operations.

Our telehealth business could be adversely affected by legal challenges to our business model or by actions restricting our ability to provide services in certain jurisdictions.

Our ability to conduct telehealth services in a particular U.S. state is dependent upon the applicable laws governing remote healthcare and the practice of medicine and healthcare delivery in general in such location which are subject to changing political, regulatory and other influences. With respect to telehealth services, such services and our ability to offer such services are subject to rules established or interpreted by state medical boards and whether such boards consider such services to be the practice of medicine. The definition of practicing medicine is subject to change and open to evolving interpretations by medical boards and state attorneys’ generals, among others. Accordingly, we must monitor our compliance with laws in the jurisdictions in which we operate, on an ongoing basis, and we cannot provide assurance that our activities and arrangements, if challenged, will be found to be in compliance with the law. Additionally, it is possible that the laws and rules governing the practice of medicine, including remote healthcare, in one or more jurisdictions may change in a manner which negatively effects our ability to operate. If a successful legal challenge or an adverse change in the relevant laws were to occur, and we were unable to adapt our business model accordingly, our operations in the affected jurisdictions would be disrupted, which could have a material adverse effect on our business, financial condition and results of operations.

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In our telehealth business, we will be dependent on our relationships with affiliated professions and our business would be adversely affected if those relationships were disrupted.

There is a risk that state authorities in some jurisdictions may find that contractual relationships with physicians providing telehealth violate laws prohibiting the corporate practice of medicine. State corporate practice of medicine doctrines also often impose penalties on physicians themselves for aiding the corporate practice of medicine, which could discourage physicians from participating in our network of providers. A material change in our relationship with our healthcare providers, whether resulting from a dispute among the entities, a change in government regulation, or the loss of these affiliations, could impair our ability to provide services and could have a material adverse effect on our business, financial condition and results of operations.

Our “Bonum Health” telehealth business will depend on our ability to maintain and expand a network of qualified providers.

The success of our “Bonum Health” telehealth services is dependent upon our ability to maintain a network of qualified telehealth providers. If we are unable to recruit and retain board-certified physicians and other healthcare professionals, it would have a material adverse effect on our “Bonum Health” business and ability to grow such operations. We may not be willing to pay the costs demanded by such services providers and/or changes in Medicare and/or Medicaid reimbursement levels and other pressures on healthcare providers and consolidation activity among hospitals, physician groups and healthcare providers may make such providers harder or more expensive to find and contract with. The result of the above may be that our “Bonum Health” telehealth services are unsuccessful, which may result in a material adverse effect to our operations.

Rapid technological change in the telehealth industry presents us with significant risks and challenges.

The telehealth market is characterized by rapid technological change, changing consumer requirements, short product lifecycles and evolving industry standards. Our success will depend on our ability to enhance our offerings with next-generation technologies and to develop or to acquire and market new services. There is no guarantee that we will possess the resources, either financial or personnel, for the research, design and development of new applications or services, or that we will be able to utilize these resources successfully and avoid technological or market obsolescence. Further, there can be no assurance that technological advances by one or more of our competitors or future competitors will not result in our present or future software-based products and services becoming uncompetitive or obsolete.

The telehealth industry is competitive, and if we are not able to compete effectively, our business, financial condition and results of operations will be harmed.

While the telehealth market is in an early stage of development, it is competitive and we expect it to attract increased competition, which could make it difficult for us to succeed. We currently face competition in the telehealth industry from a range of companies, including specialized software and solution providers that offer similar solutions, often at substantially lower prices, and that are continuing to develop additional products and becoming more sophisticated and effective. These competitors include Doctor On Demand, MDLive, Teladoc and others. In addition, large, well-financed health systems have in some cases developed their own telehealth tools and provide these solutions to their customers at discounted prices. The surge in interest in telehealth, and in particular the relaxation of HIPAA privacy and security requirements, has also attracted new competition from providers who utilize consumer-grade video conferencing platforms such as Zoom, Microsoft Teams, Google Meet and Twilio. Competition from large software companies or other specialized solution providers, communication tools and other parties could result in continued pricing pressures, which is likely to lead to price declines in certain product segments, which could negatively impact our future market, sales, profitability and market share (if any). If we are unable to successfully compete in the telehealth market, our business, financial condition and results of operations could be materially adversely affected.

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The emergence of new technologies may render our telehealth solution obsolete or require us to expend significant resources in order to remain competitive.

The U.S. healthcare industry is massive, with a number of large market participants with conflicting agendas, and it is subject to significant government regulation and is currently undergoing significant change. Changes in the telehealth industry, for example, such as the emergence of new technologies as more competitors enter our market, could result in our telehealth solution being less desirable or relevant. If healthcare benefits trends shift or entirely new technologies are developed that replace existing solutions, our existing or future products could be rendered obsolete, and our business could be adversely affected. In addition, we may experience difficulties with industry standards, design or marketing that could delay or prevent our development, introduction or implementation of new applications and enhancements.

If we fail to develop widespread brand awareness cost-effectively, our business may suffer.

We believe that developing and maintaining widespread awareness of our brand in a cost-effective manner is critical to achieving widespread adoption of our products and attracting new clients. Our brand promotion activities may not generate client awareness or increase revenue, and even if they do, any increase in revenue may not offset the expenses we incur in building our brand. If we fail to successfully promote and maintain our brand, or incur substantial expenses in doing so, we may fail to attract or retain clients necessary to realize a sufficient return on our brand-building efforts or to achieve the widespread brand awareness that is critical for broad client adoption of our solution.

Risks Associated with Our Governing Documents and Delaware Law

Our certificate of incorporation provides for indemnification of officers and directors at our expense and limits their liability, which may result in a major cost to us and hurt the interests of our stockholders because corporate resources may be expended for the benefit of officers or directors.

Our Certificate of Incorporation provides for indemnification as follows: “To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of, and advancement of expenses to, such agents of the Corporation (and any other persons to which Delaware law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to the Corporation, its stockholders and others.” Our obligation to indemnify our officers and directors may discourage stockholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under federal securities laws is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification for liabilities arising under federal securities laws, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with our activities, we will (unless in the opinion of our counsel, the matter has been settled by controlling precedent) submit to a court of appropriate jurisdiction, the question whether indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. The legal process relating to this matter if it were to occur is likely to be very costly and may result in us receiving negative publicity, either of which factors is likely to materially reduce the market and price for our shares.

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Our certificate of incorporation contains a specific provision that limits the liability of our directors for monetary damages to the Company and the Company’s stockholders and requires us, under certain circumstances, to indemnify officers, directors and employees.

The limitation of monetary liability against our directors, officers and employees under Delaware law and the existence of indemnification rights to them may result in substantial expenditures by us and may discourage lawsuits against our directors, officers and employees.

Our certificate of incorporation contains a specific provision that limits the liability of our directors for monetary damages to the Company and the Company’s stockholders, including as a result of a breach of their fiduciary duties, except to the extent such exception from liability is not permitted under Delaware General Corporation Law. We also have contractual indemnification obligations under our employment and engagement agreements with our executive officers and directors, as well as pursuant to indemnification agreements. The foregoing indemnification obligations could result in us incurring substantial expenditures to cover the cost of settlement or damage awards against our directors and officers, which the Company may be unable to recoup. These provisions and resultant costs may also discourage us from bringing a lawsuit against our directors and officers for breaches of their fiduciary duties and may similarly discourage the filing of derivative litigation by our stockholders against our directors and officers, even though such actions, if successful, might otherwise benefit us and our stockholders.

Our directors have the right to authorize the issuance of shares of preferred stock and additional shares of our common stock.

Our directors, within the limitations and restrictions contained in our certificate of incorporation and without further action by our stockholders, have the authority to issue shares of preferred stock from time to time in one or more series and to fix the number of shares and the relative rights, conversion rights, voting rights, and terms of redemption, liquidation preferences and any other preferences, special rights and qualifications of any such series. Any issuance of shares of preferred stock could adversely affect the rights of holders of our common stock. Should we issue additional shares of our common stock at a later time, each investor’s ownership interest in our stock would be proportionally reduced.

Anti-takeover provisions may impede the acquisition of the Company.

Certain provisions of the Delaware General Corporation Law (DGCL) have anti-takeover effects and may inhibit a non-negotiated merger or other business combination, notwithstanding the fact that our certificate of incorporation provides that we are not subject to Section 203 of Delaware General Corporation Law, which relates to certain restrictions on business combinations with interested stockholders. These provisions are intended to encourage any person interested in acquiring the Company to negotiate with, and to obtain the approval of, our directors, in connection with such a transaction. As a result, certain of these provisions may discourage a future acquisition of the Company, including an acquisition in which the stockholders might otherwise receive a premium for their shares. In addition, we can also authorize “blank check” preferred stock, which could be issued by our Board of Directors without stockholder approval and may contain voting, liquidation, dividend and other rights superior to our common stock.

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Compliance, Reporting and Listing Risks

We incur significant costs to ensure compliance with U.S. and Nasdaq Capital Market reporting and corporate governance requirements.

We incur significant costs associated with our public company reporting requirements and with applicable U.S. and Nasdaq Capital Market corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 and other rules implemented by the SEC and The Nasdaq Capital Market. The rules of The Nasdaq Capital Market include requiring us to maintain independent directors, comply with other corporate governance requirements and pay annual listing and stock issuance fees. All of such SEC and Nasdaq obligations require a commitment of additional resources including, but not limited to, additional expenses, and may result in the diversion of our senior management’s time and attention from our day-to-day operations. We expect all of these applicable rules and regulations to significantly increase our legal and financial compliance costs and to make some activities more time consuming and costly. We also expect that these applicable rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our Board of Directors or as executive officers.

We will continue to incur increased costs as a result of being a reporting company, and given our limited capital resources, such additional costs may have an adverse impact on our profitability.

We are an SEC-reporting company. The rules and regulations under the Exchange Act require reporting companies to provide periodic reports with interactive data files, which require that we engage legal, accounting and auditing professionals, and inline eXtensible Business Reporting Language (iXBRL) and EDGAR (Electronic Data Gathering, Analysis, and Retrieval) service providers. The engagement of such services can be costly, and we may continue to incur additional losses, which may adversely affect our ability to continue as a going concern. In addition, the Sarbanes-Oxley Act of 2002, as well as a variety of related rules implemented by the SEC, have required changes in corporate governance practices and generally increased the disclosure requirements of public companies. For example, as a result of being a reporting company, we are required to file periodic and current reports and other information with the SEC, and we have adopted policies regarding disclosure controls and procedures and regularly evaluate those controls and procedures.

The additional costs we continue to incur in connection with becoming a reporting company (expected to be several hundred thousand dollars per year) will continue to further stretch our limited capital resources. Due to our limited resources, we have to allocate resources away from other productive uses in order to continue to comply with our obligations as an SEC reporting company. Further, there is no guarantee that we will have sufficient resources to continue to meet our reporting and filing obligations with the SEC as they come due.

We are not currently in compliance with Nasdaq’s continued listing standards and may not be able to maintain the listing of our common stock on the Nasdaq Capital Market.

Our common stock was approved for listing on The Nasdaq Capital Market under the symbol “MEDS”, in February 2020. On July 29, 2022, the Company received a letter from The Nasdaq Stock Market LLC (“Nasdaq”) notifying us that we are not in compliance with the minimum stockholders’ equity requirement for continued listing on the Nasdaq Capital Market. Nasdaq Listing Rule 5550(b)(1) requires companies listed on the Nasdaq Capital Market to maintain stockholders’ equity of at least $2,500,000. In the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, we reported stockholders’ equity of $1,804,533, which is below the minimum stockholders’ equity required for continued listing pursuant to Nasdaq Listing Rule 5550(b)(1) (the “Rule”). Nasdaq gave us until September 12, 2022 to submit to Nasdaq a plan to regain compliance, and we submitted a compliance plan prior to that deadline.

We submitted the plan to regain compliance in a timely manner, and on October 17, 2022, Nasdaq advised the Company that it has determined to grant the Company an extension to regain compliance with the Rule.

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The terms of the extension are as follows: on or before January 25, 2023, the Company must complete certain contemplated transactions which the Company has advised Nasdaq will allow it to re-meet the requirements of the Rule (including the public sale of $1.75 million of common stock (or pre-funded warrants), which transaction was completed on October 7, 2022), and opt for one of the two following alternatives to evidence compliance with the Rule: Alternative 1, completion of a transaction or event that enabled the Company to satisfy the stockholders’ equity requirement for continued listing, and disclosure of that event, along with certain other information, in a public filing with the SEC, including that as of the date of the report, the Company believes it has regained compliance with the stockholders’ equity requirement and a disclosure stating that Nasdaq will continue to monitor the Company’s ongoing compliance with the stockholders’ equity requirement; or Alternative 2, completion of a transaction or event that enabled the Company to satisfy the stockholders’ equity requirement for continued listing, and disclosure of that event, along with certain other information, in a public filing with the SEC, including pro forma adjustments and a pro forma balance sheet must evidence compliance with the Rule, and disclosure that the Company believes it has regained compliance with the stockholders’ equity requirement and a disclosure stating that Nasdaq will continue to monitor the Company’s ongoing compliance with the stockholders’ equity requirement. Additionally, in either case the Company is required to disclose that if at the time of its next periodic report, the Company does not evidence compliance, that it may be subject to delisting.

Regardless of which alternative the Company chooses, if the Company fails to evidence compliance upon filing its next periodic report with the SEC and Nasdaq, the Company may be subject to delisting. In the event the Company does not satisfy these terms, Nasdaq will provide written notification that its securities will be delisted. At that time, the Company may appeal Nasdaq’s determination to a Hearings Panel.

We are currently in the process of accounting for the transactions related to the recent sale of $1.75 million in shares of common stock and pre-funded warrants, and concurrent private placement of warrants to purchase up to 2,663,045 shares of common stock, which may result in us regaining compliance with the Rule; however, we may not be in compliance with the Rule even after the offering. Separately, the Company is continuing to pursue various other potential courses of action to regain compliance with the Rule. The Company is confident that it can regain compliance with Nasdaq’s minimum stockholders’ equity standard within the timeframe set forth above.

There is also no guarantee that we will be able to maintain our listing on The Nasdaq Capital Market for any period of time by perpetually satisfying Nasdaq’s continued listing requirements. Our failure to continue to meet these requirements may result in our securities being delisted from Nasdaq.

Among the conditions required for continued listing on The Nasdaq Capital Market, Nasdaq requires us to maintain at least $2.5 million in stockholders’ equity or $500,000 in net income over the prior two years or two of the prior three years. As discussed above of June 30, 2022 and September 30, 2022, our stockholders’ equity was below $2.5 million and we did not otherwise meet the net income requirements described above, and as such, we are not currently in compliance with Nasdaq’s continue listing standards. If we fail to timely remedy our compliance with the applicable requirements, our stock may be delisted.

Additional requirements we must meet to continue our listing on The Nasdaq Capital Market include the requirement that we maintain a stock price over $1.00 per share, and our common stock has recently traded for a prolonged period of time below $1.00 per share.

On November 29, 2022, the Company received a letter from Nasdaq notifying the Company that it is not in compliance with the minimum bid price requirements set forth in Nasdaq Listing Rule 5550(a)(2) for continued listing on The Nasdaq Capital Market. Nasdaq Listing Rule 5550(a)(2) requires listed securities to maintain a minimum bid price of $1.00 per share, and Listing Rule 5810(c)(3)(A) provides that a failure to meet the minimum bid price requirement exists if the deficiency continues for a period of thirty (30) consecutive business days. Based on the closing bid price of the Company’s common stock for the thirty (30) consecutive business days from October 14, 2022 to November 28, 2022, the Company no longer meets the minimum bid price requirement. The letter states that the Company has 180 calendar days or until May 29, 2023, to regain compliance with Nasdaq Listing Rule 5550(a)(2). To regain compliance, the bid price of the Company’s common stock must have a closing bid price of at least $1.00 per share for a minimum of 10 consecutive business days. If the Company does not regain compliance by May 29, 2023, an additional 180 days may be granted to regain compliance, so long as the Company meets The Nasdaq Capital Market initial listing criteria (except for the bid price requirement) and notifies Nasdaq in writing of its intention to cure the deficiency during the second compliance period by effecting a reverse stock split, if necessary. If the Company does not qualify for the second compliance period or fails to regain compliance during the second 180-day period, the Company’s common stock will be subject to delisting, at which point the Company would have an opportunity to appeal the delisting determination to a Hearings Panel. The Company intends to monitor the closing bid price of its common stock and may, if appropriate, consider implementing available options to regain compliance with the minimum bid price requirement under the Nasdaq Listing Rules.

Even if we demonstrate compliance with the requirements of Nasdaq, we will have to continue to meet other objective and subjective listing requirements to continue to be listed on The Nasdaq Capital Market. Delisting from The Nasdaq Capital Market could make trading our common stock more difficult for investors, potentially leading to declines in our share price and liquidity. Without a Nasdaq Capital Market listing, stockholders may have a difficult time getting a quote for the sale or purchase of our stock, the sale or purchase of our stock would likely be made more difficult, and the trading volume and liquidity of our stock could decline. Delisting from The Nasdaq Capital Market could also result in negative publicity and could also make it more difficult for us to raise additional capital. The absence of such a listing may adversely affect the acceptance of our common stock as currency or the value accorded by other parties. Further, if we are delisted, we would also incur additional costs under state blue sky laws in connection with any sales of our securities. These requirements could severely limit the market liquidity of our common stock and the ability of our stockholders to sell our common stock in the secondary market. If our common stock is delisted by Nasdaq, our common stock may be eligible to trade on an over-the-counter quotation system, such as the OTCQB Market or the OTC Pink market, where an investor may find it more difficult to sell our stock or obtain accurate quotations as to the market value of our common stock. In the event our common stock is delisted from The Nasdaq Capital Market, we may not be able to list our common stock on another national securities exchange or obtain quotation on an over-the counter quotation system.

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Regulatory Risks

Regulatory changes that affect our distribution channels could harm our business.

At the federal level, track and trace legislation requiring the use of pharmaceutical pedigree may restrict and disrupt the movement of pharmaceuticals along the supply chain should the cost of complying with this legislation be too burdensome for smaller suppliers. Changes in the United States healthcare industry and regulatory environment could have a material adverse impact on our results of operations.

Many of our products and services are intended to function within the structure of the healthcare financing and reimbursement system currently being used in the United States. In recent years, the healthcare industry in the United States has changed significantly in an effort to enhance efficiencies, reduce costs and improve patient outcomes. These changes have included cuts in Medicare and Medicaid reimbursement levels, changes in the basis for payments, shifting away from fee-for-service and towards value-based payments and risk-sharing models, increases in the use of managed care, and consolidation in the healthcare industry generally. We expect that the healthcare industry in the United States shall continue to change and evolve in the near future. Changes in the healthcare industry’s (or our pharmaceutical suppliers’) pricing, selling, inventory, distribution or supply policies or practices could significantly reduce our revenues and net income. Additionally, if we experience disruptions in our supply of generic drugs, our margins could be adversely affected.

We distribute generic pharmaceuticals, which can be subject to both price deflation and price inflation. Continued volatility in the availability, pricing trends or reimbursement of these generic drugs, or significant fluctuations in the nature, frequency and magnitude of generic pharmaceutical launches, could have a material adverse impact on our results of operations. Additionally, any future changes in branded and generics drug pricing could be significantly different than our projections. Generic drug manufacturers are increasingly challenging the validity or enforceability of patents on branded pharmaceutical products. During the pendency of these legal challenges, a generics manufacturer may begin manufacturing and selling a generic version of the branded product prior to the final resolution of its legal challenge over the branded product’s patent. To the extent we source, contract manufacture, and distribute such generic products, the brand-name company could assert infringement claims against us. While we generally obtain indemnification against such claims from generic manufacturers as a condition of distributing their products, these rights may not be adequate or sufficient to protect us.

We are also required to comply with various state pricing gouging laws.

The healthcare industry is highly regulated, and further regulation of our distribution businesses and technology products and services could impose increased costs, negatively impact our profit margins and the profit margins of our customers, delay the introduction or implementation of our new products, or otherwise negatively impact our business and expose us to litigation and regulatory investigations.

Healthcare fraud laws are often vague and uncertain, exposing us to potential liability.

We are subject to extensive, and frequently changing, local, state and federal laws and regulations relating to healthcare fraud, waste and abuse. Local, state and federal governments continue to strengthen their position and scrutiny over practices involving fraud, waste and abuse affecting Medicare, Medicaid and other government healthcare programs. Many of the regulations applicable to us, including those relating to marketing incentives, are vague or indefinite and have not been interpreted by the courts. The regulations may be interpreted or applied by a prosecutorial, regulatory, or judicial authority in a manner that could require us to make changes in our operations. If we fail to comply with applicable laws and regulations, we could become liable for damages and suffer civil and criminal penalties, including the loss of licenses or our ability to participate in Medicare, Medicaid and other federal and state healthcare programs.

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Laws reducing reimbursements for pharmaceuticals could negatively affect our industry.

Both our profit margins and the profit margins of our customers may be adversely affected by laws and regulations reducing reimbursement rates for pharmaceuticals, medical treatments and related services, or changing the methodology by which reimbursement levels are determined. The federal government may adopt measures that could reduce Medicare or Medicaid spending, or impose additional requirements on healthcare entities. We cannot predict what alternative or additional deficit reduction initiatives or Medicare payment reductions, if any, will ultimately be enacted into law, or the timing or affect any such initiatives or reductions would have on us. Any of the changes discussed above may have a material adverse impact on our results of operations, cash flows, prospects and/or the value of our securities.

Operating, security and licensure standards of federal agencies challenge our ability to comply with applicable laws and regulations.

We are subject to the operating and security standards of the Drug Enforcement Administration (the DEA), the U.S. Food and Drug Administration (the FDA), various state boards of pharmacy, state health departments, the U.S. Department of Health and Human Services (HHS), the Centers for Medicare & Medicaid Services (CMS), and other comparable agencies. We are also subject to certain state laws relating to price gouging. Although we have enhanced our procedures to ensure compliance, a regulatory agency or tribunal may conclude that our operations are not compliant with applicable laws and regulations. In addition, we may be unable to maintain or renew existing permits, licenses or any other regulatory approvals or obtain without significant delay, future permits, licenses or other approvals needed for the operation of our businesses. Any noncompliance by us with applicable laws and regulations or the failure to maintain, renew or obtain necessary permits and licenses could lead to litigation and have a material adverse impact on our results of operations.

Pedigree tracking laws and regulations could increase our regulatory burdens.

Congress and state and federal agencies, including state boards of pharmacy and departments of health and the FDA, have made increased efforts in the past year to regulate the pharmaceutical distribution system in order to prevent the introduction of counterfeit, adulterated or mislabeled drugs into the pharmaceutical distribution system (otherwise known as “pedigree tracking”). In November 2013, Congress passed (and President Barack Obama signed into law) the Drug Quality and Security Act (the “DQSA”). The DQSA establishes federal standards requiring supply-chain stakeholders to participate in an electronic, interoperable, lot-level prescription drug track-and-trace system. The law also preempts state drug pedigree requirements and establishes new requirements for drug wholesale distributors and third-party logistics providers, including licensing requirements in states that had not previously licensed such entities.

In addition, the Food and Drug Administration Amendments Act of 2007 requires the FDA to establish standards and identify and validate effective technologies for the purpose of securing the pharmaceutical supply chain against counterfeit drugs. These standards may include track-and-trace or authentication technologies, such as radio frequency identification devices, 2D data matrix barcodes, and other similar technologies. On March 26, 2010, the FDA released the Serialized Numerical Identifier (the “SNI”) guidance for manufacturers who serialize pharmaceutical packaging. To date we have been able to accommodate these SNI regulations in our distribution operations. The DQSA and other pedigree tracking laws and regulations have increased the overall regulatory burden and costs associated with our pharmaceutical distribution business and have had a material adverse impact on our results of operations.

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We are uncertain how new privacy laws shall be interpreted.

There are numerous federal and state laws and regulations related to the privacy and security of personal information. In particular, regulations promulgated pursuant to the Health Insurance Portability and Accountability Act of 1996 (HIPAA) establish privacy and security standards that limit the use and disclosure of individually identifiable health information (known as “protected health information”) and require the implementation of administrative, physical and technological safeguards to protect the privacy of protected health information and ensure the confidentiality, integrity and availability of electronic protected health information. We are directly subject to certain provisions of the regulations as a “Business Associate” through our relationships with customers. We are also directly subject to the HIPAA privacy and security regulations as a “Covered Entity” with respect to our operations as a healthcare clearinghouse, specialty pharmacy and medical surgical supply business. If we are unable to properly protect the privacy and security of protected health information entrusted to us, we could be found to have breached our contracts with our customers. Further, if we fail to comply with applicable HIPAA privacy and security standards, we could face civil and criminal penalties. Although we have implemented and continue to maintain policies and processes to assist us in complying with these regulations and our contractual obligations, we cannot provide assurances regarding how these regulations will be interpreted, enforced or applied by the government and regulators to our operations. In addition to the risks associated with enforcement activities and potential contractual liabilities, our ongoing efforts to comply with evolving laws and regulations at the federal and state level might also require us to make costly system purchases /or modifications from time to time.

We might be adversely impacted by healthcare reform such as changes in pricing and reimbursement models.

Many of our products and services are designed and intended to function within the structure of current healthcare financing and reimbursement systems. The healthcare industry and related government programs are changing. Some of these changes increase our risks and create uncertainties for our business.

For example, some changes in reimbursement methodologies (including government rates) for pharmaceuticals, medical treatments and related service reduces profit margins for us and our customers and impose new legal requirements on healthcare providers. Those changes have included cuts in Medicare and Medicaid reimbursement levels, changes in the basis for payments, shifting away from fee-for-service and toward value-based payment and risk-sharing models, and increases in the use of managed care.

In the U.S., the ACA significantly expanded health insurance covered to uninsured Americans and changed the way healthcare is financed by both governmental and private payers. There are continued efforts to challenge the ACA. There are also efforts to broaden healthcare coverage. U.S. lawmakers also have explored proposals to reduce drug prices, including requiring price transparency and drug importation measures. These proposals might result in significant changes in the pharmaceutical value chain as manufacturers, (Pharmacy Benefits Management (“PBM”), managed care organizations and other industry stakeholders look to implement new transactional flows and adapt their business models.

Provincial governments in Canada that provide partial funding for the purchase of pharmaceuticals and independently regulate the sale and reimbursement of drugs have sought to reduce the costs of publicly funded health programs. For example, provincial governments have taken steps to reduce consumer prices for generic pharmaceuticals and, in some provinces, change professional allowances paid to pharmacists by generic manufacturers.

Many European governments provide or subsidize healthcare to consumers and regulate pharmaceutical prices, patient eligibility and reimbursement levels in order to control government healthcare system costs. Some European governments have implemented or are considering austerity measures to reduce healthcare spending. These measures exert pressure on the pricing and reimbursement timelines for pharmaceuticals and may cause our customers to purchase fewer of our products and services or influence us to reduce prices.

Medical billing and coding laws may subject us to fines and investigations.

Medical billing, coding and collection activities are governed by numerous federal and state civil and criminal laws. In connection with these laws, we may be subjected to federal, or state government investigations and possible penalties may be imposed upon us, false claims actions may have to be defended, private payers may file claims against us, and we may be excluded from Medicare, Medicaid or other government-funded healthcare programs. Any such proceeding or investigation could have a material adverse impact on our results of operations.

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It may be difficult and costly for us to comply with the extensive government regulations to which our business is subject.

Our operations are subject to extensive regulation by the U.S. federal and state governments. In addition, as we expand our operations, we may also become subject to the regulations of foreign jurisdictions, as well as additional regulations relating to environmental matters, transportation of pharmaceutical products, shipping restrictions, and import and export restrictions. We are also required to comply with various state pricing gouging laws.

Further, the enactment of new rules and regulations could adversely affect our business. Depending on future enforcement or additional rules and regulations created around it, pharmaceutical pricing controls could be established resulting in substantially reduced margins and limited reimbursement for pharmacies and all other healthcare provider bases. In turn, this may adversely affect our cash flow, profitability, and growth.

Risks Relating to Our Industry in General

The public health crisis involving the abuse of prescription opioid pain medication could have a material negative effect on our business.

Our Pharmaceutical segment distributes prescription opioid pain medications. In recent years, the abuse of prescription opioid pain medication has become a public health crisis.

A significant number of counties, municipalities and other plaintiffs, including a number of state attorney generals, have filed lawsuits against pharmaceutical manufacturers, pharmaceutical wholesale distributors, retail chains and others relating to the manufacturing, marketing or distribution of prescription opioid pain medications. The defense and resolution of future lawsuits and events relating to these lawsuits could have a material adverse effect on our results of operations, financial condition, cash flows or liquidity or have adverse reputational or operational effects on our business.

Other legislative, regulatory or industry measures related to the public health crisis involving the abuse of prescription opioid pain medication and the distribution of these medications could affect our business in ways that we may not be able to predict. For example, several states have now adopted taxes or other fees on the sale of opioids, and several other states have proposed similar legislative initiatives. These laws and proposals vary in the tax amounts imposed and the means of calculation. Liabilities for taxes or assessments under any such laws could have an adverse impact on our results of operations unless we are able to mitigate them through operational changes or commercial arrangements where permitted.

Changes to the U.S. healthcare environment may not be favorable to us.

Over a number of years, the U.S. healthcare industry has undergone significant changes designed to increase access to medical care, improve safety and patient outcomes, contain costs and increase efficiencies. These changes include adoption of the Patient Protection and Affordable Care Act (ACA), a general decline in Medicare and Medicaid reimbursement levels, efforts by healthcare insurance companies to limit or reduce payments to pharmacies and providers, the basis for payments beginning to transition from a fee-for-service model to value-based payments and risk-sharing models, and the industry shifting away from traditional healthcare venues like hospitals and into clinics, physician offices and patients’ homes.

We expect the U.S. healthcare industry to continue to change significantly in the future. Possible changes include repeal and replacement of major parts of the Patient Protection and Affordable Care Act, further reduction or limitations on governmental funding at the state or federal level, efforts by healthcare insurance companies to further limit payments for products and services or changes in legislation or regulations governing prescription pharmaceutical pricing, healthcare services or mandated benefits. These possible changes, and the uncertainty surrounding these possible changes, may cause healthcare industry participants to reduce the number of products and services they purchase from us or the price they are willing to pay for our products and services, which could adversely affect us.

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Consolidation in the U.S. healthcare industry may negatively impact our results of operations.

In recent years, U.S. healthcare industry participants, including distributors, manufacturers, suppliers, healthcare providers, insurers and pharmacy chains, have consolidated or formed strategic alliances. Consolidations create larger enterprises with greater negotiating power, and also could result in the possible loss of a customer where the combined enterprise selects one distributor from two incumbents. If this consolidation trend continues, it could adversely affect our results of operations.

Accounting Risks

We have identified material weaknesses in our internal control over financial reporting and controls and procedures which could, if not remediated, adversely affect our ability to report our financial condition, cash flows and results of operations in a timely and accurate manner and/or increase the risk of future misstatements, which could have a material adverse effect on our business, financial condition, cash flows and results of operations and could cause the market value of our shares of common stock and/or debt securities to decline.

Maintaining effective internal control over financial reporting and effective disclosure controls and procedures are necessary for us to produce reliable financial statements. As of December 31, 2021, our CEO and CFO determined that our disclosure controls and procedures were not effective. Additionally, our management is responsible for establishing and maintaining adequate internal control over our financial reporting, as defined in Rule 13a-15(f) under the Exchange Act. Additionally, based on reviews conducted by management, we have concluded that a material weakness exists in the Company’s internal controls over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal controls over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. Such internal control over financial reporting and disclosure controls and procedures have been ineffective since approximately June 30, 2014 and December 31, 2015, respectively.

The material weaknesses identified in our controls and procedures as of December 31, 2021, included the fact that (1) The Company did not maintain a fully integrated financial consolidation and reporting system throughout the period and as a result, extensive manual analysis, reconciliation and adjustments were required in order to produce financial statements for external reporting purposes. and (2) the Company does not currently have a sufficient complement of technical accounting and external reporting personnel commensurate to support standalone external financial reporting under public company or SEC requirements. Specifically, the Company did not effectively segregate certain accounting duties due to the small size of its accounting staff and maintain a sufficient number of adequately trained personnel necessary to anticipate and identify risks critical to financial reporting and the closing process. In addition, there were inadequate reviews and approvals by the Company’s personnel of certain reconciliations and other processes in day-to-day operations due to the lack of a full complement of accounting staff.

The material weaknesses identified in our internal control over financial reporting include the fact that: the Company did not maintain a fully integrated financial consolidation and reporting system throughout the period and as a result, extensive manual analysis, reconciliation and adjustments were required in order to produce financial statements for external reporting purposes; and the Company does not currently have a sufficient complement of technical accounting and external reporting personnel commensurate to support standalone external financial reporting under public company or SEC requirements. Specifically, the Company did not effectively segregate certain accounting duties due to the small size of its accounting staff and maintain a sufficient number of adequately trained personnel necessary to anticipate and identify risks critical to financial reporting and the closing process. In addition, there were inadequate reviews and approvals by the Company’s personnel of certain reconciliations and other processes in day-to-day operations due to the lack of a full complement of accounting staff.

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Maintaining effective disclosure controls and procedures and effective internal control over financial reporting are necessary for us to produce reliable financial statements and the Company is committed to remediating its material weaknesses in such controls as promptly as possible.

The Company has identified certain remediation actions and is in the process of implementing them, but such efforts are not complete and remain ongoing. If we do not complete our remediation in a timely manner or if our remedial measures are insufficient to address the material weaknesses, or if additional material weaknesses in our internal controls and/or controls and procedures are discovered or occur in the future, it may materially adversely affect our ability to report our financial condition and results of operations in a timely and accurate manner and there will continue to be an increased risk of future misstatements. Although we regularly review and evaluate internal controls systems to allow management to report on the effectiveness of our internal controls over financial reporting and controls and procedures, we may discover additional weaknesses in our internal controls over financial reporting or disclosure controls and procedures. The next time we evaluate our internal controls over financial reporting and disclosure controls and procedures, if we identify one or more new material weaknesses or have been unable to timely remediate our existing material weaknesses, we would be unable to conclude that our internal controls over financial reporting or disclosure controls and procedures are effective. If we are unable in the future to conclude that our internal controls over financial reporting or our disclosure controls and procedures are effective, we may not be able to report our financial condition and results of operations in a timely and accurate manner, which could have a material adverse effect on our business, financial condition, cash flows and results of operations and could cause the market value of our shares of common stock to decline. In addition, any potential future restatements could subject us to additional adverse consequences, including sanctions by the SEC, stockholder litigation and other adverse actions. Moreover, we may be the subject of further negative publicity focusing on such financial statement adjustments and resulting restatement and negative reactions from our stockholders, creditors or others with whom we do business. The occurrence of any of the foregoing could have a material adverse effect on our business, financial condition, cash flows and results of operations and could cause the market value of our shares of common stock to decline.

We may experience adverse impacts on our reported results of operations as a result of adopting new accounting standards or interpretations.

Our implementation of and compliance with changes in accounting rules, including new accounting rules and interpretations, have not affected our reported financial position or operating results to date or cause unanticipated fluctuations in our reported operating results in future periods.

A significant amount of our revenues has historically been due to only a small number of customers and we depend on a small number of major wholesalers, and if we were to lose any of those customers or suppliers, our results of operations would be adversely affected.

During the years ended December 31, 2021 and 2020, no sales to customers represented greater than 10% of revenue in 2021 and sales to two customers represented 25% and 15% of revenue, respectively, in 2020. In the event our customers do not pay us amounts owed, sales to such customers cease or we are unable to find new customers moving forward, it could have a materially adverse effect on our results of operations. We have a working relationship with over 25 wholesalers and the nation’s largest buying group. Although we believe those entities are satisfied with their business relationship with Trxade, if our buying group and two or three of the largest wholesalers decided no longer to do business with Trxade, and we were unable to find additional entities to step into their shoes, the resulting supplier void would materially and adversely affect our competitiveness in the marketplace, and could cause a material adverse effect on our results of operations.

We might be harmed by changes in our relationships or contracts with suppliers.

We attempt to structure our agreements with wholesalers to ensure that we are appropriately and predictably compensated for the services we provide. We cannot control the frequency or magnitude of pharmaceutical price changes. We might be unable to renew agreements with wholesalers in a timely and favorable manner. Any of these risks might have a materially adverse impact on our business operations and our financial positions or results of operations.

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Risks Related to Organizational Documents

Our bylaws require, to the fullest extent permitted by law, that derivative actions brought in our name, actions against our directors, officers, other employees or stockholders for breach of fiduciary duty and certain other actions may be brought only in the Court of Chancery in the State of Delaware, and if brought outside of Delaware, the stockholder bringing the suit will, subject to certain exceptions, be deemed to have consented to service of process on such stockholder’s counsel, which may have the effect of discouraging lawsuits against our directors, officers, other employees or stockholders.

Our bylaws require that unless the Company consents in writing to an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Company; (b) any action asserting a claim of breach of fiduciary duty owed by, or other wrongdoing by, any director, officer, employee or agent of the Company to the Company or the Company’s stockholders; (c) any action asserting a claim arising pursuant to any provision of Delaware General Corporation Law or the certificate of incorporation or bylaws of the Company; (d) any action to interpret, apply, enforce or determine the validity of the certificate of incorporation or bylaws of the Company; or (e) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein (or such indispensable parties consenting to the personal jurisdiction of the Court of Chancery within 10 days following any determination by the Court of Chancery that an indispensable party is not subject to such personal jurisdiction); provided that, if the Court of Chancery of the State of Delaware dismisses any action for lack of subject matter jurisdiction, such action may be brought in another state or federal court sitting in the State of Delaware. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in our bylaws. This choice of forum provision may limit or make more costly a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provision contained in our bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

As described above, our bylaws provide that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law, subject to certain exceptions. However, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. We also note that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act, creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Our stockholders have no right to call special meetings of stockholders.

Our bylaws provide that special meetings of our stockholders may be called only by the chairperson of the board of directors, the chief executive officer or president (in the absence of a chief executive officer). Because our stockholders do not have the right to call a special meeting, a stockholder could not force stockholder consideration of a proposal over the opposition of our board of directors by calling a special meeting of stockholders prior to such time as the chairperson of the board of directors, the chief executive officer or president (in the absence of a chief executive officer) believed the matter should be considered or until the next annual meeting provided that the requestor met the notice requirements. The restriction on the ability of stockholders to call a special meeting means that a proposal to replace our board of directors also could be delayed until the next annual meeting.

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Provisions in our certificate of incorporation and bylaws may inhibit a takeover of us, which could limit the value of our securities and could entrench management.

Our certificate of incorporation and bylaws contain provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. These provisions include the ability of the board of directors to designate the terms of and issue new series of preferred shares and the requirement to receive the affirmative vote of holders of at least two-thirds of the outstanding capital stock of the Company to amend any provision of the bylaws of the Company, without Board of Directors approval (which Board of Directors approved amendments may be affected solely by the Board of Directors, without stockholder approval, subject to certain exceptions, without stockholder approval), which may make the removal of management more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities. These provisions may make the removal of management more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.

Risks Relating to our Securities

Resales of our common stock in the public market may cause the market price of our common stock to fall.

Sales of a substantial number of shares of our common stock could occur at any time. The issuance of new shares of our common stock could result in resales of our common stock by our current stockholders concerned about the potential ownership dilution of their holdings. In turn, these resales could have the effect of depressing the market price for our common stock.

If this prospectus relating to the common stock issuable upon exercise of the Private Placement Warrants does not remain in effect and valid for future sales of the Private Placement Warrants, holders may exercise such Private Placement Warrants on a “cashless basis.”

The Private Placement Warrants may not be exercised by the holder thereof until or unless Stockholder Approval is received. Assuming Stockholder Approval is received, if this prospectus does not remain current and effective at the time that holders wish to exercise such Private Placement Warrants, they will be able to exercise the Private Placement Warrants on a “cashless basis”. As a result, the number of shares of common stock that holders will receive upon exercise of the Private Placement Warrants will be fewer than it would have been had such holders exercised their Private Placement Warrants for cash. Under the terms of our October 4, 2022 securities purchase agreement , we have agreed to file a registration statement to register the shares of common stock issuable upon the exercise of the Private Placement Warrants (the “Private Placement Warrant Shares”), as soon as practicable (and in any event within 60 calendar days of the date of the Purchase Agreement), and use commercially reasonable efforts to cause such registration statement to become effective within 181 days following the closing date of the offering contemplated by the Purchase Agreement and to keep such registration statement effective at all times until the investor holds no Private Placement Warrants or Private Placement Warrant Shares issuable upon exercise thereof and we have filed the registration statement of which this prospectus forms a part to register such shares of common stock issuable upon exercise of the Private Placement Warrants. However, we cannot assure you that we will be able to do so. If the Private Placement Warrants are exercised on a “cashless” basis, we will not receive any consideration from such exercises.

Provisions of the Private Placement Warrants could discourage an acquisition of us by a third party.

Certain provisions of the Private Placement Warrants could make it more difficult or expensive for a third party to acquire us. The Private Placement Warrants prohibit us from engaging in certain transactions constituting “fundamental transactions” unless, among other things, the surviving entity assumes our obligations under the Private Placement Warrants. Further, the Private Placement Warrants provide that, in the event of certain transactions constituting “fundamental transactions,” with some exception, holders of such warrants will have the right, at their option, to require us to repurchase such warrants at a price described in such warrants. These and other provisions of the Private Placement Warrants could prevent or deter a third party from acquiring us even where the acquisition could be beneficial to you.

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The Private Placement Warrants have certain anti-dilutive rights.

The Private Placement Warrants include full ratchet anti-dilutive rights in the event any shares of common stock or other equity or equity equivalent securities payable in common stock are granted, issued or sold (or the Company enters into any agreement to grant, issue or sell), or in accordance with the terms of the warrant agreement evidencing the Private Placement Warrants, are deemed to have granted, issued or sold, in each case, at a price less than the exercise price, which automatically decreases the exercise price of the Warrants upon the occurrence of such event, as described in greater detail in the warrant agreement, subject to a minimum exercise price of $0.232 per share. Such anti-dilution rights, if triggered, could result in a significant decrease in the exercise price of the Private Placement Warrants, which could result in significant dilution to existing stockholders.

The Private Placement Warrants may be accounted for as liabilities and the changes in value of such Private Placement Warrants may have a material effect on our financial results.

We are currently evaluating the terms of the warrant agreements entered into in connection with the sale of the Private Placement Warrants. It is possible that we and/or our auditors will conclude that because of the terms of such Private Placement Warrants, such Private Placement Warrants should be accounted for as liability instruments. As a result, the Company would be required to classify the Private Placement Warrants as liabilities. Under the liability accounting treatment, the Company would be required to measure the fair value of these instruments at the end of each reporting period and recognize changes in the fair value from the prior period in the Company’s operating results for the current period. As a result of the recurring fair value measurement, our financial statements and results of operations may fluctuate quarterly based on factors which are outside our control. In the event the Private Placement Warrants are required to be accounted for under liability accounting treatment, we will recognize noncash gains or losses due to the quarterly fair valuation of these warrants which could be material. The impact of changes in fair value on our earnings may have an adverse effect on the market price of our common stock and/or our stockholders’ equity, which may make it harder for us to, or prevent us from, meeting the continued listing standards of The Nasdaq Capital Market.

We are currently prohibited from filing any new registration statements on Form S-3 and effective upon the date that our Annual Report on Form 10-K for the year ended December 31, 2022 is filed with the Commission, we will be prohibited from using our Shelf Form S-3 until at least October 2023.

Due to our inadvertent failure to timely file a Current Report on Form 8-K, we are currently prohibited from using Form S-3 to register securities with the Commission. Separately, effective on the date that we file our Annual Report on Form 10-K for the year ended December 31, 2022, our ability to use our previously effective shelf Form S-3, will be suspended until at least October 2023. As a result, we will be required to use Form S-1, a longer-form registration statement for future offerings, and will be prohibited, after the date our 2022 Annual Report is filed, until at least October 2023, from undertaking at-the-market offerings. Furthermore, in the event that the Pre-Funded Warrants have not been exercised in full by such date, the shares of common stock issuable upon exercise of the Pre-Funded Warrants will need to be registered on Form S-1 in order to continue to be registered under the Securities Act.

There may be future sales of our common stock, which could adversely affect the market price of our common stock and dilute a stockholder’s ownership of common stock.

The exercise of (a) any options granted to executive officers and other employees under our equity compensation plans and (b) of any warrants, and other issuances of our common stock could have an adverse effect on the market price of the shares of our common stock. Other than restrictions in connection with the recent offering, we are not restricted from issuing additional shares of common stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive shares of common stock, provided that we are subject to the requirements of the Nasdaq Capital Market (which generally requires stockholder approval for any transactions which would result in the issuance of more than 20% of our then outstanding shares of common stock or voting rights representing over 20% of our then outstanding shares of stock). Sales of a substantial number of shares of our common stock in the public market or the perception that such sales might occur could materially adversely affect the market price of the shares of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Accordingly, our stockholders bear the risk that our future offerings will reduce the market price of our common stock and dilute their stock holdings in us.

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Future sales of our common stock could cause our stock price to decline.

If our stockholders sell substantial amounts of our common stock in the public market, the market price of our common stock could decrease significantly. The perception in the public market that our stockholders might sell shares of our common stock could also depress the market price of our common stock. Up to $100,000,000 in total aggregate value of securities have been registered by us on a “shelf” registration statement on Form S-3 (File No. 333-266432) that we filed with the Securities and Exchange Commission on July 29, 2022, and which was declared effective on August 8, 2022. There is an aggregate of over $97 million in securities which are eligible for sale in the public markets from time to time, subject to the requirements of Form S-3, which limits us, until such time, if ever, as our public float exceeds $75 million, from selling securities in a public primary offering under Form S-3 with a value exceeding more than one-third of the aggregate market value of the common stock held by non-affiliates of the Company every twelve months. Additionally, if our existing stockholders sell, or indicate an intention to sell, substantial amounts of our common stock in the public market, the trading price of our common stock could decline significantly. The market price for shares of our common stock may drop significantly when such securities are sold in the public markets. A decline in the price of shares of our common stock might impede our ability to raise capital through the issuance of additional shares of our common stock or other equity securities.

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering, and investors purchasing our shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock or other securities convertible into or exchangeable for our common stock in future transactions may be higher or lower than the price per share in this offering.

Our common stock has in the past been a “penny stock” under SEC rules, and may be subject to the “penny stock” rules in the future. It may be more difficult to resell securities classified as “penny stock.”

In the past (including immediately prior to our common stock being listed on The Nasdaq Capital Market in February 2020), our common stock was a “penny stock” under applicable SEC rules (generally defined as non-exchange traded stock with a per-share price below $5.00). While our common stock is not now considered a “penny stock” because it is listed on The Nasdaq Capital Market, if we are unable to maintain that listing, unless we maintain a per-share price above $5.00, our common stock will become “penny stock.” These rules impose additional sales practice requirements on broker-dealers that recommend the purchase or sale of penny stocks to persons other than those who qualify as “established customers” or “accredited investors.” For example, broker-dealers must determine the appropriateness for non-qualifying persons of investments in penny stocks. Broker-dealers must also provide, prior to a transaction in a penny stock not otherwise exempt from the rules, a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, disclose the compensation of the broker-dealer and its salesperson in the transaction, furnish monthly account statements showing the market value of each penny stock held in the customer’s account, provide a special written determination that the penny stock is a suitable investment for the purchaser, and receive the purchaser’s written agreement to the transaction.

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Legal remedies available to an investor in “penny stocks” may include the following:

●	If a “penny stock” is sold to the investor in violation of the requirements listed above, or other federal or states securities laws, the investor may be able to cancel the purchase and receive a refund of the investment.

●	If a “penny stock” is sold to the investor in a fraudulent manner, the investor may be able to sue the persons and firms that committed the fraud for damages.

These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

Many brokerage firms will discourage or refrain from recommending investments in penny stocks. Most institutional investors will not invest in penny stocks. In addition, many individual investors will not invest in penny stocks due, among other reasons, to the increased financial risk generally associated with these investments.

For these reasons, penny stocks may have a limited market and, consequently, limited liquidity. We can give no assurance at what time, if ever, our common stock will not be classified as a “penny stock” in the future.

A significant number of our shares are eligible for sale and their sale or potential sale may depress the market price of our common stock.

Sales of a significant number of shares of our common stock in the public market could harm the market price of our common stock. Most of our common stock is available for resale in the public market, and if sold would increase the supply of our common stock, thereby causing a decrease in its price. Some or all of our shares of common stock may be offered from time to time in the open market pursuant to effective registration statements and/or compliance with Rule 144, which sales could have a depressive effect on the market for our shares of common stock. Subject to certain restrictions, a person who has held restricted shares for a period of six months may generally sell common stock into the market. The sale of a significant portion of such shares when such shares are eligible for public sale may cause the value of our common stock to decline in value.

The issuance and sale of common stock upon exercise of the Private Placement Warrants may cause substantial dilution to existing stockholders and may also depress the market price of our common stock.

Assuming Stockholder Approval is received, the Private Placement Warrants will be exercisable for up to 2,633,045 shares of common stock, provided that the Private Placement Warrants contain a provision limiting each holder’s ability to exercise the warrants if such exercise would cause the holder’s (or any affiliate of any such holder) holdings in the Company to exceed 4.99% of the Company’s issued and outstanding shares of common stock (which may be increased or decreased with 61 days prior written notice from the holder, to up to 9.99% of the Company’s issued and outstanding shares of common stock). The ownership limitation does not prevent such holder from exercising some of the warrants, selling those shares, and then exercising the rest of the warrants, while still staying below the 4.99% limit. In this way, the holder of the warrants could sell more than this limit while never actually holding more shares than this limit allows. If the holder of the warrants chooses to do this, it will cause substantial dilution to the then holders of our common stock.

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If exercises of the warrants and sales of such shares issuable upon exercise thereof take place, the price of our common stock may decline. In addition, the common stock issuable upon exercise of the warrants may represent overhang that may also adversely affect the market price of our common stock. Overhang occurs when there is a greater supply of a company’s stock in the market than there is demand for that stock. When this happens the price of the company’s stock will decrease, and any additional shares which stockholders attempt to sell in the market will only further decrease the share price. If the share volume of our common stock cannot absorb shares sold by the warrant holders, then the value of our common stock will likely decrease.

Our common stock price is likely to be highly volatile because of several factors, including a limited public float.

The market price of our common stock has been volatile in the past and the market price of our common stock is likely to be highly volatile in the future. You may not be able to resell shares of our common stock following periods of volatility because of the market’s adverse reaction to volatility.

Other factors that could cause such volatility may include, among other things:

●	actual or anticipated fluctuations in our operating results;

●	the absence of securities analysts covering us and distributing research and recommendations about us;

●	we may have a low trading volume for a number of reasons, including that a large portion of our stock is closely held;

●	overall stock market fluctuations;

●	announcements concerning our business or those of our competitors;

●	actual or perceived limitations on our ability to raise capital when we require it, and to raise such capital on favorable terms;

●	conditions or trends in our industry;

●	litigation;

●	changes in market valuations of other similar companies;

●	future sales of common stock;

●	departure of key personnel or failure to hire key personnel; and

●	general market conditions.

Any of these factors could have a significant and adverse impact on the market price of our common stock. In addition, the stock market in general has at times experienced extreme volatility and rapid decline that has often been unrelated or disproportionate to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock, regardless of our actual operating performance.

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There may not be sufficient liquidity in the market for our securities in order for investors to sell their shares. The market price of our common stock may continue to be volatile.

The market price of our common stock will likely continue to be highly volatile. Some of the factors that may materially affect the market price of our common stock are beyond our control, such as conditions or trends in the industry in which we operate or sales of our common stock. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable.

As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a mature issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. It is possible that a broader or more active public trading market for our common stock will not develop or be sustained, or that trading levels will not continue. These factors may materially adversely affect the market price of our common stock, regardless of our performance. In addition, the public stock markets have experienced extreme price and trading volume volatility. This volatility has significantly affected the market prices of securities of many companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of our common stock.

The exercise of outstanding warrants, options and shares issued in connection with a joint venture and acquisition will be dilutive to our existing stockholders.

As of the date of this prospectus, we had 9,318,708 shares of our common stock issued and outstanding and the following securities, which are exercisable into shares of our common stock:

●	601,740 shares of common stock issuable upon the exercise of the Pre-Funded Warrants, exercisable at an exercise price of $0.00001 per share and 2,663,045 shares of common stock issuable upon exercise of the Private Warrants, which have an initial exercise price of $1.50 per share;

●	26,924 shares of common stock issuable upon the exercise of outstanding warrants to purchase shares of common stock at a weighted-average exercise price of $0.06 per share; and

●	286,841 shares of common stock issuable upon the exercise of outstanding options to purchase shares of common stock at a weighted-average exercise price of $4.64 per share.

For the life of the options and warrants, the holders have the opportunity to profit from a rise in the market price of our common stock without assuming the risk of ownership. The issuance of shares upon the exercise of outstanding securities will also dilute the ownership interests of our existing stockholders.

The availability of these shares for public resale, as well as any actual resales of these shares, could adversely affect the trading price of our common stock. Certain of the shares of common stock underlying outstanding options will be available for resale immediately in the public market without restriction.

We cannot predict the size of future issuances of our common stock pursuant to the exercise of outstanding options or warrants, or the effect, if any, that future issuances and sales of shares of our common stock may have on the market price of our common stock. Sales or distributions of substantial amounts of our common stock (including shares issued in connection with an acquisition), or the perception that such sales could occur, may cause the market price of our common stock to decline.

We have never paid or declared any dividends on our common stock.

We have never paid or declared any dividends on our common stock or preferred stock. Likewise, we do not anticipate paying, in the near future, dividends or distributions on our common stock. Any future dividends on common stock will be declared at the discretion of our Board of Directors and will depend, among other things, on our earnings, our financial requirements for future operations and growth, and other facts as we may then deem appropriate. Since we do not anticipate paying cash dividends on our common stock, return on your investment, if any, will depend solely on an increase, if any, in the market value of our common stock.

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Our common stock price is likely to be highly volatile because of several factors, including a limited public float.

The market price of our common stock has been volatile in the past and the market price of our common stock is likely to be highly volatile in the future. You may not be able to resell shares of our common stock following periods of volatility because of the market’s adverse reaction to volatility.

Other factors that could cause such volatility may include, among other things:

●	actual or anticipated fluctuations in our operating results;

●	the absence of securities analysts covering us and distributing research and recommendations about us;

●	we may have a low trading volume for a number of reasons, including that a large portion of our stock is closely held;

●	overall stock market fluctuations;

●	announcements concerning our business or those of our competitors;

●	actual or perceived limitations on our ability to raise capital when we require it, and to raise such capital on favorable terms;

●	conditions or trends in our industry;

●	litigation;

●	changes in market valuations of other similar companies;

●	future sales of common stock;

●	departure of key personnel or failure to hire key personnel; and

●	general market conditions.

Any of these factors could have a significant and adverse impact on the market price of our common stock. In addition, the stock market in general has at times experienced extreme volatility and rapid decline that has often been unrelated or disproportionate to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock, regardless of our actual operating performance.

Our Chief Executive Officer and President are our two largest stockholders and, as a result, they can exert significant control over us and have actual or potential interests that may differ from yours.

Mr. Suren Ajjarapu, our CEO, and Mr. Prashant Patel, our President, beneficially own, in the aggregate, over 47% of our common stock. As a result, these stockholders, acting together, will be able to significantly influence many matters requiring stockholder approval, including the election of directors and approval of mergers and other significant corporate transactions. This concentration of ownership may have the effect of delaying, preventing or deterring a change in control, and could deprive our stockholders of an opportunity to receive a premium for their shares of common stock as part of a sale of our company and may affect the market price of our stock.

Further, Mr. Ajjarapu and Mr. Patel may have interests that differ from those of other holders of our common stock. As a result, Mr. Ajjarapu and Mr. Patel may vote the shares they own or control or otherwise cause us to take actions that may conflict with your best interests as a stockholder, which could adversely affect our results of operations and the trading price of our common stock.

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Through this control, Mr. Ajjarapu and Mr. Patel may be able to control our management, affairs and all matters requiring stockholder approval, including the approval of significant corporate transactions, a sale of our company, decisions about our capital structure and the composition of our Board of Directors.

Our common stock may continue to be followed by only a limited number of analysts and there may continue to be a limited number of institutions acting as market makers for our common stock.

For the foreseeable future, our common stock is unlikely to be followed by a significant number of market analysts, and there may be few institutions acting as market makers for our common stock. Either of these factors could adversely affect the liquidity and trading price of our common stock. Until our common stock is fully distributed, and an orderly market develops in our common stock, if ever, the price at which it trades is likely to fluctuate significantly. Prices for our common stock are determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for shares of our common stock, developments affecting our business, including the impact of the factors referred to elsewhere in these Risk Factors, investor perception of us and general economic and market conditions. No assurances can be given that an orderly or liquid market will ever develop for the shares of our common stock.

General Risk Factors

Failure to adequately manage our planned aggressive growth strategy may harm our business or increase our risk of failure.

For the foreseeable future, we intend to pursue an aggressive growth strategy for the expansion of our operations through increased product development and marketing. Our ability to rapidly expand our operations will depend upon many factors, including our ability to work in a regulated environment, market value-added products effectively to independent pharmacies, establish and maintain strategic relationships with suppliers, and obtain adequate capital resources on acceptable terms. Any restrictions on our ability to expand may have a materially adverse effect on our business, results of operations, and financial condition. Accordingly, we may be unable to achieve our targets for sales growth, and our operations may not be successful or achieve anticipated operating results.

Additionally, our growth may place a significant strain on our managerial, administrative, operational, and financial resources and our infrastructure. Our future success will depend, in part, upon the ability of our senior management to manage growth effectively. This will require us to, among other things:

●	implement additional management information systems;

●	further develop our operating, administrative, legal, financial, and accounting systems and controls;

●	hire additional personnel;

●	develop additional levels of management within our company;

●	locate additional office space;

●	maintain close coordination among our engineering, operations, legal, finance, sales and marketing, and client service and support organizations; and

●	manage our expanding international operations.

As a result, we may lack the resources to deploy our services on a timely and cost-effective basis. Failure to accomplish any of these requirements could impair our ability to deliver services in a timely fashion or attract and retain new customers.

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If we do not successfully implement any acquisition strategies, our operating results and prospects could be harmed.

We face competition within our industry for acquisitions of businesses, technologies and assets, and, in the future, such competition may become more intense. As such, even if we are able to identify an acquisition that we would like to consummate, we may not be able to complete the acquisition on commercially reasonable terms or at all because of such competition. Furthermore, if we enter into negotiations that are not ultimately consummated, those negotiations could result in diversion of management time and significant out-of-pocket costs. Even if we are able to complete such acquisitions, we may additionally expend significant amounts of cash or incur substantial debt to finance them, which indebtedness could result in restrictions on our business and use of available cash. In addition, we may finance or otherwise complete acquisitions by issuing equity or convertible debt securities, which could result in dilution of our existing stockholders. If we fail to evaluate and execute acquisitions successfully, we may not be able to realize their benefits. If we are unable to successfully address any of these risks, our business, financial condition or operating results could be harmed.

If we make any acquisitions, they may disrupt or have a negative impact on our business.

If we make acquisitions in the future, funding permitting, which may not be available on favorable terms, if at all, we could have difficulty integrating the acquired company’s assets, personnel and operations with our own. We do not anticipate that any acquisitions or mergers we may enter into in the future would result in a change of control of the Company. In addition, the key personnel of the acquired business may not be willing to work for us. We cannot predict the effect expansion may have on our core business. Regardless of whether we are successful in acquiring, the negotiations could disrupt our ongoing business, distract our management and employees and increase our expenses. In addition to the risks described above, acquisitions are accompanied by a number of inherent risks, including, without limitation, the following:

●	the difficulty of integrating acquired products, services or operations;

●	the potential disruption of the ongoing businesses and distraction of our management and the management of acquired companies;

●	difficulties in maintaining uniform standards, controls, procedures and policies;

●	the potential impairment of relationships with employees and customers as a result of any integration of new management personnel;

●	the potential inability or failure to achieve additional sales and enhance our customer base through cross-marketing of the products to new and existing customers;

●	the effect of any government regulations which relate to the business acquired;

●	potential unknown liabilities associated with acquired businesses or product lines, or the need to spend significant amounts to retool, reposition or modify the marketing and sales of acquired products or operations, or the defense of any litigation, whether or not successful, resulting from actions of the acquired company prior to our acquisition; and

●	potential expenses under the labor, environmental and other laws of various jurisdictions.

Our business could be severely impaired if and to the extent that we are unable to succeed in addressing any of these risks or other problems encountered in connection with an acquisition, many of which cannot be presently identified. These risks and problems could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations.

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We may apply working capital and future funding to uses that ultimately do not improve our operating results or increase the value of our securities.

In general, we have complete discretion over the use of our working capital and any new investment capital we may obtain in the future. Because of the number and variety of factors that could determine our use of funds, our ultimate expenditure of funds (and their uses) may vary substantially from our current intended operating plan for such funds.

We intend to use existing working capital and future funding to support the development of our products and services, product purchases in our wholesale distribution division, the expansion of our marketing, or the support of operations to educate our customers. We will also use capital for market and network expansion, acquisitions, and general working capital purposes. However, we do not have more specific plans for the use and expenditure of our capital. Our management has broad discretion to use any or all of our available capital reserves. Our capital could be applied in ways that do not improve our operating results or otherwise increase the value of a stockholder’s investment.

Our websites may encounter technical problems and service interruptions.

Our websites may in the future experience slower response times or interruptions as a result of increased traffic or other reasons. These delays and interruptions resulting from failure to maintain Internet service connections to our site could frustrate visitors and reduce our future web site traffic, which could have a material adverse effect on our business.

The sale of shares by our directors and officers may adversely affect the market price for our shares.

Sales of significant amounts of shares held by our officers and directors, or the prospect of these sales, could adversely affect the market price of our common stock. Management’s stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

Stockholders may be diluted significantly through our efforts to obtain financing and satisfy obligations through the issuance of additional shares of our common stock.

Wherever possible, our Board of Directors will attempt to use non-cash consideration to satisfy obligations. In many instances, we believe that the non-cash consideration will consist of restricted shares of our common stock or where shares are to be issued to our officers, directors and applicable consultants. Our Board of Directors has authority, without action or vote of the stockholders, but subject to Nasdaq rules and regulations (which generally require stockholder approval for any transactions which would result in the issuance of more than 20% of our then outstanding shares of common stock or voting rights representing over 20% of our then outstanding shares of stock), to issue all or part of the authorized but unissued shares of common stock. In addition, we may attempt to raise capital by selling shares of our common stock, possibly at a discount to market. These actions will result in dilution of the ownership interests of existing stockholders, which may further dilute common stock book value, and that dilution may be material. Such issuances may also serve to enhance existing management’s ability to maintain control of the Company because the shares may be issued to parties or entities committed to supporting existing management.

Our growth depends in part on the success of our strategic relationships with third parties.

In order to grow our business, we anticipate that we will need to continue to depend on our relationships with third parties, including our technology providers. Identifying partners, and negotiating and documenting relationships with them, requires significant time and resources. Our competitors may be effective in providing incentives to third parties to favor their products or services, or utilization of, our products and services. In addition, acquisitions of our partners by our competitors could result in a decrease in the number of our current and potential customers. If we are unsuccessful in establishing or maintaining our relationships with third parties, our ability to compete in the marketplace or to grow our revenue could be impaired and our results of operations may suffer. Even if we are successful, we cannot assure you that these relationships will result in increased customer use of our products or increased revenue.

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Claims, litigation, government investigations, and other proceedings may adversely affect our business and results of operations.

As a company offering a wide range of products and services, we are regularly subject to actual and threatened claims, litigation, reviews, investigations, and other proceedings, including proceedings relating to goods and services offered by us and by third parties, and other matters. Any of these types of proceedings, including currently pending proceedings as discussed herein, may have an adverse effect on us because of legal costs, disruption of our operations, diversion of management resources, negative publicity, and other factors. The outcomes of these matters are inherently unpredictable and subject to significant uncertainties. Determining legal reserves and possible losses from such matters involves judgment and may not reflect the full range of uncertainties and unpredictable outcomes. Until the final resolution of such matters, we may be exposed to losses in excess of the amount recorded, and such amounts could be material. Should any of our estimates and assumptions change or prove to have been incorrect, it could have a material effect on our business, consolidated financial position, results of operations, or cash flows. In addition, it is possible that a resolution of one or more such proceedings, including as a result of a settlement, could require us to make substantial future payments, prevent us from offering certain products or services, require us to change our business practices in a manner materially adverse to our business, requiring development of non-infringing or otherwise altered products or technologies, damaging our reputation, or otherwise having a material effect on our operations.

We may be adversely affected by climate change or by legal, regulatory or market responses to such change.

The long-term effects of climate change are difficult to predict; however, such effects may be widespread. Impacts from climate change may include physical risks (such as rising sea levels or frequency and severity of extreme weather conditions—which may affect our current operations due to among other things, the fact that we are based in Florida, which is only on average 6 feet higher than current sea level), social and human effects (such as population dislocations or harm to health and well-being), compliance costs and transition risks (such as regulatory or technology changes) and other adverse effects. The effects of climate change could increase the cost of certain products, commodities and energy (including utilities), which in turn may impact our ability to procure goods or services required for the operation of our business. Climate change could also lead to increased costs as a result of physical damage to or destruction of our facilities, loss of inventory, and business interruption due to weather events that may be attributable to climate change. These events and impacts could materially adversely affect our business operations, financial position or results of operation.

We might be adversely impacted by changes in accounting standards.

Our consolidated financial statements are subject to the application of U.S. GAAP, which periodically is revised or reinterpreted. From time to time, we are required to adopt new or revised accounting standards issued by recognized authoritative bodies, including the Financial Accounting Standards Board (“FASB”) and the SEC. It is possible that future accounting standards may require changes to the accounting treatment in our consolidated financial statements and may require us to make significant changes to our financial systems. Such changes might have a materially adverse impact on our financial position or results of operations.

For all of the foregoing reasons and others set forth herein, an investment in our securities involves a high degree of risk.

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October 2022 Offering

On October 4, 2022, we entered into a securities purchase agreement with a certain institutional investor. The Purchase Agreement provided for the sale and issuance by the Company of an aggregate of: (i) 920,000 shares of the Company’s common stock, (ii) Pre-Funded Warrants to purchase up to 601,740 shares of common stock and (iii) the Private Placement Warrants to purchase up to 2,663,045 shares of common stock. The offering price per Share was $1.15 and the offering price per Pre-Funded Warrant was $1.14999. The Private Placement Warrants were sold in a concurrent private placement, exempt from registration pursuant to Section 4(a)(2) and/or Rule 506 of the Securities Act.

The Pre-Funded Warrants was immediately exercisable, had an exercise price of $0.00001 per share, and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full.

Each Private Warrant has an exercise price of $1.50 per share, will be exercisable following Stockholder Approval (as defined below) and will expire on the fifth anniversary of the date on which the Private Placement Warrants become exercisable. The Private Placement Warrants contain standard adjustments to the exercise price including for stock splits, stock dividend, rights offerings and pro rata distributions, and include full ratchet anti-dilutive rights in the event the Company issues shares of common stock or common stock equivalents within fifteen months of the initial exercise date, with a value less than the then exercise price of such Private Placement Warrants, subject to certain customary exceptions, and further subject to a minimum exercise price of $0.232 per share. The Private Placement Warrants also include certain rights upon ‘fundamental transactions’ as described in the Private Placement Warrants, including allowing the holders thereof to require that the Company re-purchase such Private Placement Warrants at the Black Scholes Value of such securities.

The Pre-Funded Warrants have cashless exercise rights and to the extent the shares of common stock underlying the Private Placement Warrants are not registered under the Securities Act, the Private Placement Warrants include cashless exercise rights.

Under the terms of the Pre-Funded Warrants and Private Placement Warrants, a holder will not be entitled to exercise any portion of any such warrant, if, upon giving effect to such exercise, the aggregate number of shares of common stock beneficially owned by the holder (together with its affiliates, any other persons acting as a group together with the holder or any of the holder’s affiliates, and any other persons whose beneficial ownership of common stock would or could be aggregated with the holder’s for purposes of Section 13(d) or Section 16 of the Exchange Act) would exceed 4.99% of the number of shares of common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of such warrant, which percentage may be increased at the holder’s election upon 61 days’ notice to the Company subject to the terms of such warrants, provided that such percentage may in no event exceed 9.99%, and provided further that the Purchaser has elected to increase the ownership limitation to 9.99% in connection with the initial issuance of the Pre-Funded Warrants.

The Private Placement Warrants may not be exercised by the holder thereof until or unless the Company’s stockholders have approved the issuance of shares of common stock upon the exercise of such Private Placement Warrants pursuant to the applicable rules and regulations of the Nasdaq Stock Market, including the issuance of the shares of common stock issuable upon exercise of the Private Placement Warrants in excess of 19.99% of the issued and outstanding common stock on the closing date of the offering, which Stockholder Approval we are seeking at a special meeting of stockholders called for December 20, 2022.

As an additional requirement to the offering, all of the officers and directors of the Company were required to enter into an agreement agreeing to vote all common stock over which such persons have voting control as of the record date for the meeting of stockholders of the Company (the “Voting Agreement”), which Voting Agreement has been entered into by such required persons.

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The offering of the Shares, Pre-Funded Warrants and Private Placement Warrants resulted in gross proceeds to the Company of approximately $1.75 million. The net proceeds to the Company from the offering were approximately $1.5 million, after deducting placement agent fees and expenses and estimated offering expenses payable by the Company. The Company intends to use the net proceeds from the offering for general corporate purposes.

Additionally, each of the directors and executive officers of the Company, pursuant to lock-up agreements (the “Lock-Up Agreements”), agreed not to sell or transfer any of the Company securities which they hold, subject to certain exceptions, during the 90-day period following the closing of the offering.

The transactions contemplated by the Purchase Agreement closed on October 7, 2022.

On October 4, 2022, the Company also entered into a placement agent agreement (the “Placement Agent Agreement”) with Maxim Group LLC (the “Placement Agent”). Pursuant to the terms of the Placement Agent Agreement, the Placement Agent agreed to use its reasonable best efforts to arrange for the sale of the October 2022 Securities. The Company paid the Placement Agent a cash fee equal to 7.0% of the gross proceeds generated from the sale of the Shares and Pre-Funded Warrants and reimbursed the Placement Agent for certain of its expenses in an aggregate amount of $35,000.

The Placement Agent Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Placement Agent, including for liabilities under the Securities Act, other obligations of the parties, and termination provisions.

We agreed pursuant to the Purchase Agreement that as soon as practicable (and in any event within 60 calendar days of the date of Purchase Agreement), that we would file a registration statement on Form S-1 providing for the resale by the Purchaser of the shares of common stock issuable upon exercise of the Private Placement Warrants, use commercially reasonable efforts to cause such registration statement to become effective within 181 days following the closing date of the offerings and to keep such registration statement effective at all times until no Purchaser owns any Private Placement Warrants or shares of common stock issuable upon exercise thereof. The registration statement of which this prospectus forms a part is the registration statement required by the Purchase Agreement.

We also agreed to hold a special meeting of stockholders (which may also be at the annual meeting of stockholders) or take action via written consent of stockholders, at the earliest practical date, but no later than December 20, 2022, for the purpose of obtaining Stockholder Approval, with the recommendation of the Company’s Board of Directors that such proposal be approved, and to solicit proxies from our stockholders in connection therewith. We are required to use our reasonable best efforts to obtain such Stockholder Approval. If we do not obtain Stockholder Approval at the first meeting, we are required to call a meeting every six months thereafter to seek Stockholder Approval until the earlier of the date Stockholder Approval is obtained or the Private Placement Warrants are no longer outstanding. As discussed above, we have called a special meeting of stockholders on December 20, 2022 to seek Stockholder Approval.

Pursuant to the Purchase Agreement the Company has agreed that, subject to certain exceptions, (i) it will not issue any shares of common stock for a period of 90 days following the later of (A) the date of Stockholder Approval and (B) the Effective Date, subject to certain customary and pre-agreed exceptions and that (ii) it will not enter into a variable rate transaction for a period of nine months following the Effective Date.

We also agreed to provide the Purchaser a right of participation for 12 months following the closing date to participate up to 25% in any subsequent offering we may undertake of equity or debt.

The offering of the Shares, Pre-Funded Warrants and the shares of common stock issuable upon exercise of the Pre-Funded Warrants were made pursuant to a registration statement on Form S-3 (File No. 333- 266432), which was filed by the Company with the Securities and Exchange Commission on July 29, 2022, and declared effective on August 8, 2022, as supplemented by a prospectus supplement dated October 4, 2022.

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As discussed above, the Private Placement Warrants and the shares of common stock issuable upon exercise of the Private Placement Warrants were not registered under the registration statement discussed above, and were instead sold in a private transaction, exempt from registration under the Securities Act.

Use of Proceeds

We are registering the shares of common stock for the benefit of the selling stockholder. We are not selling any securities under this prospectus and we will not receive any of the proceeds from the sale or other disposition by the selling stockholder or their transferees of the shares of common stock covered hereby. However, to the extent that the Private Placement Warrants are exercised for cash, we will receive up to $3,993,068 (assuming the exercise price of the Private Placement Warrants, which is subject to adjustment as discussed above, remains at $1.50 per share) which amount we plan to use for working capital and general corporate purposes. However, the timing and manner of use of the net proceeds may vary, depending on the amount of actual proceeds received from the exercise of the Private Placement Warrants, if any, the timing of the receipt of such proceeds, our rate of growth and other factors. To the extent that any shares of common stock issuable upon exercise of the Private Placement Warrants are not registered under an effective registration statement under the Securities Act, such unregistered Private Placement Warrants or portion thereof are exercisable on a cashless basis pursuant to the terms of the Warrant agreements.

We have agreed to pay all costs, expenses and fees relating to registering the shares of our common stock referenced in this prospectus. The selling stockholder will pay any underwriting discounts and commissions and expenses incurred by the selling stockholder for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholder in disposing of the shares.

See “Selling Stockholder” and “Plan of Distribution” described below.

Determination of Offering Price

The selling stockholder will offer the shares at the prevailing market prices or privately negotiated price. The offering price of our common stock does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. Our common stock may not trade at market prices in excess of the offering price as prices for common stock in any public market will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

Description of Capital Stock

Our authorized capital stock consists of 100,000,000 shares of common stock with a $0.00001 par value per share.

As of the date of this prospectus, we have 9,318,708 shares of our common stock outstanding.

The following description of our capital stock is a summary only and is subject to and qualified in its entirety by reference to the applicable provisions of Delaware General Corporation Law, and our charter and Bylaws, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. Please refer to the “Where You Can Find More Information” section of this prospectus for directions on obtaining these documents. You should refer to, and read this summary together with, our Certificate of Incorporation, and Bylaws, each as amended and restated from time to time, to review all of the terms of our capital stock.

Common Stock

Voting Rights. Each share of our common stock is entitled to one vote on all stockholder matters. Shares of our common stock do not possess any cumulative voting rights.

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Except for the election of directors, if a quorum is present, an action on a matter is approved if it receives the affirmative vote of the holders of a majority of the voting power of the shares of capital stock present in person or represented by proxy at the meeting and entitled to vote on the matter, unless otherwise required by applicable law, Delaware law, our Certificate of Incorporation, as amended or Bylaws, as amended. The election of directors will be determined by a plurality of the votes cast in respect of the shares present in person or represented by proxy at the meeting and entitled to vote, meaning that the nominees with the greatest number of votes cast, even if less than a majority, will be elected. The rights, preferences and privileges of holders of common stock are subject to, and may be impacted by, the rights of the holders of shares of any series of preferred stock that we have designated, or may designate and issue in the future.

Dividend Rights. Each share of our common stock is entitled to equal dividends and distributions per share with respect to the common stock when, as and if declared by our Board of Directors, subject to any preferential or other rights of any outstanding preferred stock.

Liquidation and Dissolution Rights. Upon liquidation, dissolution or winding up, our common stock will be entitled to receive pro rata on a share-for-share basis, the assets available for distribution to the stockholders after payment of liabilities and payment of preferential and other amounts, if any, payable on any outstanding preferred stock.

Fully Paid Status. All outstanding shares of the Company’s common stock are validly issued, fully paid and non-assessable.

Listing. Our common stock is listed and traded on the Nasdaq Capital Market under the symbol “MEDS”.

Other Matters. No holder of any shares of our common stock has a preemptive right to subscribe for any of our securities, nor are any shares of our common stock subject to redemption or convertible into other securities.

Anti-Takeover Effects Under Section 203 of Delaware General Corporation Law, our Certificate of Incorporation and Bylaws

Section 203 of Delaware General Corporation Law (DGCL) prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

-	before such date, the Board of Directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

-	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85 percent of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or an exchange offer; or

-	on or after such date, the business combination is approved by our Board of Directors and authorized at an annual or a special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3 percent of the outstanding voting stock that is not owned by the interested stockholder.

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In general, Section 203 defines “business combination” to include the following:

-	any merger or consolidation involving the corporation or any direct or indirect majority owned subsidiary of the corporation and the interested stockholder or any other corporation, partnership, unincorporated association, or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation the transaction is not excepted as described above;

-	any sale, transfer, pledge, or other disposition (in one transaction or a series) of 10% or more of the assets of the corporation involving the interested stockholder;

-	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

-	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

-	the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges, or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or a person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15 percent or more of the outstanding voting stock of the corporation.

A Delaware corporation may “opt out” of these provisions with an express provision in its Certificate of Incorporation. Our Certificate of Incorporation provides that we shall not be governed by Section 203 of DGCL and as a result, Section 203 of DGCL does not apply to us.

Our Amended and Restated Certificate of Incorporation does not provide that our board of directors will be classified. As a result, a person can gain control of our board only by successfully engaging in a proxy contest at one annual meeting.

Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exclusive forum for certain lawsuits

Our Amended and Restated Certificate of Incorporation requires, that unless the Company consents in writing to an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Company; (b) any action asserting a claim of breach of fiduciary duty owed by, or other wrongdoing by, any director, officer, employee or agent of the Company to the Company or the Company’s stockholders; (c) any action asserting a claim arising pursuant to any provision of the DGCL or the Certificate of Incorporation or Bylaws of the Company; (d) any action to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or Bylaws of the Company; or (e) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein (or such indispensable parties consenting to the personal jurisdiction of the Court of Chancery within 10 days following any determination by the Court of Chancery that an indispensable party is not subject to such personal jurisdiction); provided that, if and only if the Court of Chancery of the State of Delaware dismisses any action for lack of subject matter jurisdiction, such action may be brought in another state or federal court sitting in the State of Delaware.

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Notwithstanding any other provisions of law, the Certificate of Incorporation or the Bylaws of the Company, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock of the Company entitled to vote thereon shall be required to amend or repeal, or to adopt any provision inconsistent with the exclusive forum requirements in our Amended and Restated Certificate of Incorporation. If any provision or provision of the exclusive forum requirements in our Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

As a result of the above, our Amended and Restated Certificate of Incorporation provides that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law, subject to certain exceptions. However, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. We also note that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act of 1933, as amended (“Securities Act”), creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Special meeting of stockholders

Our Bylaws provide that special meetings of our stockholders may be called only by the chairperson of the board of directors, the chief executive officer or president (in the absence of a chief executive officer). Because our stockholders do not have the right to call a special meeting, a stockholder could not force stockholder consideration of a proposal over the opposition of our board of directors by calling a special meeting of stockholders prior to such time as the chairperson of the board of directors, the chief executive officer or president (in the absence of a chief executive officer) believed the matter should be considered or until the next annual meeting provided that the requestor met the notice requirements. The restriction on the ability of stockholders to call a special meeting means that a proposal to replace our board of directors also could be delayed until the next annual meeting.

Advance notice requirements for stockholder proposals and director nominations

Our Bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. Separately, pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. Our Bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders and may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Action by written consent

Any action required or permitted to be taken by our common stockholders may be effected by written consent of the stockholders having not less than the minimum percentage of the vote required by DGCL for the proposed corporate action.

Vacancies on the Board of Directors

Our Bylaws provide that, subject to the rights of the holders of any outstanding series of preferred stock and unless otherwise required by law or resolution of our board of directors, vacancies on the board of directors arising through death, resignation, retirement, disqualification or removal, an increase in the number of directors or otherwise may be filled by a majority of the directors then in office, though less than a quorum.

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Amendment to Bylaws by Stockholders

Subject to certain limitations preventing amendments which decrease or diminish indemnification rights provided for in our Bylaws, our Bylaws provide that any amendment to such Bylaws undertaken solely by our stockholders requires the affirmative vote of at least two-thirds in voting power of the outstanding shares of capital stock of the Company.

Transfer Agent

The transfer agent and registrar for our common stock is Action Stock Transfer Corporation, 2469 E. Fort Union Boulevard, Suite 214, Salt Lake City, Utah 84121. Its telephone number is (801) 274-1088.

Plan of Distribution

We are registering the shares of common stock covered by the registration statement of which this prospectus is a part, which are held by the selling stockholder, to permit the resale of these shares of common stock by the selling stockholder from time to time from after the date of this prospectus.

The selling stockholder may, from time to time, sell any or all of its shares of common stock covered hereby on the over-the-counter market, any national securities exchange or quotation service on which the shares of our common stock may be listed or quoted at the time of sale, in the over-the counter market, in privately negotiated transactions, through the writing of options, whether such options are listed on an options exchange or otherwise, short sales or in a combination of such transactions. These sales may be at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or privately negotiated prices. The selling stockholder may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales, to the extent permitted by law;

●	in transactions through broker-dealers that agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling stockholder may pledge or grant a security interest in some or all of the shares of common stock owned by it and, if they default in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus.

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The selling stockholder also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholder may also sell the shares of common stock under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440-1.

The aggregate proceeds to the selling stockholder from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. The selling stockholder reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from the sale by the selling stockholder of the shares of common stock.

In connection with the sale of the shares of common stock or interests therein, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of common stock in the course of hedging the positions they assume. The selling stockholder may also sell the shares of common stock short and deliver these securities to close out their short positions or to return borrowed shares in connection with such short sales, or loan or pledge the shares of common stock to broker-dealers that in turn may sell these securities. The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares of common stock offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholder and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such selling stockholder, broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. A selling stockholder who is an “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. Each selling stockholder has informed us that it is not a registered broker-dealer or an affiliate of a registered broker-dealer.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. There can be no assurance that the selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares.

The selling stockholder will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder unless an exemption therefrom is available.

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Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares of common stock may not simultaneously engage in market making activities with respect to the shares of common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of common stock by the selling stockholder or any other person. We will make copies of this prospectus available to the selling stockholder and have informed them of the need to deliver a copy of this prospectus at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

To the extent required, the shares of our common stock to be sold, the name of the selling stockholder, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

The selling stockholder may not sell any or all of the shares of common stock we registered on behalf of the selling stockholder pursuant to the registration statement of which this prospectus forms a part.

Once sold under the registration statement of which this prospectus forms a part, the shares of common stock registered herein will be freely tradable in the hands of persons other than our affiliates.

Selling Stockholder

This prospectus covers the resale from time to time by the selling stockholder identified in the table below of up to 2,663,045 shares of common stock through this prospectus, which are described in greater detail under “October 2022 Offering”, beginning on page 59.

We are registering the shares to permit the selling stockholder and any of its pledgees, donees, transferees, assignees and successors-in-interest to, from time to time, sell any or all of the shares through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions when and as they deem appropriate in the manner described in “Plan of Distribution”.

The following table sets forth, as of the date of this prospectus, the name of the selling stockholder, the number and percentage of shares of our common stock beneficially owned by the selling stockholder prior to the offering for resale of the shares under this prospectus, the number of shares of our common stock beneficially owned by the selling stockholder that may be offered from time to time under this prospectus, and the number and percentage of shares of our common stock beneficially owned by the selling stockholder after the offering of the shares (assuming all of the offered shares are sold by the selling stockholder).

The selling stockholder has not ever been an executive officer or director of the Company or had had a material relationship with us at any time within the past three years unless disclosed in the footnotes below.

Beneficial ownership is determined in accordance with the rules of the SEC, and includes any shares of common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within sixty (60) days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement.

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Name of Selling		Number of Shares of Common Stock Beneficially Owned Prior to this Offering (1)			Number of Shares of Common Stock Being		Beneficial Ownership of Common Stock After Registration Assuming All Shares Are Sold (#)
Stockholder		Number		Percentage	Offered		Number		Percentage
Armistice Capital Master Fund Ltd.	(2)	1,034,500	(3)	9.99%	2,663,045	(4)	1,034,500	(3)	9.99%
					2,663,045

# Assumes the sale of all shares offered herein.

(1) “Beneficial ownership” means that a person, directly or indirectly, has or shares voting or investment power with respect to a security or has the right to acquire such power within 60 days. The percentage is based upon 9,318,708 shares of our common stock outstanding as of December 2, 2022.

(2) The securities are directly held by Armistice Capital Master Fund Ltd. (the “Master Fund”), a Cayman Islands exempted company, and may be deemed to be indirectly beneficially owned by (i) Armistice Capital, LLC (“Armistice”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. Armistice and Steven Boyd disclaim beneficial ownership of the reported securities except to the extent of their respective pecuniary interest therein. Address 510 Madison Avenue, 7th Floor, New York, NY 10022.

(3) Includes shares of common stock issuable upon exercise of Pre-Funded Warrants to purchase up to 601,740 shares of common stock, which are subject to a 9.99% beneficial ownership limitation and shares of common stock issuable upon exercise of the Private Placement Warrants, which are subject to a 4.99% beneficial ownership limitation.

(4) Represents shares of common stock issuable upon exercise of the Private Placement Warrants.

Security Ownership of
Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of our common stock as of December 2, 2022 (the “Date of Determination”) by (i) each Named Executive Officer, as such term is defined below under “Executive and Director Compensation”, (ii) each member of our Board of Directors, (iii) each person deemed to be the beneficial owner of more than five percent (5%) of our common stock, and (iv) all of our executive officers and directors as a group. Unless otherwise indicated, each person named in the following table is assumed to have sole voting power and investment power with respect to all shares of our common stock listed as owned by such person. The address of each person is deemed to be the address of the Company unless otherwise noted.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and/or investing power with respect to securities. These rules generally provide that shares of common stock subject to options, warrants or other convertible securities that are currently exercisable or convertible, or exercisable or convertible within 60 days of the Date of Determination, are deemed to be outstanding and to be beneficially owned by the person or group holding such options, warrants or other convertible securities for the purpose of computing the percentage ownership of such person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group. The percentages are based upon 9,318,708 shares of our common stock outstanding as of December 2, 2022.

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Beneficial ownership as set forth below is based on our review of our record stockholders list and public ownership reports filed by certain stockholders of the Company and may not include certain securities held in brokerage accounts or beneficially owned by the stockholders described below.

To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, as of the Date of Determination, (a) the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to applicable community property laws; and (b) no person owns more than 5% of our common stock. Unless otherwise indicated, the address for each of the officers or directors listed in the table below is 3840 Lutz Blvd, Land O Lakes, FL 33558. All of the securities reported below are common stock shares as we do not currently have any other outstanding classes of stock other than our common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Class

Directors and Named Executive Officers:
Suren Ajjarapu, Chairman, CEO (1)	2,289,865		24.5%
Prashant Patel, Director, COO, and President (2)	2,093,412		22.4%
Donald G. Fell, Director (3)	122,862		1.3%
Charles L. Pope, Director	65,437		*
Jeff Newell, Director	—		—
Janet Huffman, CFO	21,551		*

All executive officers, directors and director nominees as a Group (six persons)	4,593,127		49.3%

Greater than 5% Stockholders
R.S.N, LLC (4)	500,001		5.4%
Armistice Capital Master Fund Ltd. (5)	1,034,500	(6)	9.99%

* Less than one 1%.

(1) Includes (i) 1,112,516 shares owned directly by Mr. Ajjarapu, (ii) 675,000 shares owned by Mr. Ajjarapu’s wife, which Mr. Ajjarapu claims beneficial ownership of, (iii) 212,500 shares owned by the Surendra Ajjarapu Revocable Trust of 2007, which Mr. Ajjarapu claims beneficial ownership of, as Trustee, (iv) 212,500 shares owned by the Sandhya Ajjarapu Revocable Trust of 2007, which Mr. Ajjarapu claims beneficial ownership of, as Trustee, and which shares Mr. Ajjarapu is therefore deemed to beneficially own, and (v) options to purchase 14,584 shares of common stock granted in 2019, that are exercisable within 60 days of the Record Date.

(2) Includes (i) 1,261,120 shares owned directly by Mr. Patel, (ii) 416,667 shares owned by Rina Patel, Mr. Patel’s wife, which Mr. Patel claims beneficial ownership of, (iii) 400,000 shares owned by the Patel Trust; and (iv) options to purchase 14,584 shares of common stock granted in 2019, that are exercisable within 60 days of the Record Date, which Mr. Patel claims beneficial ownership of, as Trustee.

(3) Includes 49,281 shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days of the Record Date.

(4) The securities held by R.S.N., LLC are beneficially owned by Darshan Ran and Savitri Ran, its Members. Address: 744 Broadway Avenue, Orillia, Ontario, Canada. Information comes from the Schedule 13G/A filed by R.S.N., LLC with the SEC on October 8, 2019, which we do not know or have reason to believe is not complete or accurate and on which we are relying pursuant to applicable SEC regulations.

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(5) The securities are directly held by Armistice Capital Master Fund Ltd. (the “Master Fund”), a Cayman Islands exempted company, and may be deemed to be indirectly beneficially owned by (i) Armistice Capital, LLC (“Armistice”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. Armistice and Steven Boyd disclaim beneficial ownership of the reported securities except to the extent of their respective pecuniary interest therein. Address 510 Madison Avenue, 7th Floor, New York, NY 10022.

(6) Includes shares of common stock issuable upon exercise of Pre-Funded Warrants to purchase up to 601,740 shares of common stock, which are subject to a 9.99% beneficial ownership limitation and shares of common stock issuable upon exercise of the Private Placement Warrants, which are subject to a 4.99% beneficial ownership limitation.

Change of Control

The Company is not aware of any arrangements which may at a subsequent date result in a change of control of the Company.

Dividend Policy

We have never paid or declared any cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. We anticipate that we will retain all of our future earnings for use in the operation of our business and for general corporate purposes. Any determination to pay dividends in the future will be at the discretion of our Board of Directors. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments.

Legal Matters

This Form S-1 registration statement was prepared by The Loev Law Firm, PC, Bellaire, Texas. David M. Loev, the President and sole owner of The Loev Law Firm, PC, beneficially owns less than 1% of the outstanding shares of our common stock.

Experts

The consolidated balance sheets of the Company as of December 31, 2021 and 2020, and the related consolidated statements of operations, consolidated statements of changes in stockholders’ equity, and consolidated statements of cash flows for the years then ended, included under “Index to Financial Statements”, below, have been audited by MaloneBailey, LLP, as set forth in their report thereon, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

Except as set forth above under “Legal Matters”, no expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the securities was employed on a contingency basis, or had, or is to receive, any interest, directly or indirectly, in our Company or any of our parents or subsidiaries, nor was any such person connected with us or any of our parents or subsidiaries, if any, as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

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Description of Business

The following discussion should be read in conjunction with our financial statements and the related notes and other financial information appearing elsewhere in this prospectus.

Corporate and Organizational History

Background of XCEL

Our Company was incorporated in Delaware on July 15, 2005, as “Bluebird Exploration Company” (“Bluebird”). Bluebird was originally formed to engage in the exploitation of mineral properties. In December 2008, Bluebird changed its name to “Xcellink International, Inc.” (“XCEL”), and subsequently announced that its business plan was being expanded to include the development and marketing of platform-independent customer-centric payment systems and methodologies. XCEL was unable to raise the funds necessary to implement its business strategy, never generated any revenue and was reporting as a “shell” corporation. On January 9, 2014, Trxade Group, Inc., a privately held Nevada corporation, merged with and into XCEL, and XCEL changed its name to “Trxade Group, Inc.” On June 1, 2021, the Company changed its name from “Trxade Group, Inc” to “TRxADE HEALTH, INC.”

Background of Trxade

PharmaCycle LLC, a Nevada limited liability company (“PharmaCycle”), was formed in August 2010 by Prashant Patel, our President, to serve as a web-based market platform designed to enable trading among healthcare buyers and sellers of pharmaceuticals, accessories and services. In January 2013, PharmaCycle converted into a Florida corporation and changed its name to Trxade, Inc. (“Trxade Florida”). In May 2013, Trxade Florida created a new wholly-owned subsidiary, Trxade Group, Inc., a Nevada corporation (“Trxade Nevada”). Trxade Nevada acquired Trxade Florida pursuant to a reverse triangular merger, resulting in Trxade Florida becoming a wholly-owned subsidiary of Trxade Nevada (the “Nevada-Florida Merger”). The sole purpose of the Nevada-Florida Merger was to provide for a holding company to own Trxade Florida, the operating company. At all times, up to the Nevada-Florida Merger, Trxade Florida was capitalized exclusively by cash capital contributions from Messrs. Suren Ajjarapu and Patel, our Chief Executive Officer and President, respectively. Immediately following the Nevada-Florida Merger, Messrs. Ajjarapu and Patel collectively owned 99% of Trxade Nevada. After the Nevada-Florida Merger (but prior to the merger with XCEL), Trxade Nevada raised $670,000 through the sale of its preferred stock in private placements made to third party investors.

Reverse Merger with Trxade

On September 26, 2008, Mark Fingarson, the former President, sole Director and controlling shareholder of XCEL, sold 80,000,000 shares of XCEL (prior to the Merger Reverse Split and Reverse Stock Split (each discussed and defined below)) to XCEL’s then attorney, Ron McIntyre. On November 22, 2013, Trxade Nevada acquired Mr. McIntyre’s controlling interest of 80,000,000 shares in XCEL pursuant to a Purchase and Sale Agreement dated November 7, 2013. At the time of the sale, XCEL had 104,160,000 shares of common stock issued and outstanding, including the 80,000,000 shares of stock acquired by Trxade Nevada (prior to the Merger Reverse Split and Reverse Stock Split (each discussed and defined below)).

On December 16, 2013, Trxade Nevada and XCEL entered into a definitive merger agreement (the “Merger Agreement”) providing for the merger (the “Merger”) of Trxade Nevada with and into XCEL, with XCEL continuing as the surviving corporation. The Merger closed on January 8, 2014. Under the terms of the Merger Agreement, we amended our certificate of incorporation and changed our name to “Trxade Group, Inc.”. We subsequently changed our name to “TRxADE HEALTH, INC.”

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Recapitalization of Common Stock by a Reverse Split and Increase of Authorized Shares of Stock

We also reversed our issued and outstanding stock at the ratio of one for one thousand (1:1,000) shares effective upon the closing of the Merger (the “Merger Reverse Split”). In connection with the Merger Reverse Split, 104,160,000 outstanding shares of our common stock, including the 80,000,000 shares held by Trxade Nevada, were exchanged for 104,160 post-Merger Reverse Split shares of common stock. As a result of the Merger, Trxade Nevada stockholders holding 28,800,000 shares of common stock and 670,000 shares of Series A Preferred Stock converted their shares on a one-to-one basis into 28,800,000 shares of our common stock and 670,000 shares of our Series A Preferred Stock, for an aggregate total of 29,470,000 shares. Further, 100,000 shares of our common stock (on a post-Reverse Split basis and considering the Reverse Stock Split (discussed below)) were issued following the Merger in connection with the conversion of our promissory notes. The 80,000,000 pre-Merger shares held by Trxade Nevada, which amounted to 13,334 shares (on a post-Reverse Split basis and taking into account the Reverse Stock Split), reverted to treasury stock of the Company. Except as otherwise disclosed, the share amounts in the paragraph above have not been adjusted for the Merger Reverse Split or the Reverse Stock Split.

February 2020 Reverse Stock Split and Nasdaq Capital Market Listing

On October 9, 2019, our Board of Directors, and on October 15, 2019, stockholders holding a majority of our outstanding voting shares, approved resolutions authorizing a reverse stock split of the outstanding shares of our common stock in the range from one-for-two (1-for-2) to one-for-ten (1-for-10), and provided authority to our Board of Directors to select the ratio of the reverse stock split in their discretion (the “Stockholder Authority”). On February 12, 2020, the Board of Directors of the Company approved a stock split ratio of 1-for-6 (“Reverse Stock Split”) in connection with the Stockholder Authority and the Company filed a Certificate of Amendment with the Secretary of Delaware to affect the Reverse Stock Split. The Reverse Stock Split became effective at 12:01 a.m. Eastern Standard Time on February 13, 2020. The Reverse Stock Split was completed in order to allow us to meet the initial criteria of The Nasdaq Capital Market.

Our common stock was approved for listing on The Nasdaq Capital Market under the symbol “MEDS”, on February 13, 2020.

Subsidiaries

We own 100% of Trxade Inc. (a Florida corporation). This subsidiary is included in our attached consolidated financial statements and is engaged in the same line of business as Trxade. Trxade Inc. is a web-based market platform that enables commerce among healthcare buyers and sellers of pharmaceuticals, accessories and services.

We own 100% of Integra Pharma Solutions, LLC (formerly Pinnacle Tek, Inc., a Florida corporation) founded by Mr. Suren Ajjarapu, our CEO, in 2011 (“Integra”). Until the end of 2016, Integra served as our technology consultant provider, but we discontinued that line of business in 2016. Integra now serves as our logistics company for pharmaceutical distribution.

We own 100% of Community Specialty Pharmacy, LLC, an independent retail specialty pharmacy with a focus on specialty medications.

We own 100% of Alliance Pharma Solutions, LLC (d.b.a. DelivMeds), a Florida limited liability company, which was founded in January 2018 (“Alliance”). Alliance previously owned 30% of SyncHealth MSO, LLC (“SyncHealth”) which was part of a joint venture formed in January 2019 with PanOptic Health, LLC (“PanOptic”) with the goal of enabling independent retail pharmacies to better compete with large national pharmacies on pricing, distribution and logistics. We did not realize any income from the joint venture, and we terminated the joint venture agreements pursuant to their terms effective as of January 31, 2020, and assigned the 30% ownership of SyncHealth back to PanOptic. As of February 1, 2020, we own no equity in SyncHealth and only the terms of the agreements relating to confidentiality, non-solicitation and each party’s obligation to cease use of the other party’s intellectual property survive the termination.

We own 100% of Bonum Health, LLC, a Delaware limited liability company which owns our “Bonum Health Hub” assets and operations as discussed in further detail below.

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We previously owned 100% of MedCheks, LLC, a Delaware limited liability company which was formed in January 2021, had no revenue in 2021 and was dissolved in December 2021.

We previously owned 100% of PharmCentrix, LLC, a Delaware limited liability company which had no revenue in 2020 and was dissolved in December 2020.

We own 51% of SOSRx, which provides pharmaceutical manufacturers with an efficient platform in which to divest short-dated, overstock, and slow-moving products to direct purchasers.

Acquisition of Community Specialty Pharmacy, LLC

On October 15, 2018, the Company entered into and consummated the purchase of 100% of the equity interests of Community Specialty Pharmacy, LLC, a Florida limited liability company, (“CSP”), pursuant to the terms and conditions of the Membership Interest Purchase Agreement, entered into by and among the Company as the buyer, and CSP, and Nikul Panchal, the equity owner of CSP, a non-executive officer of the Company (collectively, the “Seller”). The purchase price for the 100% equity interest in CSP was $300,000 in cash, a promissory note issued by the Company in the amount of $300,000, and warrants to purchase 67,585 shares of common stock of the Company (on a post-Reverse Split basis and taking into account the Reverse Stock Split) of which 33% of such warrants were revocable by the Company prior to October 15, 2019 (but were not revoked); 33% were revocable by the Company prior to October 15, 2020 (but were not revoked); and the remaining 33% of such warrants are revocable by the Company prior to October 15, 2021 (which were revoked on September 23, 2021), which are exercisable for eight (8) years from the issuance date at a strike price of $0.06 per share. As of the date of prospectus, there are no warrants to purchase shares of common stock remain outstanding in connection with the purchase.

SyncHealth MSO, LLC Joint Venture

On January 17, 2019, the Company and Alliance Pharma Solutions, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (hereafter “Alliance,” with Alliance and Trxade referred to collectively herein as the “Trxade Parties”), entered into a transaction effective as of January 17, 2019 with PanOptic Health, LLC, a Delaware limited liability company (“PanOptic”), to create a new entity, SyncHealth MSO, LLC (“SyncHealth”) as part of a joint venture to enable independent retail pharmacies to better compete with large national pharmacies on pricing, distribution and logistics. As part of the transaction Alliance owned 30% of SyncHealth. We did not realize any income from the joint venture, and we terminated the joint venture agreements pursuant to their terms effective as of January 31, 2020, and assigned the 30% ownership of SyncHealth back to PanOptic. As of February 1, 2020, we own no equity in SyncHealth and only the terms of the agreements relating to confidentiality, non-solicitation and each party’s obligation to cease use of the other party’s intellectual property survive the termination.

Bonum Health Asset Acquisition

On October 23, 2019, Bonum Health, LLC, a Delaware limited liability company, and a then newly formed wholly-owned subsidiary of the Company (“Bonum Health”) entered into an Asset Purchase Agreement with Bonum Health, LLC, a Florida limited liability company (“Seller”) and the sole member of the Seller (the “Member”). Pursuant to the Asset Purchase Agreement, the Company (through Bonum Health) acquired from the Seller, certain specified assets and certain specified contracts associated with the assets of the Seller’s operation as a telehealth service provider (the Tele Meds Platform)(the “Assets”). Included with the acquisition of the Assets, were contracts (relating to the Assets), intellectual property for the Bonum Health Tele Medicine software & Technology and personal computers. The Company agreed to provide the Seller consideration equal to 41,667 shares of restricted common stock of the Company at the closing, and the Seller had the right to earn up to an additional 108,334 shares of restricted common stock of the Company in the event certain milestones were met within the first anniversary of the Closing date, none of which were met.

The Asset Purchase Agreement includes a three year non-compete requirement, prohibiting the Seller and the Member from competing against the Assets, customary representations and indemnification obligations, subject to a $25,000 minimal claim amount and certain limitations on liability disclosed in the Asset Purchase Agreement.

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Subsequent to the acquisition, the Company determined that the assets were not usable and wrote off the value of the assets amounting to approximately $369,000.

Business of TRXADE

Company Overview

TRxADE HEALTH, INC. owns 100 percent of Trxade, Inc., and Integra Pharma Solutions, LLC (formerly Pinnacle Tek, Inc.), Alliance Pharma Solutions, LLC, Community Specialty Pharmacy, LLC, and Bonum Health, LLC. Integra was acquired in July 2013. We acquired 100 percent of Community Specialty Pharmacy, LLC, in October 2018. Alliance Pharma Solutions, LLC was formed in January 2018. On January 8, 2014, Trxade Group, Inc., a privately held Nevada corporation, which began operations in August 2020, merged with and into “Xcellink International, Inc.” (“XCEL”), and XCEL changed its name to “Trxade Group, Inc.” We acquired our Bonum Health operations in October 2019. Trxade, Inc. is a web-based market platform that enables commerce among healthcare buyers and sellers of pharmaceuticals, accessories and services. On February 15, 2022, the Company entered into a relationship with Exchange Health, LLC, a technology company providing an online platform for manufacturers and suppliers to sell and purchase pharmaceuticals (“Exchange Health”). SOSRx LLC, the created entity relating to the relationship, a Delaware limited liability company, was formed in February 2022, and is owned 51% by the Company and 49% by Exchange Health (“SOSRx”).

The Company changed its name on June 1, 2021, from “Trxade Group, Inc” to “TRxADE HEALTH, INC.” Our services provide pricing transparency, purchasing capabilities and other value-added services on a single platform focused on serving the nation’s approximately 19,397 independent pharmacies with annual purchasing power of $67.1 billion (according to the National Community of Pharmacists Association’s 2021 Digest). Our national wholesale supply partners are able to fulfill orders on our platform in real-time and provide pharmacies with cost-saving payment terms and next-day delivery capabilities in unrestrictive states under the Model State Pharmacy Act and Model Rules of the National Association of Boards of Pharmacy (Model Act). We have expanded significantly since 2015 and now have around 14,100+ registered members on our sales platform.

TRxADE HEALTH is a technology-enabled health services platform. Through our subsidiary companies we focus on digitalizing the retail pharmacy and health services experience by optimizing drug procurement, the prescription journey, access to physicians in the patient’s home and patient engagement in the U.S.

Our Principal Products and Services and their Markets.

Trxade.com is a web-based pharmaceutical marketplace engaged in promoting and enabling commerce among independent pharmacies, small chains, hospitals, clinics and alternate dispensing sites with large pharmaceutical suppliers nationally. Our marketplace has over 72 national and regional pharmaceutical suppliers providing over 120,000 branded and generic drugs, including over the counter drugs and drugs available for purchase by pharmacists. We generate revenue from these services by charging a transaction fee to the seller of the products for sales conducted on the Trxade platform. The buyers do not bear the cost of transaction fees for the purchases that they make, nor do they pay a fee to join or register with our platform. Our core service has the goal of bringing the nation’s independent pharmacies and accredited national suppliers of pharmaceuticals together to provide efficient and transparent buying and selling opportunities.

Status of current products and services.

We have a number of products and services still in development, which are described below.

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Integra Pharma Solutions, LLC. Integra is intended to serve as our logistics company for pharmaceutical distribution.

Community Specialty Pharmacy, LLC. Community Specialty Pharmacy, LLC is a licensed retail pharmacy. CSP was founded in 2010 with a goal of providing customer care at a level above and beyond anything the market had experienced before. CSP has carved a niche in the competitive independent pharmacy industry with its patient-driven approach. As discussed below, we have started a process to explore strategic alternatives for CSP, as well as our other business-to-consumer (B2C) subsidiaries.

Alliance Pharma Solutions, LLC. Alliance Pharma Solutions, LLC, a.k.a. DelivMeds, (“DelivMeds”) was established in 2018 as a digital option to traditional prescription delivery. DelivMeds is currently being rebranded and the digital technology continues to be developed. DelivMeds has generated no revenue and we continue to incur significant technology expenses. We incurred approximately $285,000 of research and development expense for the 12 months ended December 31, 2021. For the nine-month period ended September 30, 2022, we incurred approximately $335,902 of research and development expense which was capitalized beginning January 2022 in line with GAAP guidance. As discussed below, we have started a process to explore strategic alternatives for DelivMEds, as well as our other business-to-consumer (B2C) subsidiaries.

Trxade Prime. Trxade Prime allows pharmacy members on the Trxade platform to process, consolidate and ship purchase orders that are placed directly with Trxade suppliers via the Trxade Prime service. This is at no cost, with the goal of offering a single tool with one low order minimum, one invoice, one package and one delivery from multiple quality wholesalers and distributors. Revenue has been generated from this service though our Integra subsidiary, which provides the consolidation of the orders.

Bonum Health. Our Bonum Health, LLC (“Bonum”) operations were acquired in October of 2019. Bonum is a digital healthcare technology platform focused on making healthcare affordable, accessible and convenient through Telehealth services. Patients can use the Bonum Health mobile app or website to access board-certified medical providers, for non-emergent services. As of May 2022, Bonum also announced agreements to offer telehealth veterinary services. Additional services also available include Men’s and Women’s Health, Dermatology, Pediatrics and Ophthalmology in the comfort of their home or from anywhere. These services can be affordably accessed by the under-insured, non-insured and under-served communities seeking access to essential healthcare services. For employers, Bonum provides Telehealth solutions allowing employers to provide convenient and affordable health coverage to their employees without requiring health insurance. Our Bonum health subsidiary provides affordable access to medical professionals in the patient’s home. As discussed below, we have started a process to explore strategic alternatives for Bonum, as well as our other business-to-consumer (B2C) subsidiaries.

MedCheks Health Passport. The Health Passport is a patient-centered, digital, precision healthcare platform that lets patients consolidate and control their health data via a digital Health Passport and allows them to share their health profile, tests and vaccinations simply and safely. Secured in a blockchain, the Health Passport includes health and vaccination status verification via a QR code, which is available for travel, entry into stadiums, concert venues, events, offices, industrial plants, warehouses, and other physical access points. The Passport stores all of a user’s health records securely in one place. We have not generated any revenue from this product to date and the product was discontinued at the end of December 2021. We previously owned 100% of MedCheks, LLC, a Delaware limited liability company which was formed in January 2021, had no revenue in 2021 and was dissolved in December 2021.

SOSRx, LLC. On February 15, 2022, the Company entered into a relationship with Exchange Health, LLC, a technology company providing an online platform for manufacturers and suppliers to sell and purchase pharmaceuticals. SOSRx, LLC (“SOSRx”) provides pharmaceutical manufacturers with an efficient platform in which to divest short-dated, overstock, and slow-moving products to direct purchasers. SOSRx’s proprietary method researches the current market, allowing the manufacturer to list the optimal selling price for their products. Manufacturers list their short-dated overstock and slow-moving products by lot with pictures and descriptions. The manufacturer then determines which vetted and registered customers can bid on or outright purchase their products. SOSRx charges purchasers (suppliers) a transaction fee, a percentage of the purchase price of the products sold through its website service. Fulfillment of confirmed orders, including delivery and shipment of products, is the responsibility of the supplier, not SOSRx. SOSRx holds no inventory and assumes no responsibility for the shipment or delivery of any products or services from our website. SOSRx, the created entity relating to the relationship, a Delaware limited liability company, was formed in February 2022, and is owned 51% by the Company and 49% by Exchange Health.

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All of our product offerings are focused on the United States markets. Some products are restricted just to certain states, depending upon the various applicable state regulations and guidelines pertaining to pharmaceuticals, particularly, and drug businesses, generally. Our services are distributed through our online platform

Plans For B2C Subsidiaries Moving Forward and potential other material transactions

In April of 2022, the Board of Directors and the Chief Executive Officer of the Company authorized the exploration of strategic alternatives for the Company’s Bonum Health, LLC subsidiary. Additionally, during the three months ended September 2022 the Board of Directors and the Chief Executive Officer started evaluating strategic alternatives for the Company’s additional B2C subsidiaries of Community Specialty Pharmacy and Alliance Pharma Solutions. The Board will consider a wide range of options for these B2C subsidiaries including, among other things, a potential sale, spin-off, fund raising, combination or other strategic transaction which may also include the winding down of such entities. No final determinations regarding potential strategic alternatives for these B2C subsidiaries have been made to date.

Separately, we have had discussions with various parties seeking to merge and/or acquire us and/or certain of our operations (including, but not limited to our B2C subsidiaries). While we have not entered into any definitive agreements or understandings with any such parties to date, in the event that we do enter into a business combination or sale transaction in the future, our majority stockholders will likely change, and new shares of common stock or preferred stock could be issued resulting in substantial dilution to our then current stockholders. As a result, our new majority stockholders will likely change the composition of our Board of Directors and replace our current management. Any combination or sale transaction may also result in a change in our business focus, which may among other things, require us to re-meet the initial listing standards of the Nasdaq Capital Market. We have not entered into any combination, acquisition or sale agreements as of the date of this prospectus and may not enter into such agreements in the future. Any future material combination, acquisition or sale agreements may have a material effect on our operations, cash flows, results of operations, prospects, plan of operations, the listing of our common stock on the Nasdaq Capital Market, our officers, directors and majority stockholders, and the value of our securities. We may also be subject to material payments or penalties under outstanding agreements in the event of the consummation of a transaction similar to the above.

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Organizational Structure

The diagram below depicts our current organizational structure:

The Pharmaceutical Industry

According to the NCPA 2020 Digest Report, United States pharmaceutical companies comprise a burgeoning estimated $685 billion industry by 2023, consisting of over 65,000 pharmacy facilities. Management believes that few platforms are currently in place to bring these participants together to share market knowledge, product pricing transparency and product availability. According to this, the pharmaceutical market is comprised primarily of three wholesalers that control an estimated approximately 92% of the market. Our management believes that this concentration has, over the years, led to a lack of price and cost transparency, thereby resulting in severe limitations on the purchasing choices of industry participants. These market dynamics have enabled these large wholesalers (McKesson, Cardinal Health and AmerisourceBergen), known as ADR distributors, to dominate the industry with respect to both generic and brand pharmaceuticals.

To fuel this change, insurance companies (PBMs) and private health payers) and the federal government have initiated lower medication reimbursement payments to healthcare providers. We believe that pharmacies face increasing pressure to source medications as inexpensively as possible and improve operational efficiency. Trxade seeks to be in the forefront of solving these transparency and pricing concerns by providing independent, retail pharmacies with real-time, pharmacy acquisition cost (“PAC”) benchmarks to the National Drug Code (the “NDC”) standard. The NDC mark is a unique product identifier used in the United States for drugs intended for human use.

Competitive Business Conditions, Our competitive position in our Industry, and our Methods of Competition.

We expect to face competition from the three large ADR distributors (McKesson, Cardinal Health and AmerisourceBergen), other pharmaceutical distributors, buying groups, software products, and other start-up companies. Most of our competitors’ operations have substantially greater financial- and manufacturer-backed resources, longer operating histories, greater name recognition, and more established relationships in the industry.

Other Start-up Companies Which Provide Competitive Services.

We have identified start-ups that provide for supplier-pharmacy trading such as PharmaBid, RxCherrypick, PharmSaver, MatchRx and GenericBid, and provide web-based services similar to ours, allowing pharmacies to buy from several suppliers. Trxade differentiates itself from these exchanges by providing our pharmacies with both brand and generic pharmaceutical products. Additional companies target “direct-to-consumer” pharmacy deliveries, including Amazon.com’s PillPack, Capsule, Costplusdrugs, and GetRoman.com.

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Buying Groups.

Buying Groups provide discounted prices to their members by negotiating better pricing with one primary wholesaler, while charging administrative fees generally ranging from 3 to 5 percent. Some Buying Groups are structured like co-operatives (such as Independent Pharmacy Cooperative (IPC) and American Pharmacy Cooperative, Inc. (APCI)) and offer their members monthly or quarterly rebates. Although they can function well to bring pricing competition to the industry, they often offer rebates only after the purchase. Management does not believe Buying Groups will provide long-term savings to customers with this model given the increased transparency and competition in the industry.

Pharmaceutical Software.

Some pharmaceutical software companies compete with us to varying degrees at different levels. SureCost, for example, provides inventory management software enabling pharmacies to comply with primary supplier contracts. This software is fee-based and requires training.

Pharmacies may be reluctant to buy pharmaceuticals on the internet due to the historical negativity and uncertainty with respect to the origin and purity of drugs purchased off the web. Trxade management believes that as we continue to develop our brand, our customer base, and our vast product offerings, we will gain the trust of the market and overcome the negativity associated with purchasing via a pharmaceutical online marketplace.

One advantage that we believe we have over our competition is our ability to be flexible and fast moving in adjusting our business model to address the needs of our customer base. Trxade started by offering pharmacies a reverse auction model to enhance savings on the purchase of their pharmaceuticals. Customer feedback suggested that pharmacies prefer a more “buy now” format, which we implemented. This resulted in a “one-stop-one-search” platform to buy quality pharmaceuticals for less and a data-rich platform to help pharmacies overcome the complexities related to supply chain purchasing.

Telehealth Providers

We also anticipate facing competition in the telehealth industry (in connection with “Bonum Health”) from current and future health care companies in the telehealth market including, Teladoc Health, Inc., MDLive, Inc., American Well Corporation and Grand Rounds, Inc., among other smaller industry participants.

Recent Events

SOSRx Formation

On February 15, 2022, we entered into a relationship with Exchange Health, LLC, a technology company providing an online platform for manufacturers and suppliers to sell and purchase pharmaceuticals. SOSRx LLC, a Delaware limited liability company, was formed, which is owned 51% by the Company and 49% by Exchange Health.

On February 15, 2022, the Company contributed cash to SOSRx in the amount of $325,000, issued a promissory note to SOSRx in the amount of $500,000, which was immediately assigned to Exchange Health (the “Promissory Note”), and agreed to make an earn out payment of up to $400,000, payable, at the Company’s discretion, in cash or common stock of the Company, based on SOSRx achieving certain revenue targets of SOSRx as discussed below (the “Earn Out Payments”); and entered into a Distribution Services Agreement with SOSRx (the “Distribution Agreement”).

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The Earn Out Payments require the Company to pay (a) $25,000 to Exchange Health if total revenue for SOSRx is over $0.7 million, and $25,000 to Exchange Health if total EBITDA is over $0.5 million, for the fiscal year ending 2022; (b) $87,500 to Exchange Health if total revenue for SOSRx is over $3.3 million, and $87,500 to Exchange Health if total EBITDA is over $2.95 million, for the fiscal year ending 2023; and (c) $87,500 to Exchange Health if total revenue for SOSRx is over $5.7 million, and $87,500 to Exchange Health if total EBITDA is over $4.9 million, for the fiscal year ending 2024, provided that certain amounts will be payable in the event at least 95% of such milestones are met, and such payments will be grossed up or down by up to 5% of such amounts, if such milestone amounts are between 95% and 105% of the required thresholds. At the Company’s option, the Earn Out Payments may be paid in cash or shares of common stock, valued at the then current trading price of the Company’s common stock. If one year’s milestones are not achieved, no earnout will be payable for that year and those earn out payments will not be eligible to be earned in any other year. Management has reviewed the financial statements of SOSRx and has determined that as of September 30, 2022, the Earn Out Payments are unlikely and have not been accrued.

Exchange Health contributed certain property, contracts and licenses to SOSRx, having an agreed value of $792,500, in exchange for its 49% membership interest in SOSRx and received a cash payment of $275,000 from SOSRx, LLC, pursuant to a Member Asset Contribution Agreement (the “Asset Contribution Agreement”), also entered into on February 15, 2022.

Promissory Note

The Promissory Note, which was immediately assigned to Exchange Health, and represents amounts currently due to Exchange Health, bears interest at the rate of the prime rate, plus 2% per annum (currently 9.00% per annum), with (i) one-third of the principal ($166,666.67) and interest payable after one year (on February 15, 2023) and (ii) the remaining two-thirds of principal payable quarterly over the next two years in eight equal installments of $41,666.67, together with any unpaid accrued interest thereupon, at the end of every full fiscal quarter, beginning, June 20, 2023. The Promissory Note may be prepaid by the Company, at its discretion, in whole or in part at any time, without premium or penalty.

Notwithstanding the foregoing, if the Company effectuates a Voluntary Withdrawal (defined below) under the Company Agreement (as discussed below) prior to February 15, 2024 (the “Earn Out Period”), and SOSRx has failed to meet any of the revenue targets required by the Earn Out Payments prior to the expiration of the Earn Out Period, then all remaining amounts of interest and principal not yet due and payable under the Promissory Note shall immediately terminate and all related indebtedness evidenced hereby shall be deemed canceled.

Amounts owed under the Promissory Note are secured by the Company’s membership interests in SOSRx and are a non-recourse obligation of the Company, secured solely by such membership interests.

In the event that the Company is delinquent to pay when due (whether at maturity, by reason of acceleration or otherwise) any principal of or interest on the Promissory Note, then if such payment is not made within fifteen days of the due date, then Exchange Health may declare an additional interest fee of 2% of the delinquent amount to be due. If the delinquency is thirty days or more late from the due date, then Exchange Health may declare another additional interest fee of 3%, to make a total of 5%, for the delinquent payment.

In the event that we fail to pay when due (whether at maturity, by reason of acceleration or otherwise) any principal of or interest on the Promissory Note, then if such payment is not made within sixty days of the due date, then Exchange Health may declare all obligations (including without limitation, outstanding principal and accrued and unpaid interest thereon) under the Promissory Note to be immediately due and payable.

SOSRx Operating Agreement

The rights of the Company and Exchange Health in connection with SOSRx are set forth in the Operating Agreement of SOSRx (the “Operating Agreement”), effective February 15, 2022. Pursuant to the Operating Agreement, SOSRx is to be managed by a management committee consisting of three members, two of which are nominated by the Company, who currently include Suren Ajjarapu, the Company’s Chief Executive Officer and Chairman, and Prashant Patel, the Company’s President and director, and one person nominated by Exchange Health. If either the Company or Exchange Health shall ever hold less than 25% of the membership interests of SOSRx, such entity shall forfeit its management appointment rights, and such appointment rights shall be held by such other member which holds over 50% of the membership interests.

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The Operating Agreement includes customary transfer restrictions on the SOSRx membership interests, right of first refusal rights upon receipt of a bona fide third party offer for purchase of a member’s membership interest (exercisable first by SOSRx and then the other members), preemptive rights (subject to certain exceptions), tag-along rights, and drag-along rights (applying if any greater than 50% owner desires to transfer their ownership in SOSRx).

Any member of SOSRx has the right to effect a voluntary withdrawal from the Company (a “Voluntary Withdrawal”), provided that such member must give ninety days prior written notice to all other members. Any member who effectuates a Voluntary Withdrawal is not permitted to receive the fair value or any value of the member’s membership interest as of the date of the Voluntary Withdrawal, and may instead effect a Voluntary Withdrawal by forfeiture of its membership interests in SOSRx without compensation or consideration; provided however, that if the Company (a) effectuates a Voluntary Withdrawal prior to February 15, 2024, and (b) SOSRx has failed to meet any of the revenue targets required by the Earn Out Payments prior to the date of withdrawal, then all obligations of the Company under the Earn Out Payments and the Promissory Note shall terminate.

The Company or its assigns may at any time by written notice to any other member, offer to purchase all (but not less than all) of such other member’s membership interests, which shall be calculated and payable pursuant to a discounted cash flow model. If the buyout is paid to Exchange Health or its successors or assigns, any remaining amounts payable under the Promissory Note become immediately due and payable upon such payment.

The Operating Agreement also provides, that without the prior written approval of the unanimous consent of the management committee, a manager or member may not, directly or indirectly, (a) enter into a business relationship with any other person that is materially adverse to the business of SOSRx or an affiliate of SOSRx, or (b) cause any person to reduce or terminate its relationship with SOSRx or any affiliate of SOSRx. The foregoing covenants apply to each member, and each manager during the period in which each manager is a member.

Distribution Agreement

On February 15, 2022, SOSRx entered into the Distribution Agreement with Integra Pharma Solutions LLC, the Company’s wholly-owned subsidiary. Pursuant to the Distribution Agreement, Integra agreed to supply each SOSRx member an active account for Manufacturer Non-Control (Schedule 2-5 as classified by the US Drug Enforcement Agency) products bought on the SOSRx platform. The agreement remains in effect until December 31, 2023, and renews thereafter on a yearly basis until terminated; which agreement can only be terminated by the non-breaching party, upon the breach of the agreement by a party thereto, with a 30 day cure right. Pursuant to the Distribution Agreement, for each calendar quarter (or portion thereof) during the term, SOSRx agreed to pay Integra a fee equal to 2% of the net price of all purchases of products during such period. Integra also agreed to participate in SOSRx’s annual trade show, once established. Integra made certain representations and warranties in the Distribution Services Agreement and agreed to indemnify SOSRx against certain damages and losses. The Distribution Services Agreement included customary confidentiality obligations.

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Informal Monthly Credit Arrangement

On March 1, 2022, we entered into an informal understanding with Masters Drug Company, Inc. and its affiliated companies (“Masters”), which is owned by McKesson Pharmaceutical (“McKesson”), under which Masters agreed to extend up to $500,000 of monthly credit to the Company in connection with monthly pharmaceutical purchases from Masters (the “Monthly Credit”). The Company also entered into a Guaranty in favor of McKesson to guaranty the payment of the Monthly Credit, which includes customary terms, rights of McKesson and requirements for the guarantors to pay the costs and expenses of McKesson in enforcing the Guaranty. The Monthly Credit is paid to McKesson each month automatically, via an ACH debit from the Company’s bank account. Pursuant to Masters’ terms and conditions, and in order to secure the payment of the Monthly Credit, we provided Masters a security interest in all of our right, title and interest in and to our personal property, whether now owned or after acquired, including, without limitation, all accounts, cash, chattel paper, deposit accounts, documents, equipment, general intangibles, goods, health care insurance receivables, instruments, inventory, investment property, letter-of-credit rights and promissory notes, together with all attachments, replacements, substitutions, additions and accessions, and all proceeds and products thereof and all books and records relating to any of the foregoing (collectively, the “Collateral”) and authorized Masters to file security interests securing the same. Past due amounts will accrue interest at the highest rate permitted by law. Masters has the right to change a payment term (including imposing cash payment upon delivery), to limit total credit and/or to suspend the provision of products or services to the Company if Masters concludes that there has been a material change to the Company’s financial condition or payment performance or the Company has ceased or is likely to cease to meet Masters’ credit requirements.

Contingent Funding Liabilities

On September 14, 2022 and June 27, 2022, the Company entered into Agreement for the Purchase and Sale of Future Receipts Agreements (the “Receivables Agreements”), with Agile Capital Funding LLC (“Agile”). Pursuant to the Receivables Agreements, the Company sold $792,000 of receivables for $550,000 (less the origination fee discussed below) and $396,000 of receivables for $275,000, respectively, which amounts will be paid in weekly installments equal to 18% of the proceeds of each future sale made by the Company. We also paid a $27,500 and $15,000 origination fee in connection with each of the Receivables Agreements, respectively. The Receivables Agreements allows for Agile to file UCCs securing the payment of amounts due under the Receivables Agreements and include customary events of default. Upon the occurrence of an event of default under the Receivables Agreements, we are required to pay Agile 100% of the proceeds from future sales until Agile is paid in full, and the entire amount of receivables is payable in full immediately. While the Receivables Agreements are in place, we are prohibited from selling any other receivables.

Nasdaq Non-Compliance Notices

On July 29, 2022, we received written notification from the Nasdaq Stock Market, indicating that we are not in compliance with the minimum stockholders’ equity requirement for continued listing on the Nasdaq Capital Market. Nasdaq Listing Rule 5550(b)(1) requires companies listed on the Nasdaq Capital Market to maintain stockholders’ equity of at least $2,500,000. In our Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, we reported stockholders’ equity of $1,804,533, which is below the minimum stockholders’ equity required for continued listing pursuant to Nasdaq Listing Rule 5550(b)(1).

Nasdaq gave us until September 12, 2022 to submit to Nasdaq a plan to regain compliance, which plan of compliance was timely submitted. If our plan is accepted, Nasdaq may grant an extension of up to 180 calendar days from the date of Nasdaq’s letter to evidence compliance. We are currently evaluating various courses of action to regain compliance, and timely submitted a plan to Nasdaq to regain compliance with the minimum stockholders’ equity requirement; provided that Nasdaq is still reviewing such plan and such plan has not been accepted to date. We are confident that we can regain compliance with Nasdaq’s minimum stockholders’ equity standard within the compliance period. However, there can be no assurance that our plan will be accepted or that if it is, we will be able to regain compliance. If our plan to regain compliance is not accepted, or if it is and we do not regain compliance within 180 days from the date of Nasdaq’s letter, or if we fail to satisfy another Nasdaq requirement for continued listing, Nasdaq could provide notice that our common stock will become subject to delisting. In such event, Nasdaq rules would permit us to appeal the decision to reject our proposed compliance plan or any delisting determination to a Nasdaq Hearings Panel.

On September 20, 2022, the Company received a letter from the Nasdaq Listing Qualifications department that as a result of the August 26, 2022 resignation of Ms. Christine Jennings, the Company was no longer in compliance with Nasdaq Listing Rules 5605(b)(1) and 5605(c)(2), which require that the Company’s Board be comprised of a majority of independent directors and that the Company have an Audit Committee consisting of at least three independent members, respectively, as the resignation of Ms. Jennings left the Board with four directors, only two of which are independent, and an Audit Committee consisting of only two independent members.

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Nasdaq provided the Company a cure period to retain compliance with Nasdaq’s additional listing rules relating to independent directors and members of an issuer’s audit committee, which expires on the earlier of the Company’s next annual stockholders’ meeting or August 26, 2023; or if the next annual stockholders’ meeting is held before February 22, 2023, then the Company must evidence compliance no later than February 22, 2023. In the event the Company does not regain compliance by this date, Nasdaq rules require Nasdaq to provide written notification to the Company that its securities will be delisted. At that time, the Company may appeal the delisting determination to a Hearings Panel.

On September 30, 2022, the Board of Directors, appointed Mr. Jeff Newell as a member of the Board of Directors, with such appointment to take effect immediately. The Board determined that Mr. Newell meets the definition of an “independent” director under SEC rules and the rules and regulations promulgated by Nasdaq. Mr. Newell was also appointed to serve as a member of the Company’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, effective upon his appointment. As a result of such appointments, the Company now has a Board of Directors consisting of a majority of “independent” directors under the rules and regulations promulgated by Nasdaq and an Audit Committee consisting of three members, and believes that it meets Nasdaq’s continued listing standards as to independent board members and audit committee members; however, the Company has not received formal notice from Nasdaq of such re-compliance.

On November 29, 2022, the Company received a letter from Nasdaq notifying the Company that it is not in compliance with the minimum bid price requirements set forth in Nasdaq Listing Rule 5550(a)(2) for continued listing on The Nasdaq Capital Market. Nasdaq Listing Rule 5550(a)(2) requires listed securities to maintain a minimum bid price of $1.00 per share, and Listing Rule 5810(c)(3)(A) provides that a failure to meet the minimum bid price requirement exists if the deficiency continues for a period of thirty (30) consecutive business days. Based on the closing bid price of the Company’s common stock for the thirty (30) consecutive business days from October 14, 2022 to November 28, 2022, the Company no longer meets the minimum bid price requirement. The letter states that the Company has 180 calendar days or until May 29, 2023, to regain compliance with Nasdaq Listing Rule 5550(a)(2). To regain compliance, the bid price of the Company’s common stock must have a closing bid price of at least $1.00 per share for a minimum of 10 consecutive business days. If the Company does not regain compliance by May 29, 2023, an additional 180 days may be granted to regain compliance, so long as the Company meets The Nasdaq Capital Market initial listing criteria (except for the bid price requirement) and notifies Nasdaq in writing of its intention to cure the deficiency during the second compliance period by effecting a reverse stock split, if necessary. If the Company does not qualify for the second compliance period or fails to regain compliance during the second 180-day period, the Company’s common stock will be subject to delisting, at which point the Company would have an opportunity to appeal the delisting determination to a Hearings Panel. The Company intends to monitor the closing bid price of its common stock and may, if appropriate, consider implementing available options to regain compliance with the minimum bid price requirement under the Nasdaq Listing Rules.

Common Stock Purchase Agreement

On September 7, 2022, we entered into a Common Stock Purchase Agreement with White Lion Capital, LLC, a Nevada limited liability company (“White Lion”). Subsequently, on September 12, 2022, and effective on September 7, 2022, the Company and White Lion entered into (1) a First Amendment to Common Stock Purchase Agreement and (2) a Second Amendment to Common Stock Purchase Agreement, each to amend and correct certain provisions of the Common Stock Purchase Agreement (the Common Stock Purchase Agreement as amended to date, the “White Lion Purchase Agreement”).

Pursuant to the White Lion Purchase Agreement, the Company has the right, but not the obligation to require White Lion to purchase, from time to time, the lesser of (a) $2,200,000 and (b) the amount eligible under Form S-3 (the “Commitment Amount”) in aggregate gross purchase price of newly issued shares of the Company’s common stock.

Subject to the satisfaction of certain customary conditions, the Company’s right to sell shares to White Lion will commence on the date the White Lion Prospectus Supplement (discussed below) is filed, and extended until the earlier of (a) January 31, 2023; and (b) the date that all shares are sold under the White Lion Purchase Agreement (the “Commitment Period”). During such term, subject to the terms and conditions of the White Lion Purchase Agreement, the Company may notify White Lion when the Company exercises its right to sell shares (the effective date of such notice, a “Notice Date”), and shall deliver the applicable shares of common stock to White Lion along with the purchase notice. The number of shares sold pursuant to any such notice may not exceed the lesser of: (i) 250% of the average of the daily trading volume of the Company’s common stock over the five business days immediately preceding the date of delivery of a purchase notice; or (ii) $750,000, divided by the highest closing price of the common stock over the most recent five business days immediately preceding receipt of a purchase notice; and the maximum dollar amount of any purchase notice cannot exceed $750,000, subject to White Lion’s waiver of such limitations. The closing date of each sale of shares of common stock under the White Lion Purchase Agreement occurs one business day after the end of the Valuation Period (defined below).

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The purchase price to be paid by White Lion for any such shares will equal 90% of the lowest daily volume-weighted average price of common stock during a period of five consecutive trading days commencing on, and following, the applicable Notice Date (the “Valuation Period”). However, if during such Valuation Period the trading price of the Company’s common stock falls below a price equal to 90% of the opening trading price of the common stock on Nasdaq on the Notice Date (the “Threshold Price”), then the number of shares to be purchased by White Lion pursuant to such notice will be reduced proportionately based on the portion of the five-trading day period that has elapsed (as discussed below), and the purchase price will equal 90% of the Threshold Price. Specifically, if the Company’s common stock trades at or below the Threshold Price during the Valuation Period, the number of shares of common stock required to be purchased by White Lion is adjusted to equal the product of (a) the total number of shares set forth in the original purchase notice and (b) the quotient obtained by dividing (i) the number of hours commencing at the start of the Valuation Period and ending at the time of the trade at or below the Threshold Price (rounded up to the next whole hour, subject to a maximum of 32 hours), by (ii) 32. The amount of each purchase notice is also to be reduced by $1,000, representing the clearing costs of White Lion.

No purchase notice shall result in White Lion beneficially owning (as calculated pursuant to Section 13(d) of the Exchange Act, and Rule 13d-3 thereunder) more than 4.9% of the number of shares of the common stock outstanding immediately prior to the issuance of shares of common stock issuable pursuant to a purchase notice.

The Company may terminate the White Lion Purchase Agreement at any time in the event of a material breach of the Agreement by White Lion. In addition, the White Lion Purchase Agreement automatically terminates on the earlier of (i) the end of the Commitment Period or (ii) the date that, pursuant to or within the meaning of any bankruptcy law, the Company commences a voluntary case or any person commences a proceeding against the Company. The Agreement may also be terminated by the Company at any time for any reason by giving written notice to White Lion, provided, the Company has issued to the Investor at least one purchase notice or the Commitment Shares (defined below).

In consideration for the commitments of White Lion, as described above, the Company has agreed that it will issue to White Lion, within three business days of the termination of the agreement, shares of common stock having a value of $22,000, priced at the lowest traded price of the common stock on the last trading day before termination of the Agreement (the “Commitment Shares”), unless the Company has issued at least one purchase notice under the White Lion Purchase Agreement, at which time no Commitment Shares shall be due. The Commitment Shares will be included in the Prospectus Supplement, to the extent allowed by applicable law, and the value of such Commitment Shares shall reduce the Commitment Amount.

The aggregate number of shares of common stock that the Company can sell to White Lion under the White Lion Purchase Agreement (including the Commitment Shares) may in no case exceed 1,626,208 shares of the common stock (which is equal to approximately 19.99% of the shares of the common stock outstanding immediately prior to the execution of the White Lion Purchase Agreement), unless stockholder approval is obtained to issue purchase shares above such limit.

The issuance of the purchase shares and Commitment Shares are required to be registered pursuant to the Company’s effective shelf registration statement on Form S-3 (File No. 333-266432) of which its prospectus supplement forms a part, and the related base prospectus included in the registration statement, as supplemented by a prospectus supplement to be filed on or before any sales of common stock begin under the White Lion Purchase Agreement (the “White Lion Prospectus Supplement”). The Company is currently unable to estimate when, if ever, initial sales will be made under the White Lion Purchase Agreement and the Company has no current plans to file a White Lion Prospectus Supplement to register the purchase shares or Commitment Shares.

Pursuant to the terms of the Purchase Agreement, the Company is restricted from selling any securities under the White Lion Purchase Agreement until at least nine months following the effective date of the registration statement of which this prospectus forms a part.

October 2022 Offering

On October 4, 2022, we entered into the Purchase Agreement, and sold the Purchaser the Shares, Pre-Funded Warrants and Private Placement Warrants, in consideration for approximately $1.75 million, as described in greater detail above under “October 2022 Offering”.

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Sources and Availability of Raw Materials; Principal Suppliers.

Trxade is a web-based technology platform. Because we are not a manufacturing company, we do not need any raw materials. Our module on the platform is drug supplier-to-retailer. We bring buyers and sellers together on this platform. Our suppliers include National Apothecary Solutions, Integral RX, and South Pointe Wholesale, Inc.

Dependence on One or More Major Customers.

As of the date of this prospectus, we have approximately 13,100+ registered members and over 30 pharmaceutical suppliers as customers, with an estimated market potential of approximately 19,397 independent pharmacies and 1,500 regional and local suppliers. We have a working relationship with over 25 wholesalers and the nation’s largest buying group. Although we believe those entities are satisfied with their business relationship with Trxade, if our buying group and two or three of the largest wholesalers decided no longer to do business with Trxade, the resulting supplier void would materially and adversely affect our competitiveness in the marketplace.

Intellectual Property.

Although we believe that our name and brand are protected by applicable state common law trademark laws, we do not currently have any patents, concessions, licenses, royalty agreements, or franchises, provided that we do currently maintain a number of registered trademarks and our pharmaceutical pricing benchmarks, PAC. Our business operates under a proprietary software system which includes trade secrets within our database, business practices and pricing model. We also maintain a number of websites.

We believe that we have taken all necessary steps to protect our proprietary rights, but no assurance can be given that we will be able to successfully enforce or protect our rights in the event that they are infringed upon by a third party.

Need for Government Approval of Products and Services.

We are required to hold business licenses and to follow applicable state and federal government regulations detailed herein. In October 2018, we acquired Community Specialty Pharmacy, LLC, an accredited independent retail pharmacy with a focus on specialty medications, which requires state approval, which have been obtained in 36 states.

Effect of Existing or Probable Government Regulations on the Business.

Federal Drug Administration Guidelines

On April 12, 1988, President Ronald Reagan signed into law the Prescription Drug Marketing Act of 1987 (PDMA), setting the baseline for wholesale distribution regulations. The final regulations were published in 1999, establishing the minimum wholesale distribution requirements for state licensure. With the intent to prevent the introduction and retail sale of substandard, ineffective, or counterfeit drugs into the distribution system, state licensing systems moved to update their standards to match those provided federally as guided under FDA’s Guidelines for State Licensing of Wholesale Prescription Drug Distributors (21 CFR 205). PDMA established minimum federal pedigree requirements to trace the ownership of prescription drugs through the supply chain. The principal goal of the PDMA was to further secure the nation’s drug supply from counterfeit and substandard prescription drugs. The law establishes two types of distributors: “Authorized distributor[s] of record” or ADRs; and “Unauthorized distributor[s],” such as wholesalers. The pedigree requirement was to require each person engaged in the wholesale distribution of a prescription drug in interstate commerce, who is not the manufacturer or an authorized distributor of record for that drug, to provide a pedigree to the recipient. After meeting resistance from various stakeholders, the FDA delayed the effective date of the regulations several times, until final implementation in December 2006.

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At the federal level the implementation of the track and trace legislation which went into effect in 2018, requires the use of pharmaceutical pedigree to track the movement of pharmaceuticals along the supply chain. The costs of complying with this new legislation may be too burdensome for many of the smaller suppliers.

State Drug Administration Guidelines

There are a number of national and state-wide regulations that have an effect on our business. All drug wholesalers must be licensed under state licensing systems, which must in turn meet the FDA guidelines under State Licensing of Wholesale Prescription Drug Distributors (21 CFR Part 205). The regulations set forth minimum requirements for prescription drug storage and security as well as for the treatment of returned, damaged, and outdated prescription drugs. Further, wholesale drug distributors must establish and maintain inventories and records of all transactions regarding the receipt and distribution of prescription drugs and make these available for inspection and copying by authorized federal, state, or local law enforcement officials. In most states, wholesale distributor licenses are issued by the State Boards of Pharmacy and require periodic renewal. Approximately 40 states also require out-of-state wholesalers that distribute drugs within their borders to be licensed as well.

California, Florida, Nevada, New Mexico and Indiana define the normal distribution channel to not include the lateral sales of pharmaceuticals between wholesalers. The Supply Chain Act, part of the Quality Drug Act, which was signed into federal law in December 2013, precludes all states from restricting, investigating or inspecting the distribution channel and transactional history. Until the federal government provides guidelines for the new federal law, no state regulation or guideline exists.

The warehousing of pharmaceuticals is also restricted and requires additional state licenses. Some licenses require bonds and written exams and may take some time to approve. Currently, Integra Pharma Solutions, LLC, our wholesale distributor, asks for formal pedigrees from the ADR wholesalers and provides pedigrees to those entities they sell to in the marketplace. This requirement limits liability and provides assurance if a recall is warranted that Trxade and its participants will receive value for the commodity.

Our national wholesale supply partners are able to fulfill orders on our platform in real-time and provide pharmacies with cost-saving payment terms and next-day delivery capabilities in unrestrictive states under the Model State Pharmacy Act and Model Rules of the National Association of Boards of Pharmacy (Model Act).

Potential New Regulations; Price Gouging Rules

In addition to the above, regulatory mandates in response to certain unexpected events, such as viral outbreaks, could negatively impact sales. For example, in December 2019 an outbreak of a coronavirus surfaced in China and resulted in governments around the world adopting restrictions on public gatherings, travel and restrictions on companies’ (including our) ability to conduct normal business operations.

Price gouging may be an issue in the coming months due to the continued effects of the coronavirus and responses thereto and supply chain issues associated therewith and separately; as of the date of prospectus, we are aware of 42 states have enacted price gouging laws of one kind or another. The laws vary from state to state, but one constant throughout is a prohibition to charge “excessive” or “unconscionable” prices for consumer goods. Some states define “excessive” or “unconscionable” while others define what makes a prima facia case for price gouging and what constitutes a prima facia defense, shifting the burden of proof to the accuser. In almost all of the 42 states with price gouging laws on the books, a price is excessive or unconscionable if the price of a good has increased, in some states by a certain percentage, over the price of the good prior to the onset of the abnormal disruption of the market. Some states have clearly excepted from the price gouging definition a rise in prices caused by an increase in the merchant’s cost of delivering that good for sale – whether it be increased shipping costs, gasoline prices or simply the cost of the good itself. Other states have less defined exceptions – Virginia for example only treats the fact of increased input costs as a merchant’s prima facia defense to an accusation of price gouging. Several states except from the price gouging definition prices that do not exceed a normal margin (i.e., the merchant’s margin immediately prior to the market disruption) PLUS 10%. In general, while the law may not specifically define what constitutes an “unconscionably excessive price,” the statutes typically provide that a price may be “unconscionably excessive” if: the amount charged represents a “gross disparity” from the price such goods or services were sold or offered for sale immediately prior to the onset of the abnormal disruption of the market. Merchants may provide evidence that justifies their higher prices were justified by increased costs beyond their control. We will need to comply with the excessive price statutes; as of the date of prospectus, we believe we were in compliance with all 42 states’ price gouging laws.

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U.S. Federal and State Fraud and Abuse Laws

Federal Stark Law

We are subject to the federal self-referral prohibitions, commonly known as the Stark Law. Where applicable, this law prohibits a physician from referring Medicare patients to an entity providing “designated health services” if the physician or a member of such physician’s immediate family has a “financial relationship” with the entity, unless an exception applies. The penalties for violating the Stark Law include the denial of payment for services ordered in violation of the statute, mandatory refunds of any sums paid for such services, civil penalties, disgorgement and possible exclusion from future participation in the federally funded healthcare programs. A person who engages in a scheme to circumvent the Stark Law’s prohibitions may be subject to fines for each applicable arrangement or scheme. The Stark Law is a strict liability statute, which means proof of specific intent to violate the law is not required. In addition, the government and some courts have taken the position that claims presented in violation of the various statutes, including the Stark Law can be considered a violation of the federal False Claims Act (described below) based on the contention that a provider impliedly certifies compliance with all applicable laws, regulations and other rules when submitting claims for reimbursement. A determination of liability under the Stark Law could have a material adverse effect on our business, financial condition and results of operations.

Federal Anti-Kickback Statute

We are also subject to the federal Anti-Kickback Statute. The Anti-Kickback Statute is broadly worded and prohibits the knowing and willful offer, payment, solicitation or receipt of any form of remuneration in return for, or to induce, (i) the referral of a person covered by Medicare, Medicaid or other governmental programs, (ii) the furnishing or arranging for the furnishing of items or services reimbursable under Medicare, Medicaid or other governmental programs or (iii) the purchasing, leasing or ordering or arranging or recommending purchasing, leasing or ordering of any item or service reimbursable under Medicare, Medicaid or other governmental programs. In addition, a person or entity does not need to have actual knowledge of this statute or specific intent to violate it to have committed a violation. Moreover, the government may assert that a claim including items or services resulting from a violation of the Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act, as discussed below. Violations of the Anti-Kickback Statute can result in exclusion from Medicare, Medicaid or other governmental programs as well as civil and criminal penalties and fines. Imposition of any of these remedies could have a material adverse effect on our business, financial condition and results of operations.

False Claims Act

Both federal and state government agencies have continued civil and criminal enforcement efforts as part of numerous ongoing investigations of healthcare companies and their executives and managers. Although there are a number of civil and criminal statutes that can be applied to healthcare providers, a significant number of these investigations involve the federal False Claims Act. These investigations can be initiated not only by the government but also by a private party asserting direct knowledge of fraud. Penalties for False Claims Act violations include fines, plus up to three times the amount of damages sustained by the federal government. A False Claims Act violation may provide the basis for exclusion from the federally funded healthcare programs. In addition, some states have adopted similar fraud, whistleblower and false claims provisions.

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State Fraud and Abuse Laws

Several states in which we operate have also adopted similar fraud and abuse laws as described above. The scope of these laws and the interpretations of them vary from state to state and are enforced by state courts and regulatory authorities, each with broad discretion. Some state fraud and abuse laws apply to items or services reimbursed by any payor, including patients and commercial insurers, not just those reimbursed by a federally funded healthcare program. A determination of liability under such state fraud and abuse laws could result in fines and penalties and restrictions on our ability to operate in these jurisdictions.

Other Healthcare Laws

The federal Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, or HITECH, and their implementing regulations, which we collectively refer to as HIPAA, established several separate criminal penalties for making false or fraudulent claims to insurance companies and other non-governmental payors of healthcare services. Under HIPAA, these two additional federal crimes are: “Healthcare Fraud” and “False Statements Relating to Healthcare Matters.” The Healthcare Fraud statute prohibits knowingly and recklessly executing a scheme or artifice to defraud any healthcare benefit program, including private payors. A violation of this statute is a felony and may result in fines, imprisonment or exclusion from government sponsored programs. The False Statements Relating to Healthcare Matters statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact by any trick, scheme or device or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. These provisions are intended to punish some of the same conduct in the submission of claims to private payors as the federal False Claims Act covers in connection with governmental health programs.

In addition, the Civil Monetary Penalties Law imposes civil administrative sanctions for, among other violations, inappropriate billing of services to federally funded healthcare programs and employing or contracting with individuals or entities who are excluded from participation in federally funded healthcare programs. Moreover, a person who offers or transfers to a Medicare or Medicaid beneficiary any remuneration, including waivers of copayments and deductible amounts (or any part thereof), that the person knows or should know is likely to influence the beneficiary’s selection of a particular provider, practitioner or supplier of Medicare or Medicaid payable items or services may be liable for civil monetary penalties for each wrongful act. Moreover, in certain cases, providers who routinely waive copayments and deductibles for Medicare and Medicaid beneficiaries can also be held liable under the Anti-Kickback Statute and civil False Claims Act, which can impose additional penalties associated with the wrongful act. One of the statutory exceptions to the prohibition is non-routine, unadvertised waivers of copayments or deductible amounts based on individualized determinations of financial need or exhaustion of reasonable collection efforts. Although this prohibition applies only to federal healthcare program beneficiaries, the routine waivers of copayments and deductibles offered to patients covered by commercial payers may implicate applicable state laws related to, among other things, unlawful schemes to defraud, excessive fees for services, tortious interference with patient contracts and statutory or common law fraud.

Climate Change Regulation

The U.S. government and foreign governments are currently in the process of considering new or expanded laws to address climate change. Such laws, if adopted, may include limitations on greenhouse gas (“GHG”) emissions, mandates that companies implement processes to monitor and disclose climate-related matters, additional taxes or offset charges on specified energy sources, and other requirements. Compliance with climate-related laws may be further complicated by different regulatory approaches and requirements in the various jurisdictions in which we operate. New or expanded climate-related laws could impose substantial costs on us. Until the timing and extent of climate-related laws are clarified, we cannot predict their potential effect on our capital expenditures or our results of operations.

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Environmental Regulations

Our operations are subject to regulations under various federal, state, local and foreign laws concerning the environment, including laws addressing the discharge of pollutants into the air and water, the management and disposal of hazardous substances and wastes, and the cleanup of contaminated sites. We could incur substantial costs, including cleanup costs, fines and civil or criminal sanctions and third-party damage or personal injury claims, if in the future we were to violate or become liable under environmental laws. We are not aware of any costs or effects of our compliance with environmental laws.

Jumpstart Our Business Startups Act

In April 2012, the Jumpstart Our Business Startups Act (“JOBS Act”) was enacted into law. The JOBS Act provides, among other things:

●	Exemptions for “emerging growth companies” from certain financial disclosure and governance requirements for up to five years and provides a new form of financing to small companies;

●	Amendments to certain provisions of the federal securities laws to simplify the sale of securities and increase the threshold number of record holders required to trigger the reporting requirements of the Exchange Act;

●	Relaxation of the general solicitation and general advertising prohibition for Rule 506 offerings;

●	Adoption of a new exemption for public offerings of securities in amounts not exceeding $50 million; and

●	Exemption from registration by a non-reporting company of offers and sales of securities of up to $1,000,000 that comply with rules to be adopted by the SEC pursuant to Section 4(6) of the Securities Act and exemption of such sales from state law registration, documentation or offering requirements.

In general, under the JOBS Act a company is an “emerging growth company” if its initial public offering (“IPO”) of common equity securities was affected after December 8, 2011, and the company had less than $1.235 billion of total annual gross revenues during its last completed fiscal year. A company will no longer qualify as an “emerging growth company” after the earliest of

(i)	the completion of the fiscal year in which the company has total annual gross revenues of $1.235 billion or more,

(ii)	the completion of the fiscal year of the fifth anniversary of the company’s IPO;

(iii)	the company’s issuance of more than $1 billion in nonconvertible debt in the prior three-year period, or

(iv)	the company becoming a “larger accelerated filer” as defined under the Exchange Act.

The JOBS Act provides additional new guidelines and exemptions for non-reporting companies and for non-public offerings. Those exemptions that impact the Company are discussed below.

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Financial Disclosure. The financial disclosure in a registration statement filed by an “emerging growth company” pursuant to the Securities Act, will differ from registration statements filed by other companies as follows:

(i)	audited financial statements required for only two fiscal years (provided that “smaller reporting companies” such as the Company are only required to provide two years of financial statements);

(ii)	selected financial data required for only the fiscal years that were audited (provided that “smaller reporting companies” such as the Company are not required to provide selected financial data as required by Item 301 of Regulation S-K); and

(iii)	executive compensation only needs to be presented in the limited format now required for “smaller reporting companies”.

However, the requirements for financial disclosure provided by Regulation S-K promulgated by the Rules and Regulations of the SEC already provide certain of these exemptions for smaller reporting companies. The Company is a smaller reporting company. Currently a smaller reporting company is not required to file as part of its registration statement selected financial data and only needs to include audited financial statements for its two most current fiscal years with no required tabular disclosure of contractual obligations.

The JOBS Act also exempts the Company’s independent registered public accounting firm from having to comply with any rules adopted by the Public Company Accounting Oversight Board (“PCAOB”) after the date of the JOBS Act’s enactment, except as otherwise required by SEC rule.

The JOBS Act further exempts an “emerging growth company” from any requirement adopted by the PCAOB for mandatory rotation of the Company’s accounting firm or for a supplemental auditor report about the audit.

Internal Control Attestation. The JOBS Act also provides an exemption from the requirement of the Company’s independent registered public accounting firm to file a report on the Company’s internal control over financial reporting, although management of the Company is still required to file its report on the adequacy of the Company’s internal control over financial reporting.

Section 102(a) of the JOBS Act exempts “emerging growth companies” from the requirements in §14A(e) of the Exchange Act for companies with a class of securities registered under the Exchange Act to hold stockholder votes for executive compensation and golden parachutes.

Other Items of the JOBS Act. The JOBS Act also provides that an “emerging growth company” can communicate with potential investors that are qualified institutional buyers or institutions that are accredited to determine interest in a contemplated offering either prior to or after the date of filing the respective registration statement. The JOBS Act also permits research reports by a broker or dealer about an “emerging growth company” regardless of whether such report provides sufficient information for an investment decision. In addition, the JOBS Act precludes the SEC and FINRA from adopting certain restrictive rules or regulations regarding brokers, dealers and potential investors, communications with management and distribution of research reports on the “emerging growth company’s” initial public offerings (IPOs).

Section 106 of the JOBS Act permits “emerging growth companies” to submit registration statements under the Securities Act on a confidential basis provided that the registration statement and all amendments thereto are publicly filed at least 21 days before the issuer conducts any road show (which time period has since been reduced to 15 days). This is intended to allow “emerging growth companies” to explore the IPO option without disclosing to the market the fact that it is seeking to go public or disclosing the information contained in its registration statement until the company is ready to conduct a roadshow.

Election to Opt Out of Transition Period. Section 102(b)(1) of the JOBS Act exempts “emerging growth companies” from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standard.

The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of the transition period.

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Status as Emerging Growth Company. Our first sale of common equity securities pursuant to an effective registration statement under the Securities Act occurred on or around May 2019. As such, we will remain an emerging growth company, until no later than December 31, 2024, the completion of the fiscal year of the fifth anniversary of the Company’s IPO.

Research and Development.

During the last two fiscal years, Trxade.com, DelivMeds, MedCheks Health Passport and Bonum Health have been developed as proprietary software. For the years ended December 31, 2021, and 2020, $509,210 and $662,726, respectively, and for the nine-month period ended September 30, 2022, $335,902, was spent by the Company in research and development activities, which were included in general and administrative expenses. None of these expenses were borne directly by customers.

Employees

Currently, we have approximately 34 full-time employees. Our compensation programs are designed to align the compensation of our employees with performance and to provide the proper incentives to attract, retain and motivate employees to achieve superior results. The structure of our compensation programs balances incentives earnings for both short-term and long-term performance such as health insurance, paid time off and flexibility schedules. To empower employees to unleash their potential, we provide onboarding training, development mentorship with C-suite executives, and one on one coaching. The Company believes that its rich culture of inclusion and diversity enables it to create, develop and fully leverage the strength of its workforce to exceed customer expectations and meet its growth objectives. The Company places a high value on diversity and inclusion.

We also utilize numerous outside consultants. Our future success will depend partially on our ability to attract, retain and motivate qualified personnel. We are not a party to any collective bargaining agreements and have not experienced any strikes or work stoppages. We consider our relations with our employees to be satisfactory.

Seasonality

Our business is not directly affected by seasonal fluctuations but is affected indirectly by the fall and winter flu season, to the extent it leads to an increased demand for certain generic pharmaceuticals.

Available Information

We are subject to the information and reporting requirements of the Exchange Act, under which we file periodic reports, proxy and information statements and other information with the Commission. Copies of the reports, proxy statements and other information may be examined without charge at the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, or on the Internet at https://www.sec.gov. Copies of all or a portion of such materials can be obtained from the Public Reference Room of the SEC upon payment of prescribed fees. Please call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room.

Financial and other information about TRxADE HEALTH, INC. is available on our website (https://rx.trxade.com). Information on our website is not incorporated by reference into this prospectus. We make available on our website, free of charge, copies of our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after filing such material electronically or otherwise furnishing it to the SEC.

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Description of Property

We do not own any real property. We moved out of our previous corporate facility located at 3480 Land O’Lakes Blvd, Land O Lakes, Florida 33556 on December 31, 2021, and entered into a lease for our current corporate office space at 2420 Brunello Trace, Lutz, Florida 33558, on November 8, 2021. The lease has a five-year term, beginning January 1, 2022, and ending December 31, 2026. Our office space occupies approximately 9,850 square feet. Pursuant to the lease, the Company will also be responsible for water/sewer costs ($140 per month) and its proportionate share of the building’s operating expenses, including property taxes. We paid a security deposit of $38,500 in connection with our entry into the agreement.

Our rental cost under the agreement during the term of the lease, is as follows:

Lease Period	Monthly Rent
January 1, 2022 to December 31, 2022	$18,469
January 1, 2023 to December 31, 2023	$19,023
January 1, 2024 to December 31, 2024	$19,594
January 1, 2025 to December 31, 2025	$20,181
January 1, 2026 to December 31, 2026	$20,787

Pursuant to the lease, we have an option to renew the lease for two additional five-year terms with a mutually agreed increase in rental cost.

The Company’s obligations under the lease are guaranteed by Suren Ajjarapu, the Company’s Chief Executive Officer and Chairman, but has not been formally documented to date.

The Company also has, pursuant to the terms of the lease, a right to match any offer for purchase on 4.12 acres of Sienna Village I, parcel 26-26-18-0000-04800-000 and 4 buildings totaling 23,048 square feet of office space in its entirety, for a 2-year period commencing with the execution of the lease. We also have a right of first refusal to lease available vacant buildings at the then current market rate only after the landlord has made such space available for leasing.

In connection with our entry into the lease, we purchased certain furniture and assets of the landlord located at the leased premises for (a) $60,000, payable in 12 installments of $5,000 each, with title to such assets transferring on the date of the last payment, December 1, 2022; and (b) $37,500, which was payable upon our entry into the lease agreement, upon which payment, title to such purchased assets transferred.

The lease contains customary indemnification and termination provisions. In addition, the lease contains customary events of default, including payment defaults, breaches of covenants and/or certain representations and warranties, bankruptcy or insolvency proceedings and other events of default customary for this type of transaction. The lease also contains remedies for such events of default, including the landlord’s right to cure a default (together with our requirement to pay a 15% administrative fee in connection therewith), interest and other amounts, the right to accelerate all amounts due during the remaining term of the lease, termination of the lease and other remedies customary for this type of transaction.

We entered into a lease for Integra Pharma Solutions, LLC at 6308 Benjamin Road, Tampa, Florida 33634 for approximately $43,000 per year ($3,583 per month) under a five-year lease agreement, effective October 17, 2018, occupying approximately 6,300 square feet.

We believe our current and future facilities are adequate for our current and near-term needs. Additional space may be required as we expand our activities. We do not currently foresee any significant difficulties in obtaining any required additional facilities.

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Legal Proceedings

In the ordinary course of business, we may become a party to lawsuits involving various matters. The impact and outcome of litigation, if any, is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We believe the ultimate resolution of any such current proceeding will not have a material adverse effect on our continued financial position, results of operations or cash flows. We are currently party to the below material legal proceedings:

Studebaker Defense Group, LLC

In July 2020, the Company’s wholly-owned subsidiary, Integra Pharma Solutions, LLC (“Integra”), entered into an agreement with Studebaker Defense Group, LLC (“Studebaker”) wherein Integra would pay Studebaker a down payment of $500,000 and Studebaker would deliver 180,000 boxes of nitrile gloves by August 14, 2020. Integra wired the $500,000 to Studebaker, but to date, Studebaker has not delivered the gloves or provided a refund of the deposit. In December 2020, we filed a complaint against Studebaker in Florida state court, Case No. 20-CA-010118 in the Circuit Court for the Thirteenth Judicial Circuit in Hillsborough County, for among other things, breach of contract. Studebaker did not answer the complaint, nor did counsel for Studebaker file an appearance. Accordingly, in February 2021, the Company filed for a default judgment; however, on March 22, 2021, counsel for Studebaker filed an appearance and shortly thereafter filed a motion to vacate the default judgment and dismiss the complaint on jurisdictional grounds. The court granted Studebaker’s motion to set aside the default judgment but denied the motion to dismiss. The Company has filed several pretrial motions; the next step in the litigation after the pre-trial motions are resolved will be a motion for summary judgment. The Company believes it will prevail on the merits but cannot determine the timing of the judgment or the amount ultimately collected. At June 30, 2021, the $500,000 was recorded as loss on inventory investment.

Sandwave Group Dsn Bhd and Crecom Burj Group SDN BHD

In August 2020, Integra, entered into an agreement with Sandwave Group Dsn Bhd (“Sandwave”), wherein Integra would pay Sandwave a down payment of $581,250 and Sandwave’s supplier, Crecom Burj Group SDN BHD (“Crecom”), would deliver 150,000 boxes of nitrile gloves within 45 days. Integra wired the $581,250 to Sandwave, which in turn wired the purchase price to Crecom, which Crecom accepted; however, to date, Crecom has not delivered the nitrile gloves. Integra demanded return of its $581,250 and Crecom acknowledged that Integra was entitled to a refund. As of February 2021, Crecom had not returned any funds and Integra filed a complaint against Crecom in Malaysia: Case No. WA-22NCC-55-02/2021 in the High Court of Malaysia at Kuala Lumpur in the Federal Territory, Malaysia for the Malaysian equivalent of breach of contract. On September 1, 2022, counsel for Crecom informed the court that Crecom had been wound up on August 23, 2022; under Section 471 of the Malaysian Companies Act 2016, the suit filed by Integra was stayed until leave of the court is obtained to proceed. Given this new information regarding Crecom the Company has decided at this time to stop its pursuit of this lawsuit until or unless additional information is obtained by counsel for Integra. At June 30, 2021, the $581,250 was recorded as loss on inventory investment.

GSG PPE, LLC

On November 19, 2021, Integra filed a complaint against GSG PPE, LLC (“GSG”) and Gary Waxman (“Waxman”), the owner of GSG, alleging three counts of breach of contract for a purchase agreement, a promissory note, and a personal guaranty. Collectively, the company alleges that GSG and Waxman have materially breached all three contracts. In late 2020, GSG and Integra executed a valid initial contract setting the terms of a business transaction. GSG failed to pay Integra approximately 75% of the amount owed to Integra. GSG acknowledged it owed the money and executed a promissory note in favor of Integra in the amount of $630,000 which matured on September 30, 2021. The note provides for attorney fees and interest in addition to the $630,000. Waxman’s personal guaranty confirmed that GSG owed Integra $630,000. On September 30, 2021, the $630,000 was recorded as bad debt expense. A settlement was entered into between the parties in June 2022, whereby GSG and Waxman agreed to pay $743,000 which included attorney fees and interest, which is required to be paid to the Company in monthly installments over 17 months. In June 2022, the Company received a $100,000 payment from GSG and recorded a credit to Bad Debt Expense, future payments, if any, will also be recorded as a credit to the bad debt expense less applicable interest and recovered legal fees. Since July 2022, the Company is receiving monthly payments of $37,850.

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Jain, et al., v. Memantine, et al.

In January 2020, we became aware of a complaint filed by Jitendra Jain, Manish Arora, Scariy Kumaramangalam, Harsh Datta and Balvant Arora (collectively, plaintiffs), against our wholly-owned subsidiary, Trxade, Inc. and our Chief Executive Officer, Suren Ajjarapu, as well as certain unrelated persons, Annapurna Gundlapalli, Gajan Mahendiran and Nexgen Memantine (collectively, defendants), in the Circuit Court of Madison County, Alabama (Case:47-CV-2019-902216.00). The complaint alleged causes of actions against the defendants including fraud in the inducement, relating to certain investments alleged to have been made by plaintiffs in Nexgen Memantine, breach of fiduciary duty, conversion and voidable transactions. The complaint related to certain investments alleged made by the plaintiffs in Nexgen Memantine and certain alleged fraudulent transfers of assets and funds alleged to have been taken by the defendants which are unrelated to the Company.

On May 14, 2021, plaintiffs filed a second amended complaint against the defendants. The second amended complaint alleges causes of action against the defendants including securities fraud, breach of fiduciary duty, violation of the Florida RICO Act, and breach of contract. The operative complaint relates to certain investments alleged to have been made by the plaintiffs in Nexgen Memantine and certain alleged transfers of assets and funds alleged to have been taken by the defendants which are unrelated to the Company. The amended complaint seeks injunctive relief, $425,000 in compensatory damages, treble damages, punitive damages, and fees and costs.

In February 2022, a settlement as to Suren Ajjarapu, Annapurna Gundlapalli and the Company was reached and signed. This settlement involved no admission of liability and a full and complete release of all actions after a lump-sum payment of $225,000 was made. Because the complaint purports to be a derivative action, court approval was required, which approval was received on March 14, 2022. As a result of the settlement, the plaintiff’s dismissed their lawsuit with prejudice.

Market for Common Equity and Related Stockholder Matters

Market for Common Stock

Our common stock was approved for listing on The Nasdaq Capital Market under the symbol “MEDS”, on February 13, 2020. Prior to that, it traded on the OTCQB Market under the symbol “TRXD”. At present, there is a limited market for our common stock.

On July 29, 2022, the Company received a letter from The Nasdaq Stock Market LLC notifying us that we are not in compliance with the minimum stockholders’ equity requirement for continued listing on the Nasdaq Capital Market. Nasdaq Listing Rule 5550(b)(1) requires companies listed on the Nasdaq Capital Market to maintain stockholders’ equity of at least $2,500,000. In the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, we reported stockholders’ equity of $1,804,533, which is below the minimum stockholders’ equity required for continued listing pursuant to Nasdaq Listing Rule 5550(b)(1). Nasdaq gave us until September 12, 2022 to submit to Nasdaq a plan to regain compliance, and we submitted a compliance plan prior to that deadline.

We submitted the plan to regain compliance in a timely manner, and on October 17, 2022, Nasdaq advised the Company that it has determined to grant the Company an extension to regain compliance with the Rule.

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The terms of the extension are as follows: on or before January 25, 2023, the Company must complete certain contemplated transactions which the Company has advised Nasdaq will allow it to re-meet the requirements of the Rule (including the public sale of $1.75 million of common stock (or pre-funded warrants), which transaction was completed on October 7, 2022), and opt for one of the two following alternatives to evidence compliance with the Rule: Alternative 1, completion of a transaction or event that enabled the Company to satisfy the stockholders’ equity requirement for continued listing, and disclosure of that event, along with certain other information, in a public filing with the SEC, including that as of the date of the report, the Company believes it has regained compliance with the stockholders’ equity requirement and a disclosure stating that Nasdaq will continue to monitor the Company’s ongoing compliance with the stockholders’ equity requirement; or Alternative 2, completion of a transaction or event that enabled the Company to satisfy the stockholders’ equity requirement for continued listing, and disclosure of that event, along with certain other information, in a public filing with the SEC, including pro forma adjustments and a pro forma balance sheet must evidence compliance with the Rule, and disclosure that the Company believes it has regained compliance with the stockholders’ equity requirement and a disclosure stating that Nasdaq will continue to monitor the Company’s ongoing compliance with the stockholders’ equity requirement. Additionally, in either case the Company is required to disclose that if at the time of its next periodic report, the Company does not evidence compliance, that it may be subject to delisting.

Regardless of which alternative the Company chooses, if the Company fails to evidence compliance upon filing its next periodic report with the SEC and Nasdaq, the Company may be subject to delisting. In the event the Company does not satisfy these terms, Nasdaq will provide written notification that its securities will be delisted. At that time, the Company may appeal Nasdaq’s determination to a Hearings Panel.

Separately, on November 29, 2022, the Company received a letter from Nasdaq notifying the Company that it is not in compliance with the minimum bid price requirements set forth in Nasdaq Listing Rule 5550(a)(2) for continued listing on The Nasdaq Capital Market. Nasdaq Listing Rule 5550(a)(2) requires listed securities to maintain a minimum bid price of $1.00 per share, and Listing Rule 5810(c)(3)(A) provides that a failure to meet the minimum bid price requirement exists if the deficiency continues for a period of thirty (30) consecutive business days. Based on the closing bid price of the Company’s common stock for the thirty (30) consecutive business days from October 14, 2022 to November 28, 2022, the Company no longer meets the minimum bid price requirement. The letter states that the Company has 180 calendar days or until May 29, 2023, to regain compliance with Nasdaq Listing Rule 5550(a)(2). To regain compliance, the bid price of the Company’s common stock must have a closing bid price of at least $1.00 per share for a minimum of 10 consecutive business days. If the Company does not regain compliance by May 29, 2023, an additional 180 days may be granted to regain compliance, so long as the Company meets The Nasdaq Capital Market initial listing criteria (except for the bid price requirement) and notifies Nasdaq in writing of its intention to cure the deficiency during the second compliance period by effecting a reverse stock split, if necessary. If the Company does not qualify for the second compliance period or fails to regain compliance during the second 180-day period, the Company’s common stock will be subject to delisting, at which point the Company would have an opportunity to appeal the delisting determination to a Hearings Panel. The Company intends to monitor the closing bid price of its common stock and may, if appropriate, consider implementing available options to regain compliance with the minimum bid price requirement under the Nasdaq Listing Rules.

Common Stock and Preferred Stock Outstanding and Holders of Record

As of December 2, 2022, we had 9,318,708 shares of common stock outstanding, held by 45 stockholders of record, not including holders who hold their shares in street name, and no shares of Preferred Stock issued or outstanding.

Dividend Policy

We have never paid or declared any cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. We anticipate that we will retain all of our future earnings for use in the operation of our business and for general corporate purposes. Any determination to pay dividends in the future will be at the discretion of our board of directors. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments.

Issuer Purchases of Equity Securities

On May 27, 2021, our Board of Directors authorized the repurchase up to $1 million of outstanding shares of the Company’s common stock. Under the stock repurchase program, shares may be repurchased from time to time in the open market or through negotiated transactions at prevailing market rates, or by other means in accordance with federal securities laws. Repurchases will be made at management’s discretion at prices management considers to be attractive and in the best interests of both the Company and its stockholders, subject to the availability of stock, general market conditions, the trading price of the stock, alternative uses for capital, and the Company’s financial performance. Open market purchases will be conducted in accordance with the limitations set forth in Rule 10b-18 of Exchange Act and other applicable legal requirements. Repurchases may also be made under a Rule 10b5-1 plan. There was no time frame or expiration date for the repurchase program, and such program was to remain in place until a maximum of $1.0 million of the Company’s common stock had been repurchased or until such program was suspended or discontinued by the Board of Directors.

On July 18, 2021, our Board of Directors approved an “at-the-market” offering and paused the Stock Repurchase Program until the offering is complete.

On July 22, 2021, our Board of Directors delayed the “at-the-market” offering and reactivated the Stock Repurchase Program.

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On August 5, 2021, our Board of Directors paused the Stock Repurchase Program until a planned “at-the-market” offering was complete, which “at-the-market” offering was terminated effective on December 5, 2021.

On December 10, 2021, the Board of Directors authorized and approved the resumption of the Company’s prior share repurchase program (as modified). The share repurchase program as approved by the Board of Directors on December 10, 2021, modified the prior repurchase program to allow for the repurchase of up to 100,000 of the currently outstanding shares of the Company’s common stock. There is no time frame for the repurchase program, and such program will remain in place until a maximum of 100,000 shares of the Company’s common stock have been repurchased or until such program is discontinued by the Board of Directors.

No shares of our common stock have been repurchased to date pursuant to the Stock Repurchase Program.

Securities Authorized Under Equity Compensation Plans

The following table provides information as of December 31, 2021, with respect to securities that may be issued under our equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	I
Equity compensation plans approved by security holders	78,301	$5.23	1,624,943
Equity compensation plans not approved by security holders	332,663	4.45	-
Total	410,964	$4.78	1,624,943

The equity compensation plans approved by the Company’s security holders are the 2014 Equity Incentive Plan (“2014 Stock Plan”) of TRxADE HEALTH, Inc., Delaware corporation, the 2013 Equity Incentive Plan of TRxADE HEALTH, Inc., a Nevada corporation and predecessor in interest to TRxADE HEALTH, Inc., a Delaware corporation and the Second Amended and Restated 2019 Equity Incentive Plan of the Company.

2014 Equity Incentive Plan

A summary description of the 2014 Stock Plan is below.

Administration. The 2014 Stock Plan is administered by the Company’s Board of Directors and the Compensation Committee of the Board.

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Term. The 2014 Stock Plan shall continue in effect for a period of 10 years from its date of adoption. In general, the term of each option granted shall be no more than ten 10 years from the date of grant, though in certain instances such term may be shorter.

Eligibility. Employees and service providers of the Company and its subsidiaries and non-employee directors of the Company are eligible to receive awards under the 2014 Stock Plan. Awards under the 2014 Stock Plan may include grants of options, stock appreciation rights, restricted stock, restricted stock units, performance units and performance shares, and awards intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. Eligibility for any particular award is determined by the Administrator (as defined in the 2014 Stock Plan) and, in the case of certain awards such as incentive stock options, eligibility for receipt of such awards may be limited by the Internal Revenue Code.

Plan Limit. The 2014 Stock Plan had no remaining shares reserved for issuance as of the date of this prospectus.

Second Amended and Restated 2019 Equity Incentive Plan

On May 27, 2021, the stockholders of the Company approved and ratified the Company’s Second Amended and Restated 2019 Equity Incentive Plan (the “2019 Plan”). The 2019 Plan provides an opportunity for any employee, officer, director or consultant of the Company, subject to any limitations provided by federal or state securities laws, to receive (i) incentive stock options (to eligible employees only); (ii) nonqualified stock options; (iii) restricted stock; (iv) stock awards; (v) shares in performance of services; or (vi) any combination of the foregoing. In making such determinations, the Board of Directors (or the Compensation Committee) may take into account the nature of the services rendered by such person, his or her present and potential future contribution to the Company’s success, and such other factors as the Board of Directors (or the Compensation Committee) in its discretion shall deem relevant. Incentive stock options granted under the 2019 Plan are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). Nonqualified (non-statutory stock options) granted under the 2019 Plan are not intended to qualify as incentive stock options under the Code.

The 2019 Plan is intended to secure for the Company the benefits arising from ownership of the Company’s common stock by the employees, officers, directors and consultants of the Company, all of whom are and will be responsible for the Company’s future growth. The 2019 Plan is designed to help attract and retain for the Company, qualified personnel for positions of exceptional responsibility, to reward employees, officers, directors, and consultants for their services to the Company and to motivate such individuals through added incentives to further contribute to the success of the Company.

Subject to adjustment in connection with the payment of a stock dividend, a stock split or subdivision or combination of the shares of common stock, or a reorganization or reclassification of the Company’s common stock, the maximum aggregate number of shares of common stock which may be issued pursuant to awards under the 2019 Plan is (i) two million (2,000,00) shares of common stock, and (ii) an annual increase on April 1st of each calendar year, beginning in 2021 (provided that no increase was approved in 2021 or 2022) and ending in 2029 (each a “Date of Determination”), in each case subject to the approval and determination of the Administrator on or prior to the applicable Date of Determination, equal to the lesser of (A) ten percent (10%) of the total shares of common stock of the Company outstanding on the last day of the immediately preceding fiscal year and (B) such smaller number of shares as determined by the Administrator (the “Share Limit”), also known as an “evergreen” provision. Such shares of common stock shall be made available from the authorized and unissued shares of the Company. Notwithstanding the above, no more than 25 million shares of shares of common stock may be issuable upon exercise of incentive stock options granted under the plan. As of the date of this prospectus, a total of 1,407,276 shares of common stock remain available for awards under the 2019 Plan.

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Management’s Discussion and Analysis of Financial Condition and Results of Operations

Forward-Looking Statements

Our Management’s Discussion and Analysis of Financial Condition and Results of Operations (the “MD&A”) is provided in addition to the accompanying consolidated financial statements and notes to assist readers in understanding our results of operations, financial condition, and cash flows. MD&A is organized as follows:

●	Overview. Discussion of our business and overall analysis of financial and other highlights affecting us, to provide context for the remainder of MD&A.

●	Liquidity and Capital Resources. An analysis of changes in our balance sheets and cash flows and discussion of our financial condition.

●	Results of Operations. An analysis of our financial results comparing the twelve months ended December 31, 2021 and 2020 and three and nine-month periods ended September 30, 2022.

●	Critical Accounting Policies. Accounting estimates that we believe are important to understanding the assumptions and judgments incorporated in our reported financial results and forecasts.

The following discussion should be read in conjunction with our consolidated financial statements and accompanying notes included elsewhere in this prospectus. The following discussion contains forward-looking statements regarding future events and the future results of the Company that are based on current expectations, estimates, forecasts, and projections about the industry in which the Company operates and the beliefs and assumptions of the management of the Company. See also “Cautionary Statement Regarding Forward-Looking Statements”, above.

All references to years relate to the calendar year ended December 31 of the particular year.

The following discussion is based upon our Consolidated Financial Statements included elsewhere in this prospectus, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingencies. In the course of operating our business, we routinely make decisions as to the timing of the payment of invoices, the collection of receivables, the shipment of products, the fulfillment of orders, the purchase of supplies, and the building of inventory, among other matters. Each of these decisions has some impact on the financial results for any given period. In making these decisions, we consider various factors including contractual obligations, customer satisfaction, competition, internal and external financial targets and expectations, and financial planning objectives. On an on-going basis, we evaluate our estimates, including those related to sales returns, pricing credits, warranty costs, allowance for doubtful accounts, impairment of long-term assets, especially goodwill and intangible assets, contract manufacturer exposures for carrying and obsolete material charges, assumptions used in the valuation of stock-based compensation, and litigation. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

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Novel Coronavirus (COVID-19)

In December 2019, a novel strain of coronavirus, which causes the infectious disease known as COVID-19, was reported in Wuhan, China. The World Health Organization declared COVID-19 a “Public Health Emergency of International Concern” on January 30, 2020, and a global pandemic on March 11, 2020. In March and April 2020, many U.S. states and local jurisdictions began issuing ‘stay-at-home’ orders. For example, the state of Florida, where the Company’s principal business operations are, issued a ‘stay-at-home’ order effective on April 1, 2020, which remained in place, subject to certain exceptions, through June 2020, when the order was gradually lifted until September 2020, when the order was completely lifted. The U.S. in general and Florida specifically, has seen decreases in total new COVID-19 infections (after sharp increases in infections in mid-to-late January 2022), as vaccines and boosters are now widely available and the number of individuals who have received vaccines has increased, and the pool of persons who do not have natural or vaccine immunity have declined; however, while it is expected that such decreases will continue, new strains of the virus may cause current vaccines to be less effective and infection numbers may increase, which may result in additional restrictions, ‘stay-at-home’ orders, increase employee turnover or sick days, or shipping delays, which could materially affect our operations.

As shown in our results of operations below, we have to date, not experienced any significant material negative impact to our operations, revenues or gross profit due to COVID-19. We have however been adversely affected by reductions to, and interruptions in, the delivery of supply chain pharmaceuticals that have had a negative impact on our wholesalers, certain technology outsourcing in India and the Philippines and finding qualified staff due to the pandemic, which may become more frequent or material in the future. We are carefully managing our inventory supply network while we work to overcome these hopefully temporary challenges. As a result of the above, the full extent of the impact of COVID-19 on our business and operations currently cannot be estimated and will depend on a number of factors including the continued scope and duration of the global pandemic.

Since the start of the pandemic, we have taken steps to prioritize the health and safety of our employees. The Company’s employees started working remotely around March 17, 2020, and our corporate office was closed through December 31, 2021. The office reopened for our management team on January 3, 2022, while our remaining employees will continue to work remotely until further notice.

We will continue to evaluate our business operations based on new information as it becomes available and will make changes that we consider necessary in light of any new developments regarding the ongoing pandemic. We may also raise additional funding in the future through sales of debt or equity, similar to our recently completed offering.

Results of Operations

The following selected consolidated financial data should be read in conjunction with the consolidated financial statements and the notes to these statements included in this prospectus. For all periods presented, the consolidated statements of income and consolidated balance sheet data set forth in this prospectus have been adjusted for the reclassification of discontinued operations information, unless otherwise noted.

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Three Month Period Ended September 30, 2022, compared to Three Month Period Ended September 30, 2021

	Three Months Ended September 30,			Percentage
	2022	2021	Change	Change
Revenues	$2,400,311	$2,550,046	(149,735)	(5.87)%
Cost of sales	998,320	1,269,005	(270,685)	(21.3)%
Gross profit	1,401,991	1,281,041	120,950	9.4%
Operating expenses:
Loss on inventory investment	-	1,285	(1,285)	(100)%
Technology, research & development	298,586	338,637	(40,051)	(11.83)%
Wages and salary	937,062	1,015,816	(78,754)	(7.8)%
Accounting and legal	191,611	98,867	92,744	93.8%
Professional fees	95,275	205,457	(110,182)	(53.6)%
Other general and administrative (less stock-based compensation expense)	257,272	755,297	(498,025)	(65.9)%
Warrants and options expense	29,216	161,808	(132,592)	(81.9)%
Total operating expenses	1,809,022	2,577,167	(768,145)	(29.8)%
Interest, net	(121,711)	(5,622)	(116,089)	(2,064.9)%
Gain on disposal of asset	-	-	-	-%
Net (Loss) from operations	$(528,742)	$(1,301,748)	$773,006	(59.4)%

Net loss attributable to TRxADE Health, Inc.	(503,003)	$(1,301,748)	798,745	(61.4)%
Net loss attributable to non-controlling interests	(25,739)	-	(25,739)	100.0%

Our revenues for the three months ended September 30, 2022, were from the Trxade platform, Community Specialty Pharmacy, Integra Pharma Solutions and Bonum Health. Revenues decreased by $149,735, compared to the same period ended September 30, 2021. Trxade Inc revenue generated from platform sales increased 6% and revenue generated by Trxade Prime decreased approximately 11% for the three months ended September 30, 2022 compared to the same period ended September 30, 2021. The decrease in revenue for Trxade Prime is related to decreased sales, see “Company Overvi–w - Integra Pharma Solutions” to the Notes to the Unaudited Consolidated Financial Statements included herein under “Index to Financial Statements”. Community Specialty Pharmacy had a decrease in revenue of 25% due to decreased sales mainly driven by the loss of business from hurricane Ian the last week of September 2022; this decrease in revenue is compared to the same period ended September 30, 2021.

For the three-month period ended September 30, 2022, cost of goods sold and gross profit were $998,320 and $1,401,991, respectively, and $1,269,005 and $1,281,041, respectively for the same period in 2021. Gross profit as a percentage of sales was 58% for the three months ended September 30, 2022, compared to 50% for the three months ended September 30, 2021. The increase in gross profit is a result of increased revenue generated by the Trxade platform that has no cost of goods expense and the improved gross margins generated by Trxade Prime in the three-month period ended September 30, 2022.

General and administrative expenses (less stock-based compensation expense) decreased for the three months ended September 30, 2022, to $257,272 compared to $755,297 for the comparable period in 2021. The decrease was mainly due to an additional $630,000 bad debt expense recorded in the three-month period ended September 30, 2021 related to the GSG receivable. For the three months ended September 30, 2022 we received a settlement from the insurance company of approximately $123,000 related to a cyber incident in April 2022 that the Company recovered through its insurance policy. The settlement was recorded as an offset to the one-time non-recurring expenses recorded in the three-month period ended June 30, 2022. Also reflected in the three-month period ended September 3, 2022 is an additional expense offset of $164,148 recorded as a credit to bad debt expense related to the legal settlement with GSG (See “Note 8 – Contingencies” to the Notes to the Unaudited Consolidated Financial Statements included herein under “Index to Financial Statements”).

We had interest expense, net of $121,711 for the three months ended September 30, 2022, compared to interest expense of $5,622 for the three months ended September 30, 2021, which increased due to accruing interest for the payment on the note due to Exchange Health in February 2023 and the repayments of the accounts receivable advances taken in 2022, the interest expense is offset by interest income from the GSG legal settlement (See “Note 8 – Contingencies” to the Notes to the Unaudited Consolidated Financial Statements included herein under “Index to Financial Statements”).

Net loss decreased $773,006 to a net loss of $528,742 for the three months ended September 30, 2022, compared to a net loss of $1,301,748 for the three months ended September 30, 2021. The decrease in net losses is mainly driven by expense reduction initiatives implemented by management starting in July of 2022 and the $630,000 bad debt expense recorded in the comparable three-month period in 2021. For the three-month period ended September 30, 2022, the following expenses were reduced:

●	Technology expense of approximately $40,000;
●	Salary and wages expense of approximately $79,000;
●	Professional fee expense of approximately $110,000; and
●	Warrant and Options expense of approximately $133,000.

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Nine Month Period Ended September 30, 2022, compared to Nine Month Period Ended September 30, 2021

	Nine Months Ended			Percentage
	2022	2021	Change	Change
Revenues	$8,919,312	$7,501,535	1,417,777	18.9%
Cost of sales	5,010,704	3,995,792	1,014,912	25.4%
Gross profit	3,908,608	3,505,743	402,865	11.5%
Operating expenses:
Loss on inventory investment	-	1,225,141	(1,225,141)	(100)%
Technology, research & development	842,433	678,110	164,323	24.2%
Wages and salary	3,185,144	2,878,237	306,907	10.7%
Accounting and legal	567,690	462,626	105,064	22.7%
Professional fees	307,341	757,263	(449,922)	(59.4)%
Other general and administrative (less stock-based compensation expense)	1,309,840	1,581,832	(271,992)	(17.2)%
Warrants and options expense	174,869	431,218	(256,349)	(59.4)%
Total operating expenses	6,387,317	8,015,712	(1,628,395)	(20.3)%
Interest, net	(132,230)	(21,574)	(110,656)	512.9%
Gain on disposal of asset	4,100	-	4,100	100%
Net (Loss) from operations	$(2,606,839)	$(4,531,543)	$1,924,704	42.47%

Net loss attributable to TRxADE Health, Inc.	(2,546,913)	(4,531,543)	1,984,630	(44)%
Net loss attributable to non-controlling interests	(59,926)	-	(59,926)	100.00%

Our revenues for the nine months ended September 30, 2022, were from the Trxade platform, Community Specialty Pharmacy, Integra Pharma Solutions and Bonum Health. Revenues increased by $1,417,777, compared to the same period ended September 30, 2021. Trxade, Inc. revenue generated from platform sales increased 10% and revenue generated by Trxade Prime increased 57% for the nine months ended September 30, 2022, compared to the same period ended September 30, 2021. CSP had a decrease in revenue of 30% compared to the same period ended September 30, 2021, this decrease in revenue was due to decreased sales resulting from hurricane Ian in September of 2022 and revenue adjustments.

For the nine-month period ended September 30, 2022, cost of goods sold and gross profit were $5,010,704 and $3,908,608, respectively, and $3,995,792 and $3,505,743, respectively for the same period in 2021. Gross profit as a percentage of sales was 44% for the nine months ended September 30, 2022, compared to 47% for the nine months ended September 30, 2021. The decrease in gross profit is a net result of Trxade Prime sales and the higher cost of goods expense in periods prior to the three-month period ended September 30, 2022, and the sales generated from the TRxADE Inc platform which do not have a cost of goods expense related to the revenue generated.

General and administrative expenses (less stock-based compensation expense) decreased for the nine months ended September 30, 2022, to $1,309,840 compared to $1,581,832 for the comparable period in 2021. The decrease was mainly due to an additional $630,000 bad debt expense recorded in the three-month period ended September 30, 2021 related to the GSG receivable. For the nine-month period ended September 30, 2022, the Company recorded a $225,000 legal settlement expense paid in February. The additional expense was offset with a $164,148 credit to bad debt expense related to the legal settlement with GSG (See “Note 8 – Contingencies” to the Notes to the Unaudited Consolidated Financial Statements included herein under “Index to Financial Statements”).

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We had interest expense, net of $132,230 for the nine months ended September 30, 2022, compared to interest expense of $21,574 for the nine months ended September 30, 2021, which increased due to payments on the accounts receivable advance and offset by income received from the settlement of the GSG lawsuit.

Net loss decreased $1,924,704 to a net loss of $2,606,839 for the nine months ended September 30, 2022, compared to a net loss of $ 4,531,543 for the nine months ended September 30, 2021. Improvements in net losses were mainly due to the loss on inventory investment expense of $1.2 million and the $630,000 bad debt expense recorded in the nine-month period ending September 2021 which significantly impacted the net losses for that period; for the same period in 2022 the Company had approximately $1.4 million in increased revenue from Trxade, Inc and Trxade Prime, decreased warrant and options expense of approximately $256,000, and decreased professional fees of approximately $450,000 due to decreased spending for off shore professional support.

Liquidity and Capital Resources

Cash

Cash was $321,715 at September 30, 2022, compared to $3,122,578 as of December 31, 2021. See “Cash Flows” to the Notes to the Unaudited Consolidated Financial Statements included herein under “Index to Financial Statements” for details regarding the reasons for the cash decrease. We expect that our future available capital resources will consist primarily of cash generated from operations, remaining cash balances, borrowings, and additional funds raised through sales of debt and/or equity securities.

Liquidity

Cash, current assets, current liabilities, short term debt and working capital at the end of each period were as follows:

	September 30, 2022	December 31, 2021	Change	Percent Change
Cash	$321,715	$3,122,578	$(2,800,863)	(90)%
Current assets (excluding cash)	2,051,291	1,251,666	799,625	64%
Current liabilities (excluding short term debt)	1,894,687	926,026	968,661	105%
Short term debt (notes payable related party)	166,667	-	166,667	100%
Working capital	$311,652	$3,448,218	$(3,136,566)	(91)%

Our principal sources of liquidity have historically been cash provided by operations, sales of equity, and borrowings under various debt arrangements. Our principal uses of cash have been for operating expenses, technology development, and acquisitions. We anticipate these uses will continue to be our principal sources of, and uses of, cash in the future.

The decrease in cash as of September 30, 2022, compared to December 31, 2021, was primarily due to spending for several items including:

●	Salaries and Wages of $3.1 million;
●	Professional Fees of $0.3 million;
●	$875,000 paid in May 2022 as prepayment to purchase inventory for CSP Pharmacy;
●	$225,000 paid as part of a legal settlement in February 2022 (See “Note 8 – Contingencies” to the Notes to the Unaudited Consolidated Financial Statements included herein under “Index to Financial Statements”);

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●	$275,000 paid in connection with the SOSRx, LLC formation; and
●	The Company also received $550,000 (less the origination fee) in June 2022 and $275,000 (less the origination fee) in September 2022 for the sale of future revenue (See “Note 4 – Contingent Funding Liabilities” to the Notes to the Unaudited Consolidated Financial Statements included herein under “Index to Financial Statements”).

For the Year Ended December 31, 2021, compared to the Year Ended December 31, 2020

The following selected consolidated financial data should be read in conjunction with the consolidated financial statements and the notes to these statements included under “Index to Financial Statements”. For all years presented, the consolidated statements of income and consolidated balance sheet data set forth in this Form 10-K have been adjusted for the reclassification of discontinued operations information, unless otherwise noted.

	Fiscal Year Ended
	December 31, 2021	December 31, 2020	Change	Percentage Change
Revenues	$9,889,433	$17,122,520	(7,233,087)	(42.2)%
Cost of Sales	5,143,468	11,415,198	(6,271,730)	(54.9)%

Gross Profit	4,745,965	5,707,322	(961,357)	(16.8)%
Operating Expenses:
Loss on Inventory Investment	1,226,426	-	1,226,426	100.0%
Technology, Research & Development	1,367,895	662,726	705,169	106.4%
Loss on Impairment of Goodwill	-	725,973	(725,973)	(100.0)%
Other General and Administrative	7,053,861	4,962,237	2,091,624	42.2%
Warrants and Options Expense	390,076	1,863,048	(1,472,972)	(79.1)%
Total Operating Expense	10,038,258	8,213,984	1,824,274	22.2%

Interest Expense	(23,590)	(29,389)	5,799	(19.7)%

Income (Loss) from Operations	$(5,315,883)	$(2,536,051)	(2,779,832)	(109.6)%

Operations

Our revenues during the years ended December 31, 2021, and 2020 were mainly from the Trxade Inc. platform, Community Specialty Pharmacy and Integra Pharma Solutions. Revenues decreased by $7,233,087 for the 2021 year, compared to the prior year’s period. In Trxade, Inc., revenue decreased by $622,731 or 11% to $4,924,015, compared to $5,546,746, for the years ended December 31, 2021, and 2020, which is attributable to larger amounts of personal protective equipment (PPE) items being sold on the platform in 2020 than in 2021 as a result of the COVID-19 Pandemic and more brand pharmaceutical product being sold through the platform at a lower transaction fee than generic pharmaceutical products with a higher transaction fee. Integra Pharma Solutions revenue decreased by $6,626,506, which is attributable to non-recurring sales of personal protective equipment (PPE) items that were needed in large quantities in 2020 as a result of the COVID-19 Pandemic, and which line of products the Company did not continue in during 2021. The Trxade, Inc. platform is a secondary marketplace for pharmaceuticals and medical supplies with consistent growth year over year. We see a trend that whenever there is a supply shortage on the primary market, the platform being a secondary market, will see increase in traffic or sales. Therefore, extraordinary events such as COVID-19 will result in larger increases in addition to the normal growth year over year.

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Cost of Sales was 5,143,468 and gross profit was $4,745,965, for the year ended December 31, 2021, compared to $11,415,198 and $5,707,322, for the year ended December 31, 2020. As sales for PPE decreased in 2021, the cost of sales decreased.

Gross profit as a percentage of sales was 48% for the year ended December 31, 2021, compared to 33% for the year ended December 31, 2020. The reason for the increase in gross profit as a percentage of sales was a result of a larger percentage of our revenue being from the Trxade Platform, which carries no cost of sales in 2021, while in 2020, a larger percentage of our revenue was related to orders of PPE related product, which include a relatively high cost of sales.

Technology, research and development expenditures increased to $1,367,895 for 2021, compared to $662,726 for 2020, as the Company continued to develop apps for customers.

General and administrative expenses (less stock-based compensation expense, technology, research and development, loss on inventory investments) increased for the year ended December 31, 2021, to $7,053,861, compared to $4,962,237 for the comparable period in 2020. The increase was mainly due to increases in employee compensation in order to compete in the current challenging labor market, legal expenses related to historically disclosed lawsuits, and research and development expenses as a result of expanding and developing the newer business units.

Total stock-based compensation expense decreased by 79% for the year ended December 31, 2021, compared to the prior year’s period due to the Company not granting warrants and bonus shares to executives in 2021, as described in greater detail under “Note 4 – Stockholders’ Equity” to the Notes to the Audited Consolidated Financial Statements included herein under “Index to Financial Statements”.

We had $1,226,426 of loss on inventory investment for the year ended December 31, 2021, in connection with our write-down of our the Bonum Health Hubs after we determined that the Hubs could not be assembled and placed into service to generate revenue without requiring further investments and our write-down of other receivables related to inventory deposits we made to suppliers that were not refunded to us when the suppliers could not fulfill our purchase order as described in greater detail under “No–e - 8 Other Receivables” to the Notes to the Audited Consolidated Financial Statements included herein under “Index to Financial Statements”.

We had $725,973 of loss on impairment of goodwill for the year ended December 31, 2020, in connection with the acquisition of Community Specialty Pharmacy, LLC. In 2020, we performed a qualitative and quantitative assessment to determine the impairment of goodwill and found that due to the decrease in patient prescription post acquisition and COVID-19 uncertainties that the company may have likely overpaid for the acquisition and impaired goodwill to zero.

We had interest expense of $23,590 for the year ended December 31, 2021, compared to interest expense of $29,389 for the year ended December 31, 2020, which decreased due to decreases in the amount of outstanding debt the Company had to $0 from $225,000 at the years ended December 31, 2021, and 2020, respectively.

Net loss increased by $2,779,832, to a net loss of $5,315,883 for the year ended December 31, 2021, compared to net loss of $2,536,051 for the year ended December 31, 2020, mainly due to the increase in general and administrative expenses associated with research and development cost for our new business units and write-off of other receivables related to inventory deposits as explained above (see “No–e - 8 Other Receivables” to the Notes to the Audited Consolidated Financial Statements included herein under “Index to Financial Statements”).

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Liquidity Outlook cash explanation

Cash Requirements

Our primary objectives for the remainder of 2022 are to continue the development of the DelivMeds technology, to take steps in an effort to increase our client base and operational revenue on our Trxade Inc. and Trxade Prime platforms, and to complete potential strategic transactions of our business-to-consumer subsidiaries, which may include a potential sale, spin-off, fund raising, combination or other strategic transaction, and also include the winding down of such entities. There can be no assurance that our operations will generate significant positive cash flow, or that additional funds will be available to us, through borrowings or otherwise, on favorable terms if required in the future, or at all. We may also raise additional funding in the future through the sale of equity.

We estimate our operating expenses and working capital requirements for the next 12 months to be approximately as follows:

Projected Expenses from October 2022 to September 2023	Amount
General and administrative (1)	$6,000,000

(6)	1) Includes estimated wages and payroll, legal and accounting, marketing, rent and web development.

During the period of July to September 2022, the Company executed several measures to reduce operating costs including an annual reduction in salary and wages expense of approximately $1 million, reductions in expenses related to offshore staffing expenses of approximately $48,000 annually, and technology development costs; these reductions are included in the projected operating expenses of $6 million referenced above. The Company will continue to evaluate certain fixed overhead expenses for opportunities to make additional reductions in expenses.

Even with these changes we determined that we will still require additional funding in the future to support our operations. In order to raise a portion of the required additional funding, on October 7, 2022, the Company closed on the offering discussed above, resulting in gross proceeds to the Company of approximately $1.75 million. The net proceeds to the Company from the offering were approximately $1.5 million, after deducting placement agent fees and expenses and estimated offering expenses payable by the Company. The Company intends to use the net proceeds from the offering for general corporate purposes.

Cash Flows

The following table summarizes our Consolidated Statements of Cash Flows for the following periods:

	Nine Months Ended September 30,			Percent
	2022	2021	Change	Change
Net Income	$(2,606,839)	$(4,531,543)	$1,924,704	42%
Net cash provided by (used in):
Operating Activities	(2,755,979)	(2,139,511)	(616,468)	(29)%
Investing Activities	(312,902)	-	(312,902)	100%
Financing Activities	268,018	(208,178)	476,196	(229)%
Net decrease in cash	$(2,800,863)	$(2,347,689)	$(453,174)	(19)%

Cash used in operations for the nine months ended September 30, 2022, was $2,755,979, compared to cash used in operations for the nine months ended September 30, 2021, of $2,139,511. The increase in cash used in operations for the nine months ended September 30, 2022, compared to September 30, 2021, was mainly due to

●	$875,000 paid in May 2022 as pre-payment for pharmacy inventory ordered from the manufacturer to fulfill a sales order received;

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●	Approximately $336,000 in research and development costs related to our DelivMeds mobile application;
●	$225,000 was paid in February 2022 as part of a legal settlement (See “Note 7 – Contingencies” to the Notes to the Audited Consolidated Financial Statements included herein under “Index to Financial Statements”);
●	Amounts we received as payments related to our settlement with GSG that were recorded as credit to bad debt expense and legal expense (See “Note 7 – Contingencies” to the Notes to the Audited Consolidated Financial Statements included herein under “Index to Financial Statements”); and
●	Amounts we received in connection with a settlement from our insurance company related to a cyber incident in April of 2022 that also offset approximately $123,000 of expense previously recorded in the six months ended June 2022.

Cash used in investing activities for the nine months ended September 30, 2022, was $312,902 and $0 for the nine months ended September 30, 2021. The increase in cash used by investing activities is related to the capitalization of software and development costs.

Cash provided in financing activities for the nine months ended September 30, 2022, was $268,018 compared to cash used for financing activities for the nine months ended September 30, 2021, which was $208,178. The variance was mainly due to approximately $550,000 and $275,000 of receivables funding received in July and September 2022 as referenced above under “recent events”. In February 2022, the Company also paid $275,000 as part of the $325,000 contribution of capital in the SOSRx formation, discussed above.

The following table summarizes our Consolidated Statements of Cash Flows for the fiscal years ended December 31, 2021, and 2020:

	December 31, 2021	December 31, 2020	Change	Percent Change
Net Loss	$(5,315,883)	$(2,536,051)	$(2,716,347)	(107.11)%
Net Cash Provided by (used in):
Operating Activities	(2,566,226)	(2,214,786)	(409,958)	(18.51)%
Investing Activities	(22,596)	(37,505)	294,747	195.78%
Financing Activities	(208,178)	5,300,175	(5,508,353)	(103.93)%
Net increase (decrease) in cash	$(2,797,000)	$3,047,884	$(5,844,885)	$(191.77)%

Cash used by operations for the fiscal year ended December 31, 2021, was $2,566,226. This compared to $2,214,786 of cash used by operating activities for the fiscal year ended December 31, 2020. The increase was primarily due to spending for research & development related to the development MedCheks Health Passport Application, the development of DelivMeds Application, legal expenses related to outstanding lawsuits, repayment of related party loan, and employee payroll. For additional information refer to Notes to Consolidated Financial Statements.

Cash used by investing activities for the fiscal year ended December 31, 2021, was $22,596. This compared to $37,505 of cash used in investing activities for the fiscal year ended 2020. In 2021, the cash was used to purchase a single delivery vehicle for Community Specialty Pharmacy, LLC. In 2020, the cash was used to purchase a single forklift to the Integra Pharmacy Solution, LLC warehouse.

Cash used by financing activities for the fiscal year ended December 31, 2021, was $208,178, which $225,000 was used to repay a related party loan and $16,822 was received from the exercise of warrants and options. This compared to $5,994,424 of proceeds and $5,300,175 of cash to the Company after expenses, and the exercise of warrants and options which generated cash of $38,107 for the fiscal year ended December 31, 2020.

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Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of net sales and expenses for each period. The following represents a summary of our critical accounting policies, defined as those policies that we believe are the most important to the portrayal of our financial condition and results of operations and that require management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effects of matters that are inherently uncertain.

Revenue Recognition

In general, the Company accounts for revenue recognition in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 606, “Revenue from Contracts with Customers.”

Trxade, Inc. provides an online web-based buying and selling platform for licensed pharmaceutical wholesalers (“Suppliers”) to sell products and services to licensed pharmacies (“Customers”). Trxade, Inc. charges Suppliers a transaction fee, a percentage of the purchase price of the prescription drugs and other products sold through its website service. Fulfillment of confirmed orders, including delivery and shipment of prescription drugs and other products, is the responsibility of the Supplier, not Trxade, Inc. Trxade, Inc. holds no inventory and assumes no responsibility for the shipment or delivery of any products or services from our website. Trxade, Inc. considers itself an agent for this revenue stream and as such, reports revenue as net. Step One: Identify the contract with the Customers – Trxade, Inc.’s Terms and Use “Agreement,” which outlines the terms and conditions between Trxade, Inc. and the Supplier, is acknowledged and agreed to by the Supplier. Collection is probable based on a credit evaluation of the Supplier. Step Two: Identify the performance obligations in the Agreement – Trxade, Inc. provides the Supplier access to the online website, ability to upload catalogs of products and Dashboard access to review status of inventory as well as posted and processed orders. The Agreement requires the Supplier to post a catalog of pharmaceuticals on the platform, deliver the pharmaceuticals and, upon shipment, remit the stated platform fee. Step Three: Determine the transaction price – the Agreement outlines the fee, which is based on the type of product: generic, brand or non-drug. There are no discounts for volume transactions or early payment of invoices. Step Four: Allocate the transaction price – the Agreement details the fee. There is no difference between contract price and “stand-alone selling price”. Step Five: Recognize revenue when or as the entity satisfies a performance obligation – revenue is recognized upon Supplier’s fulfillment of the applicable order.

SOSRx provides pharmaceutical manufacturers with an efficient platform in which to divest short-dated, overstock, and slow-moving products to direct purchasers. SOSRx’s proprietary method researches the current market, allowing the manufacturer to list the optimal selling price for their products. Manufacturers list their short-dated overstock and slow-moving products by lot with pictures and descriptions. The manufacturer then determines which vetted and registered customers can bid on or outright purchase their products.

Once products from a manufacturer have been entered into SOSRx’s platform, a bid cycle begins. Each bid cycle is 3 days. Each buyer (wholesaler, distributor or chain) will have 3 options. The options are buy now, bid, or pass. In the buy now option the manufacturer has an established price in which they would sell the product. The bid option allows the buyers to put in a price if they value the product and at the end of the bid cycle the manufacturer has several options. The manufacturer can accept the highest bidder if the buyer has met the minimum bid requirement, counter if the bid is below the minimum bid requirement or begin a negotiation to an agreed upon price or accepted bid, regardless of minimum bid requirement. The fourth option is to decline.

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If one of the four options described above, except decline, have been selected a committed offer is generated in the system. The buyer then submits a purchase order to the manufacturer. The manufacturer then processes the purchase order and sends the product directly to the buyer. This is when revenue is recognized as a transaction fee. At no point does SOSRx take possession of the inventory. SOSRx bills the manufacturer per committed offer at a fee percentage of total offer value.

Integra Pharma Solutions, LLC (“Trxade Prime”) is a licensed wholesaler of brand, generic and non-drug products to Customers. Integra LLC takes orders for products, creates invoices for each order and recognizes revenue at the time the Customer receives the product. Customer returns are not material. Step One: Identify the contract with the Customer – Integra LLC requires that an application and a credit card for payment be completed by the Customer prior to the first order. Each transaction is evidenced by an order form sent by the Customer and an invoice for the product is sent by Integra LLC. The collection is probable based on the application and credit card information provided prior to the first order. Step Two: Identify the performance obligations in the contract – Each order is distinct and evidenced by the shipping order and invoice. Step Three: Determine the transaction price – The consideration is variable if product is returned. The variability is determined based on the return policy of the product manufacturer. There are no sales or volume discounts. The transaction price is determined at the time of the order evidenced by the invoice. Step Four: Allocate the transaction price – There is no difference between contract price and “stand-alone selling price”. Step Five: Recognize revenue when or as the entity satisfies a performance obligation – The Revenue is recognized when the Customer receives the product.

Community Specialty Pharmacy, LLC (“CSP”) is a licensed retail pharmacy. CSP fills prescriptions for drugs written by a doctor and recognizes revenue at the time the patient confirms delivery of the prescription. Customer returns are not material. Step One: Identify the contract with the Customer – The prescription is written by a doctor for a patient and presented by the patient to the Customer and is in turn delivered to CSP. The prescription identifies the performance obligations in the contract. CSP fills the prescription and delivers to the Customer the drugs, fulfilling the contract. The collection is probable because there is confirmation that the patient has insurance for reimbursement to CSP prior to filling of the prescription. Step Two: Identify the performance obligations in the contract – Each prescription is distinct to the Customer. Step Three: Determine the transaction price – The consideration is not variable. The transaction price is determined to be the price of prescription at the time of delivery which considers the expected reimbursements from third party payors (e.g., pharmacy benefit managers, insurance companies and government agencies). Step Four: Allocate the transaction price – The price of the prescription invoiced represents the expected amount of reimbursement from third party payors. There is no difference between contract price and “stand-alone selling price”. Step Five: Recognize revenue when or as the entity satisfies a performance obligation – Revenue is recognized after the delivery of the prescription.

Bonum, LLC is a telehealth company that provides services to its subscribers. We derive our revenues from subscription-based services through our mobile application on a business-to-business or business-to-customer models. Business-to-business – Organizations contract with Bonum to provide tele-health services to their members on a per-member basis. Organizations are invoiced by Bonum, and revenue is recognized as services are provided each month. Bonum also generates revenues through business-to-customer relationships, where customers can download and subscribe to the Bonum mobile application on their digital device. Subscriptions can be monthly, annual or per encounter. Revenue is recognized as it is earned. Deferred revenue is recorded for unearned subscriptions income and recognized in the financial statements in the period earned.

Stock-Based Compensation

The Company accounts for stock-based compensation to employees in accordance with ASC 718, “Compensation-Stock Compensation”. ASC 718 requires companies to measure the cost of employee services received in exchange for an award of equity instruments, including stock options, based on the grant date fair value of the award and to recognize it as compensation expense over the period the employee is required to provide service in exchange for the award, usually the vesting period. Stock option forfeitures are recognized at the date of employee termination. Effective January 1, 2019, the Company adopted ASU 2018-07 for the accounting of share-based payments granted to non-employees for goods and services.

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Recently Issued Accounting Standards

For more information on recently issued accounting standards, see “NOTE 2 – Summary of Significant Accounting Policies”, to the Notes to the Unaudited Consolidated Financial Statements included herein under “Index to Financial Statements”.

Quantitative and Qualitative Disclosures About Market Risk

Not applicable to a “smaller reporting company” as defined in Item 10(f)(1) of SEC Regulation S-K.

Directors, Executive Officers and Corporate Governance

Set forth below is certain information regarding our directors and executive officers as of October 11, 2019:

Name	Position	Age	Director Since
Suren Ajjarapu	Chairman, Chief Executive Officer and Secretary	51	January 2014
Prashant Patel	Director, President and Chief Operating Officer	48	January 2014
Janet Huffman	Chief Financial Officer	50	—
Donald G. Fell	Director	75	January 2014
Charles L. Pope	Director	70	May 2021
Jeff Newell	Director	64	September 2022

Business Experience

The following is a brief description of the education and business experience of our current directors and executive officers.

Suren Ajjarapu, Chairman of the Board, Chief Executive Officer and Secretary.

Mr. Ajjarapu has served as Chairman of the Board, Chief Executive Officer and Secretary since our acquisition of Trxade Group, Inc., a Nevada corporation (“Trxade Nevada”) (our predecessor company) on January 8, 2014, and as the Chairman of the Board, Chief Executive Officer and Secretary of Trxade Nevada since its inception. Since March 2021, Mr. Ajjarapu has served on the Board of Directors of Oceantech Acquisition I Corp, a Special Purpose Acquisition Company (SPAC)(NASDAQ:OTECU). Since June 2021, Mr. Ajjarapu has served on the Board of Directors of, and as Chief Executive Officer and Chairman of Aesther Healthcare Acquisition Corp., a Special Purpose Acquisition Company (SPAC)(NASDAQ:AEHA). Mr. Ajjarapu has served on the Board of Directors of Kano Energy, Inc which is involved in developing renewable natural gas sites in USA since 2018. Mr. Ajjarapu has also served as Chairman of the Board of Directors of Feeder Creek Group, Inc., since March 2018. Feeder Creek Group, Inc. is a company involved in developing renewable natural gas sites in Iowa. Mr. Ajjarapu was a Founder, CEO and Chairman of Sansur Renewable Energy, Inc., a company involved in developing wind power sites in the Midwest, United States, from 2009 to 2012. Mr. Ajjarapu was a Founder, President and Director of Aemetis, Inc., a biofuels company (AMTX.OB) and a Founder, Chairman and Chief Executive Officer of International Biofuels, a subsidiary of Aemetis, Inc., from 2006 to 2009. Mr. Ajjarapu was Co-Founder, COO, and Director Global Information Technology, Inc., an IT outsourcing and systems design company, headquartered in Tampa, Florida with major operations in India from 1995 to 2006. Mr. Ajjarapu holds an MS in Environmental engineering from South Dakota State University, Brookings, South Dakota, and an MBA from the University of South Florida, specializing in International Finance and Management. Mr. Ajjarapu is also a graduate of the Venture Capital and Private Equity program at Harvard University.

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Director Qualifications:

Our Board of Directors believes that Mr. Ajjarapu’s history with our company, from both an operational standpoint and that of a member of management, are vital to the Board’s collective knowledge of our day-to-day operations.

Prashant Patel, Director, President and Chief Operating Officer

Mr. Patel has served as our full-time President and Chief Operating Officer, and as a director, since our acquisition of TRxADE Nevada on January 8, 2014. Mr. Patel is a registered pharmacist and pharmaceutical consultant with over twenty years of experience in retail pharmacy and pharmaceutical logistics, and the founder of several pharmacies in the Tampa Bay, Florida area. Mr. Patel has been President and Member of Board of Trxade Nevada since August 2010. Since October 2008, Mr. Patel has been Managing Member of APAA LLC, a pharmacy and CEO of Pharmaceutical Returns Of America LLC, a pharmaceutical reverse distributor. Mr. Patel graduated from Nottingham University School of Pharmacy and practiced in the United Kingdom before obtaining his masters in Transport, Trade and Finance from Cass Business School, City University, United Kingdom.

Director Qualifications:

Our Board of Directors believes that Mr. Patel’s history with our company, from both an operational standpoint and that of a member of management, are vital to the Board’s collective knowledge of our day-to-day operations.

Janet Huffman, Chief Financial Officer

Ms. Huffman joined the Company as Director of Finance in February 2022. On March 31, 2022, the Board of Directors approved the appointment of Ms. Huffman as Chief Financial Officer and Principal Financial/Accounting Officer of the Company effective April 2, 2022. Ms. Huffman has served in various finance roles within the healthcare industry. In 2009, Ms. Huffman joined Infinity Home Care and served as Director of Finance and Regional Director of Operations until 2013. From 2013 to 2014, Ms. Huffman served as Director of Finance for Internal Medicine Associates and from 2014 to 2016, she served as Vice President of Finance for Family Home Health Services. Inc. Starting in February 2017 and continuing through January of 2020, Ms. Huffman served as the CFO for Signature Home Now, a Kentucky based healthcare company, in her role as CFO Ms. Huffman supported the home health division providing financial and operational direction. In January of 2019, Ms. Huffman became one of the founders of Banyan Pediatric Care Centers, Inc serving as its CFO; in 2021 Ms. Huffman led Banyan through a merger with Arboreta Healthcare Inc. continuing as its CFO until February of 2022. She obtained a Bachelor of Arts degree in accounting from the University of South Florida.

Donald G. Fell, Director

Mr. Fell has served as an independent director of our company since January 2014. He is presently Professor and Institute Director for the Davis, California-based Foundation for Teaching Economics and adjunct professor of economics for the University of Colorado, Colorado, Springs. From 1995 – 2012, Mr. Fell held positions with the University of South Florida as a member of the Executive MBA faculty, Director of Executive and Professional Education and Senior Fellow of the Public Policy Institute. He has also served as visiting professor of economics at the University of LaRochelle, France, and as adjunct professor of economics at both Illinois State University and The Ohio State University. Mr. Fell holds undergraduate and graduate degrees in economics from Indiana State University and is all but dissertation (ABD) in economics from Illinois State University. Through his work with the Foundation for Teaching Economics and the University of Colorado, Colorado Springs he has conducted graduate institutes on economic policy and environmental economics in 44 states, throughout Canada, the Islands and Eastern Europe.

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Director Qualifications:

Our Board of Directors believes that Mr. Fell’s extensive experience in the field of economics and business will provide us with valuable insight as we seek to execute our business strategy.

Charles Pope, Director

Mr. Pope has served as an independent director of the company since April 2021. Mr. Pope has served as a director and Chair of the Audit Committee of Oragenics Inc. (NYSE AMERICAN:OGEN), since 2010 and served as the Chief Financial Officer of Palm Bancorp, Inc. from June 2009 to June 2012. From September 2007 through June 2009, Mr. Pope served as the Chief Financial Officer of Aerosonic Inc., a manufacturer of aviation products. Mr. Pope served as the Chief Financial Officer of Reptron Inc., a manufacturer of electronic products, from March 2005 through June 2007. From March 2002 to March 2005, Mr. Pope served as Chief Financial Officer of SRI/Surgical Express, Inc. From February 2001 to March 2002, Mr. Pope served as Chief Financial Officer of Innovaro, Inc. (formerly UTEK Corporation, a NYSE public company. Mr. Pope served as a director of Innovaro, Inc. from March 2010 to August 2012. Mr. Pope also served as a Director of Inuvo, Inc. from July 2008 through July 2018. Prior to this time, Mr. Pope served as a Senior Partner in the Audit and Financial Advisory Consulting Divisions of PricewaterhouseCoopers LLP, and he was also a Partner in the Accounting and SEC Directorate in PricewaterhouseCoopers LLP’s New York City office. Mr. Pope was Partner in charge of Financial Litigation Services for the Southeast and Southwest US. Mr. Pope holds a B.S. degree in Economics and Accounting from Auburn University and is a Certified Public Accountant in Florida.

Director Qualifications:

Our Board of Directors believes that Mr. Pope’s three decades of experience in the finance and accounting fields and experience serving as a Director of public companies and Chair of the Audit Committee make Mr. Pope a significant addition to the Board.

Jeff Newell, Director

Mr. Jeff Newell has over forty years of experience in the healthcare industry. Since May 2003, Mr. Newell has served as the Chief Executive Officer of The Newell Group LLC, a healthcare consulting firm. Prior to that, from 2017 to 2021, he served as the Chief Executive Officer of Pharmacy Quality Solutions, a healthcare quality measuring and reporting company. He also previously served as the Vice President of Pharmacy Administration for Kmart Pharmacy/Sears Holding Corporation (2015-2017), a retail pharmacy and as Senior Vice President and Chief Compliance Officer for Millennium Long Term Care Pharmacy Systems (2012-2014), a long-term care pharmacy. Prior to that, he served in various other healthcare management roles, including serving as Chief Operating Officer of Quality Partners Rhode Island, a non-profit healthcare consulting group (2003-2011), in various roles, including as a Pharmacist, Corporate Analyst, Pharmacy Supervisor, Manager, and Director of Pharmacy Programs with CVS (1982-2003), and as a Co-Owner of, and Pharmacist with, Newell’s Pharmacy in New York (1980-1984). Throughout his career, Mr. Newell has served on many National, State and Local Boards, within the Healthcare Industry. Mr. Newell is retired and stays active within the industry through his consulting company (The Newell Group LLC). He consults with a select number of companies and individuals and leverages his expertise and vast network to drive improved performance. Mr. Newell is a member of the American Pharmacist Association and Rhode Island Pharmacist Association. He received his Bachelor of Science degree in Pharmacy from Albany College of Pharmacy & Health Sciences.

Director Qualifications:

The Board of Directors believes that Mr. Newell is well qualified to serve on the Board of Directors because of his over forty years of experience in the healthcare industry; his proven track record of growing profitable organizations through strategic initiatives and the development of high-performance teams; and his prior service on many National, State and Local Boards, within the Healthcare Industry.

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Corporate Governance

The Company promotes accountability for adherence to honest and ethical conduct; endeavors to provide full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with the SEC and in other public communications made by the Company; and strives to be compliant with applicable governmental laws, rules and regulations.

Board Leadership Structure

Our Board of Directors has the responsibility for selecting the appropriate leadership structure for the Company. In making leadership structure determinations, the Board of Directors considers many factors, including the specific needs of the business and what is in the best interests of the Company’s stockholders. Our current leadership structure is comprised of a combined Chairman of the Board and Chief Executive Officer (“CEO”), Mr. Ajjarapu. The Board of Directors believes that this leadership structure is the most effective and efficient for the Company at this time. Mr. Ajjarapu possesses detailed and in-depth knowledge of the issues, opportunities, and challenges facing the Company, and is thus best positioned to develop agendas that ensure that the Board of Directors’ time and attention are focused on the most critical matters. Combining the Chairman of the Board and CEO roles promotes decisive leadership, fosters clear accountability and enhances the Company’s ability to communicate its message and strategy clearly and consistently to our stockholders, particularly during periods of turbulent economic and industry conditions. The Board believes that its programs for overseeing risk, as described below, would be effective under a variety of leadership frameworks and therefore do not materially affect its choice of structure.

Risk Oversight

Effective risk oversight is an important priority of the Board of Directors. Because risks are considered in virtually every business decision, the Board of Directors discusses risk throughout the year generally or in connection with specific proposed actions. The Board of Directors’ approach to risk oversight includes understanding the critical risks in the Company’s business and strategy, evaluating the Company’s risk management processes, allocating responsibilities for risk oversight, and fostering an appropriate culture of integrity and compliance with legal responsibilities.

The Board of Directors exercises direct oversight of strategic risks to the Company. The Audit Committee reviews and assesses the Company’s processes to manage business and financial risk and financial reporting risk. It also reviews the Company’s policies for risk assessment and assesses steps management has taken to control significant risks. The Compensation Committee oversees risks relating to compensation programs and policies. In each case management periodically reports to our Board or relevant committee, which provides guidance on risk assessment and mitigation. The Nominating and Corporate Governance Committee recommends the slate of director nominees for election to the Company’s Board of Directors, identifies and recommends candidates to fill vacancies occurring between annual stockholder meetings, reviews, evaluates and recommends changes to the Company’s Corporate Governance Guidelines, and establishes the process for conducting the review of the Chief Executive Officer’s performance.

Family Relationships

None of our directors are related by blood, marriage, or adoption to any other director, executive officer, or other key employees.

Arrangements between Officers and Directors

To our knowledge, there is no arrangement or understanding between any of our officers and any other person, including directors, pursuant to which the officer was selected to serve as an officer.

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Other Directorships

No directors of the Company are also directors of issuers with a class of securities registered under Section 12 of the Exchange Act (or which otherwise are required to file periodic reports under the Exchange Act), except for Mr. Ajjarapu, who is a member of the Board of Directors and a member of the Audit Committee of Oceantech Acquisition I Corp, a Special Purpose Acquisition Company (SPAC)(NASDAQ:OTECU) and Chairman of the Board of Directors of Aesther Healthcare Acquisition Corp., a Special Purpose Acquisition Company (SPAC)(NASDAQ: AEHA), and Mr. Pope who is member of the Board of Directors and Chair of the Audit Committee of Oragenics Inc. (NYSE AMERICAN:OGEN).

Involvement in Certain Legal Proceedings

None of our executive officers or directors has been involved in any of the following events during the past ten years:

(1)	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

(2)	any conviction in a criminal proceeding or being a named subject to a pending criminal proceeding (excluding traffic violations and minor offenses);

(3)	being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities;

(4)	being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law;

(5)	being the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of (i) any Federal or State securities or commodities law or regulation; (ii) any law or regulation respecting financial institutions or insurance companies, including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or (iii) any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

(6)	being the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section (1)(a)(40) of the Commodity Exchange Act), or any equivalent exchange, association, entity, or organization that has disciplinary authority over its members or persons associated with a member.

Board of Directors and Committee Meetings and Annual Meetings

During the fiscal years that ended on December 31, 2021 and 2020, the Board held fourteen and thirteen meetings, respectively, the Audit Committee held five and four meetings, respectively, the Compensation Committee held three and four meeting(s), respectively, and the Nominating and Corporate Governance Committee (which was formed on November 20, 2019), held seven and one meetings, respectively. Each director nominee who is a current director attended at least 75% of the Board of Directors meetings and committee meetings on which they served, during the fiscal years ended December 31, 2021 and 2020.

Each director of the Company is expected to be present at annual meetings of stockholders, absent exigent circumstances that prevent their attendance. Where a director is unable to attend an annual meeting in person but is able to do so by electronic conferencing, the Company will arrange for the director’s participation by means where the director can hear, and be heard, by those present at the meeting. At the 2021 annual meeting of stockholders, 5 directors were present in person or via electronic conferencing, at the meeting. At the 2022 annual meeting of stockholders, 5 directors were present in person or via electronic conferencing, at the meeting.

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Committees Of The Board

Our Board of Directors has the authority to appoint committees to perform certain management and administration functions. Our Board of Directors currently has three committees: the audit committee, the compensation committee, and the nominating and corporate governance committee.

Board Committee Membership

	Independent	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Suren Ajjarapu(1)
Prashant Patel
Donald G. Fell	X	M	C	C
Charles L. Pope	X	C	M	M

1) Chairman of Board of Directors.–C - Chairman of Committee.–M - Member.

Audit Committee

The Audit Committee, which is comprised exclusively of independent directors, has been established by the Board to oversee our accounting and financial reporting processes and the audits of our financial statements.

The Board has selected the members of the Audit Committee based on the Board’s determination that the members are financially literate (as required by Nasdaq Capital Market (“Nasdaq”) rules) and qualified to monitor the performance of management and the independent auditors and to monitor our disclosures so that our disclosures fairly present our business, financial condition and results of operations.

The Board has also determined that Mr. Pope is an “audit committee financial expert” (as defined in the SEC rules) because he has the following attributes: (i) an understanding of generally accepted accounting principles in the United States of America (“GAAP”) and financial statements; (ii) the ability to assess the general application of such principles in connection with accounting for estimates, accruals and reserves; (iii) experience analyzing and evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by our financial statements; (iv) an understanding of internal control over financial reporting; and (v) an understanding of audit committee functions. Mr. Pope has acquired these attributes by means of having held various positions that provided relevant experience, as described in his biographical information above.

The Audit Committee has the sole authority, at its discretion and at our expense, to retain, compensate, evaluate and terminate our independent auditors and to review, as it deems appropriate, the scope of our annual audits, our accounting policies and reporting practices, our system of internal controls, our compliance with policies regarding business conduct and other matters. In addition, the Audit Committee has the authority, at its discretion and at our expense, to retain special legal, accounting or other advisors to advise the Audit Committee.

The Audit Committee Charter was filed as Exhibit 99.1 to the Current Report on Form 8-K which we filed with the SEC on October 28, 2019.

Compensation Committee

The Compensation Committee, which is comprised exclusively of independent directors, is responsible for the administration of our stock compensation plans, approval, review and evaluation of the compensation arrangements for our executive officers and directors and oversees and advises the Board on the adoption of policies that govern the Company’s compensation and benefit programs. In addition, the Compensation Committee has the authority, at its discretion and at our expense, to retain special legal, accounting or other advisors to advise the Compensation Committee.

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The Compensation Committee Charter was filed as Exhibit 99.2 to the Current Report on Form 8-K which we filed with the SEC on October 28, 2019.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Donald G. Fell (Chairman), Jeff Newell, and Charles L. Pope, who are each independent members of our Board of Directors. No member of the Compensation Committee is an employee or a former employee of the Company. During fiscal 2021, none of our executive officers (A) served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of the Company; (B) served as a director of another entity, one of whose executive officers served on the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of the Company; or (C) served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of the Company.

Additionally, no Compensation Committee member (1) was, during the fiscal year, an officer or employee of the registrant; (2) was formerly an officer of the registrant (except as discussed above); or (3) had any relationship requiring disclosure by the Company under Section 404 of Regulation S-K.

Accordingly, the Compensation Committee members have no interlocking relationships required to be disclosed under SEC rules and regulations.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, which is comprised exclusively of independent directors, is responsible for identifying prospective qualified candidates to fill vacancies on the Board, recommending director nominees (including chairpersons) for each of our committees, developing and recommending appropriate corporate governance guidelines and overseeing the self-evaluation of the Board.

In considering individual director nominees and Board committee appointments, our Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and Board committees and to identify individuals who can effectively assist the Company in achieving our short-term and long-term goals, protecting our stockholders’ interests and creating and enhancing value for our stockholders. In so doing, the Nominating and Corporate Governance Committee considers a person’s diversity attributes (e.g., professional experiences, skills, background, race and gender) as a whole and does not necessarily attribute any greater weight to one attribute. Moreover, diversity in professional experience, skills and background, and diversity in race and gender, are just a few of the attributes that the Nominating and Corporate Governance Committee takes into account. In evaluating prospective candidates, the Nominating and Corporate Governance Committee also considers whether the individual has personal and professional integrity, good business judgment and relevant experience and skills, and whether such individual is willing and able to commit the time necessary for Board and Board committee service.

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While there are no specific minimum requirements that the Nominating and Corporate Governance Committee believes must be met by a prospective director nominee, the Nominating and Corporate Governance Committee does believe that director nominees should possess personal and professional integrity, have good business judgment, have relevant experience and skills, and be willing and able to commit the necessary time for Board and Board committee service. The Company does not have a formal diversity policy. However, the Nominating and Corporate Governance Committee evaluates each individual in the context of the Board as a whole, with the objective of recommending individuals that can best perpetuate the success of our business and represent stockholder interests through the exercise of sound business judgment using their diversity of experience in various areas. We believe our current directors possess diverse professional experiences, skills and backgrounds, in addition to (among other characteristics) high standards of personal and professional ethics, proven records of success in their respective fields and valuable knowledge of our business and our industry.

The Nominating and Corporate Governance Committee uses a variety of methods for identifying and evaluating director nominees. The Nominating and Corporate Governance Committee also regularly assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or other circumstances. In addition, the Nominating and Corporate Governance Committee considers, from time to time, various potential candidates for directorships. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current Board members, professional search firms, stockholders or other persons. These candidates may be evaluated at regular or special meetings of the Nominating and Corporate Governance Committee and may be considered at any point during the year.

The Committee evaluates director nominees at regular or special Committee meetings pursuant to the criteria described above and reviews qualified director nominees with the Board. The Committee selects nominees that best suit the Board’s current needs and recommends one or more of such individuals for election to the Board.

The Committee will consider candidates recommended by stockholders, provided the names of such persons, accompanied by relevant biographical information, and other information as required by the Company’s Bylaws, are properly submitted in writing to the Secretary of the Company in accordance with the manner described for stockholder proposals in our latest proxy statement filed with the SEC. The Secretary will send properly submitted stockholder recommendations to the Committee. Individuals recommended by stockholders in accordance with these procedures will receive the same consideration received by individuals identified to the Committee through other means. The Committee also may, in its discretion, consider candidates otherwise recommended by stockholders without accompanying biographical information, if submitted in writing to the Secretary.

In addition, the Company’s Bylaws permit stockholders to nominate directors at an annual meeting of stockholders or at a special meeting at which directors are to be elected in accordance with the notice of meeting pursuant to the requirements of the Company’s Bylaws and applicable Nasdaq and SEC rules and regulations.

The Nominating and Corporate Governance Committee Charter was filed as Exhibit 99.1 to the Current Report on Form 8-K which we filed with the SEC on November 20, 2019.

Website Availability of Documents

The charter for each committee of the Board identified above is available on our website at https://rx.trxade.com, under “NASDAQ:MEDS” – “Corporate Governance” – “Governance Documents”. Copies of the committee charters are also available for free upon written request to our Corporate Secretary.

Executive Sessions of the Board of Directors

The independent members of the Board of Directors of the Company meet in executive session (with no management directors or management present) from time to time, but at least once annually. The executive sessions include whatever topics the independent directors deem appropriate.

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Stockholder Communications with the Board

Our stockholders and other interested parties may communicate with members of the Board by submitting such communications in writing to our Corporate Secretary, 2420 Brunello Trace Lutz, FL 33558, who, upon receipt of any communication other than one that is clearly marked “Confidential,” will note the date the communication was received, open the communication, make a copy of it for our files and promptly forward the communication to the director(s) to whom it is addressed. Upon receipt of any communication that is clearly marked “Confidential,” our Corporate Secretary will not open the communication, but will note the date the communication was received and promptly forward the communication to the director(s) to whom it is addressed. If the correspondence is not addressed to any particular Board member or members, the communication will be forwarded to a Board member to bring to the attention of the Board.

Director Independence

The Board of Directors annually determines the independence of each director and nominee for election as a director, as defined in the listing standards of Nasdaq and applicable laws. The Board makes these determinations in accordance with Nasdaq’s listing standards for the independence of directors and the SEC’s rules.

In assessing director independence, the Board considers, among other matters, the nature and extent of any business relationships, including transactions conducted, between the Company and each director and between the Company and any organization for which one of our directors is a director or executive officer or with which one of our directors is otherwise affiliated.

The Board has affirmatively determined that each of Donald G. Fell, Charles L. Pope and Jeff Newell are independent. Due to the fact that Mr. Suren Ajjarapu serves as our Chief Executive Officer and Mr. Prashant Patel serves as our President, such persons are not independent. A majority of the Board is comprised of independent directors.

Code of Ethics

Our Board of Directors has adopted a Code of Ethics that applies to all of our directors, officers and employees. The Code of Ethics will be available for review in print, without charge, to any stockholder who requests a copy by writing to us at TRxADE HEALTH, Inc., 2420 Brunello Trace Lutz, FL 33558, Attention: Investor Relations. Each of our directors, employees and officers are required to comply with the Code of Ethics.

The Code of Ethics was filed as Exhibit 14.1 to the Annual Report on Form 10-K which we filed with the SEC on March 23, 2015.

We intend to disclose any amendments to our Code of Ethics and any waivers with respect to our Code of Ethics granted to our principal executive officer, our principal financial officer, or any of our other employees performing similar functions on our website at https://rx.trxade.com within four business days after the amendment or waiver. In such case, the disclosure regarding the amendment or waiver will remain available on our website for at least 12 months after the initial disclosure. There have been no waivers granted with respect to our Code of Ethics to any such officers or employees.

Policy on Equity Ownership

The Company does not have a policy on equity ownership at this time. However, as illustrated in the “Security Ownership of Certain Beneficial Owners and Management”, all Named Executive Officers and directors are beneficial owners of stock of the Company.

Rule 10b5-1 Trading Plans

Our executive officers and directors are encouraged to conduct purchase or sale transactions under a trading plan established pursuant to Rule 10b5-1 under the Exchange Act. Through a Rule 10b5-1 trading plan, the executive officer or director contracts with a broker to buy or sell shares of our common stock on a periodic basis. The broker then executes trades pursuant to parameters established by the executive officer or director when entering into the plan, without further direction from them. The executive officer or director may amend or terminate the plan in specified circumstances.

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Pledging of Shares

Employees, officers and directors of the Company are prohibited from pledging Company securities as collateral for a loan. Additionally, shares of Company stock may not be held in a margin account.

Insider Trading/Anti-Hedging Policies

All employees, officers and directors of the Company or any of our subsidiaries are subject to our Insider Trading Policy. The policy prohibits the unauthorized disclosure of any nonpublic information acquired in the workplace and the misuse of material nonpublic information in securities trading. The policy also prohibits trading in Company securities during certain pre-established blackout periods around the filing of periodic reports and the public disclosure of material information. The Company recognizes that hedging against losses in Company shares may disturb the alignment between stockholders and executives that equity awards are intended to build. To ensure compliance with the policy and applicable federal and state securities laws, all individuals subject to the policy must refrain from the purchase or sale of our securities except in designated trading windows or pursuant to preapproved 10b5-1 trading plans. The anti-hedging provisions prohibit all employees, officers and directors from engaging in “short sales” of our securities.

Compensation Risk Assessment

The Compensation Committee has reviewed the relationship between our risk management policies and compensation policies and practices and concluded that we do not have any compensation policies or practices that expose us to risks that are reasonably likely to have a material adverse effect on the Company.

Compensation Recovery and Clawback Policies

Other than legal requirements under the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”), we currently do not have any policies in place in the event of misconduct that results in a financial restatement that would have reduced a previously paid incentive amount, pursuant to which we can recoup those improper payments from our Chief Executive Officer and Chief Financial Officer. However, under the Sarbanes-Oxley Act, our CEO and CFO may be subject to clawbacks in the event of a restatement. The SEC also recently adopted rules which direct national stock exchanges to require listed companies to implement policies intended to recoup bonuses paid to executives if the company is found to have misstated its financial results. We plan to implement a clawback policy in the future, once required, although we have not yet implemented such policy.

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Executive and Director Compensation

Executive Compensation

Summary Executive Compensation Table

The following table sets forth certain information concerning compensation earned by or paid to certain persons who we refer to as our “Named Executive Officers” for services provided for the fiscal years ended December 31, 2021 and 2020. Our Named Executive Officers include persons who (i) served as our principal executive officer or acted in a similar capacity during the years ended December 31, 2021 and 2020, (ii) were serving at fiscal year-end as our two most highly compensated executive officers, other than the principal executive officer, whose total compensation exceeded $100,000, and (iii) if applicable, up to two additional individuals for whom disclosure would have been provided as a most highly compensated executive officer, but for the fact that the individual was not serving as an executive officer at fiscal year-end.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)*		Option Awards ($)*	All Other Compensation ($)		Total ($)
Suren Ajjarapu	2020	$285,694	(1)	1,163	372,062	(4)	$-	8,567		$667,486
Chairman of the Board,	2021	$372,000	(1)	-	-		$-	16,378	(6)	$388,378
Chief Executive Officer, and Director

Prashant Patel	2020	$150,000	(2)	409	-		$-	-		$150,409
Chief Operating Officer,	2021	$150,000	(2)	-			-	-		$150,000
President and Director

Howard A. Doss	2020	$90,000	(3)	426	76,500		$-	-		$166,926
Former Chief Financial Officer(5)	2021	$120,000	(3)	-	-		$-	-		$120,000

Does not include perquisites and other personal benefits, or property, unless the aggregate amount of such compensation is more than $10,000.

*	Amounts in this column represent the aggregate grant date fair value of awards computed in accordance with Financial Accounting Standards Board Accounting Standard Codification Topic 718.
(1)	The amount shown reflects compensation under an at will employment agreement with the Company.
(2)	The amount shown reflects compensation under an at will employment agreement with the Company.
(3)	The amount shown reflects compensation under a consulting agreement with the Company.
(4)	Represents the fair value of 49,020 shares of common stock of the Company which were awarded to Mr. Ajjarapu, as a bonus for fiscal 2020. The shares were awarded under the Company’s 2019 Equity Incentive Plan.
(5)	Effective April 2, 2022, Mr. Doss resigned as Chief Financial Officer and on the same date Janet Huffman was appointed as Chief Financial Officer of the Company.
(6)	Represents the car allowance of $1,000 per month and a disability insurance policy paid for by the Company.

No Named Executive Officer received any Non-Equity Incentive Plan Compensation or Nonqualified Deferred Compensation Earnings for the periods presented.

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Outstanding Equity Awards At Fiscal Year-End

The following table sets forth information as of December 31, 2021 concerning unexercised options, unvested stock and equity incentive plan awards for each of the executive officers named in the Summary Compensation Table.

	Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Howard A. Doss Former	1/20/2014	50,000	—		—	6.00	1/1/2024
Chief Financial Officer (2)	4/1/2016	2,500	—		—	6.12	4/1/2026
	4/1/2018	6250	—		—	3.00	4/1/2028
	5/13/2019	1,459	1,042	(1)	—	2.64	5/13/2029

Suren Ajjarapu, Chief Executive Officer	5/13/2019	11,459	5,208	(1)	—	2.64	5/13/2029

Patel Prashant, President and COO	5/13/2019	11,459	5,208	(1)	—	2.64	5/13/2029

(1)	Vesting is 6.25% of the total number of shares each quarter after the vesting commencement date of July 1, 2019.

(2)	Effective April 2, 2022, Mr. Doss resigned as Chief Financial Officer and on the same date Janet Huffman was appointed as Chief Financial Officer of the Company.

There were no non-vested stock awards outstanding at year end.

Employment Agreements

Suren Ajjarapu, Chief Executive Officer

Effective on April 14, 2020, we entered into an employment agreement with Mr. Suren Ajjarapu, our Chief Executive Officer, which replaced and superseded his prior employment agreement with the Company.

The agreement, which provides for Mr. Ajjarapu to serve as our Chief Executive Officer, has a term extending through December 31, 2025, provided that the agreement automatically extends for additional one-year terms thereafter in the event neither party provides the other at least 60 days prior notice of their intention not to renew the terms of the agreement. The agreement also requires the Board, subject to certain exceptions, to nominate Mr. Ajjarapu to serve on the Board at each stockholders’ meeting which occurs during the term of the agreement and to serve as the Chairman of the Board.

Pursuant to the terms of the agreement, Mr. Ajjarapu’s annual compensation package includes (1) a base salary of $360,000 per year ($300,000 for the 2020 fiscal year), subject to annual increases as determined in the sole discretion of the Compensation Committee, and as discussed below (the “Base Salary”), and (2) a performance bonus equal to up to 100% of his Base Salary each year, based on the Company meeting certain performance metrics as determined from time to time by the Compensation Committee and Mr. Ajjarapu (“Performance Metrics”). Additionally, in the event that Mr. Ajjarapu meets at least 70% of the requirements for any annual performance bonus, as determined in the reasonable discretion of the Compensation Committee of the Board (which requirement was met for the 2020 fiscal year, and which salary was automatically increased), Mr. Ajjarapu’s Base Salary is increased by 20%. Mr. Ajjarapu is eligible for the Base Salary increase on an annual basis, with such increases being cumulative. Such increases in Base Salary do not require an amendment to the agreement. Mr. Ajjarapu’s performance bonus metrics include specific company performance goals and objectives, including revenue goals, app downloads, and net operating income milestones, as may be modified or added to from time to time with the mutual approval of Mr. Ajjarapu and the Compensation Committee. The determination of whether the Performance Metrics have been met are determined in the reasonable discretion of the Compensation Committee, no later than 90 days after (a) December 31, 2020, in connection with the 2020 Performance Metrics; and (b) the end of such calendar year for subsequent years. For the year ended December 31, 2020, Mr. Ajjarapu was awarded 49,020 shares of restricted common stock (the “2020 Restricted Stock”), valued at $372,062, based on the closing sales price of the Company’s common stock on the effective date of grant, which vested in full. Mr. Ajjarapu may also receive additional bonuses awarded from time to time in the discretion of the Board and/or Compensation Committee and the Board (in cash, options or other forms of equity) or the Compensation Committee may waive or change the performance metrics associated with his performance bonus in their discretion. Mr. Ajjarapu’s compensation under his employment agreement may be increased from time to time, by the Compensation Committee, or the Board of Directors (with the recommendation of the Compensation Committee), which increases do not require the entry into an amended employment agreement. Mr. Ajjarapu is also paid an automobile allowance of $1,000 per month during the term of the agreement and is eligible to participate in our stock option plan and other benefit plans.

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The agreement requires Mr. Ajjarapu to devote at least 75% of his business time and efforts to Company business. The agreement also prohibits Mr. Ajjarapu from competing against us during the term of the agreement and for a period of twelve months after the termination of the agreement in any state and any other geographic area in which we or our subsidiaries provide Restricted Services or Restricted Products, directly or indirectly, during the twelve months preceding the date of the termination of the agreement. “Restricted Services” means the manufacture, distribution, wholesale and sale of Restricted Products, healthcare services and any other services that we or our subsidiaries have provided or are researching, developing, performing and/or providing at any time during the two years immediately preceding the date of termination, or which Mr. Ajjarapu has obtained any trade secret or other confidential information about at any time during the two years immediately preceding the date of termination of the agreement. “Restricted Products” means pharmaceutical drugs and other healthcare products and any other product, that we or our subsidiaries have provided or are researching, developing, manufacturing, distributing, purchasing, selling and/or providing at any time during the two years immediately preceding the date the agreement is terminated, or which Mr. Ajjarapu obtained any trade secret or other confidential information in connection with at any time during the two years immediately preceding the date of termination of the agreement.

We may terminate Mr. Ajjarapu’s employment (a) for “cause” (which is defined to include, a material breach of the agreement by Mr. Ajjarapu, any act of misappropriation of funds or embezzlement by Mr. Ajjarapu, Mr. Ajjarapu committing any act of fraud, or Mr. Ajjarapu being indicted of, or pleading guilty or nolo contendere with respect to, theft, fraud, a crime involving moral turpitude, or a felony under federal or applicable state law); (b) in the event Mr. Ajjarapu suffers a physical or mental disability which renders him unable to perform his duties and obligations for either 90 consecutive days or 180 days in any 12-month period; (c) for any reason without “cause”; or (d) upon expiration of the initial term of the agreement (or any renewal) upon notice as provided above. The agreement also automatically terminates upon the death of Mr. Ajjarapu.

Mr. Ajjarapu may terminate his employment (a) for “good reason” (i.e., (i) if his position or duties are modified to such an extent that his duties are no longer consistent with the position of CEO of the Company, (ii) there has been a material breach by us of a material term of the agreement or Mr. Ajjarapu reasonably believes that we are violating any law which would have a material adverse effect on our operations and such violation continues uncured thirty days after such breach and after notice thereof has been provided to us by Mr. Ajjarapu, (iii) Mr. Ajjarapu’s compensation is reduced without his consent, or we fail to pay to Mr. Ajjarapu any compensation due to him upon five days written notice from Mr. Ajjarapu informing us of such failure, or (iv) if Mr. Ajjarapu is also then serving as a member of the Board and is not re-nominated by the Board to serve as a member of the Board at any annual meeting of stockholders of the Company; provided, however, prior to any such termination by Mr. Ajjarapu for “good reason”, Mr. Ajjarapu must first advise us in writing (within 15 days of the occurrence of such event) and provide us 15 days to cure (5 days in connection with the reduction of Mr. Ajjarapu’s salary or the failure to pay amounts owed to him)); (b) for any reason without “good reason”; and (c) upon expiration of the initial term of the agreement (or any renewal) upon notice as provided above.

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In the event that Mr. Ajjarapu’s employment is terminated for any reason (not including, however, a termination by us for “cause” or a termination as a result of Mr. Ajjarapu’s death or disability) during the twelve month period following a Change of Control (a “Change of Control Termination”) or in anticipation of a Change of Control, we are required to pay Mr. Ajjarapu, within 60 days following the later of (i) the date of such Change of Control Termination; and (ii) the date of such Change of Control, a cash severance payment in a lump sum in an amount equal to 3.0 times the sum of his current base salary and the amount of the last bonus payable to Mr. Ajjarapu (the “Change of Control Payment”), which amount is due within 60 days of the later of (i) the date of such Change of Control Termination; and (ii) the date of such Change of Control. If Mr. Ajjarapu’s employment terminates due to a Change of Control Termination within six (6) months prior to a Change of Control, it will be deemed to be “in anticipation of a Change of Control” for all purposes. In addition, in the event of a Change of Control, all of Mr. Ajjarapu’s equity-based compensation immediately vests to Mr. Ajjarapu and any outstanding stock options held by Mr. Ajjarapu can be exercised by Mr. Ajjarapu until the earlier of (A) one (1) year from the date of termination and (B) the latest date upon which such stock options would have expired by their original terms under any circumstances, provided that if Mr. Ajjarapu’s employment ends in anticipation of a Change of Control and such equity-based compensation awards or stock options have previously expired pursuant to their terms, the Company is required to pay Mr. Ajjarapu a lump sum payment, payable on the same date as the Change of Control Payment, equal to the Black Scholes value of the expired and unexercised equity compensation awards and stock options held by Mr. Ajjarapu on the date of termination, based on the value of such awards had they been exercisable through the end of their stated term and had not previously expired. “Change of Control” for the purposes of the agreement means: (a) any person obtaining beneficial ownership representing more than 50% of the total voting power represented by our then outstanding voting securities without the approval of not fewer than two-thirds of our Board of Directors; (b) a merger or consolidation of us whether or not approved by our Board of Directors, other than a merger or consolidation that would result in our voting securities immediately prior thereto continuing to represent at least 50% of the total voting power outstanding immediately after such merger or consolidation, (c) our stockholders approving a plan of complete liquidation or an agreement for the sale or disposition by us of all or substantially all of our assets, or (d) as a result of the election of members to our Board of Directors, a majority of the Board of Directors consists of persons who are not members of the Board of Directors on April 14, 2020, except in the event that such slate of directors is proposed by a committee of the Board or the Board; provided that if the definition of “Change of Control” in our Stock Incentive Plans or Equity Compensation Plans is more favorable than the definition above, then such definition shall be controlling.

If Mr. Ajjarapu’s employment is terminated pursuant to his death, disability, the end of the initial term (or any renewal term), without “good reason” by Mr. Ajjarapu, or by us for “cause”, Mr. Ajjarapu is entitled to all salary accrued through the termination date and no other benefits other than as required under the terms of employee benefit plans in which Mr. Ajjarapu was participating as of the termination date. Additionally, any unvested stock options or equity compensation held by Mr. Ajjarapu immediately terminate and are forfeited (unless otherwise provided in the applicable award) and any previously vested stock options (or if applicable equity compensation) are subject to the terms and conditions set forth in the applicable Stock Incentive Plan or Equity Compensation Plan, or award agreement, as such may describe the rights and obligations upon termination of employment of Mr. Ajjarapu.

If Mr. Ajjarapu’s employment is terminated by Mr. Ajjarapu for “good reason”, or by us without “cause”, Mr. Ajjarapu is entitled to continue to receive the salary due pursuant to the terms of the agreement at the rate in effect upon the termination date for eighteen (18) months, plus the pro rata amount of any discretionary bonus and performance bonus he would have been due for the following eighteen (18) months (with any metrics being extrapolated based on the last four (4) full prior quarters of the Company’s operations prior to termination). Additionally, unvested benefits (whether equity or cash benefits and bonuses) will vest immediately upon such termination and any outstanding stock options previously granted to Mr. Ajjarapu will vest immediately upon such termination and will be exercisable until the earlier of (A) one year from the date of termination and (B) the latest date upon which such stock options would have expired by their original terms under any circumstances. Mr. Ajjarapu is also to receive, if he elects, continued health insurance under COBRA, paid for by the Company, for eighteen (18) months following the termination date (subject to certain rights which reduce such obligation if Mr. Ajjarapu is covered by health insurance with a substantially similar level of insurance as prior to the termination).

The agreement contains standard assignment of inventions, indemnification and confidentiality provisions. Further, Mr. Ajjarapu is subject to non-solicitation covenants during the term of the agreement.

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Although Mr. Ajjarapu will be prohibited from competing with us while he is employed with us, he will only be prohibited from competing for twelve months after his employment with us ends pursuant to the agreement.

See also “Reduced Officer Compensation”, below.

Prashant Patel, President

In 2016, the Company entered into an at-will employment agreement with Mr. Prashant Patel, our President, with an annual salary of $125,000 and a possible $50,000 performance bonus payable at the discretion of the Board of Directors or Compensation Committee. In January 2017, Mr. Patel suspended his executive salary through June 30, 2017, a period of six months. Mr. Patel resumed his salary on July 1, 2017. In January 2018, Mr. Patel’s salary was amended to $150,000 per annum. The annual bonus payable to Mr. Patel is based upon his performance and the Company’s attainment of objectives established by the Board of Directors or Compensation Committee of the Board and is payable at the discretion of the Board of Directors or Compensation Committee. With respect to any subjective milestones, the determination of whether executive has attained the mutually agreed upon milestones for the bonus shall be reasonably determined by the Board or the Compensation Committee. Mr. Patel is further able to receive bonuses from time to time in the discretion of the Board and/or the Compensation Committee in cash, options or other forms of equity. Mr. Patel’s compensation under his employment agreement may be increased from time to time, by the Compensation Committee, or the Board of Directors (with the recommendation of the Compensation Committee), which increases do not require the entry into an amended employment agreement.

See also “Reduced Officer Compensation”, below.

Howard A. Doss Employment Agreement (now terminated)

On June 19, 2020, the Company, entered into an Executive Employment Agreement with Howard A. Doss, the Company’s Chief Financial Officer (principal financial/accounting officer). Pursuant to the agreement, Mr. Doss agreed to continue to provide services to the Company as the Company’s Chief Financial Officer. The agreement provided for Mr. Doss’s employment to be ‘at will’ and allowed either party to terminate the agreement at any time, for any reason, with thirty (30) days prior written notice to the non-terminating party. Mr. Doss was paid $120,000 per year pursuant to the terms of the agreement and was eligible for discretionary bonuses as approved by the Board of Directors or Compensation Committee of the Board of Directors from time to time, including an annual discretionary bonus, to be determined within 90 days after fiscal year end, based upon Mr. Doss’s performance and the Company’s attainment of objectives established from time to time by the Board of Directors or a Compensation Committee of the Board of Directors, in the sole and absolute discretion of the committee/board. The agreement included a 12-month non-compete prohibition (applicable to parties competing against the Company, including, without limitation, in the pharmaceutical industry, and covering the entire United States) and a 12-month non-solicitation prohibition, each following the termination of Mr. Doss’s employment, subject to customary exceptions. Further, Mr. Doss is subject to non-solicitation covenants during the term of the agreement. The agreement also contained standard assignment of inventions and confidentiality provisions.

Although Mr. Doss will be prohibited from competing with us while he is employed with us, he will only be prohibited from competing for twelve months after his employment with us ends, pursuant to the agreement.

On March 30, 2022, Mr. Doss provided to the board of directors his letter of resignation effective April, 2, 2022. Effective April 2, 2022, Mr. Doss’s Executive Employment Agreement was terminated as a result of his resignation.

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Janet Huffman Offer Letter

On February 3, 2022, the Company, through its wholly-owned subsidiary, Trxade, Inc., entered into an offer letter with Ms. Janet Huffman, who was appointed as Chief Financial Officer effective April 2, 2022 (the “Offer Letter”), pursuant to which she agreed to become employed as the Director of Finance of Trxade, Inc. The Offer Letter provides for Ms. Huffman to be paid an annual salary of $175,000 per year, increasing to $225,000 in the event that she transitioned to the role of CFO (which transition was effective April 2, 2022). The Offer Letter also provides that she is eligible for yearly discretionary bonuses in cash, stock or equity, in an amount determined in the discretion of the Board of Directors, and may also be eligible for performance bonuses based on Ms. Huffman’s individual performance, without any specific criteria or metrics. If Ms. Huffman leaves Trxade, Inc. within 12 months of the date of employment, Trxade, Inc. agreed to pay her up to $3,000 in COBRA assistance and Trxade, Inc. agreed to pay her up to $10,000 of relocation expenses, which are repayable to Trxade, Inc. if she leaves on her own within 12 months of the date of engagement. Ms. Huffman is eligible to participate in all of Trxade, Inc.’s health, dental, vision and insurance plans, upon completion of 60 days of service. Ms. Huffman also signed the Company’s standard non-compete and confidentiality agreement, providing for a two year non-solicitation and non-compete obligation (prohibiting competition in connection with any business or enterprise that is similar to Trxade, Inc.’s and located or operated in the U.S. or any other country in which Trxade, Inc. does business prior to such termination) following the termination of her employment with Trxade, Inc., and customary confidentiality obligations, and Trxade, Inc.’s standard mutual nondisclosure agreement, in connection with her engagement.

Separate from the Offer Letter, Ms. Huffman is eligible to receive discretionary bonuses, in cash, stock or other equity compensation, from time to time, in the discretion of the Board of Directors or Compensation Committee of the Company. Additionally, her salary may also be increased from time to time, with or without amending her Offer Letter, by the Board of Directors or Compensation Committee of the Company.

See also “Reduced Officer Compensation”, below.

Reduced Officer Compensation

Effective September 1, 2022, the Board of Directors and Compensation Committee, with the approval of each of the following officers, agreed to reduce the annual cash compensation payable to Suren Ajjarapu, the Company’s Chief Executive Officer; Prashant Patel, the Company’s President and Chief Operating Officer and Janet Huffman, the Company’s Chief Financial Officer, in an effort to conserve cash.

Specifically, effective beginning on September 1, 2022, the cash salaries of the officers set forth below were reduced in the following amounts, applied pro rata for the 2022 fiscal year, which reductions in salary will remain in place until otherwise determined by the Board of Directors and/or Compensation Committee:

Officer	Position with Company	Reduced Cash Salary	Shares of Common Stock In Lieu of Reduced Cash Salary
Suren Ajjarapu	CEO	$60,000	51,724
Prashant Patel	President and COO	$10,000	8,620
Janet Huffman	CFO	$25,000	21,551

In lieu of the reduced cash salary payable to each officer, the Board and Compensation Committee agreed to issue such officers shares of the Company’s common stock as set forth in the table above under “Shares of Common Stock In Lieu of Reduced Cash Salary”, equal to the amount of reduced cash salary set forth in the table above, divided by the closing sales price of the Company’s common stock on the Nasdaq Capital Market on August 31, 2022, the date approved by the Board of Directors.

The shares of common stock issuable to the officers, vest at the rate of 1/4th of such shares on each of September 30, 2022, October 31, 2022, November 30, 2022, and December 31, 2022, subject to each applicable Officer’s continued service to the Company on such dates and subject to the restricted stock award agreements entered into to evidence such awards.

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The reductions in officer were documented by (a) a Second Amendment to Employment Agreement with Mr. Ajjarapu, (b) a First Amendment to Employment Agreement with Mr. Patel; and (c) an Amendment to Offer Letter with Ms. Huffman, which were entered into between the Company and each officer, as applicable, on August 31, 2022. Mr. Ajjarapu’s agreement also clarified that any severance payment paid to Mr. Ajjarapu under the terms of his Employment Agreement, described above, would reduce any Change of Control Payment payable to Mr. Ajjarapu under the terms of his agreement, as amended.

The reductions in cash salary discussed above were implemented in order for the Company to conserve cash and reduce its cash operating expenses.

All of the awards discussed above were issued under the Company’s Second Amended and Restated 2019 Equity Incentive and all restricted stock awards discussed above were evidenced by Restricted Stock Grant Agreements.

Director Compensation

Summary Independent Director Compensation Table

The following table provides information regarding all compensation awarded to, earned by or paid to each person who served as a non-executive director of the Company for some portion or all of 2021. Other than as set forth in the table and described more fully below, the Company did not pay any fees, make any equity or non-equity awards, or pay any other compensation, to its non-employee directors. All compensation paid to its employee directors is set forth in the tables summarizing executive officer compensation above.

Name	Fees Earned or paid in cash	Stock Awards(3)	Option Awards (4)	All Other Compensation	Total

Donald G. Fell	$41,250	55,000	-	-	$96,250
Charles L. Pope	$18,333	41,250	-	-	$59,583
Christine L. Jennings (1)	$11,667	41,250	-	-	$52,917
Michael L Peterson (2)	$41,250	55,000	-	-	$96,250
Dr. Pamela Tenaerts (2)	$26,250	55,000	-	-	$81,250

(6)	The table above does not include the amount of any expense reimbursements paid to the above directors. No directors received any Stock Awards, Non-Equity Incentive Plan Compensation, Change in Pension Value and Nonqualified Deferred Compensation Earnings during the period presented. Does not include perquisites and other personal benefits, or property, unless the aggregate amount of such compensation is more than $10,000.1) Former directors who were not re-nominated as directors at the Company’s 2021 Annual Meeting and whose service to the Board terminated effective May 27, 2021.

(2) Resigned from the Board of Directors effective August 26, 2022.

(3) Amounts in this column represent the aggregate grant date fair value of awards computed in accordance with Financial Accounting Standards Board Accounting Standard Codification Topic 718.

(4) No directors held any unvested stock awards, nor any options (whether vested, unvested, earned or unearned), as of December 31, 2021.

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Independent Director Compensation Policy

Each independent member of the Board of Directors is to receive an annual grant of restricted common stock of the Company equal to $55,000 in value, on April 1st of each year (or such date thereafter as the awards are approved by the Board of Directors of the Company), and valued on such same date, based on the closing sales price on such date (or the first business day thereafter), which restricted stock awards will vest at the rate of 1/4th of such awards over the following four calendar quarters, subject to such directors continued service to the Company.

In connection with and pursuant to the compensation plan, on March 31, 2021, the two then independent members of the Board of Directors (Charles L. Pope, and Christine L. Jennings), were each awarded 10,912 shares of restricted stock, valued at $41,250 ($3.78 per share) and one independent member of the Board of Directors (Fell) was awarded 10,721 shares of restricted stock, valued at $55,000 (5.13 per share) based on the closing sales price of the Company’s common stock on the Nasdaq Capital Market on the effective date of the grant of such shares, which vest at the rate of 1/4th of such shares on July 1 and October 1, 2021 and January 1 and April 1, 2022 , subject to such persons continuing to provide services to the Company on such dates, subject to the terms of the Plan and the Restricted Stock Grant Agreements entered into to evidence such awards.

The Company has also entered into an indemnification agreement with each member of the Board of Directors of the Company.

2022 Independent Director Compensation

Effective on August 31, 2022, the Board of Directors approved the issuance of 54,525 shares of common stock of the Company to each independent member of the Board of Directors, for services rendered to the Company during fiscal 2022, which shares were valued at $63,250, and based on the closing sales price of the Company’s common stock on the date approved by the Board of Directors. The shares vest at the rate of 1/4th of such shares immediately on the grant date, and 1/4th of such shares on each of October 1, 2022, January 1, 2023 and April 1, 2023, subject to each applicable independent director’s continued service to the Company on such dates.

All of the awards discussed above were issued under the Company’s Second Amended and Restated 2019 Plan and all restricted stock awards discussed above were evidenced by Restricted Stock Grant Agreements.

Reduction in Independent Director Cash Compensation

Also on August 31, 2022, in an effort to conserve cash for operations, the Board approved a reduction in the annual cash retainer payable to independent members of the Board of Directors from $35,000 per year to $26,750 per year, effective as of September 1, 2022.

Certain Relationships and Related Transactions, and Director Independence

Except as discussed below or otherwise disclosed above under “Executive and Director Compensation”, which information is incorporated by reference where applicable in this “Certain Relationships and Related Transactions, and Director Independence” section, the following sets forth a summary of all transactions since the beginning of the fiscal year of 2019, or any currently proposed transaction, in which the Company was to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 or one percent of the average of the Company’s total assets at the fiscal year-end for 2020 and 2021, and in which any related person had or will have a direct or indirect material interest (other than compensation described above under “Executive and Director Compensation”). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

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Transactions with Related Persons.

In October 2018, in connection with the acquisition of Community Specialty Pharmacy, LLC, a $300,000 promissory note was issued to Nikul Panchal, a non-executive officer of the Company, accruing simple interest at the rate of 10% per annum, payable annually, and having a maturity date on October 15, 2021. In October 2019, $75,000 of the note was converted into 25,000 common shares at $3.00 per share, leaving $225,000 of principal owed under the promissory note. There was a loss recognized on this conversion of $76,500. In September 2021, the promissory note was paid in full.

On April 14, 2020, the Board and the Compensation Committee of the Board approved the award to Suren Ajjarapu, the Company’s Chief Executive Officer and Prashant Patel, the Company’s President, of bonuses for calendar 2019, in order to reward such officers for the accomplishments of the Company in 2019. Specifically, the Committee and the Board awarded Mr. Ajjarapu a bonus equal to 1% of the Company’s outstanding shares, equal to 74,484 shares of common stock, and Mr. Patel a bonus equal to 50,000 shares of common stock (valued at $455,842 and $306,000, respectively, based on the $6.12 per share value of the closing price of the Company’s common stock on the effective date of grant). The awards were made under and pursuant to the 2019 Plan. The shares vested to Mr. Ajjarapu and Mr. Patel immediately.

Also on April 14, 2020, the Compensation Committee approved the award of 12,500 shares of restricted common stock to Howard A. Doss, our then Chief Financial Officer, in consideration for services to be rendered through 2021. The shares of restricted stock vested at the rate of 1/4th of such shares on July 1 and October 1, 2020 and January 1 and April 1, 2021. The shares were valued at $6.12 per share (or $76,500 in aggregate), based on the closing sales price of the Company’s common stock on the Nasdaq Capital Market on the effective date of the grant of such shares.

On April 14, 2020, in connection with the entry into an Executive Employment Agreement with Mr. Ajjarapu on the same date, the Company issued Mr. Ajjarapu 49,020 shares of restricted common stock, which vested in the event the Company met certain performance metrics for 2020, which shares have vested in full. The shares were valued at $6.12 per share (or $300,002 in aggregate), based on the closing sales price of the Company’s common stock on the Nasdaq Capital Market on the effective date of the grant of such shares.

We entered into a lease for our current corporate office space at 2420 Brunello Trace, Lutz, Florida 33558 on November 8, 2021. The lease has a five-year term, beginning January 1, 2022, and ending December 31, 2026. Our office space occupies approximately 9,850 square feet. Our rental cost under the agreement during the term of the lease, is as follows: (a) January 1, 2022 to December 31, 2022, $18,469; (b) January 1, 2023 to December 31, 2023 $19,023; (c) January 1, 2024 to December 31, 2024, $19,594; (d) January 1, 2025 to December 31, 2025, $20,181; aI(e) January 1, 2026 to December 31, 2026, $20,787. The Company’s obligations under the lease are guaranteed by Suren Ajjarapu, the Company’s Chief Executive Officer and Chairman but has not been formally documented to date. The Company further agreed to indemnify and hold Mr. Ajjarapu harmless against any liability he may have in connection with such guaranty.

Review and Approval of Related Party Transactions

Our Audit Committee (which is made up of all independent directors) is tasked with reviewing and approving related party transactions. In reviewing such transactions, the committee will analyze the following factors, in addition to any other factors the committee deems appropriate, in determining whether to approve a related party transaction:

(1)	fairness of the terms for the Company (including fairness from a financial point of view);

(2)	materiality of the transaction;

(3)	bids / terms for such transaction from unrelated parties;

(4)	structure of the transaction;

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(5)	the policies, rules and regulations of the U.S. federal and state securities laws;

(6)	the policies of the committee; and

(7)	interests of each related party in the transaction.

The committee will only approve a related party transaction if the committee determines that the terms of the related party transaction are beneficial and fair (including fair from a financial point of view) to the Company and are lawful under the laws of the United States. In the event multiple members of the committee are deemed a related party, the related party transaction will be considered by the disinterested members of the Board of Directors in place of the committee.

The committee is prohibited from approving or ratifying any related party transaction whereby the Company directly or indirectly, including through any subsidiary, extends or maintains credit, arranges for the extension of credit, or renews an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company.

In addition, our Code of Ethics, which is applicable to all of our employees, officers and directors, requires that all employees, officers and directors avoid any conflict, or the appearance of a conflict, between an individual’s personal interests and our interests.

Director Independence

The Board of Directors annually determines the independence of each director and nominee for election as a director, as defined in the listing standards of Nasdaq and applicable laws. The Board makes these determinations in accordance with Nasdaq’s listing standards for the independence of directors and the SEC’s rules.

In assessing director independence, the Board considers, among other matters, the nature and extent of any business relationships, including transactions conducted, between the Company and each director and between the Company and any organization for which one of our directors is a director or executive officer or with which one of our directors is otherwise affiliated.

The Board has affirmatively determined that each of Donald G. Fell, Charles L. Pope and Jeff Newell are independent. Due to the fact that Mr. Suren Ajjarapu serves as our Chief Executive Officer and Mr. Prashant Patel serves as our President, such persons are not independent. A majority of the Board is comprised of independent directors.

Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (“DGCL”) authorizes a corporation’s Board of Directors to grant, and authorizes a court to award, indemnity to officers, directors, and other corporate agents.

Pursuant to the Company’s Certificate of Incorporation:

●	A director of the Company shall, to the fullest extent permitted by the DGCL as it now exists or as it may hereafter be amended, not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exception from liability is not permitted under the DGCL as the same exists or may hereafter be amended; and

●	To the fullest extent permitted by applicable law, the Company is authorized to provide indemnification of, and advancement of expenses to, such agents of the Company (and any other persons to which Delaware law permits the Company to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to the Company, its stockholders and others.

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Section 145 of the DGCL, provides, among other things, that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided further that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify such person under Section 145.

The indemnification rights set forth above are not exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, any provision of our amended and Certificate of Incorporation, our amended and restated Bylaws, agreement, vote of stockholders or disinterested directors or otherwise. Notwithstanding the foregoing, we are not obligated to indemnify a director or officer in respect of a proceeding (or part thereof) instituted by such director or officer, unless such proceeding (or part thereof) has been authorized by the Board of Directors pursuant to the applicable procedure outlined in the amended and restated bylaws.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held jointly and severally liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the Board of Directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

The Company’s policy is to enter into separate indemnification agreements with each of its directors and officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the DGCL and also to provide for certain additional procedural protections. The Company also maintains directors’ and officers’ insurance to insure such persons against certain liabilities. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act. However, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

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Where You Can Find Additional Information

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all of the reports or documents referred to above that have been incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You may request a copy of these filings, at no cost, by contacting us at our address at 2420 Brunello Trace, Lutz, Florida, 33558 or by email at info@trxade.com.

We do not incorporate information on our website into this prospectus or any supplement to this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus or any supplement to this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus or any supplement to this prospectus).

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Index to Financial Statements

Unaudited Financial Statements for the Three and Nine Months Ended September 30, 2022 and 2021

Audited Financial Statements for the Years Ended December 31, 2021 and 2020

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TRxADE HEALTH, INC.

Consolidated Balance Sheets

(Unaudited)

	September 30,	December 31,
	2022	2021

Current Assets
Cash	$321,715	$3,122,578
Accounts receivable, net	850,306	978,973
Inventory	75,950	56,279
Prepaid assets	249,785	216,414
Other receivable	875,250	-
Total Current Assets	2,373,006	4,374,244

Property plant and equipment, net	68,036	98,751
Intangible assets and capitalized software, net	1,099,002	-
Deposits	49,031	60,136
Operating lease right-of-use assets	1,100,186	1,233,033
Total Assets	$4,689,261	$5,766,164

Current Liabilities
Accounts payable	744,412	477,028
Accrued liabilities	312,077	270,437
Other current liabilities	105,926	-
Contingent funding liabilities	542,143	-
Current portion lease liabilities	190,127	178,561
Notes payable— related party	166,667	-
Total Current liabilities	2,061,352	926,026

Long Term Liabilities
Other long-term liabilities — leases	937,998	1,069,965
Notes payable- related party	333,333	-

Total Liabilities	3,332,683	1,995,991

Stockholders’ Equity

Series A preferred stock, $0.00001 par value; 10,000,000 shares authorized; none issued and outstanding, as of September 30, 2022 and December 31, 2021.	-	-
Common stock, $0.00001 par value; 100,000,000 shares authorized; 8,398,708 and 8,166,457 shares issued and outstanding, as of September 30, 2022 and December 31, 2021, respectively	83	82
Additional paid-in capital	20,193,271	20,017,528
Retained deficit	(18,794,350)	(16,247,437)
Total	1,399,004	3,770,173
Non-controlling interest in subsidiary	(42,426)	-
Total stockholders’ equity	1,356,578	3,770,173

Total Liabilities and Stockholders’ Equity	$4,689,261	$5,766,164

The accompanying notes are an integral part of the unaudited consolidated financial statements.

F-1

TRxADE HEALTH, INC.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021

Revenues	$2,400,311	$2,550,046	$8,919,312	$7,501,535
Cost of Sales	998,320	1,269,005	5,010,704	3,995,792
Gross Profit	1,401,991	1,281,041	3,908,608	3,505,743

Operating Expenses:
Loss on inventory investment	-	1,285	-	1,226,426
Wage and salary expense	937,062	1,015,816	3,185,144	2,878,237
Professional fees	95,275	205,457	307,341	757,263
Accounting and legal expense	191,611	98,867	567,690	462,626
Technology expense	298,586	338,637	842,433	678,110
General and administrative	286,488	917,105	1,484,709	2,013,050
Total operating expenses	1,809,022	2,577,167	6,387,317	8,015,712
Operating Loss	(407,031)	(1,296,126)	(2,478,709)	(4,509,969)

Nonoperating income (expense)
Interest income	8,396	-	8,396	-
Gain on disposal of asset	-	-	4,100	-
Interest expense	(130,107)	(5,622)	(140,626)	(21,574)
Total nonoperating expense	(121,711)	(5,622)	(128,130)	(21,574)
Net Loss	$(528,742)	$(1,301,748)	$(2,606,839)	$(4,531,543)

Net loss attributable to TRxADE Health, Inc.	(503,003)	(1,301,748)	(2,546,913)	(4,531,543)
Net loss attributable to non-controlling interests	(25,739)	-	(59,926)	-

Net loss per common share — basic and diluted	$(0.06)	$(0.16)	$(0.31)	$(0.56)

Weighted average common shares outstanding - basic and diluted	8,249,653	8,163,522	8,203,202	8,126,689

The accompanying notes are an integral part of the unaudited consolidated financial statements.

F-2

TRxADE HEALTH, INC.

Consolidated Statements of Changes in Stockholders’ Equity

Three And Nine Months Ended September 30, 2022, and 2021

(Unaudited)

					Additional		Non-Controlling	Total
	Preferred stock		Common Stock		Paid-in	Accumulated	Interest	Stockholders’
	Shares	$Amount	Shares	$Amount	Capital	Deficit	in Subsidiaries	Equity
Balance at December 31, 2021	-	$-	8,166,457	$82	$20,017,528	$(16,247,437)	$-	$3,770,173
Capital contributions		-	-	-	-	-	792,500	792,500
Capital distributions							(775,000)	(775,000)
Common stock issued for services		-	-	-	32,083	-	-	32,083
Warrants exercised for cash		-	14,584	-	875	-	-	875
Options expense		-	-	-	32,783	-	-	32,783
Net Loss		-	-	-	-	(960,147)	(5,689)	(965,836)
Balance at March 31, 2022	-	$-	8,181,041	$82	$20,083,269	$(17,207,584)	$11,811	$2,887,578
Capital Contributions		-	-	-	-	-		-
Common stock issued for services		-	-	-	12,222	-	-	12,222
Warrants exercised for cash		-	-	-	-	-		-
Options expense		-	-	-	16,994	-	-	16,994
Net loss		-	-	-	-	(1,083,763)	(28,498)	(1,112,261)
Balance at June 30, 2022	-	$-	8,181,041	$82	$20,112,485	$(18,291,347)	$(16,687)	$1,804,533
Capital Contributions		-	-	-	-	-		-
Common stock issued for services		-	217,667	1	63,125	-	-	63,126
Warrants exercised for cash		-	-	-	-	-		-
Options expense		-	-	-	17,661	-	-	17,661
Net loss		-	-	-	-	(503,003)	(25,739)	(528,742)
Balance at September 30, 2022	-	$-	8,398,708	$83	$20,193,271	$(18,794,350)	$(42,426)	$1,356,578

	Series A Preferred				Additional		Non-Controlling	Total
	Stock		Common Stock		Paid-in	Accumulated	Interest	Shareholders’
	Shares	$Amount	Shares	$Amount	Capital	Deficit	in Subsidiaries	Equity

Balance at December 31, 2020	-	$-	8,093,199	$81	$19,610,631	$(10,931,554)	$-	$8,679,158
Common stock issued for services		-	-	-	98,247	-	-	98,247
Options expense		-	-	-	75,738	-	-	75,738
Net loss						(651,519)	-	(651,519)
Balance at March 31, 2021	-	$-	8,093,199	$81	$19,784,616	$(11,583,073)	$-	$8,201,624
Common stock issued for services	-	-	37,905	-	100,416	-	-	100,416
Options exercised for cash	-	-	30,353	-	1,821	-	-	1,821
Options expense	-	-	-	-	61,392	-	-	61,392
Net loss	-	-	-	-		(2,578,276)	-	(2,578,276)
Balance at June 30, 2021	-	$-	8,161,457	$81	$19,948,245	$(14,161,349)	$-	$5,786,977
Common stock issued for services	-	-	-	-	41,250	-	-	41,250
Warrants exercised for cash	-	-	5,000	1	15,000	-	-	15,001
Warrants expense	-	-	-	-	21,640	-	-	21,640
Options expense					54,175			54,175
Net loss	-	-	-	-		(1,301,748)	-	(1,301,748)
Balance at September 30, 2021	-	$-	8,166,457	$82	$20,080,310	$(15,463,097)	$-	$4,617,295

The accompanying notes are an integral part of the unaudited consolidated financial statements

F-3

TRxADE HEALTH, INC.

Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30,
	2022	2021
Cash flows from operating activities:
Net loss	$(2,606,839)	$(4,531,543)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	11,815	5,250
Options expense	67,439	191,305
Common stock issued for services	107,430	239,913
Bad debt expense	(98,841)	616,215
Warrant Expense	-	21,640
Loss on inventory investments	-	1,226,426
Gain on sale of asset	(4,100)	-
Amortization of right of use assets	132,847	97,436
Amortization of intangible assets	29,400	-
Changes in operating assets and liabilities:
Deferred offering costs	-	(78,000)
Accounts receivable, net	227,508	(819,988)
Prepaid assets and deposits	198,088	(284,499)
Inventory	(19,671)	1,162,932
Other receivables	(875,250)	5,140
Lease liability	(120,401)	(96,954)
Accounts payable	267,384	18,391
Accrued liabilities	(178,714)	96,825
Current liabilities	105,926	-
Customer Deposits	-	(10,000)
Net cash used in operating activities	(2,755,979)	(2,139,511)

Cash flows from investing activities:
Sale of fixed assets	23,000	-
Investment in capitalized software	(335,902)	-
Net cash used in investing activities	(312,902)	-

Cash flows from financing activities:
Repayments of promissory notes- related parties	-	(225,000)
Repayment of contingent liability	(282,857)
Distributions to non-controlling interest	(275,000)	-
Proceeds from sale of future revenue	825,000	-
Proceeds from exercise of stock options	-	1,821
Proceeds from exercise of warrants	875	15,001
Proceeds from Issuance of Common Stock
Net cash provided by financing activities	268,018	(208,178)

Net decrease in cash	(2,800,863)	(2,347,689)
Cash at beginning of the year	3,122,578	5,919,578
Cash at end of the period	$321,715	$3,571,889

Supplemental disclosure of cash flow information
Cash paid for interest	$3,328	$26,321
Cash Paid for income taxes	$-	$-
Non-Cash Transactions
Insurance premium financed	$220,354	$-
Note issued as SOSRx contribution	$500,000	$-
Intangible asset contribution from non-controlling interest	$792,500	$-

The accompanying notes are an integral part of the unaudited consolidated financial statements.

F-4

TRxADE HEALTH, INC.

Notes to Consolidated Financial Statements

For the three and nine months ended September 30, 2022 and 2021

NOTE 1 – ORGANIZATION AND BASIS OF PRESENTATION

TRxADE HEALTH, INC. (“we”, “our”, “Trxade”, and the “Company”) owns 100% of Trxade, Inc., Integra Pharma Solutions, LLC, Community Specialty Pharmacy, LLC, Alliance Pharma Solutions, LLC, and Bonum Health, LLC. The merger of Trxade, Inc. and TRxADE HEALTH, INC. (formerly Trxade Group, Inc.) occurred in May 2013. Community Specialty Pharmacy was acquired in October 2018. SOSRx was created in February 2022 between Exchange Health, LLC. and Trxade. From January 2021 to December 2021 (from when it was dissolved), the Company also owned 100% of MedChecks, LLC.

Trxade, Inc., operates a web-based market platform that enables commerce among healthcare buyers and sellers of pharmaceuticals, accessories and services.

Integra Pharma Solutions, LLC (d.b.a. Trxade Prime), is a licensed pharmaceutical wholesaler and sells brand, generic and non-drug products to customers. Trxade Prime customers include all healthcare markets including government organizations, hospitals, clinics and independent pharmacies nationwide.

Alliance Pharma Solutions, LLC (d.b.a. DelivMeds) invested in SyncHealth MSO, LLC, a managed services organization, in January 2019, which investment was divested in February 2020. DelivMeds is currently being rebranded and the consumer-based app is still being developed. To date, we have not generated any revenue from this product.

Community Specialty Pharmacy, LLC, is an accredited independent retail pharmacy with a focus on a community-based model offering home delivery services to patients.

Bonum Health, LLC, was formed to hold certain telehealth assets acquired in October 2019. The “Bonum Health Hub” was launched in February 2020; however, due to the COVID-19 pandemic, the Company does not anticipate installations moving forward, and has taken a write off of the hubs purchased at June 30, 2021, in Loss on Inventory Investments of $143,891. The Bonum Health mobile application is available on a subscription basis, primarily as a stand-alone telehealth software application that can be licensed on a business-to-business (B2B) model to clients as an employment health benefit for the clients’ employees.

On February 15, 2022, the Company entered into a relationship with Exchange Health, LLC, a technology company providing an online platform for manufacturers and suppliers to sell and purchase pharmaceuticals (“Exchange Health”). SOSRx LLC, the created entity relating to the relationship, a Delaware limited liability company, was formed in February 2022, and is owned 51% by the Company and 49% by Exchange Health.

Basis of Present–tion - The accompanying unaudited interim consolidated financial statements of TRxADE HEALTH, Inc. have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission and should be read in conjunction with the audited financial statements and notes thereto contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the Securities and Exchange Commission on March 28, 2022.

In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements that would substantially duplicate the disclosures contained in the audited financial statements for the year ended December 31, 2021, as reported in the Company’s Annual Report on Form 10-K have been omitted.

Accounts Receivable – The Company’s receivables are from customers and are typically collected within 90 days. The Company determines the allowance based on known troubled accounts, historical experience, and other currently available evidence. During the nine months ended September 30, 2022, and 2021, bad debt expense was $(98,841) and $616,215 respectively.

The Company had an Account Receivable with a single customer, GSG PPE, LLC (“GSG”), for the amount of $630,000 which was past due. The Company had obtained a Note Receivable which was due on September 30, 2021 and remained unpaid. The Company believes the amount may not be collectible without legal actions, and therefore, recorded bad debt expense. The note was not paid pursuant to its terms and the Company has filed suit to collect on the note and the personal guaranty securing the note. The Company settled the lawsuit in June of 2022 (See “NOTE 8 – CONTINGENCIES”, below).

F-5

Other Receivables – The Company’s other receivables balance is from one vendor. On May 20, 2022, effective as of May 18, 2022, Community Specialty Pharmacy, LLC (“CSP”) entered into an agreement to acquire COVID-19 testing kits from a third party vendor for an aggregate of $1,200,000, of which $875,000 was paid on May 23, 2022. The Company received the COVID-19 testing kits in July 2022. On August 18, 2022 the Company was informed by the vendor that the vendor had received a letter from the U.S. Food and Drug Administration (“FDA”) that the COVID-19 test kits were misbranded under Section 502(o) of the Federal Food. Drug, and Cosmetic Act (“FDC Act”) (21 USC 352(o)) and adulterated under Section 501(f) of the FDC Act (21 USC 351(f)). Furthermore, the vendor informed the Company that the letter from the FDA also stated that because of the FDA’s prohibition on the distribution of adulterated and/or misbranded devices applies to all parties along the distribution chain, the FDA was advising the vendor against furthering the distribution of the COVID-19 test kits in interstate commerce. At this time the Company has informed the vendor of the expectation of a full return of the $875,000 paid on May 23, 2022 along with any additional damages that the Company may incur. Currently the Company believes the amount to be collectable without legal action and the amount remains on the balance sheet as other receivable. If in the future the Company does not believe this amount can be recovered without legal action the amount will be recorded as bad debt expense.

Income (loss) Per Common Share – Basic net income per common share is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding. Diluted net income per common share is computed similar to basic net income per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. The dilutive effect of the Company’s options and warrants is computed using the treasury stock method. As of September 30, 2022, we had 26,924 outstanding warrants to purchase shares of common stock and 338,857 options to purchase shares of common stock.

The following table sets forth the computation of basic and diluted loss per share:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Numerator:
Net loss	$(528,742)	$(1,301,748)	$(2,606,839)	$(4,531,543)
Numerator for basic and dilute– EPS - income available to common stockholders	(503,003)	(1,301,748)	(2,546,913)	(4,531,543)
Denominator:
Denominator for basic and diluted EPS – weighted average shares	8,249,653	8,163,522	8,203,202	8,126,689
Basic and diluted loss per common share	$(0.06)	$(0.16)	$(0.31)	$(0.56)

NOTE 2 – GOING CONCERN

The accompanying interim consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates realization of assets and the satisfaction of liabilities in the normal course of business within one year after the date the consolidated financial statements are issued. In accordance with Financial Accounting Standards Board, or the FASB, Accounting Standards Update No. 2014-15, Presentation of Financial State–ents - Going Concern (Subtopic 205-40), our management evaluates whether there are conditions or events, considered in aggregate, that raise substantial doubt about our ability to continue as a going concern within one year after the date that the financial statements are issued.

As of September 30, 2022 the Company had an accumulated deficit of $18.8 million. We have limited financial resources. As of September 30, 2022 we had working capital of $0.3 million and a cash balance of $0.3 million. We will need to raise additional capital or secure debt funding to support on-going operations. The sources of this capital are expected to be the sale of equity and debt, which may not be available on favorable terms, if at all, and may, if sold, cause significant dilution to existing stockholders. If we are unable to access additional capital moving forward, it may hurt our ability to grow and to generate future revenues, our financial position, and liquidity. These factors raise substantial doubt about the ability of the Company to continue as a going concern. Unless Management is able to obtain additional financing, it is unlikely that the Company will be able to meet its funding requirements during the next 12 months. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

F-6

NOTE 3– RELATED PARTY TRANSACTIONS

On February 15, 2022, the Company entered into a relationship with Exchange Health, a technology company providing an online platform for manufacturers and suppliers to sell and purchase pharmaceuticals. In connection therewith, SOSRx LLC (“SOSRx”), was formed in February 2022, which is owned 51% by the Company and 49% by Exchange Health. On February 15, 2022, the Company contributed cash to SOSRx in the amount of $325,000, issued a promissory note to SOSRx in the amount of $500,000, which was immediately assigned to Exchange Health (the “Promissory Note”), and agreed to make an earn out payment of up to $400,000, payable, at the Company’s discretion, in cash or common stock of the Company, based on SOSRx achieving certain revenue targets of SOSRx (the “Earn Out Payments”); and entered into a Distribution Services Agreement with SOSRx (the “Distribution Agreement”). Exchange Health contributed $792,000 in software and contracts which was recorded as an intangible asset on the balance sheet of SOSRx. The intangible asset was determined to have a definite life and is being amortized over a 15-year period. The amortization expense for the nine months ended September 30, 2022 was $29,400.

At September 30, 2022, total related party debt was $500,000, which represented the Promissory Note. At December 31, 2021, total related party debt was $0. The Promissory Note, which represents amounts currently due to Exchange Health, bears interest at the rate of the prime rate, plus 2% per annum (currently 8.25% per annum), with (i) one-third of the principal ($166,666.67) and interest payable after one year (on February 15, 2023) and (ii) the remaining two-thirds of principal payable quarterly over the next two years in eight equal installments of $41,666.67, together with any unpaid accrued interest thereupon, at the end of every full fiscal quarter, beginning, June 20, 2023. The Promissory Note may be prepaid by the Company, at its discretion, in whole or in part at any time, without premium or penalty.

NOTE 4 – CONTINGENT FUNDING LIABILITIES

On September 14, 2022, the Company entered into a non-recourse funding agreement with a third-party for the purchase and sale of future receivables (the “Receivables Agreement”). Pursuant to the Receivables Agreement, the third-party agreed to fund the Company $275,000 to purchase $396,000 of future receivables. Under the funding agreement, the third-party receives a priority interest in the receivables of Trxade Inc. The Company also paid $15,000 as a one-time origination fee in connection with the Receivables Agreement. The Receivables Agreement also allows for the third-party funder to file UCCs securing their interest in the receivables and includes customary events of default.

On June 27, 2022, the Company entered into a non-recourse funding agreement with a third-party funder for the purchase and sale of future receivables. Pursuant to the Receivables Agreement, the third-party agreed to fund the Company $550,000 to purchase $792,000 of future receivables. Under the funding agreement, the third-party receives a priority interest in the receivables of Trxade Inc. The Company also paid $27,500 as a one-time origination fee in connection with the Receivables Agreement. The Receivables Agreement also allows for the third-party funder to file UCCs securing their interest in the receivables and includes customary events of default.

The Company’s relationship with the funding source meets the criteria in ASC 470-10-25 – Sales of Future Revenues or Various Other Measures of Income (“ASC 470”), which relates to cash received from a funding source in exchange for a specified percentage or amount of revenue or other measure of income of a particular product line, business segment, trademark, patent or contractual right for a defined period. Under this guidance, the Company recognized the fair value of its contingent obligation to the funding source, as of the acquisition date, as a current liability in its consolidated balance sheet.

Under ASC 470, amounts recorded as debt are to be amortized under the interest method. The Company made an accounting policy election to utilize the prospective method when there is a change in the estimated future cash flows, whereby a new effective interest rate is determined based on the revised estimate of remaining cash flows. The new rate is the discount rate that equates the present value of the revised estimate of remaining cash flows with the carrying amount of the debt, and it will be used to recognize interest expense for the remaining period. Under this method, the effective interest rate is not constant, and any change in expected cash flows is recognized prospectively as an adjustment to the effective yield. As of September 30, 2022, the total contingent funding liability was $542,143, and the effective interest rate was approximately 36%. This rate represents the discount rate that equates the estimated future cash flows with the fair value of the debt and is used to compute the amount of interest to be recognized each period. Any future payments made to the funding source will decrease the contingent funding liability balance accordingly.

NOTE 5 – STOCKHOLDERS’ EQUITY

2022 Equity Compensation Awards

Effective September 1, 2022, the Board of Directors and Compensation Committee of the Company, with the approval of each of the following officers, agreed to reduce the annual cash compensation payable to Suren Ajjarapu, the Company’s Chief Executive Officer; Prashant Patel, the Company’s President and Chief Operating Officer and Janet Huffman, the Company’s Chief Financial Officer, in an effort to conserve cash.

F-7

In lieu of the reduced cash salary payable to each officer, the Board and Compensation Committee agreed to issue such officers shares of the Company’s common stock equal to the amount of reduced cash salary, divided by the closing sales price of the Company’s common stock on the Nasdaq Capital Market on August 31, 2022, the date approved by the Board of Directors. The total amount of shares of common stock issued on August 31, 2022 to the officers was 81,895.

The shares of common stock issuable to the officers, vest at the rate of 1/4th of such shares on each of September 30, 2022, October 31, 2022, November 30, 2022, and December 31, 2022, subject to each applicable Officer’s continued service to the Company on such dates and subject to the restricted stock award agreements entered into to evidence such awards.

Separately, certain employees of the Company agreed to reduce their cash salaries by an aggregate of $37,000 in consideration for an aggregate of 31,896 shares of the Company’s restricted common stock, with the same vesting terms as the officer shares discussed above.

Effective on August 31, 2022, the Board of Directors approved the issuance of 54,525 shares of common stock of the Company to each independent member of the Board of Directors, for services rendered to the Company during fiscal 2022, which shares were valued at $63,250, based on the closing sales price of the Company’s common stock on the date approved by the Board of Directors. The shares vest at the rate of 1/4th of such shares immediately on the grant date, and 1/4th of such shares on each of October 1, 2022, January 1, 2023 and April 1, 2023, subject to each applicable independent director’s continued service to the Company on such dates.

All of the awards discussed above were issued under the Company’s Second Amended and Restated 2019 Equity Incentive Plan (the “Plan”) and all restricted stock awards discussed above were evidenced by Restricted Stock Grant Agreements.

2021 Equity Compensation Awards

On April 15, 2021, the Board of Directors, with the recommendation of the Compensation Committee, approved the grant of options to purchase an aggregate of 17,500 shares of our common stock to certain employees of the Company, in consideration for services to be rendered by such individuals through 2025. The options vest at the rate of ¼th of such options per year, on the first, second, third and fourth anniversaries of the grant date, subject to such option holders continuing to provide services to the Company on such dates, subject to the terms of the Plan and the option agreements entered into to evidence such grants. The options were granted pursuant to, and are subject to, the Plan, and have a term of five years from the grant date. The options have an exercise price of $4.76 per share, the closing price of the Company’s common stock on the date of the grant of such options.

In connection with and pursuant to the independent director compensation policy previously adopted by the Board of Directors, on April 15, 2021, the then three independent members of the Board of Directors (Mr. Donald G. Fell, Dr. Pamela Tenaerts, and Mr. Michael L. Peterson), were each awarded 10,721 shares of restricted stock, valued at $55,000 ($5.13 per share) based on the closing sales price of the Company’s common stock on the Nasdaq Capital Market on the effective date of the grant, April 1, 2021, which vest at the rate of ¼th of such shares on July 1 and October 1, 2021 and January 1 and April 1, 2022, subject to such persons continuing to provide services to the Company on such dates, subject to the terms of the Plan and the Restricted stock Grant Agreements entered into as evidence of such awards. The shares have a fair value of $165,000 and the Company recognized stock-based compensation expense of $41,250 for the six months ended June 30, 2022 and 2021, respectively. Common stock shares totaling 16,082 were cancelled on May 27, 2021, when the director services of Mr. Peterson and Dr. Tenaerts were terminated.

The Board of Directors of the Company, on May 27, 2021, confirmed the vesting of 2,680 shares of common stock previously issued to each of Michael L. Peterson and Dr. Pamela Tenaerts on July 1, 2021, which were subject to forfeiture subject to such persons continued service on the Board of Directors prior to the vesting date.

In connection with and pursuant to the independent director compensation policy previously adopted by the Board of Directors, on May 27, 2021, the Board of Directors awarded Charles L. Pope, and Christine L. Jennings, each independent members of the Board of Directors appointed to the Board of Directors on May 27, 2021, 10,912 shares of restricted stock each, valued at $41,250 each ($3.78 per share) based on the closing sales price of the Company’s common stock on the Nasdaq Capital Market on the effective date of the grant, May 27, 2021, which vest at the rate of 1/3rd of such shares on October 1, 2021 and January 1 and April 1, 2022, subject to such persons continuing to provide services to the Company on such dates. The Company recognized stock-based compensation expense of $174,869 and $431,218 for the nine months ended September 30, 2022 and 2021, respectively.

F-8

Employment Agreement with Suren Ajjarapu, Chief Executive Officer

In connection with our employment agreement with Mr. Suren Ajjarapu, our Chief Executive Officer, which was effective on April 14, 2020, we granted 49,020 restricted shares of common stock which vest upon the Company reaching certain performance metrics established by the Compensation Committee on the same date and further amended on May 5, 2020. The fair value of the shares at the grant date was determined to be $300,000. The modification of the performance conditions resulted in an incremental value to the shares of $72,062. The Compensation Committee subsequently determined that the performance conditions were met and the 49,020 bonus shares vested in full on December 31, 2020. There was no bonus granted in 2021 or 2022.

Stock Repurchase Program

On May 27, 2021, the Board of Directors of the Company authorized and approved a share repurchase program for up to $1 million of the currently outstanding shares of the Company’s common stock. There was no time frame or expiration date for the repurchase program, and such program was to remain in place until a maximum of $1.0 million of the Company’s common stock had been repurchased or until such program was suspended or discontinued by the Board of Directors.

On July 18, 2021, our Board of Directors approved an “at-the-market” offering and paused the Stock Repurchase Program until the offering was complete.

On July 22, 2021, our Board of Directors delayed the “at-the-market” offering and reactivated the Stock Repurchase Program.

On August 5, 2021, our Board of Directors paused the Stock Repurchase Program until a planned “at-the-market” offering was complete, which “at-the-market” offering was terminated effective on December 5, 2021.

On December 10, 2021, the Board of Directors authorized and approved the resumption of the Company’s prior share repurchase program (as modified), as discussed above. The share repurchase program as approved by the Board of Directors on December 10, 2021, modified the prior repurchase program to allow for the repurchase of up to 100,000 of the currently outstanding shares of the Company’s common stock. There is no time frame for the repurchase program, and such program will remain in place until a maximum of 100,000 shares of the Company’s common stock have been repurchased or until such program is discontinued by the Board of Directors.

To date, no shares of common stock have been repurchased by the Company.

NOTE 6 – WARRANTS

For the nine-month period ended September 30, 2022, no warrants were granted, and 3,027 expired. For the nine-month period ended September 30, 2022, warrants to purchase 14,584 shares of common stock were exercised, resulting in proceeds of $875. The Company delivered 14,584 shares of common stock.

The Company uses the Black-Scholes pricing model to estimate the fair value of stock-based awards on the date of the grant.

There was no compensation cost related to the warrants for the nine months ended September 30, 2022 and 2021, respectively.

The Company’s outstanding and exercisable warrants as of September 30, 2022, are presented below:

	Number Outstanding	Weighted Average Exercise Price	Contractual Life In Years
Warrants outstanding as of December 31, 2021	44,535	$0.32	0.95	$208,078
Warrants granted	-	-	-	-
Warrants forfeited, expired, cancelled	(3,027)	3.90	-	-
Warrants exercised	(14,584)	0.06	-	-
Warrants outstanding as of September 30, 2022	26,924	$0.06	0.75	$28,809
Warrants exercisable as of September 30, 2022	26,924	$0.06	0.75	$28,809

F-9

NOTE 7 – OPTIONS

The Company maintains stock option plans under which certain employees are awarded option grants based on a combination of performance and tenure. The stock option plans provide for the grant of up to 2,333,333 shares, and the Company’s Second Amended and Restated 2019 Equity Incentive Plan provides for automatic increases in the number of shares available under such plan (currently 2,000,000 shares) on April 1st of each calendar year, beginning in 2021 and ending in 2029 (each a “Date of Determination”), in each case subject to the approval and determination of the administrator of the plan (the Board of Directors or Compensation Committee) on or prior to the applicable Date of Determination, equal to the lesser of (A) ten percent (10%) of the total shares of common stock of the Company outstanding on the last day of the immediately preceding fiscal year and (B) such smaller number of shares as determined by the administrator. The administrator did not approve an increase in the number of shares covered under the plan as of April 1, 2022 or 2021.

For the nine-month period ended September 30, 2022, no options to purchase shares were granted, 10,207 were forfeited, and 61,900 expired. For the nine-month period ended September 30, 2022, no options to purchase shares of common stock were exercised.

Total compensation cost related to stock options granted was $67,439 and $137,130 for the nine-months ended September 30, 2022, and 2021, respectively.

The following table represents stock option activity for the nine-month period ended September 30, 2022:

	Number Outstanding	Weighted Average Exercise Price	Contractual Life in Years	Intrinsic Value
Options Outstanding as of December 31, 2021	410,964	$4.78	4.67	$368,417
Options Exercisable as of December 31, 2021	302,191	$4.88	4.38	$257,186
Options granted	-	$-	-	$-
Options forfeited	(10,207)	$4.73	3.91	$-
Options expired	(61,900)	$5.56	2.05	$-
Options exercised	-	$-	-	$-
Options outstanding as of September 30, 2022	338,857	$4.64	4.26	$-
Options exercisable as of September 30, 2022	286,841	$4.64	4.15	$-

F-10

NOTE 8 – CONTINGENCIES

Studebaker Defense Group, LLC

In July 2020, the Company’s wholly-owned subsidiary, Integra Pharma Solutions, LLC (“Integra”), entered into an agreement with Studebaker Defense Group, LLC (“Studebaker”) wherein Integra would pay Studebaker a down payment of $500,000 and Studebaker would deliver 180,000 boxes of nitrile gloves by August 14, 2020. Integra wired the $500,000 to Studebaker, but to date, Studebaker has not delivered the gloves or provided a refund of the deposit. In December 2020, we filed a complaint against Studebaker in Florida state court, Case No. 20-CA-010118 in the Circuit Court for the Thirteenth Judicial Circuit in Hillsborough County, for among other things, breach of contract. Studebaker did not answer the complaint, nor did counsel for Studebaker file an appearance. Accordingly, in February 2021, the Company filed for a default judgment; however, on March 22, 2021, counsel for Studebaker filed an appearance and shortly thereafter filed a motion to vacate the default judgment and dismiss the complaint on jurisdictional grounds. The court granted Studebaker’s motion to set aside the default judgment but denied the motion to dismiss. The Company has filed several pretrial motions; the next step in the litigation after the pre-trial motions are resolved will be a motion for summary judgment. The Company believes it will prevail on the merits but cannot determine the timing of the judgment or the amount ultimately collected. At June 30, 2021, the $500,000 was recorded as Loss on Inventory Investment.

Sandwave Group Dsn Bhd and Crecom Burj Group SDN BHD

In August 2020, Integra, entered into an agreement with Sandwave Group Dsn Bhd (“Sandwave”), wherein Integra would pay Sandwave a down payment of $581,250 and Sandwave’s supplier, Crecom Burj Group SDN BHD (“Crecom”), would deliver 150,000 boxes of nitrile gloves within 45 days. Integra wired the $581,250 to Sandwave, which in turn wired the purchase price to Crecom, which Crecom accepted; however, to date, Crecom has not delivered the nitrile gloves. Integra demanded return of its $581,250 and Crecom acknowledged that Integra was entitled to a refund. As of February 2021, Crecom had not returned any funds and Integra filed a complaint against Crecom in Malaysia: Case No. WA-22NCC-55-02/2021 in the High Court of Malaysia at Kuala Lumpur in the Federal Territory, Malaysia for the Malaysian equivalent of breach of contract. On September 1, 2022, counsel for Crecom informed the court that Crecom had been wound up on August 23, 2022; under Section 471 of the Malaysian Companies Act 2016, the suit filed by Integra was stayed until leave of the court is obtained to proceed. Given this new information regarding Crecom the Company has decided at this time to stop its pursuit of this lawsuit until or unless additional information is obtained by counsel for Integra. At June 30, 2021, the $581,250 was recorded as Loss on Inventory Investment.

GSG PPE, LLC

On November 19, 2021, Integra filed a complaint against GSG PPE, LLC (“GSG”) and Gary Waxman (“Waxman”), the owner, alleging three counts of breach of contract for a purchase agreement, a promissory note, and a personal guaranty. Collectively, the company alleges that GSG and Waxman have materially breached all three contracts. In late 2020, GSG and Integra executed a valid initial contract setting the terms of a business transaction. GSG failed to pay Integra approximately 75% of the amount owed to Integra. GSG acknowledged it owed the money and executed a promissory note in favor of Integra in the amount of $630,000 which matured on September 30, 2021. The note provides for attorney fees and interest in addition to the $630,000. Waxman’s personal guaranty confirmed that GSG owed Integra $630,000. On September 30, 2021, the $630,000 was recorded as Bad Debt Expense. A settlement was entered into between the parties in June 2022, whereby GSG and Waxman agreed to pay $743,000 which included attorney fees and interest, which is required to be paid to the Company in monthly installments over 17 months. In June 2022, the Company received a $100,000 payment from GSG and recorded a credit to Bad Debt Expense, future payments will also be recorded as a credit to the Bad Debt Expense less applicable interest and recovered legal fees.

Jain, et al., v. Memantine, et al.

In January 2020, we became aware of a complaint filed by Jitendra Jain, Manish Arora, Scariy Kumaramangalam, Harsh Datta and Balvant Arora (collectively, plaintiffs), against our wholly-owned subsidiary, Trxade, Inc. and our Chief Executive Officer, Suren Ajjarapu as well as certain unrelated persons, Annapurna Gundlapalli, Gajan Mahendiran and Nexgen Memantine (collectively, defendants), in the Circuit Court of Madison County, Alabama (Case:47-CV-2019-902216.00). The complaint alleged causes of actions against the defendants including fraud in the inducement, relating to certain investments alleged to have been made by plaintiffs in Nexgen Memantine, breach of fiduciary duty, conversion and voidable transactions. The complaint related to ceItain investments alleged made by the plaintiffs in Nexgen Memantine and certain alleged fraudulent transfers of assets and funds alleged to have been taken by the defendants which are unrelated to the Company.

On May 14, 2021, Plaintiffs filed a second amended complaint against the defendants. The second amended complaint alleges causes of action against the defendants including securities fraud, breach of fiduciary duty, violation of the Florida RICO Act, and breach of contract. The operative complaint relates to certain investments alleged to have been made by the plaintiffs in Nexgen Memantine and certain alleged transfers of assets and funds alleged to have been taken by the defendants which are unrelated to the Company. The amended complaint seeks injunctive relief, $425,000 in compensatory damages, treble damages, punitive damages, and fees and costs.

In February 2022, a settlement as to Suren Ajjarapu, Annapurna Gundlapalli and the Company was reached and signed. This settlement involved no admission of liability and a full and complete release of all actions after a lump-sum payment of $225,000 was made. Because the complaint purports to be a derivative action, court approval was required, which approval was received on March 14, 2022. As a result of the settlement, the Plaintiff’s dismissed their lawsuit with prejudice.

F-11

NOTE 9 – LEASES

The Company elected the practical expedient under Accounting Standards Update (ASU) 2018-11 “Leases: Targeted Improvements” which allows the Company to apply the transition provision for Topic 842 at the Company’s adoption date instead of at the earliest comparative period presented in the financial statements. Therefore, the Company recognized and measured leases existing at January 1, 2019, but without retrospective application. In addition, the Company elected the optional practical expedient permitted un ecurity nansition guidance which allows the Company to carry forward the historical accounting treatment for existing leases upon adoption. No impact was recorded to the beginning retained earnings for Topic 842. The Company has two operating leases for corporate offices. The following table outlines the details:

	Lease 1	Lease 2
Initial Lease Term	December 2017 to December 2021	November 2018 to November 2023
Renewal Term	January 2021 to December 2024	November 2023 to November 2028
Initial Recognition of right-of-use assets at January 1, 2019	$534,140	$313,301
Incremental Borrowing Rate	10%	10%

The Company entered into a new corporate office lease (Lease 1) on January 1, 2022. The Company determined that entering into a new lease required remeasurement of the lease liability resulting in the increase of the right-of-use asset and the associated lease liability by $977,220. The new lease is still classified as an operating lease. The Company also has an operating lease for copiers in the corporate office that is not included in the table below. The initial lease liability was $15,000 and the current and long-term lease amounts are included in the respective liability accounts.

The table below reconciles the fixed component of the undiscounted cash flows for each of the first five years and the total remaining years to the operating lease liabilities recorded in the Consolidated Balance Sheet as of September 30, 2022.

Amounts due within twelve months of September 30, 2022
2022	$291,537
2023	300,286
2024	309,294
2025	318,573
2026	122,912
Thereafter	63,055
Total minimum lease payments	1,405,657
Less: effect of discounting	(291,713)
Present value of future minimum lease payments	1,113,944
Less: current obligations under leases	188,558
Long-term lease obligations	$925,386

The difference to the balance sheet above is due to the current and long-term remaining lease obligations of the copier operating lease not included in the amount of $14,181 as of September 30, 2022.

For the nine-months ended September 30, 2022, and 2021, amortization of Right of Use Assets was $132,847 and $97,436, respectively and the amortization of the Lease Liability was $120,403 and $96,954, respectively.

F-12

NOTE 10 – SEGMENT REPORTING

Operating segments are defined as the components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision makers in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision makers direct the allocation of resources to operating segments based on the profitability, cash flows, and growth opportunities of each respective segment.

The Company classifies its business interests into reportable segments which are:

●	Trxade– Inc. - Web based pharmaceutical marketplace platform – B2B sales
●	CSP - Community Specialty Pharmacy, LLC – Licensed retail pharmacy – B2C sales
●	I–tegra - Integra Pharm–, LLC - Licensed wholesaler of brand, generic and non-drug products – B2B sales
●	Unall–cated - Other – corporate overhead expense, Alliance Pharma Solutions, LLC and Bonum Health, LLC

Nine Months Ended September 30, 2022	Trxade, Inc.	CSP	Integra	Unallocated	Total
Revenue	$4,001,670	$905,083	$3,949,772	$62,787	$8,919,312
Gross Profit	4,001,670	(114,387)	(41,462)	62,787	3,908,608
Segment Assets	1,853,474	236,827	454,783	2,111,177	4,689,261
Segment Profit (Loss )	1,320,138	(363,212)	(493,203)	(3,070,562)	(2,606,839)
Cost of Sales	$-	$1,019,470	$3,991,234	$-	$5,010,704

Nine Months Ended September 30, 2021	Trxade, Inc.	CSP	Integra	Unallocated	Total
Revenue	$3,653,269	$1,287,296	$2,511,270	$49,700	$7,501,535
Gross Profit	3,652,015	123,470	(319,104)	49,362	3,505,743
Segment Assets	1,487,657	(404,174)	563,396	3,867,221	5,514,101
Segment Profit (Loss)	1,511,809	(89,025)	(2,500,032)	(3,454,295)	(4,531,543)
Cost of Sales	$1,254	$1,163,826	$2,830,374	$338	$3,995,792

NOTE 11 – SUBSEQUENT EVENTS

Appointment of Directors

On September 30, 2022, Mr. Jeff Newell was appointed to the Board of Directors.

Securities Purchase Agreement

On October 4, 2022 the Company entered into a securities purchase agreement (the “Purchase Agreement”) with a certain institutional investor (the “Purchaser”). The Purchase Agreement provided for the sale and issuance by the Company of an aggregate of: (i) 920,000 shares (the “Shares”) of the Company’s common stock, $0.00001 par value (the “Common Stock”), (ii) pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 601,740 shares of Common Stock and (iii) warrants (the “Private Placement Warrants” and, together with the Shares and the Pre-Funded Warrants, the “Securities”) to purchase up to 2,663,045 shares of Common Stock. The offering price per Share was $1.15 and the offering price per Pre-Funded Warrant was $1.14999. The Private Placement Warrants were sold in a concurrent private placement (the “Private Placement”), exempt from registration pursuant to Section 4(a)(2) and/or Rule 506 of the Securities Act of 1933, as amended (the “Securities Act”).

The Pre-Funded Warrants have cashless exercise rights and to the extent the shares of common stock underlying the Private Placement Warrants are not registered under the Securities Act, the Private Placement Warrants include cashless exercise rights.

Under the terms of the Pre-Funded Warrants and Private Placement Warrants, a holder will not be entitled to exercise any portion of any such warrant, if, upon giving effect to such exercise, the aggregate number of shares of Common Stock beneficially owned by the holder (together with its affiliates, any other persons acting as a group together with the holder or any of the holder’s affiliates, and any other persons whose beneficial ownership of Common Stock would or could be aggregated with the holder’s for purposes of Section 13(d) or Section 16 of the Exchange Act) would exceed 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of such warrant, which percentage may be increased at the holder’s election upon 61 days’ notice to the Company subject to the terms of such warrants, provided that such percentage may in no event exceed 9.99%, and provided further that the Purchaser has elected to increase the ownership limitation to 9.99% in connection with the initial issuance of the Pre-Funded Warrants.

F-13

The Private Placement Warrants may not be exercised by the holder thereof until or unless the Company’s stockholders have approved the issuance of shares of Common Stock upon the exercise of such Private Placement Warrants pursuant to the applicable rules and regulations of the Nasdaq Stock Market, including the issuance of the shares of Common Stock issuable upon exercise of the Private Placement Warrants in excess of 19.99% of the issued and outstanding Common Stock on the closing date of the offering (“Stockholder Approval”).

As an additional requirement to the offering, all of the officers and directors of the Company were required to enter into an agreement agreeing to vote all Common Stock over which such persons have voting control as of the record date for the meeting of stockholders of the Company (the “Voting Agreement”), which Voting Agreement has been entered into by such required persons.

The offering of the Shares, Pre-Funded Warrants and Private Placement Warrants resulted in gross proceeds to the Company of approximately $1.75 million. The net proceeds to the Company from the offering are expected to be approximately $1.5 million, after deducting placement agent fees and expenses and estimated offering expenses payable by the Company. The Company intends to use the net proceeds from the offering for general corporate purposes.

Additionally, each of the directors and executive officers of the Company, pursuant to lock-up agreements (the “Lock-Up Agreements”), agreed not to sell or transfer any of the Company securities which they hold, subject to certain exceptions, during the 90-day period following the closing of the offering.

We agreed pursuant to the Purchase Agreement that as soon as practicable (and in any event within 60 calendar days of the date of Purchase Agreement), that we would file a registration statement on Form S-1 providing for the resale by the Purchaser of the shares of Common Stock issuable upon exercise of the Private Placement Warrants, use commercially reasonable efforts to cause such registration statement to become effective within 181 days following the closing date of the offerings and to keep such registration statement effective at all times until no Purchaser owns any Private Placement Warrants or shares of Common Stock issuable upon exercise thereof. The date such required registration statement is declared effective is defined herein as the “Effective Date”.

We also agreed to hold a special meeting of stockholders (which may also be at the annual meeting of stockholders) or take action via written consent of stockholders, at the earliest practical date, but no later than December 20, 2022, for the purpose of obtaining Shareholder Approval, with the recommendation of the Company’s Board of Directors that such proposal be approved, and to solicit proxies from our stockholders in connection therewith. We are required to use our reasonable best efforts to obtain such Shareholder Approval. If we do not obtain Shareholder Approval at the first meeting, we are required to call a meeting every six 19ecurity 19nereafter to seek Shareholder Approval until the earlier of the date Shareholder Approval is obtained or the Private Placement Warrants are no longer outstanding.

Pursuant to the Purchase Agreement the Company has agreed that, subject to certain exceptions, (i) it will not issue any shares of Common Stock for a period of 90 days following the later of (A) the date of Stockholder Approval and (B) the Effective Date, subject to certain customary and pre-agreed exceptions and that (ii) it will not enter into a variable rate transaction for a period of nine months following the Effective Date.

We also agreed to provide the Purchaser a right of participation for 12 months following the closing date to participate up to 25% in any subsequent offering we may undertake of equity or debt.

The transactions contemplated by the Purchase Agreement closed on October 7, 2022.

On October 4, 2022, the Company also entered into a placement agent agreement (the “Placement Agent Agreement”) with Maxim Group LLC (the “Placement Agent”). Pursuant to the terms of the Placement Agent Agreement, the Placement Agent agreed to use its reasonable best efforts to arrange for the sale of the Securities. The Company paid the Placement Agent a cash fee equal to 7.0% of the gross proceeds generated from the sale of the Shares and Pre-Funded Warrants and reimbursed the Placement Agent for certain of its expenses in an aggregate amount of $35,000.

Nasdaq Shareholder Equity Listing Requirements

On July 29, 2022, the Company received a letter from The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that it was not in compliance with the minimum stockholders’ equity requirement for continued listing on the Nasdaq Capital Market. Nasdaq Listing Rule 5550(b)(1) (the “Rule”) requires companies listed on the Nasdaq Capital Market to maintain stockholders’ equity of at least $2,500,000. In the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, the Company reported stockholders’ equity of $1,804,533, which is below the minimum stockholders’ equity required for continued listing pursuant to the Rule. Additionally, the Company does not meet the alternative Nasdaq continued listing standards under Nasdaq Listing Rules.

F-14

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

TRxADE HEALTH, INC.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of TRxADE HEALTH, INC. and its subsidiaries (collectively, the “Company”) as of December 31, 2021, and 2020, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and 2020, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ MaloneBailey, LLP

www.malonebailey.com

We have served as the Company’s auditor since 2013.

Houston, Texas

March 28, 2022

(PCAOB ID: 00206)

F-15

TRxADE HEALTH, INC.

Consolidated Balance Sheets

December 31, 2021 and 2020

	December 31, 2021	December 31, 2020
Assets
Current Assets
Cash	$3,122,578	$5,919,578
Accounts Receivable, net	978,973	805,043
Inventory	56,279	1,257,754
Prepaid Assets	216,414	151,248
Other Receivables	-	1,087,675
Total Current Assets	4,374,244	9,221,298

Property Plant and Equipment, Net	98,751	162,397

Other Assets
Deposits	60,136	21,636
Right of use leased assets	1,233,033	387,371
Total Assets	$5,766,164	$9,792,702

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts Payable	$477,028	$256,829
Accrued Liabilities	270,437	219,256
Current P–rtion - Operating Lease Liabilities	178,561	131,153
Customer Deposits	-	10,000
Notes Payable – Related Party	-	225,000
Total Current Liabilities	926,026	842,238

Long Term Liabilities
Operating Lease Liabilities, net of current portion	1,069,965	271,306
Total Liabilities	1,995,991	1,113,544

Stockholders’ Equity
Series A Preferred Stock, $0.00001 par value; 10,000,000 shares authorized; none issued and outstanding as of December 31, 2021, and December 31, 2020, respectively	-	-
Common Stock, $0.00001 par value; 100,000,000 shares authorized; 8,166,457 and 8,093,199 shares issued and outstanding as of December 31, 2021 and 2020, respectively	82	81
Additional Paid-in Capital	20,017,528	19,610,631
Retained Deficit	(16,247,437)	(10,931,554)
Total Stockholders’ Equity	3,770,173	8,679,158

Total Liabilities and Stockholders’ Equity	$5,766,164	$9,792,702

The accompanying notes are an integral part of the consolidated financial statements.

F-16

TRxADE HEALTH, INC.

Consolidated Statements of Operations

Years Ended December 31, 2021 and 2020

	2021	2020
Revenues, net	$9,889,433	$17,122,520
Cost of Sales	5,143,468	11,415,198
Gross Profit	4,745,965	5,707,322

Operating Expenses
Loss on Inventory Investment	1,226,426	-
Loss on Impairment of Goodwill	-	725,973
General and Administrative	8,811,832	7,488,011
Total Operating Expenses	10,038,258	8,213,984

Operating Loss	(5,292,293)	(2,506,662)

Interest Expense	(23,590)	(29,389)
Net Loss	$(5,315,883)	$(2,536,051)

Net Loss per Common Share – Basic and Diluted	$(0.65)	$(0.33)

Weighted average Common Shares Outstanding – Basic and Diluted	8,136,740	7,705,620

The accompanying notes are an integral part of the consolidated financial statements.

F-17

TRxADE HEALTH, INC.

Consolidated Statements of Changes in Stockholders’ Equity

Years Ended December 31, 2021 and 2020

	Preferred Stock		Common Stock		Additional Paid-in-	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance at December 31, 2019	-	$-	6,539,415	$65	$12,535,655	$(8,395,503)	$4,140,217
Common Stock Issued from Offering	-	-	922,219	10	5,994,414	-	5,994,424
Fractional Common Stock Issued due to reverse split	-	-	40	-	-	-	-
Stock Issuance Costs	-	-	-	-	(820,587)	-	(820,587)
Common Stock Issued for Services	-	-	217,965	2	1,357,757	-	1,357,759
Options Exercised for Cash	-	-	167	-	501	-	501
Warrants Exercised for Cash	-	-	413,393	4	37,602	-	37,606
Warrants Expense	-	-	-	-	56,885	-	56,885
Options Expense	-	-	-	-	448,404	-	448,404
Net Loss	-	-	-	-	-	(2,536,051)	(2,536,051)
Balance at December 31, 2020	-	$-	8,093,199	$81	$19,610,631	$(10,931,554)	$8,679,158
Common Stock Issued for Services	-	-	37,905	-	181,163	-	181,163
Options Exercised for Cash	-	-	30,353	-	1,821	-	1,821
Warrants Exercised for Cash	-	-	5,000	1	15,000	-	15,001
Warrants Expense	-	-	-	-	21,640	-	21,640
Options Expense	-	-	-	-	187,273	-	187,273
Net Loss	-	-	-	-	-	(5,315,883)	(5,315,883)
Balance at December 31, 2021	-	-	8,166,457	82	20,017,528	(16,247,437)	3,770,173

The accompanying notes are an integral part of the consolidated financial statements.

F-18

TRxADE HEALTH, INC.

Consolidated Statements of Cash Flows

Years ended December 31, 2021 and 2020

	2021	2020
Operating Activities:
Net loss	$(5,315,883)	$(2,536,051)

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation Expense	7,351	5,500
Options Expense	187,273	448,404
Warrant Expense	21,640	56,885
Common Stock Issued for Services	181,163	1,357,759
Bad Debt Expense	615,657	10,539
Loss on Inventory Investment	143,891	-
Loss on Impairment of Goodwill	-	725,973
Loss on write-down of Inventory	376,348	1,218,020
Amortization of Right-of-Use Asset	131,558	97,020
Changes in operating assets and liabilities:
Accounts Receivable	(789,587)	(23,532)
Prepaid Assets and Other Current Assets	(103,666)	(68,796)
Inventory	825,127	(2,419,013)
Deposits for Inventory Purchases	-	(1,087,675)
Other Receivables	1,087,675	-
Lease Liability	(131,153)	(97,033)
Accounts Payable	220,199	(33,190)
Accrued Liabilities and Other Liabilities	(13,819)	120,404
Customer Deposits	(10,000)	10,000
Net cash used in operating activities	(2,566,226)	(2,214,786)

Investing Activities:
Purchase of Fixed Assets	(22,596)	(37,505)
Net cash used in Investing Activities	(22,596)	(37,505)

Financing Activities:
Repayments of Short-Term Promissory Notes – Related Parties	(225,000)	-
Payment of Stock Issuance Costs	-	(732,356)
Proceeds from Exercise of Warrants	15,001	37,606
Proceeds from Exercise of Stock Options	1,821	501
Proceeds from Issuance of Common Stock	-	5,994,424
Net Cash provided by (used in) financing activities	(208,178)	5,300,175

Net increase (decrease) in Cash	(2,797,000)	3,047,884
Cash at Beginning of the Year	5,919,578	2,871,694
Cash at End of the Year	$3,122,578	$5,919,578

Supplemental Cash Flow Information
Cash Paid for Interest	$28,337	$29,442
Cash Paid for Income Taxes	$-	$-

Non-Cash Transactions
Remeasurement of ROU Assets and Lease Liability for Nonrenewal of Lease	$-	$273,319

The accompanying notes are an integral part of the consolidated financial statements.

F-19

TRxADE HEALTH, INC.

Notes to Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

NOTE 1 – ORGANIZATION

TRxADE HEALTH, INC. (“we”, “our”, “Trxade”, and the “Company”) owns 100% of Trxade, Inc., Integra Pharma Solutions, LLC, Community Specialty Pharmacy, LLC, Alliance Pharma Solutions, LLC, Bonum Health, LLC and MedCheks, LLC (from January 2021 to December 2021, when it was dissolved). The merger of Trxade, Inc. and TRxADE HEALTH, INC. occurred in May 2013. Community Specialty Pharmacy was acquired in October 2018.

Trxade, Inc. operates a web-based market platform that enables commerce among healthcare buyers and sellers of pharmaceuticals, accessories and services.

Integra Pharma Solutions, LLC is a licensed pharmaceutical wholesaler and sells brand, generic and non-drug products.

Community Specialty Pharmacy, LLC is an accredited independent retail pharmacy with a focus on specialty medications and a community-based model offering home delivery services to patients.

Alliance Pharma Solutions, LLC (d.b.a. DelivMeds) has developed a same day Pharma delivery software – Delivmeds.com and invested in SyncHealth MSO, LLC a managed services organization in January 2019, which investment was divested in February 2020.

Bonum Health, LLC, was formed to hold certain telehealth assets acquired in October 2019. The “Bonum Health Hub” was launched in November 2019 and was expected to be operational in April 2020; however, due to the COVID-19 pandemic, the Company does not anticipate installations moving forward, and has taken a write off of the hubs purchased at June 30, 2021, in Loss on Inventory Investments of $143,891 for the year ended December 31, 2021. The Bonum Health mobile application is available on a subscription basis, primarily as a stand-alone telehealth software application that can be licensed on a business-to-business (B2B) model to clients as an employment health benefit for the clients’ employees.

MedCheks, LLC, was formed in January 2021 and is a patient-centered, digital, precision healthcare platform that lets patients consolidate and control their health data via a digital Health Passport. This product has been discontinued and MedCheks, LLC was subsequently dissolved in December 2021.

On October 9, 2019, the Company’s Board of Directors, and on October 15, 2019, stockholders holding a majority of the Company’s outstanding voting shares, approved resolutions authorizing a reverse stock split of the outstanding shares of the Company’s common stock in the range from one-for-two (1-for-2) to one-for-ten (1-for-10) and provided authority to the Company’s Board of Directors to select the ratio of the reverse stock split in their discretion (the “Stockholder Authority”). On February 12, 2020, the Board of Directors of the Company approved a stock split ratio of 1-for-6 (“Reverse Stock Split”) in connection with the Stockholder Authority and the Company filed a Certificate of Amendment with the Secretary of Delaware to affect the Reverse Stock Split.

Proportional adjustments were made to the conversion and exercise prices of the Company’s outstanding warrants and stock options, and to the number of shares issued and issuable under the Company’s stock incentive plans in connection with the Reverse Stock Split. The Reverse Stock Split did not affect any stockholder’s ownership percentage of the Company’s common stock, except to the limited extent that the Reverse Stock Split resulted in any stockholder owning a fractional share. Fractional shares of common stock were rounded up to the nearest whole share based on each holder’s aggregate ownership of the Company. All issued and outstanding shares of common stock, options and warrants to purchase common stock and per share amounts contained in the financial statements, have been retroactively adjusted to reflect the Reverse Stock Split for all periods presented.

F-20

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) in all material respects and have been consistently applied in preparing the accompanying financial statements.

The summary of significant accounting policies presented below is designed to assist in understanding the Company’s financial statements. Such financial statements and accompanying notes are the representations of the Company’s management, who are responsible for their integrity and objectivity.

Liquidity – Historically, operations have been funded primarily through the sale of equity or debt securities and operating activities. In 2020, the Company raised approximately $5.99 million in capital (See Note 4 – Stockholders’ Equity). The Company has the ability to maintain the current level of spending or reduce expenditures to maintain operations if funding is not available.

Use of Estimates – In preparing these financial statements, management is required to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amount of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Reclassification – Certain prior year amounts have been reclassified to conform to the current year presentation.

Principle of Consolidation – The Company’s consolidated financial statements include the accounts of TRxADE HEALTH, INC., Trxade, Inc., Integra Pharma Solutions, Inc., Alliance Pharma Solutions, LLC, Community Specialty Pharmacy, LLC, Bonum Health, LLC and MedCheks, LLC. All significant intercompany accounts and transactions have been eliminated.

Cash and Cash Equivalents – Cash in bank accounts are at risk to the extent that they exceed U.S. Federal Deposit Insurance Corporation insured amounts. All investments purchased with a maturity of three months or less are cash equivalents. Cash and cash equivalents are available on demand and are generally within FDIC insurance limits for 2021.

Accounts Receivable – The Company’s receivables are from customers and are collectible within 90 days. The Company determines the allowance based on known troubled accounts, historical experience, and other currently available evidence. During the years ended December 31, 2021, and 2020, $615,657 and $10,539 of bad debt expense, respectively and $0 of recovery of bad debt, was recognized.

Inventory – Inventories are stated at the lower of cost or net realizable value. Cost is determined on a first in first out basis. These are merchandise inventories at Community Specialty Pharmacy, LLC and Integra Pharma Solutions, LLC. On a quarterly basis, we evaluate inventory for net realizable value using estimates based on historical experience, current or projected pricing trends, specific categories of inventory, age and expiration dates of on-hand inventory and manufacturer return policies. If actual conditions are less favorable than our assumptions, additional inventory write-downs may be required, and no reserve is maintained as obsolete or expired inventories are written off. We believe that the inventory valuation provides a reasonable approximation of the current value of inventory. There is no reserve for inventory obsolescence and inventory is not pledged during the periods presented. During the years ended December 31, 2021 and 2020, included in cost of sales were write-downs to reduce inventory to net realizable value of $376,348 and $1,218,020, respectively.

Beneficial Conversion Features – The intrinsic value of a beneficial conversion feature inherent to a convertible note payable, which is not bifurcated and accounted for separately from the convertible note payable and may not be settled in cash upon conversion, is treated as a discount to the convertible note payable. This discount is amortized over the period from the date of issuance to the date the note is due using the effective interest method. If the note payable is retired prior to the end of its contractual term, the unamortized discount is expensed in the period of retirement to interest expense. In general, the beneficial conversion feature is measured by comparing the effective conversion price, after considering the relative value of detachable instruments included in the financing transaction, if any, to the fair value of the common shares at the commitment date to be received upon conversion.

F-21

Fair Value of Financial Instruments – The Company measures its financial assets and liabilities in accordance with the requirements of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 820, “Fair Value Measurements and Disclosures”. ASC 820 clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

Level 1 – Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis. Level 1 primarily consists of financial instruments such as exchange-traded derivatives, marketable securities and listed equities.

Level 2 – Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reported date and includes those financial instruments that are valued using models or other valuation methodologies. These models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value, volatility factors, and current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Substantially all of these assumptions are observable in the marketplace throughout the full term of the instrument, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace. Instruments in this category generally include non-exchange-traded derivatives such as commodity swaps, interest rate swaps, options and collars.

Level 3 – Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value.

The Company does not have any assets or liabilities that are required to be measured and recorded at fair value on a recurring basis.

The carrying amounts of cash, accounts receivable, accounts payable, accrued liabilities and short-term debt approximate fair value because of the short-term nature of these instruments. The carrying amount of long-term debt approximates fair value because the debt is based on current rates at which the Company could borrow funds with similar maturities.

Goodwill – The Company accounts for goodwill and intangible assets in accordance with ASC 350 “Intangibles Goodwill and Other”. ASC 350 requires that goodwill and other intangibles with indefinite lives be tested for impairment annually or on an interim basis if events or circumstances indicate that the fair value of an asset is more likely than not has decreased below its carrying value. The Company performed impairment analysis using the quantitative analysis under ASC 350-20 and because of declining revenues and operating losses an impairment of goodwill was recognized as of December 31, 2021 and 2020, was $0 and $725,973, respectively.

Revenue Recognition – In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update No. 2014-09 (Topic 606) “Revenue from Contracts with Customers.” Topic 606 supersedes the revenue recognition requirements in Accounting Standards Codification Topic 605, “Revenue Recognition”, and requires entities to recognize revenue when they transfer control of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. The Company adopted ASU 2014-09 using the modified retrospective approach effective January 1, 2018, under which prior periods were not retrospectively adjusted. The adoption of Topic 606 did not have a material impact on the Company’s consolidated financial statements, including the presentation of revenues in the Company’s Consolidated Statements of Operations.

F-22

Trxade, Inc. provides an online website service, a buying and selling marketplace for licensed Pharmaceutical Wholesalers to sell products and services to licensed Pharmacies. The Company charges Suppliers a transaction fee, a percentage of the purchase price of the Prescription Drugs and other products sold through its website service. The fulfillment of confirmed orders, including delivery and shipment of Prescription Drugs and other products, is the responsibility of the Supplier and not of the Company. The Company holds no inventory and assumes no responsibility for the shipment or delivery of any products or services from the Company’s website. The Company considers itself an agent for this revenue stream and as such, reports revenue as net. Step One: Identify the contract with the customer – Trxade, Inc.’s Terms and Use Agreement is acknowledged between the Wholesaler and Trxade, Inc. which outlines the terms and conditions. The collection is probable based on the credit evaluation of the Wholesaler. Step Two: Identify the performance obligations in the contract – The Company provides to the Supplier access to the online website, uploading of catalogs of products and Dashboard access to review status of inventory posted and processed orders. The Agreement requires the supplier to provide a catalog of pharmaceuticals for posting on the platform, deliver the pharmaceuticals and upon shipment remit the stated platform fee. Step Three: Determine the transaction price – The Fee Agreement outlines the fee based on the type of product, generic, brand or non-drug. There are no discounts for volume of transactions or early payment of invoices. Step Four: Allocate the transaction price – The Fee Agreement outlines the fee. There is no difference between contract price and “stand-alone selling price”. Step Five: Recognize revenue when or as the entity satisfies a performance obligation – Revenue is recognized the day the order has been processed by the Supplier.

Integra Pharma Solutions, LLC is a licensed wholesaler and sells to licensed pharmacies brand, generic and non-drug products. The Company takes orders for product and creates invoices for each order and recognizes revenue at the time the Customer receives the product. Customer returns are not material. Step One: Identify the contract with the customer – The Company requires that an application and a credit card for payment is completed by the Customer prior to the first order. Each transaction is evidenced by an order form sent by the customer and an invoice for the product is sent by the Compan ecurity nllection is probable based on the application and credit card information provided prior to the first order. Step Two: Identify the performance obligations in the contract – Each order is distinct and evidenced by the shipping order and invoice. Step Three: Determine the transaction price – The consideration is variable if product is returned. The variability is determined based on the return policy of the product manufacturer. There are no sales or volume discounts. The transaction price is determined at the time of the order evidenced by the invoice. Step Four: Allocate the transaction price – There is no difference between contract price and “stand-alone selling price”. Step Five: Recognize revenue when or as the entity satisfies a performance obli–ation - The Revenue is recognized when the Customer receives the product.

Community Specialty Pharmacy, LLC is in the retail pharmacy business. The Company fills prescriptions for drugs written by a doctor and recognizes revenue at the time the patient confirms delivery of the prescription. Customer returns are not material. Step One: Identify the contract with the customer – The prescription is written by a doctor for a customer and delivered to the Company. The prescription identifies the performance obligations in the contract. The Company fills the prescription and delivers to the Customer the prescription, fulfilling the contract. The collection is probable because there is confirmation that the customer has insurance for the reimbursement to the Company prior to filling of the prescription. Step Two: Identify the performance obligations in the contract – Each prescription is distinct to the Customer. Step Three: Determine the transaction price – The consideration is not variable. The transaction price is determined to be the price of the prescription at the time of delivery which considers the expected reimbursements from third party payors (e.g., pharmacy benefit managers, insurance companies and government agencies). Step Four: Allocate the transaction price – The price of the prescription invoiced represents the expected amount of reimbursement from third party payors. There is no difference between contract price and “stand-alone selling price”. Step Five: Recognize revenue when or as the entity satisfies a performance obligation – Revenue is recognized upon the delivery of the prescription.

Cost of Goods Sold – The Company recognized cost of goods sold from activities in Integra Pharma Solutions, LLC and Community Specialty Pharmacy, LLC.

Stock-Based Compensation – The Company accounts for stock-based compensation to employees in accordance with ASC 718, “Compensation-Stock Compensation”. ASC 718 requires companies to measure the cost of employee services received in exchange for an award of equity instruments, including stock options, based on the grant date fair value of the award and to recognize it as compensation expense over the period the employee is required to provide service in exchange for the award, usually the vesting period. Stock option forfeitures are recognized at the date of employee termination. Effective January 1, 2019, the Company adopted ASU 2018-07 for the accounting of share-based payments granted to non-employees for goods and services.

F-23

Income Taxes – The Company accounts for income taxes utilizing ASC 740, “Income Taxes” (SFAS No. 109). ASC 740 requires the measurement of deferred tax assets for deductible temporary differences and operating loss carry forwards, and of deferred tax liabilities for taxable temporary differences. Measurement of current and deferred tax liabilities and assets is based on provisions of enacted tax law. The effects of future changes in tax rates are not included in the measurement. The Company recognizes the amount of taxes payable or refundable for the current year and recognizes deferred tax liabilities and assets for the expected future tax consequences of events and transactions that have been recognized in the Company’s financial statements or tax returns. The Company currently has substantial net operating loss carry forwards. The Company has recorded a 100% valuation allowance against net deferred tax assets due to uncertainty of their ultimate realization. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Tax years from 2018 forward are open to examination by the Internal Revenue Service.

Equity Investments – If the investments are less than 50% owned and more than 20% owned, the entities use the equity method of accounting in accordance with ASC 323-10 Investments – Equity Method and Joint Ventures.

The share of income (loss) of such entities is recorded as a single amount as share in equity income (loss) of investments. Dividends, if any, are recorded as a reduction of the investment.

The Company had no equity investment for the year ended December 31, 2021.

Income (loss) Per Share – Basic net income (loss) per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted net loss per common share is computed similar to basic net loss per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. The dilutive effect of the Company’s options and warrants is computed using the treasury stock method. As of December 31, 2021, we had 44,535 outstanding warrants to purchase shares of common stock and 410,964 options to purchase shares of common stock.

The following table sets forth the computation of basic and diluted income (loss) per common share for the years ended December 31, 2021, and 2020:

	December 31, 2021	December 31, 2020
Numerator:
Net Income (Loss)	$(5,315,883)	$(2,536,051)

Numerator for basic and dilut–d EPS - income (loss) available to common Shareholders	$(5,315,883)	$(2,536,051)

Denominator:
Denominator for basic and diluted EPS – Weighted average shares	8,136,740	7,705,620
Basic Income (Loss) per common share	$(0.65)	$(0.33)

Concentration of Credit Risks and Major Cus–omers - Financial instruments that potentially subject the Company to credit risk consist principally of cash and cash equivalents and receivables. The Company places its cash and cash equivalents with financial institutions. Deposits are insured to Federal Deposit Insurance Corp limits. The amount of cash not insured by the FDIC as of December 31, 2021, is $2,332,137.

During the years ended December 31, 2021, no sales to customers represented greater than 10% of revenue.

Recent Accounting Pronouncements – The Company has implemented all new relevant accounting pronouncements that are in effect through the date of these financial statements. The pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its consolidated financial position or results of operations.

Effective January 1, 2019, the Company adopted ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”) using the required modified retrospective approach. The most significant changes under the new guidance include clarification of the definition of a lease, and the requirements for lessees to recognize a Right of Use (“ROU”) asset and a lease liability for all qualifying leases with terms longer than twelve months in the consolidated balance sheet. In addition, under Topic 842, additional disclosures are required to meet the objective of enabling users of financial statements to assess the amount, timing and uncertainty of cash flows arising from leases. See Note 10 – Leases, below for more detail on the Company’s accounting with respect to leases.

F-24

Effective January 1, 2019, the Company adopted ASU No. 2018-07, Compensation – Stock Based Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting (“ASU 2018-7”), which aligns accounting for share-based payments issued to nonemployees to that of employees under the existing guidance of Topic 718, with certain exceptions. This update supersedes previous guidance for equity-based payments to nonemployees under Subtopic 505-50, Equity – Equity-Based Payments to Non-Employees. The adoption of ASU 2018-07 did not have a material impact on the Company’s consolidated financial statements.

Recently Issued Accounting Pronouncements Not Yet A–opted - In June 2016, the FASB issued ASU No. 2016-13, “Financial Instr–ments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” (“ASU 2016-13”). ASU 2016-13 requires financial assets measured at amortized cost to be presented at the net amount expected to be collected. The measurement of expected credit losses is based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amounts. An entity must use judgment in determining the relevant information and estimation methods that are appropriate in its circumstances. ASU 2016-13 is effective for annual reporting periods beginning after December 15, 2019, including interim periods within those fiscal years, and a modified retrospective approach is required, with a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective. In November of 2019, the FASB issued ASU 2019-10, which delayed the implementation of ASU 2016-13 to fiscal years beginning after December 15, 2022, for smaller reporting companies.

The Company does not expect the adoption of this new accounting guidance to have a material impact on its financial position, results of operations, or cash flows.

NOTE 3 – SHORT-TERM DEBT AND RELATED PARTIES DEBT

Related Party Promissory Notes

In October 2018, in connection with the acquisition of Community Specialty Pharmacy, LLC, a $300,000 promissory note was issued to Nikul Panchal, a non-executive officer of the Company, accruing simple interest at the rate of 10% per annum, payable annually, and having a maturity date on October 15, 2021. In October 2019, $75,000 of the note was converted into 25,000 common shares at $3.00 per share, leaving $225,000 of principal owed under the promissory note. There was a loss recognized on this conversion of $76,500. In September 2021, the promissory note was paid in full.

At December 31, 2021 and 2020, total related party debt was $0 and $225,000, respectively.

NOTE 4 – STOCKHOLDERS’ EQUITY

In August 2021, warrants to purchase 5,000 shares of common stock were granted with an exercise price of $3.00 per share, and were exercised at $3.00 per share; the Company issued 5,000 shares of common stock, and $15,000 in proceeds were received in connection with such exercise.

2020 Equity Compensation Awards

On April 14, 2020, the Compensation Committee approved the grant of (a) 5,000 shares of restricted common stock to the Company’s legal counsel; and (b) 12,500 shares of restricted common stock to Howard A. Doss, the Company’s Chief Financial Officer, which shares vested at the rate of ¼th of such shares on July 1 and October 1, 2020, and January 1 and April 1, 2021. The shares have a fair value of $107,100 and the Company recognized stock-based compensation expense of $53,550 for the twelve months ended December 31, 2021.

On April 14, 2020, the then three independent members of the Board of Directors (Mr. Donald G. Fell, Dr. Pamela Tenaerts, and Mr. Michael L. Peterson), were each awarded 8,987 shares of restricted stock, which vested at the rate of ¼th of such shares on July 1 and October 1, 2020, and January 1 and April 1, 2021. The shares have a fair value of $165,000 and the Company recognized stock-based compensation expense of $82,501 for the twelve months ended December 31, 2021.

F-25

2021 Equity Compensation Awards

On April 15, 2021, the Board of Directors, with the recommendation of the Compensation Committee, approved the grant of options to purchase an aggregate of 17,500 shares of our common stock to certain employees of the Company, in consideration for services to be rendered by such individuals through 2025. The options vest at the rate of ¼th of such options per year, on the first, second, third and fourth anniversaries of the grant date, subject to such option holders continuing to provide services to the Company on such dates, subject to the terms of the Company’s Second Amended and Restated 2019 Equity Incentive Plan (the “Plan”) and the option agreements entered into evidence such grants. The options were granted pursuant to, and are subject to, the Plan, and have a term of five years from the grant date. The options have an exercise price of $4.76 per share, the closing price of the Company’s common stock on the date of the grant of such options.

In connection with and pursuant to the independent director compensation policy previously adopted by the Board of Directors, on April 15, 2021, the then three independent members of the Board of Directors (Mr. Donald G. Fell, Dr. Pamela Tenaerts, and Mr. Michael L. Peterson), were each awarded 10,721 shares of restricted stock, valued at $55,000 ($5.13 per share) based on the closing sales price of the Company’s common stock on the Nasdaq Capital Market on the effective date of the grant, April 1, 2021, which vest at the rate of ¼th of such shares on July 1 and October 1, 2021 and January 1 and April 1, 2022, subject to such persons continuing to provide services to the Company on such dates, subject to the terms of the Plan and the Restricted Stock Grant Agreements entered into as evidence of such awards. The shares have a fair value of $165,000 and the Company recognized stock-based compensation expense of $68,750 for the twelve months ended December 31, 2021. Common Shares totaling 16,082 were cancelled on May 27, 2021, when the director services of Mr. Peterson and Ms. Tenaerts were terminated.

The Board of Directors of the Company, on May 27, 2021, confirmed the vesting of 2,680 shares of common stock previously issued to each of Michael L. Peterson and Dr. Pamela Tenaerts on July 1, 2021, which were subject to forfeiture subject to such persons continued service on the Board of Directors prior to the vesting date.

In connection with and pursuant to the independent director compensation policy previously adopted by the Board of Directors, on May 27, 2021, the Board of Directors awarded Charles L. Pope, and Christine L. Jennings, each independent members of the Board of Directors appointed to the Board of Directors on May 27, 2021, 10,912 shares of restricted stock each, valued at $41,250 each ($3.78 per share) based on the closing sales price of the Company’s common stock on the Nasdaq Capital Market on the effective date of the grant, May 27, 2021, which vested at the rate of 1/3rd of such shares on October 1, 2021 and January 1, with the last tranche thereof vesting on April 1, 2022, subject to such persons continuing to provide services to the Company on such date. The Company recognized stock-based compensation expense of $64,167 for the twelve months ended December 31, 2021.

Employment Agreement with Suren Ajjarapu, Chief Executive Officer

In connection with our employment agreement with Mr. Suren Ajjarapu, our Chief Executive Officer, no stock or other equity compensation was granted for the year ended December 31, 2021.

Stock Repurchase Program

On May 27, 2021, the Board of Directors of the Company authorized and approved a stock repurchase program for up to $1 million of the currently outstanding shares of the Company’s common stock. There is no time frame for the repurchase program, and such program will remain in place until a maximum of $1.0 million of the Company’s common stock has been repurchased or until such program is suspended or discontinued by the Board of Directors.

At the Market Offering

On August 5, 2021, our Board of Directors paused the Stock Repurchase Program until the “at-the-market” offering (discussed below) was complete.

F-26

On August 6, 2021, the Company entered into an Equity Distribution Agreement, relating to an “at-the-market” offering for the sale of up to $9 million in shares of the common stock under which EF Hutton, division of Benchmark Investments, LLC, the distribution agent, could sell the offering shares in public market transactions reported on the consolidated tape or privately negotiated transactions which could include block trades pursuant to and in connection with the Company’s previously filed Form S-3 Shelf Registration Statement filed with the Securities and Exchange Commission on August 28, 2020 and declared effective by the Commission on September 3, 2020 (File Number: 333-248473) and the Prospectus Supplement was filed with the Commission under Rule 424(b)(5) dated August 6, 2021 (the “ATM Program”).

Effective on November 30, 2021, the Company provided the distribution agent notice of the termination of the Equity Distribution Agreement and the ATM Program (each of which were terminated effective December 5, 2021, pursuant to the terms of the Equity Distribution Agreement), and as a result, $128,000 of deferring offering costs were recognized.

No shares of common stock were sold pursuant to the “at-the-market” offering prior to the termination date.

Continuation of the Stock Repurchase Program

On December 10, 2021, the Board of Directors authorized and approved the resumption of the Company’s prior share repurchase program. The share repurchase program as approved by the Board of Directors on December 10, 2021, modified the prior repurchase program to allow for the repurchase of up to 100,000 of the currently outstanding shares of the Company’s common stock. There is no time frame for the repurchase program, and such program will remain in place until a maximum of 100,000 shares of the Company’s common stock has been repurchased or until such program is discontinued by the Board of Directors.

As of December 31, 2021, no shares have been repurchased.

NOTE 5 - WARRANTS

In 2021, warrants to purchase 5,000 shares of common stock were granted, 5,000 were exercised, and warrants to purchase 38,216 shares of common stock expired and were forfeited. See Note 4 – Stockholders’ Equity.

For the twelve-month period ended December 31, 2021, warrants to purchase 5,000 shares of common stock were exercised, resulting in proceeds of $15,000.

The Company uses the Black-Scholes pricing model to estimate the fair value of stock-based awards on the date of the grant. The compensation cost related to the warrants granted was $0 and $21,640 for the year ended December 31, 2021, and 2020, respectively.

The following table summarizes the assumptions used to estimate the fair value of the warrants granted during the years ended December 31, 2021 and 2020.

	2021	2020
Expected dividend yield	0%	0%
Weighted-average expected volatility	217%	217%
Weighted-average risk-free interest rate	2.75%	2.75%
Expected life of warrants	5 years	5 years

F-27

The Company’s outstanding and exercisable warrants as of December 31, 2021 and 2020 are presented below:

	Number Outstanding	Weighted Average Exercise Price	Contractual Life in Years	Intrinsic Value
Warrants Outstanding as of December 31, 2019	524,480	$0.42	2.39	$3,273,897
Warrants granted	5,000	$0.06	5.00	-
Warrants forfeited	(33,336)	$2.30	-	-
Warrants exercised	(413,393)	$0.09	-	-

Warrants Outstanding as of December 31, 2020	82,751	$1.33	2.73	$352,951
Warrants granted	5,000	$3.00	1.48	-
Warrants forfeited	(38,216)	$2.51	-	-
Warrants exercised	(5,000)	$3.00	-	-

Warrants Outstanding as of December 31, 2021	44,535	$0.32	0.95	$208,078
Warrants Exercisable as of December 31, 2021	44,535	$0.32	0.95	$208,078

NOTE 6 - OPTIONS

The Company maintains stock option plans under which certain employees are awarded option grants based on a combination of performance and tenure. The stock option plans provide for the grant of up to 2,333,333 shares, and the Company’s Second Amended and Restated 2019 Equity Incentive Plan provides for automatic increases in the number of shares available under such plan (currently 2,000,000 shares) on April 1st of each calendar year, beginning in 2021 and ending in 2029 (each a “Date of Determination”), in each case subject to the approval and determination of the administrator of the plan (the Board of Directors or Compensation Committee) on or prior to the applicable Date of Determination, equal to the lesser of (A) ten percent (10%) of the total shares of common stock of the Company outstanding on the last day of the immediately preceding fiscal year and (B) such smaller number of shares as determined by the administrator, provided that not more than 25 million shares of common stock may be issued pursuant to the exercise of incentive stock options pursuant to the plan. The administrator did not approve an increase in the number of shares covered under the plan as of April 1, 2021.

For 2021, options to purchase 36,700 shares of common stock were granted, 30,353 were exercised, 21,200 were forfeited, and none expired. The options granted during the period vest over a four-year period, the average exercise price was $4.86 per share and the options have a term of 5 years.

For the twelve-month period ended December 31, 2021, options to purchase 30,353 shares of common stock were exercised, resulting in proceeds of $1,821.

Under the Black-Scholes option price model, fair value of the options granted in 2021 and 2020 were $168,008 and $557,308, respectively.

The Company uses the Black-Scholes option pricing model to estimate the fair value of stock-based awards on the date of grant. The following table summarizes the assumptions used to estimate the fair value of stock options granted during the years ended December 31, 2021 and 2020:

	2021	2020
Expected dividend yield	0%	0%
Weighted-average expected volatility	102-207%	133-236%
Weighted-average risk-free interest rate	0.25%	0.25%
Expected life of options	5 years	5-7 years

F-28

Total compensation cost related to stock options was $187,273 and $448,404 for the years ended December 31, 2021 and 2020, respectively. As of December 31, 2021, there was $135,118 of unrecognized compensation costs related to stock options, which is expected to be recognized over a weighted average period of 5 years. The following table represents stock option activity for the two years ended December 31, 2021:

	Number Outstanding	Weighted Average Exercise Price	Contractual Life in Years	Intrinsic Value
Options Outstanding as of December 31, 2019	346,998	$4.39	6.77	$817,220
Options Exercisable as of December 31, 2019	207,485	$5.29	5.53	314,338
Options granted	94,154	4.42	3.97
Options forfeited	(15,168)	3.18	7.12
Options expired	-	-	-	-
Options exercised	(167)	3.00	-	-

Options Outstanding as of December 31, 2020	425,817	$4.44	5.33	$597,322
Options Exercisable as of December 31, 2020	282,167	$4.52	4.56	$384,226
Options granted	36,700	5.74	4.19	-
Options forfeited	(21,200)	6.45	4.11	-
Options expired	-	-	-	-
Options exercised	(30,353)	0.06	-	-

Options Outstanding as of December 31, 2021	410,964	$4.78	4.67	$368,417
Options Exercisable as of December 31, 2021	302,191	$4.88	4.38	$257,186

NOTE 7 – INCOME TAXES

On December 22, 2017, H.R. 1, originally known as the Tax Cuts and Jobs Act, (the “Tax Act”) was enacted. Among the significant changes to the U.S. Internal Revenue Code, the Tax Act lowers the U.S. federal corporate income tax rate (“Federal Tax Rate”) from 35% to 21% effective January 1, 2018.

The statutory tax rate is the percentage imposed by law; the effective tax rate is the percentage of income actually paid by a company after considering tax deductions, exemptions, credits and operating loss carry forwards.

At December 31, 2021 and 2020 deferred tax assets consist of the following:

	December 31, 2021	December 31, 2020
Federal loss carryforwards	$2,347,266	$1,309,534
Less: valuation allowance	(2,347,266)	(1,309,534)
	$-	$-

The Company has established a valuation allowance equal to the full amount of the deferred tax asset primarily due to uncertainty in the utilization of the net operating loss carry forwards.

The estimated net operating loss carry forwards of approximately $10,462,828 will be available based on the new carryover rules in section 172(a) passed with the Tax Cuts and Jobs Acts.

NOTE 8 – OTHER RECEIVABLES

In July 2020, the Company’s wholly-owned subsidiary, Integra, entered into an agreement with Studebaker Defense Group, LLC (“Studebaker”) wherein Integra would pay Studebaker a down payment of $500,000 and Studebaker would deliver 180,000 boxes of nitrile gloves by August 14, 2020. Integra wired the $500,000 to Studebaker, but to date, Studebaker has not delivered the gloves or provided a refund of the deposit. On December 31, 2020, we filed a complaint against Studebaker in Florida state court, Case No. 20-CA-010118 in the Circuit Court for the Thirteenth Judicial Circuit in Hillsborough County, for among other things, breach of contract. On January 29, 2021, Integra Pharma Solutions filed a motion for clerk’s default against Studebaker. On February 2, 2021, the clerk of court issued default against Studebaker. On March 4, 2021, Integra Pharma Solutions filed a motion for final default judgment against Studebaker. On March 22, 2021, counsel for Studebaker filed a notice of appearance in the case. On March 24, Studebaker filed a response in opposition to the motion for final judgment, and on March 25, 2021, Studebaker filed a motion to dismiss the case. On May 14, 2021, the Court denied Integra’s motion for final default judgment, granted Studebaker’s motion to set aside the clerk’s default, and denied Studebaker’s motion to dismiss. An amended answer and affirmative defenses were filed by Studebaker on October 14, 2021. Integra’s motion to strike the affirmative defenses, or in the alternative, motion for more definite statement is scheduled for hearing on April 27, 2022. We have also scheduled the deposition of Studebaker’s corporate representative on April 12, 2022, and moved to compel better answers to outstanding discovery. The litigation remains pending and is in the discovery phase. Integra remains confident it can successfully prosecute its claims against Studebaker on the merit. On June 30, 2021, the $500,000 was recorded as Loss on Inventory Investment.

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In August 2020, Integra, entered into an agreement with Sandwave Group Dsn Bhd (“Sandwave”), wherein Integra would pay Sandwave a down payment of $581,250 and Sandwave’s supplier, Crecom Burj Group SDN BHD (“Crecom”), would deliver 150,000 boxes of nitrile gloves within 45 days. Integra wired the $581,250 to Sandwave, which in turn wired the purchase price to Crecom, which Crecom accepted; however, to date, Crecom has not delivered the nitrile gloves. Integra demanded return of its $581,250 and Crecom has acknowledged that Integra is entitled to a refund, but to date Crecom has failed to return Integra’s money. In February 2021, Integra filed a complaint against Crecom in Malaysia: Case No. WA-22NCC-55-02/2021 in the High Court of Malaysia at Kuala Lumpur in the Federal Territory, Malaysia for the Malaysian equivalent of breach of contract. Crecom filed an appearance on March 1, 2021. In April 2021, an Application for Summary Judgment was filed with the court, and on May 25, 2021, the Court extracted the sealed application, and a copy thereof was served on Crecom’s attorneys and Crecom, 14 days later, filed an Affidavit in Reply with the court alleging that there are issues to be tried and that this case must go to a full trial. On June 28, 2021, the court directed both parties to file their written submissions/arguments in relation to the application for summary judgment on or before July 12, 2021, and scheduled a hearing thereon for August 26, 2021. At the final hearing on October 18th, the ruling for the summary judgment was denied and a trial date is pending. The Company believes that it will prevail in the lawsuit filed; but the steps to enforce a judgment in Malaysia, if any, may be cumbersome, time consuming or costly. The Company cannot determine the timing of the judgment, nor the amount ultimately collected. At June 30, 2021, the $581,250 was recorded as Loss on Inventory Investment.

On November 19, 2021, Integra filed a complaint against GSG PPE, LLC (“GSG”) and Gary Waxman (“Waxman”), the owner, alleging three counts of breach of contract for a purchase agreement, a promissory note, and a personal guaranty. Collectively, the company alleges that GSG and Waxman have materially breached all three contracts. In late 2020, GSG and Integra executed a valid initial contract setting the terms of a business transaction. GSG failed to pay Integra approximately 75% of the amount owed to Integra. GSG acknowledged it owed the money and executed a promissory note in favor of Integra in the amount of $630,000 which matured on September 30, 2021. The note provides for attorney fees and interest in addition to the $630,000. Waxman’s personal guaranty confirmed that GSG owed Integra $630,000. Integra has propounded discovery and plans to file a motion for summary judgment on all three counts of breach of contract shortly after this filing. The company believes that the facts of the case are favorable to Integra, but the outcome of the summary judgment hearing is unknown. On September 30, 2021, the $630,000 was recorded as Bad Debt Expense.

NOTE 9 - CONTINGENCIES

Jain, et al., v. Memantine, et al.

In January 2020, we became aware of a complaint filed by Jitendra Jain, Manish Arora, Scariy Kumaramangalam, Harsh Datta and Balvant Arora (collectively, plaintiffs), against our wholly-owned subsidiary, Trxade, Inc. and our Chief Executive Officer, Suren Ajjarapu as well as certain unrelated persons, Annapurna Gundlapalli, Gajan Mahendiran and Nexgen Memantine (collectively, defendants), in the Circuit Court of Madison County, Alabama (Case:47-CV-2019-902216.00). The complaint alleged causes of actions against the defendants including fraud in the inducement, relating to certain investments alleged to have been made by plaintiffs in Nexgen Memantine, breach of fiduciary duty, conversion and voidable transactions. The complaint related to cIrtain investments alleged made by the plaintiffs in Nexgen Memantine and certain alleged fraudulent transfers of assets and funds alleged to have been taken by the defendants which are unrelated to the Company.

On May 14, 2021, Plaintiffs filed a second amended complaint against the defendants. The second amended complaint alleges causes of action against the defendants including securities fraud, breach of fiduciary duty, violation of the Florida RICO Act, and breach of contract. The operative complaint relates to certain investments alleged to have been made by the plaintiffs in Nexgen Memantine and certain alleged transfers of assets and funds alleged to have been taken by the defendants which are unrelated to the Company. The amended complaint seeks injunctive relief, $425,000 in compensatory damages, treble damages, punitive damages, and fees and costs

In February 2022, A settlement as to Suren Ajjarapu, Annapurna Gundlapalli and Trxade Group has been reached and signed. This settlement involves no admission of liability and a full and complete release of all actions after a lump-sum payment of $225,000 is made. Because the complaint purports to be a derivative action, court approval is required. A hearing was held on the request to approve the settlement, and changes were made at the instruction of the court which should lead to it being approved by the court. The settlement has been fully funded and the money transferred to the attorneys for the $225,000.

A settlement has also been reached regarding defendant Nexgen Memantine, Inc., to which defendant Gajan Mahendiran has objected because of some of the factual recitations. This dispute is before a court-appointed mediator and should not prevent the Ajjarapu/Trxade settlement from being approved, but this is causing some delay. Mahendiran, Ajjarapu, Gundlapalli and Trxade have agreed to move the Court to dismiss all counter and crossclaims that were filed between the defendants in this matter and will do so once the Court approves the settlement. Because the suit against Gajan Mahendiran remains active, it is possible that Trxade may incur future expenses related to its employees being called as witnesses by either or both of the sides. However, it is expected that all liability issues will be resolved once the settlement is finally approved.

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NOTE 10 – LEASES

The Company elected the practical expedient under ASU 2018-11 “Leases: Targeted Improvements” which allows the Company to apply the transition provision for Topic 842 at the Company’s adoption date instead of at the earliest comparative period presented in the financial statements. Therefore, the Company recognized and measured leases existing at January 1, 2019, but without retrospective application. In addition, the Company elected the optional practical expedient permitted under the transition guidance which allows the Company to carry forward the historical accounting treatment for existing leases upon adoption. No impact was recorded to the beginning retained earnings for Topic 842. The Company has two operating leases for corporate offices. The following table outlines the details of such leases:

	Lease 1	Lease 2
Initial Lease Term	January 2021 to December 2021	November 2018 to November 2023
Renewal Lease Term	-	November 2023 to November 2028
New Initial Lease Term	January 2022 to December 2026	-
New Renewal Lease Term	January 2027 to December 2031	-
Initial Recognition of Right to use assets at January 1, 2019	$534,140	$313,301
New Initial Recognition of Right to use Assets at December 31, 2021	$977,220	$-
Incremental Borrowing Rate	10%	10%

The Company entered into a new corporate office lease (Lease 1) on January 2022. The Company determined that entering into the new lease required remeasurement of the lease liability resulting in the increase of the right-of-use asset and the associated lease liability by $977,220. The new lease is still classified as an operating lease.

The table below reconciles the fixed component of the undiscounted cash flows for each of the first five years and the total remaining years to the operating lease liabilities recorded in the Consolidated Balance Sheet as of December 31, 2021.

Amounts due within twelve months of December 31
2022	$294,932
2023	293,683
2024	302,494
2025	311,569
2026	320,916
Thereafter	105,531
Total minimum lease payments	1,629,125
Less: effect of discounting	(380,599)
Present value of future minimum lease payments	1,248,526
Less: current obligations under leases	178,561
Long-term lease obligations	$1,069,965

For the years ended December 31, 2021, and 2020, amortization of assets was $131,558 and 97,020, respectively.

For the years ended December 31, 2021, and 2020, operating lease liabilities paid was $131,153 and 97,033, respectively.

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NOTE 11 – SEGMENT REPORTING

The Company classifies its business interests into reportable segments which are Trxade, Inc., Community Specialty Pharmacy, LLC, Integra Pharma, LLC and Other (Unallocated). Operating segments are defined as the components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision makers in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision makers direct the allocation of resources to operating segments based on the profitability, cash flows, and growth opportunities of each respective segment.

Year Ended December 31, 2021	Trxade, Inc.	Community Specialty Pharmacy, LLC	Integra Pharma, LLC	Unallocated	Total
Revenue	$4,924,015	$1,652,841	$3,250,561	$62,016	$9,889,433
Gross Profit	$4,921,084	$156,785	$(393,582)	$61,678	$4,745,965
Segment Assets	$2,273,330	$(431,593)	$565,619	$3,358,808	$5,766,164
Segment Profit/Loss	$1,977,938	$(128,563)	$(2,749,028)	$(4,416,230)	$(5,315,883)

Year Ended December 31, 2020	Trxade, Inc.	Community Specialty Pharmacy, LLC	Integra Pharma, LLC	Unallocated	Total
Revenue	$5,546,746	$1,653,924	$9,877,067	$44,783	$17,122,520
Gross Profit	$5,546,746	107,771	8,374	$44,431	$5,707,322
Segment Assets	$2,076,934	$(457,784)	2,698,357	$5,475,195	$9,792,702
Segment Profit/Loss	$3,309,128	$(900,427)	$(531,092)	$(4,413,660)	$(2,536,051)

NOTE 12 – SUBSEQUENT EVENTS

STOCKHOLDERS’ EQUITY

In January 2022, warrants to purchase 14,584 shares of common stock were exercised with an exercise price of $0.06 per share; the Company issued 14,584 shares of common stock, and $875 in proceeds were received in connection with such exercise.

ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT – EXCHANGE HEALTH, LLC

On February 15, 2022, the Company entered into a relationship with Exchange Health, LLC, a technology company providing an online platform for manufacturers and suppliers to sell and purchase pharmaceuticals (“Exchange Health”). SOSRx LLC, a Delaware limited liability company (“SOSRx”), was formed, which is owned 51% by the Company and 49% by Exchange Health.

On February 15, 2022, the Company contributed cash to SOSRx in the amount of $325,000, issued a promissory note to SOSRx in the amount of $500,000, which was immediately assigned to Exchange Health (the “Promissory Note”), and agreed to make an earn out payment of up to $400,000, payable, at the Company’s discretion, in cash or common stock of the Company, based on SOSRx achieving certain revenue targets of SOSRx as discussed below (the “Earn Out Payments”); and entered into a Distribution Services Agreement with SOSRx (the “Distribution Agreement”).

The Earn Out Payments require the Company to pay (a) $25,000 to Exchange Health if total revenue for SOSRx are over $0.7 million, and $25,000 to Exchange Health if total EBITDA is over $0.5 million, for fiscal year ending 2022; (b) $87,500 to Exchange Health if total revenue for SOSRx is over $3.3 million, and $87,500 to Exchange Health if total EBITDA is over $2.95 million, for fiscal year ending 2023; and (c) $87,500 to Exchange Health if total revenue for SOSRx is over $5.7 million, and $87,500 to Exchange Health if total EBITDA is over $4.9 million, for fiscal year ending 2024, provided that certain amounts will be payable in the event at least 95% of such milestones are met, and such payments will be grossed up or down by up to 5% of such amounts, if such milestone amounts are between 95% and 105% of the required thresholds. At the Company’s option, the Earn Out Payments may be paid in cash or shares of common stock, valued at the then current trading price of the Company’s common stock. If one year’s milestones are not achieved, no earnout will be payable for that year and those earn out payments will not be eligible to be earned in any other year.

Exchange Health contributed certain property, contracts and licenses to SOSRx, having an agreed value of $792,500, in exchange for its 49% membership interest in SOSRx and received a cash payment of $275,000 from SOSRx, LLC, pursuant to a Member Asset Contribution Agreement (the “Asset Contribution Agreement”), also entered into on February 15, 2022.

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Promissory Note

The Promissory Note, which was immediately assigned to Exchange Health, and represents amounts currently due to Exchange Health, bears interest at the rate of the prime rate, plus 2% per annum (currently 5.25% per annum), with (i) one-third of the principal ($166,666.67) and interest payable after one year (on February 15, 2023) and (ii) the remaining two-thirds of principal payable quarterly over the next two years in eight equal installments of $41,666.67, together with any unpaid accrued interest thereupon, at the end of every full fiscal quarter, beginning, June 20, 2023. The Promissory Note may be prepaid by the Company, at its discretion, in whole or in part at any time, without premium or penalty.

Notwithstanding the foregoing, if the Company effectuates a Voluntary Withdrawal (defined below) under the Company Agreement (as discussed below) prior to February 15, 2024 (the “Earn Out Period”), and SOSRx has failed to meet any of the revenue targets required by the Earn Out Payments prior to the expiration of the Earn Out Period, then all remaining amounts of interest and principal not yet due and payable under the Promissory Note shall immediately terminate and all related indebtedness evidenced hereby shall be deemed canceled.

Amounts owed under the Promissory Note are secured by the Company’s membership interests in the SOSRx and are a non-recourse obligation of the Company, secured solely by such membership interests.

In the event that the Company is delinquent to pay when due (whether at maturity, by reason of acceleration or otherwise) any principal of or interest on the Promissory Note, then if such payment is not made within fifteen days of the due date, then Exchange Health may declare an additional interest fee of 2% of the delinquent amount to be due. If the delinquency is thirty days or more late from the due date, then Exchange Health may declare another additional interest fee of 3%, to make a total of 5%, for the delinquent payment.

In the event that we fail to pay when due (whether at maturity, by reason of acceleration or otherwise) any principal of or interest on Promissory Note, then if such payment is not made within sixty days of the due date, then Exchange Health may declare all obligations (including without limitation, outstanding principal and accrued and unpaid interest thereon) under the Promissory Note to be immediately due and payable.

SOSRx Operating Agreement

The rights of the Company and Exchange Health in connection with SOSRx are set forth in the Operating Agreement of SOSRx (the “Operating Agreement”), effective February 15, 2022. Pursuant to the Operating Agreement, SOSRx is to be managed by a management committee consisting of three members, two of which are nominated by the Company, who currently include Suren Ajjarapu, the Company’s Chief Executive Officer and Chairman and Prashant Patel, the Company’s President and director, and one person nominated by Exchange Health. If either the Company or Exchange Health shall ever hold less than 25% of the membership interests of SOSRx, such entity shall forfeit its management appointment rights, and such appointment rights shall be held by such other member which holds over 50% of the membership interests.

The Operating Agreement includes customary transfer restrictions on the SOSRx membership interests, right of first refusal rights upon receipt of a bona fide third party offer for purchase of a member’s membership interest (exercisable first by SOSRx and then the other members), preemptive rights (subject to certain exceptions), tag-along rights, and drag-along rights (applying if any greater than 50% owner desires to transfer their ownership in SOSRx).

Any member of SOSRx has the right to effect a voluntary withdrawal from the Company (a “Voluntary Withdrawal”), provided that such member must give ninety days prior written notice to all other members. Any member who effectuates a Voluntary Withdrawal is not permitted to receive the fair value or any value of the member’s membership interest as of the date of the Voluntary Withdrawal, and may instead effect a Voluntary Withdrawal by forfeiture of its membership interests in SOSRx without compensation or consideration; provided however, that if the Company (a) effectuates a Voluntary Withdrawal prior to February 15, 2024, and (b) SOSRx has failed to meet any of the revenue targets required by the Earn Out Payments prior to the date of withdrawal, then all obligations of the Company under the Earn Out Payments and the Promissory Note shall terminate.

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The Company or its assigns may at any time by written notice to any other member, offer to purchase all (but not less than all) of such other member’s membership interests, which shall be calculated and payable pursuant to a discounted cash flow model. If the buyout is paid to Exchange Health or its successors or assigns, any remaining amounts payable under the Promissory Note become immediately due and payable upon such payment.

The Operating Agreement also provides, that without the prior written approval of the unanimous consent of the management committee, a manager or member may not, directly or indirectly, (a) enter into a business relationship with any other person that is materially adverse to the business of SOSRx or an affiliate of SOSRx, or (b) cause any person to reduce or terminate its relationship with SOSRx or any affiliate of SOSRx. The foregoing covenants apply to each member, and each manager during the period in which each manager is a member.

Distribution Agreement

On February 15, 2022, SOSRx entered into the Distribution Agreement with Integra Pharma Solutions LLC, the Company’s wholly-owned subsidiary (“Integra”). Pursuant to the Distribution Agreement, Integra appoints each SOSRx member an active account for Manufacturer Non-Control (Schedule 2-5 as classified by the US Drug Enforcement Agency) products bought on the SOSRx platform. The agreement remains in effect until December 31, 2023, and renews thereafter on a yearly basis until terminated; which agreement can only be terminated by the non-breaching party, upon the breach of the agreement by a party thereto, with a 30-day cure right. Pursuant to the Distribution Agreement, for each calendar quarter (or portion thereof) during the term, SOSRx agreed to pay Integra a fee equal to 2% of the net price of all purchases of products during such period. Integra also agreed to participate in SOSRx’s annual trade show, once established. Integra made certain representations and warranties in the Distribution Services Agreement, and agreed to indemnify SOSRx against certain damages and losses. The Distribution Services Agreement included customary confidentiality obligations.

Asset Contribution Agreement

On February 15, 2022, Exchange Health entered into a Member Asset Contribution Agreement with SOSRx, pursuant to which it contributed certain assets and assigned certain contracts, relating to software, manufacturers and members, to SOSRx, in consideration for its 49% membership interest in SOSRx. SOSRx did not assume any of Exchange Health’s liabilities or obligations other than the obligations and commitments of Exchange Health arising under the assumed contracts.

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TRXADE HEALTH, INC.

2,663,045 SHARES OF COMMON STOCK

PROSPECTUS

December 2, 2022

Neither we nor the selling stockholder have authorized any dealer, salesperson or other person to give any information or to make any representations not contained in this prospectus or any prospectus supplement. You must not rely on any unauthorized information. This prospectus is not an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. The information in this prospectus is current as of the date of this prospectus. You should not assume that this prospectus is accurate as of any other date.